PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-283805

(Holding company for Marathon Bank)

Up to 1,897,500 Shares of Common Stock

(Subject to Increase to up to 2,182,125 Shares)

Marathon Bancorp, Inc., a Maryland corporation that we refer to as “Marathon Bancorp” throughout this prospectus, is offering shares of common stock for sale on a best-efforts basis in connection with the conversion of Marathon MHC from the mutual holding company to the stock holding company form of organization, effected by the merger of Marathon MHC with and into Marathon Bancorp. The shares we are offering represent the majority ownership interest in Marathon Bancorp currently owned by Marathon MHC, a Wisconsin-chartered mutual holding company. Marathon Bancorp’s common stock currently trades on the Pink Open Market operated by OTC Markets Group under the symbol “MBBC.” Upon completion of the conversion, we expect the shares of Marathon Bancorp common stock will trade on the Nasdaq Capital Market under the symbol “MBBC.” We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

The shares of common stock are first being offered for sale in a subscription offering to eligible members of Marathon MHC (i.e., eligible depositors of Marathon Bank, a Wisconsin-chartered savings bank) and to tax-qualified employee benefit plans of Marathon Bank. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given first to residents of the communities served by Marathon Bank. Any shares of common stock not purchased in the subscription or community offerings may be offered for sale to the public through a syndicate of broker-dealers, referred to in this prospectus as the syndicated community offering. The syndicated community offering may commence before the subscription and community offerings (including any extensions) have expired. However, no shares purchased in the subscription offering or the community offering will be issued until the completion of any syndicated community offering. We may sell up to 2,182,125 shares of common stock because of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 1,402,500 shares to complete the offering.

In addition to the shares we are selling in the offering, the shares of common stock of Marathon Bancorp currently owned by public stockholders will be exchanged for shares of common stock of Marathon Bancorp based on an exchange ratio that will result in existing public stockholders owning approximately the same percentage of common stock of Marathon Bancorp as they owned immediately before the completion of the conversion. We expect to issue up to 1,608,142 shares in the exchange.

The minimum purchase order is 25 shares. Generally, the maximum number of shares of common stock that can be ordered by any person, either individually or together with an associate or group of persons acting in concert, is 60,000 shares ($600,000) of common stock in all categories of the offering combined.

The subscription offering will expire at 3:00 p.m., Central Time, on March 21, 2025. If held, the community offering may begin concurrently with, during or after the subscription offering. We may extend the expiration date of the subscription and/or community offerings without notice to you until May 5, 2025, or longer if the Board of Governors of the Federal Reserve System, which we refer to as the “Federal Reserve Board” and the Wisconsin Department of Financial Institutions, which we refer to as the “WDFI,” approve a later date. No single extension may exceed 90 days and the offering must be completed by March 31, 2027. Once submitted, orders are irrevocable unless the subscription and community offerings are terminated or extended, with regulatory approval, beyond May 5, 2025, or the number of shares of common stock to be sold is increased to more than 2,182,125 shares or decreased to less than 1,402,500 shares. If the subscription and community offerings are extended past May 5, 2025, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the offering is increased to more than 2,182,125 shares or decreased to less than 1,402,500 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest. Funds received in the subscription and the community offerings will be held in a segregated account at Marathon Bank and will earn interest at 0.05% per annum until completion or termination of the offering.

Janney Montgomery Scott LLC is assisting us in selling the shares on a best-efforts basis in the subscription and community offerings, and will serve as sole manager for any syndicated community offering. Janney Montgomery Scott LLC is not required to purchase any shares of common stock that are sold in the offering.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	1,402,500	1,650,000	1,897,500	2,182,125
Gross offering proceeds	$14,025,000	$16,500,000	$18,975,000	$21,821,250
Estimated offering expenses, excluding marketing agent fees and expenses (1)	$1,008,000	$1,008,000	$1,008,000	$1,008,000
Estimated marketing agent fees and expenses (1)(2)	$600,000	$600,000	$600,000	$600,000
Estimated net proceeds	$12,417,000	$14,892,000	$17,367,000	$20,213,250
Estimated net proceeds per share	$8.85	$9.03	$9.15	$9.26

(1)	See “The Conversion and Offering—Plan of Distribution; Marketing Agent and Underwriter Compensation” for a discussion of Janney Montgomery Scott LLC’s compensation for this offering and the compensation to be received by Janney Montgomery Scott LLC and the other broker-dealers that may participate in the syndicated community offering.
(2)	Includes records agent fees and expenses payable to Janney Montgomery Scott LLC. See “The Conversion and Offering—Records Agent Services.”

This investment involves a degree of risk, including the possible loss of principal.

See “Risk Factors” beginning on page 17.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Wisconsin Department of Financial Institutions, the Federal Deposit Insurance Corporation, nor any state securities regulator or commissioner has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

JANNEY MONTGOMERY SCOTT LLC

For assistance, contact the Stock Information Center at (312) 461-4342.

The date of this prospectus is February 11, 2025.

Marathon
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MARATHON BANK

WISCONSIN

Full Service Branches

1. 500 Scott St.
   Wausau, WI 54403
2. 1133 E Grand Ave. #1
   Rothschild, WI 54474
3. 307 Third St.
   Mosinee, WI 54455
4. 11315 N. Cedarburg Road
   Mequon, WI 53092
5. 19105 W Capitol Dr
   Brookfield, WI 53045

i

SUMMARY

The following summary explains the significant aspects of the conversion, the offering and the exchange of existing shares of Marathon Bancorp common stock for new shares of Marathon Bancorp common stock. It may not contain all of the information that is important to you. Before making an investment decision, you should read this entire document carefully, including the consolidated financial statements and the related notes, and the section entitled “Risk Factors.”

Our Organizational Structure and the Proposed Conversion and Stock Offering

Since 2021, we have operated in a two-tier mutual holding company structure. Marathon Bancorp is a Maryland corporation that is our publicly traded stock holding company and the parent company of Marathon Bank. At September 30, 2024, Marathon Bancorp had consolidated assets of $216.5 million, deposits of $172.2 million and stockholders’ equity of $31.6 million. Marathon Bancorp’s parent company is Marathon MHC, a Wisconsin-chartered mutual holding company. At September 30, 2024, Marathon Bancorp had 2,135,412 shares of common stock outstanding, of which 1,226,223 shares, or 57.4%, were owned by Marathon MHC, and the remaining 909,189 shares were held by the public.

Pursuant to the terms of the plan of conversion and reorganization, which we refer to as the “plan of conversion,” we are converting from the mutual holding company corporate structure to the fully public stock holding company corporate structure. Upon completion of the conversion, Marathon MHC will cease to exist. The conversion will be accomplished by the merger of Marathon MHC with and into Marathon Bancorp, with Marathon Bancorp surviving the merger. The shares of Marathon Bancorp common stock being offered for sale represent the majority ownership interest in Marathon Bancorp currently owned by Marathon MHC. Public stockholders of Marathon Bancorp will receive new shares of common stock of Marathon Bancorp in exchange for their current shares of Marathon Bancorp at an exchange ratio intended to preserve approximately the same aggregate ownership interest in Marathon Bancorp as public stockholders currently have in Marathon Bancorp, adjusted downward to reflect certain assets held by Marathon MHC, without giving effect to new shares purchased in the offering or cash paid in lieu of any fractional shares. The shares of Marathon Bancorp common stock owned by Marathon MHC will be canceled.

The following diagram shows our current organizational structure, reflecting ownership percentages at September 30, 2024:

After the conversion and offering are completed, we will be organized as a fully public stock holding company, with the stock of Marathon Bancorp held as follows:

Our Business

Marathon Bank is a Wisconsin-chartered savings bank headquartered in Wausau, Wisconsin. Founded in 1902, we conduct our business from our main office and four branch offices, which are located in Marathon, Ozaukee and Waukesha Counties, Wisconsin. Our primary market area for deposits includes the communities in which we maintain our banking office locations, while our primary lending market area is broader and includes select businesses and customers in Southeastern Wisconsin. We are a community-oriented bank offering a variety of financial products and services to meet the needs of our customers. We believe that our community orientation and personalized service distinguishes us from larger banks that operate in our market area.

From our founding until 2014, we operated as a traditional thrift institution, offering primarily residential mortgage loans and savings accounts. In February 2014, we hired our current president and chief executive officer, Nicholas W. Zillges, and since that time we have strengthened and modernized our operations through upgrades to our credit, underwriting, information technology and compliance operations. Under the leadership of Mr. Zillges, we have developed a commercial real estate lending infrastructure, with a particular focus on expanding into the Southeastern Wisconsin market, including the Milwaukee metropolitan area, to grow our commercial real estate and multifamily loan portfolios. As part of our effort to expand into Southeastern Wisconsin, in 2024, we opened a new branch in Brookfield, Wisconsin and in 2018, we opened a branch in Mequon, Wisconsin. Additionally, consistent with our strategy to grow our commercial loan operations, we have enhanced our suite of deposit products, including remote deposit capture, commercial cash management and mobile deposits in order to accommodate business customers, and thereby grow our core deposits. While we have developed our commercial real estate platform in recent years, we also remain committed to our local community and intend to continue to be a significant one- to four-family residential mortgage lender in our market areas subject to market conditions and the interest rate environment.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in commercial and multifamily real estate loans, one- to four-family residential real estate loans and, to a lesser extent, commercial and industrial loans, construction loans and consumer loans. Subject to market conditions, we expect to continue our focus on originating commercial real estate and multifamily real estate loans in an effort to further increase the overall yield earned on our loans and assist in managing interest rate risk. We also invest in debt securities, which have historically consisted of mortgage-backed securities issued by U.S. government sponsored enterprises, municipal securities, corporate debt securities and U.S. government and agency securities. We offer a variety of deposit accounts, including checking accounts, savings accounts, money market accounts and certificate of deposit accounts. We borrow funds, primarily from the Federal Home Loan Bank of Chicago, to fund our operations as necessary.

Our executive office is located at 500 Scott Street, Wausau, Wisconsin 54403, and our telephone number at this address is (715) 845-7331. Our website address is www.marathonbank.com. Information on our website is not and should not be considered a part of this prospectus.

Business Strategy

Our business strategy is to operate as a well-capitalized and profitable community bank dedicated to providing personal service to our individual and business customers. We believe that we have a competitive advantage in the markets we serve because of our over 120-year history in the community, our knowledge of the local marketplace and our long-standing reputation for providing superior, relationship-based customer service. The following are the key elements of our business strategy:

Maintain our emphasis on commercial real estate lending with a focus on the higher growth Southeastern Wisconsin market. Following the completion of our mutual holding company reorganization and minority stock issuance in 2021, we began our expansion into the Southeastern Wisconsin market, including the Milwaukee metropolitan area, to increase our commercial real estate loans, including multifamily loans, which increased to $114.1 million, or 64.2% of our loan portfolio, at September 30, 2024, compared to $69.4 million, or 47.3% of our loan portfolio, at June 30, 2021. We intend to retain our presence as a commercial real estate lender (which includes multifamily loans) in our market area and seek to expand our market share in existing and other growth markets in Southeastern Wisconsin, including Milwaukee. We intend to continue to build relationships with small and medium-sized businesses and high net worth individuals in these market areas focusing on lending to manufacturing, wholesale distribution and professional service businesses. In addition, we expect to have approximately $120.6 million in maturing loans potentially repricing at higher interest rates by December 31, 2027 which may enhance net interest income. We believe the additional capital raised in the offering will enable us to lower our ratio of commercial real estate loans as a percentage of capital and allow us to continue measured growth of commercial real estate lending to new and existing customers. Given their larger balances and the complexity of the underlying collateral, commercial real estate and multifamily real estate loans generally have more risk than the owner-occupied one- to four-family residential real estate loans we originate. Because the repayment of commercial real estate and multifamily real estate loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy.

Continue to originate and sell certain residential real estate loans. Residential mortgage lending has historically been a significant part of our business, and we recognize that originating one- to four-family residential real estate loans is essential to our status as a community-oriented bank. Residential lending in our markets has declined in recent years due to the high-interest rate environment as the Federal Reserve Board has sought to reduce inflation nationwide by maintaining a high federal funds rate. During the year ended June 30, 2021, when interest rates were lower, we originated and sold $50.6 million of one- to four-family residential real estate loans held for sale for gains on sale of loans of $1.0 million. During the quarter ended September 30, 2024, during a period when interest rates were generally higher, we originated and sold $1.8 million of one- to four-family residential real estate loans held for sale for gains on sale of loans of $47,000. Similarly, during the year ended June 30, 2024, we originated and sold $4.4 million of one- to four-family residential real estate loans held for sale for gains on sale of loans of $175,000. As the Federal Reserve Board has begun to reduce interest rates and interest in residential lending may increase in future periods, subject to market conditions, we intend to increase our residential lending and continue to sell in the secondary market most of the long-term conforming fixed-rate one- to four-family residential real estate loans that we originate for fee income that enhances our non-interest income and mitigates the risks associated with changes in market interest rates that may adversely impact our interest income.

Increase our share of lower-cost core deposit growth. As interest rates increased in recent years, customers migrated to higher cost certificates of deposit. We have made a concerted effort in recent periods to begin to reduce our reliance on higher cost certificates of deposit in favor of obtaining lower cost retail and commercial deposit accounts. We also continue to enhance our technology-based deposit products such as remote deposit capture, commercial cash management and mobile deposits in order to accommodate business customers. This has had the effect of growing our core deposits (which is defined as our deposits other than certificates of deposit), which represented 60.1% of total deposits at September 30, 2024 up from 57.5% of total deposits at June 30, 2023. We intend to continue our focus on core deposit growth by offering our retail and commercial customers a full selection of deposit-related services, and making further investments in technology so that we can deliver high-quality, innovative products and services to our customers.

Manage credit risk to maintain a low level of non-performing assets. We believe that credit risk management is paramount to our long-term success. Over the past several years, we have invested significantly in both personnel and software to effectively manage our portfolio, and we have considerably enhanced our controls. We have established an experienced commercial credit team and we have implemented well-defined policies, a thorough and efficient loan underwriting process, and active credit monitoring. As a result of our continued focus on credit risk management, we had no non-performing loans as of September 30, 2024. Our non-performing assets were $1.4 million, or 0.65% of total assets, at September 30, 2024 consisting of one real estate owned property. For further details, see “Business of Marathon Bank—Delinquencies and Asset Quality—Non-Performing Assets.” We intend to continue to support our investment in our commercial credit department as we grow our loan portfolio in the future.

Grow organically and through opportunistic bank or branch acquisitions or de novo branching. In addition to organic growth, we will also consider acquisition opportunities that we believe would enhance the value of our franchise and yield potential financial benefits for our stockholders. We believe opportunities exist to both increase our market share in our historical markets, and to continue our expansion into Southeastern Wisconsin. We will consider expanding our branch network through acquisitions and/or through establishing de novo branches, although we have no current acquisitions or specific new branches planned. We opened a new branch in Brookfield, Wisconsin in January 2024 as part of our expansion plans. The capital we are raising in the offering will provide us the opportunity to make acquisitions of other financial institutions or branches, and will also help fund improvements in our operating facilities.

Remain a community-oriented institution and rely on high quality service to maintain and build a loyal local customer base. We were established in 1902 and have been operating continuously since that time in our local community. Through the goodwill we have developed over the years of providing timely, efficient banking services, we believe that we have been able to attract a solid base of local retail customers on which we hope to continue to build our banking business.

Reasons for the Conversion and Offering

Our primary reasons for converting to the fully public stock form of ownership and undertaking the stock offering are to:

●	Support our planned growth and strengthen our regulatory capital position with the additional capital we will raise in the stock offering. A strong capital position is essential to achieving our long-term objectives of growing Marathon Bank and building stockholder value. Although Marathon Bank exceeds all regulatory capital requirements, the proceeds from the offering will materially strengthen our capital position and enable us to support our potential growth and expansion through larger legal lending limits. The augmented regulatory capital will be essential to the continued implementation of our business strategy.
●	Improve the liquidity of our shares of common stock. We expect that the larger number of shares that will be outstanding after completion of the conversion and offering, as well as our shares of stock being traded on the Nasdaq Capital Market, will result in a more liquid and active market for Marathon Bancorp common stock. A more liquid and active market will make it easier for our stockholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.
●	Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the stock holding company structure will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions or financial service companies as opportunities arise. The additional capital raised in the offering also will enable us to consider larger merger transactions. In addition, although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive acquisition candidate for other institutions. Applicable regulations prohibit anyone from acquiring or offering to acquire more than 10% of our stock for three years following completion of the conversion without regulatory approval.

●	Facilitate our stock holding company’s ability to pay dividends to our public stockholders. Current regulations of the Federal Reserve Board prohibit the ability of Marathon MHC to waive receipt of dividends declared by Marathon Bancorp. Accordingly, because any dividends declared and paid by Marathon Bancorp would have to be paid to Marathon MHC along with all other stockholders, the amount of dividends available for all other stockholders would have been less than if Marathon MHC were allowed to waive the receipt of dividends. The conversion will eliminate our mutual holding company structure and will facilitate our ability to pay dividends to all stockholders of Marathon Bancorp, subject to legal, regulatory and financial considerations applicable to all financial institutions. See “Our Dividend Policy.”
●	Transition our organization to a stock holding company structure, which gives us greater flexibility to access the capital markets compared to our existing mutual holding company structure. The stock holding company structure gives us greater flexibility to access the capital markets to support our growth through possible future equity and debt offerings. We have no current plans, agreements or understandings regarding any additional equity or debt offerings.

Terms of the Offering

We are offering for sale between 1,402,500 and 1,897,500 shares of common stock, to eligible members of Marathon MHC (i.e., eligible depositors of Marathon Bank), to our tax-qualified employee benefit plans and, to the extent shares remain available, in a community offering to the general public, with a preference given first to natural persons (including trusts of natural persons) residing in the Wisconsin Counties of Marathon, Ozaukee, Milwaukee and Waukesha and then to Marathon Bancorp’s public stockholders at the close of business on January 31, 2025. If necessary, we will also offer for sale shares to the general public in a syndicated community offering. The number of shares of common stock to be sold may be increased to up to 2,182,125 shares as a result of demand for the shares of common stock in the offering or changes in market conditions. Unless the number of shares of common stock to be offered is increased to more than 2,182,125 shares or decreased to fewer than 1,402,500 shares, or the subscription and community offerings are extended beyond May 5, 2025, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the subscription and community offerings are extended past May 5, 2025, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. All subscribers will be notified by mail sent to the address the subscriber provides on the stock order form they have submitted. If you do not respond to the notice of extension, your order will be cancelled and we will promptly return your funds with interest at 0.05% per annum or cancel your deposit account withdrawal authorization. If the number of shares to be sold is increased to more than 2,182,125 shares or decreased to less than 1,402,500 shares, all subscribers’ stock orders will be canceled, their withdrawal authorizations will be canceled and funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest at 0.05% per annum. We will then resolicit subscribers, giving them an opportunity to place new orders for a period of time. No shares purchased in the subscription offering and community offering will be issued until the completion of any syndicated community offering, if utilized.

The purchase price of each share of common stock offered for sale in the offering is $10.00. All investors will pay the same purchase price per share, regardless of whether the shares are purchased in the subscription offering, a community offering or a syndicated community offering. Investors will not be charged a commission to purchase shares of common stock in the offering. Janney Montgomery Scott, LLC, which we refer to as “Janney Montgomery Scott,” our marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock in the offering but is not obligated to purchase any shares of common stock in the offering.

How We Determined the Offering Range, the Exchange Ratio and the $10.00 Per Share Purchase Price

The amount of common stock we are offering for sale and the exchange ratio for the exchange of shares of Marathon Bancorp for new shares of Marathon Bancorp are based on an independent appraisal of the estimated market value of Marathon Bancorp, assuming the offering has been completed. RP Financial, LC. (“RP Financial”), our independent appraiser, has estimated that, as of November 8, 2024, the fully converted market value was $28.7 million, which represents the midpoint of the valuation range. Based on federal regulations, this market value forms the midpoint of a valuation range with a minimum of $24.4 million and a maximum of $33.0 million ($37.9 million at the adjusted maximum). Based on this valuation range from the appraisal, the 57.4% ownership interest of Marathon MHC in Marathon Bancorp as of September 30, 2024 being sold in the offering, certain assets held by Marathon MHC and the $10.00 per share price, the number of shares of common stock being offered for sale by Marathon Bancorp ranges from 1,402,500 shares to 1,897,500 shares. The purchase price of $10.00 per share was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The exchange ratio ranges from 1.1368 new shares at the minimum of the offering range to 1.5381 (1.7688 at the adjusted maximum) new shares at the maximum of the offering range, and will generally preserve the percentage ownership of public stockholders in Marathon Bancorp immediately before the completion of the conversion. RP Financial will update its appraisal before we complete the conversion and offering. If, as a result of demand for the shares or changes in market conditions, RP Financial determines that our estimated pro forma market value has increased, we may sell up to 2,182,125 shares without further notice to you. If our pro forma market value at that time is either below $24.4 million or above $37.9 million, then, after consulting with the Federal Reserve Board and the WDFI, we may: terminate the offering and promptly return all funds with interest; set a new offering range and provide all subscribers the opportunity to place a new order; or take such other actions as may be permitted by the Federal Reserve Board, the WDFI and the Securities and Exchange Commission.

The appraisal is based in part on Marathon Bancorp’s financial condition and results of operations, the pro forma effect of the additional capital raised in the offering, and an analysis of a peer group of ten publicly traded savings and loan holding companies that RP Financial considers comparable to Marathon Bancorp consistent with regulatory guidelines applicable to the independent valuation. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market. Assets are as of September 30, 2024.

	Ticker
Company Name	Symbol	Headquarters	Total Assets
			(In millions)
1895 Bancorp of Wisconsin, Inc.	BCOW	Greenfield, WI	$565
BV Financial, Inc.	BVFL	Baltimore, MD	893
Catalyst Bancorp, Inc.	CLST	Opelousas, LA	281
Central Plains Bancshares, Inc.	CPBI	Grand Island, NE	482
Home Federal Bancorp, Inc. of LA	HFBL	Shreveport, LA	628
IF Bancorp, Inc.	IROQ	Watseka, LA	893
Magyar Bancorp, Inc.	MGYR	New Brunswick, NJ	952
NSTS Bancorp, Inc.	NSTS	Waukegan, IL	268
PB Bankshares, Inc.	PBBK	Coatesville, PA	453
Texas Community Bancshares, Inc.	TCBS	Mineola, TX	446

In applying each of the valuation methods, RP Financial considered adjustments to the pro forma market value based on a comparison of Marathon Bancorp with the peer group. RP Financial made an upward adjustment for financial condition and a downward adjustment for asset growth. RP Financial made no adjustments for profitability, growth and viability of earnings, primary market area, dividends, liquidity of the shares, marketing of the issue, management, or effect of government regulations and regulatory reform. The upward adjustment applied for financial condition took into consideration the more favorable composition of Marathon Bancorp’s asset base, including a higher loans/assets ratio and higher equity/assets ratio. The downward adjustment applied for asset growth took into consideration Marathon Bancorp’s recent asset shrinkage, in comparison to the peer group’s recent growth.

The following table presents a summary of selected pricing ratios for Marathon Bancorp (on a pro forma basis) as of and for the twelve months ended September 30, 2024, and for the peer group companies based on earnings and other information as of and for the twelve months ended September 30, 2024 or most recent quarter available, with stock prices as of November 8, 2024, as reflected in the appraisal report. Compared to the average pricing of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 18.9% on a price-to-book value basis and a discount of 20.2% on a price-to-tangible book value basis. As Marathon Bancorp reported a net loss for the twelve months ended September 30, 2024, a valuation on a price-to-earnings basis is not meaningful.

	Price-to-earnings		Price-to-book value	Price-to-tangible
	multiple(1)		ratio	book value ratio
Marathon Bancorp (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	NM		76.92%	76.92%
Maximum	NM		70.47%	70.47%
Midpoint	NM		64.27%	64.27%
Minimum	NM		57.44%	57.44%

Valuation of peer group companies, all of which are fully converted (on an historical basis):
Average	18.58	x	79.20%	80.53%
Median	13.24	x	78.18%	79.04%

(1)	Price-to-earnings multiples calculated by RP Financial in the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different than those presented in “Pro Forma Data.”

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, the pricing ratios presented in the appraisal were used by RP Financial to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Offering—Stock Pricing and Number of Shares to be Issued.”

Effect of Marathon MHC’s Assets on Minority Stock Ownership

Public stockholders of Marathon Bancorp will receive new shares of common stock of Marathon Bancorp in exchange for their current shares of common stock of Marathon Bancorp pursuant to an exchange ratio that is designed to provide public stockholders with approximately the same ownership percentage of the common stock of Marathon Bancorp after the conversion as their ownership percentage immediately before the conversion, without giving effect to new shares purchased in the offering or cash paid in lieu of any fractional shares. However, the exchange ratio will be adjusted downward to reflect assets held by Marathon MHC (other than shares of common stock of Marathon Bancorp) at the completion of the conversion, which net assets consisted primarily of cash totaling $100,000 as of September 30, 2024.

The Exchange of Existing Shares of Marathon Bancorp Common Stock

If you are a stockholder of Marathon Bancorp immediately before the completion of the conversion and offering, your shares will be exchanged for new shares of common stock of Marathon Bancorp. The number of shares of common stock you will receive will be based on the exchange ratio, which will depend upon our final appraised value and the percentage of outstanding shares of Marathon Bancorp common stock owned by public stockholders immediately before the completion of the conversion and offering. The following table shows how the exchange ratio will adjust, based on the appraised value of Marathon Bancorp as of November 8, 2024, assuming immediately before the completion of the conversion and offering public stockholders of Marathon Bancorp own 42.4% of Marathon Bancorp common stock and Marathon MHC had assets (excluding its shares of Marathon Bancorp common stock) of $100,000. The table also shows the number of shares of Marathon Bancorp common stock a hypothetical owner of Marathon Bancorp common stock would receive in exchange for 100 shares of Marathon Bancorp common stock owned at the completion of the conversion and offering, depending on the number of shares of common stock issued in the offering.

	Shares to be Sold in This Offering		New Shares of Marathon Bancorp to be Issued for Current Shares of Marathon Bancorp		Total Shares of Common Stock to be Issued in Exchange and	Exchange	Equivalent Value of Shares Based Upon Offering	Equivalent Pro Forma Tangible Book Value Per Exchanged	Whole Shares to be Received for 100 Existing
	Amount	Percent	Amount	Percent	Offering	Ratio	Price(1)	Share(2)	Shares(3)

Minimum	1,402,500	57.6%	1,033,588	42.4%	2,436,088	1.1368	$11.37	$19.79	113
Midpoint	1,650,000	57.6%	1,215,986	42.4%	2,865,986	1.3374	13.37	20.81	133
Maximum	1,897,500	57.6%	1,398,384	42.4%	3,295,884	1.5381	15.38	21.83	153
Adjusted Maximum	2,182,125	57.6%	1,608,142	42.4%	3,790,267	1.7688	17.69	22.99	176

(1)	Represents the value of new shares of Marathon Bancorp common stock to be received in the conversion by a holder of one current share of Marathon Bancorp, pursuant to the exchange ratio, based upon the $10.00 per share offering price.
(2)	Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio. At September 30, 2024, Marathon Bancorp’s tangible book value per share was $14.79.
(3)	Cash will be paid in lieu of fractional shares.

No fractional shares of Marathon Bancorp common stock will be issued to any public stockholder of Marathon Bancorp. For each fractional share that otherwise would be issued, Marathon Bancorp will pay cash equal to the product obtained by multiplying the fractional share interest to which the holder otherwise would be entitled by the $10.00 per share offering price.

Outstanding options to purchase shares of Marathon Bancorp common stock will convert into and become options to purchase shares of Marathon Bancorp common stock based upon the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will be unaffected by the conversion. At September 30, 2024, there were 104,877 outstanding options to purchase shares of Marathon Bancorp common stock, 40,640 of which have vested. The outstanding options will be converted into options to purchase 119,224 shares of common stock at the minimum of the offering range and 161,311 shares of common stock at the maximum of the offering range. Because federal regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist to do so, we may use authorized but unissued shares to fund option exercises that occur during the first year following the conversion. If all existing options were exercised and funded with authorized but unissued shares of common stock following the conversion, stockholders would experience ownership dilution of approximately 5.44%.

Intended Use of the Proceeds from the Offering

We intend to (i) contribute at least 50% of the net proceeds from the offering to Marathon Bank, (ii) fund a loan to our employee stock ownership plan to finance its purchase of shares of common stock in the stock offering and (iii) retain the remainder of the net proceeds from the offering at Marathon Bancorp. Therefore, assuming we sell 1,650,000 shares of common stock in the stock offering at the midpoint of the offering range, and we have net proceeds of $14.9 million, we intend (i) to contribute $7.4 million to Marathon Bank, (ii) loan $1.3 million to our employee stock ownership plan to fund its purchase of shares of common stock and (iii) retain the remaining $6.1 million of the net proceeds at Marathon Bancorp.

Marathon Bancorp may use the funds it retains for investment in securities, to repurchase shares of common stock, to acquire other financial institutions, to pay cash dividends and for other general corporate purposes. Marathon Bank may use the proceeds it receives to support increased lending, support growth and the development of new products and services, expand its branch network by opening or acquiring new branches or by acquiring other financial institutions. We do not currently have any agreements or understandings regarding any acquisition or branch transactions.

See “How We Intend to Use the Proceeds from the Offering” for additional information.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock for sale in a subscription offering in the following descending order of priority:

(1)	To depositors with accounts at Marathon Bank with aggregate balances of at least $50.00 at the close of business on September 30, 2023.
(2)	To our tax-qualified employee benefit plans (including Marathon Bank’s employee stock ownership plan), which may subscribe for, in the aggregate, up to 10% of the shares of common stock sold in the offering. We expect our employee stock ownership plan to purchase 8% of the shares of common stock sold in the offering.
(3)	To depositors with accounts at Marathon Bank with aggregate balances of at least $50.00 at the close of business on December 31, 2024.
(4)	To depositors of Marathon Bank at the close of business on January 31, 2025.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given first to natural persons (including trusts of natural persons) residing in the Wisconsin Counties of Marathon, Ozaukee, Milwaukee and Waukesha, and then to Marathon Bancorp’s public stockholders at the close of business on January 31, 2025. The community offering, if any, may occur concurrently with, during or promptly after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering and the community offering in a syndicated community offering. Janney Montgomery Scott will act as sole manager for the syndicated community offering. We have the right to accept or reject, in whole or in part, in our sole discretion, orders received in the community offering or syndicated community offering, and our interpretation of the terms and conditions of the plan of conversion will be final. Any determination to accept or reject stock orders in the community offering or syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering for sale, we may not be able to fill your order, either fully or partially. A detailed description of the subscription offering, the community offering and the syndicated community offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Offering.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25 shares.

Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than 60,000 shares ($600,000) of common stock. If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 60,000 shares ($600,000) of common stock:

●	your spouse or relatives of you or your spouse living in your house or who is a director or officer of Marathon Bancorp or Marathon Bank;
●	most companies, trusts or other entities in which you are a senior officer, partner, trustee or have a substantial beneficial interest; or
●	other persons who may be your associates or persons acting in concert with you.

Persons having the same residence or mailing address and persons exercising subscription rights through qualifying accounts registered to the same address at any of the eligibility, supplemental eligibility or voting record dates will be subject to the overall purchase limitation of 60,000 shares ($600,000).

In addition to the above purchase limitations, there is an ownership limitation for current stockholders of Marathon Bancorp other than our employee stock ownership plan. Shares of common stock that you purchase in the offering individually or together with persons described above, plus any shares you and they receive in exchange for existing shares of Marathon Bancorp common stock, may not exceed 9.9% of the total shares of common stock to be issued and outstanding after the completion of the conversion and offering. However, if, based on your current ownership level, you will own more than 9.9% of the total shares of common stock of Marathon Bancorp to be issued and outstanding after the completion of the conversion and offering following the exchange of your shares of common stock, you will be ineligible to purchase any new shares in the offering. You will be required to obtain regulatory approval or non-objection before acquiring 10% or more of Marathon Bancorp’s common stock.

Subject to regulatory approval, we may increase or decrease the purchase and ownership limitations at any time. See the detailed description of the purchase limitations in “The Conversion and Offering—Additional Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering

In the subscription offering and community offering, you may pay for your shares only by:

(1)	personal check, money order or bank draft made payable directly to Marathon Bancorp, Inc.;
(2)	authorizing us to withdraw available funds (without any early withdrawal penalty) from your Marathon Bank deposit account(s), other than checking accounts or individual retirement accounts (“IRAs”); or
(3)	cash.

Cash will only be accepted at Marathon Bank’s main office located at 500 Scott Street, Wausau, Wisconsin and will be converted to a bank check. Please do not submit cash by mail. You may not use any type of third-party check to pay for shares of common stock. Wire transfers will not be accepted. Applicable regulations prohibit Marathon Bank from lending funds or extending credit to any person to purchase shares of common stock in the offering. You may not submit a Marathon Bank line of credit check. You may not designate withdrawal from a Marathon Bank account with check-writing privileges; rather, submit a check. If you request a withdrawal from an account with check-writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and will immediately withdraw the amount from the specified account(s). You may not authorize withdrawal from a Marathon Bank individual retirement account. See “—Using Individual Retirement Account Funds to Purchase Shares of Common Stock.”

You may subscribe for shares of common stock in the subscription and community offerings by delivering a signed and completed original stock order form, together with full payment payable to Marathon Bancorp, Inc. or authorization to withdraw funds from one or more of your Marathon Bank deposit accounts, provided that the stock order form is received (not postmarked) before 3:00 p.m., Central Time, on March 21, 2025, which is the expiration of the subscription offering period.

Your completed and signed stock order form and payment may be submitted to us by:

(1)	overnight delivery to the address indicated on the stock order form for this purpose;
(2)	hand delivery to our Stock Information Center located at Marathon Bank’s main office at 500 Scott Street, Wausau, Wisconsin; or
(3)	regular mail using the stock order reply envelope provided.

Hand delivery of stock order forms will be accepted only at the Stock Information Center. Do not deliver your stock order form to any other of Marathon Bank’s offices. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Central Time, except for bank holidays. Do not mail stock order forms to Marathon Bank’s offices.

See “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Payment for Shares” for a complete description of how to purchase shares in the subscription and community offerings.

Using Individual Retirement Account Funds to Purchase Shares of Common Stock

You may be able to subscribe for shares of common stock using funds in your IRA or other retirement account. If you wish to use some or all of the funds in your Marathon Bank IRA or other retirement account, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the March 21, 2025 offering deadline, for assistance with purchases using funds in your IRA or other retirement account you may have at Marathon Bank or elsewhere. Whether you may use such funds to purchase shares in the offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

See “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Payment for Shares” and “—Using Individual Retirement Account Funds” for a complete description of how to use IRA funds to purchase shares of common stock in the offering.

Market for Common Stock

Existing publicly held shares of Marathon Bancorp’s common stock are traded on the Pink Open Market operated by OTC Markets Group under the symbol “MBBC.” Upon completion of the conversion, the new shares of common stock of Marathon Bancorp will replace the existing shares, which we expect will trade on the Nasdaq Capital Market under the symbol “MBBC,” subject to compliance with certain conditions, including having 300 “round lot” stockholders (stockholders owning more than 100 shares) and at least three broker-dealers making a market for our common stock. As of January 31, 2025, Marathon Bancorp had 10 registered market makers in its common stock.

Payment of Dividends

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. We cannot assure you that we will pay dividends in the future, or that any such dividends will not be reduced or eliminated in the future. For information regarding our proposed dividend policy, see “Our Dividend Policy.”

Purchases by Directors and Executive Officers

We expect our directors and executive officers, together with their associates, to subscribe for 32,500 shares of common stock in the offering, representing 2.3% of the shares to be sold at the minimum of the offering range. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Following the conversion and offering, our directors and executive officers, together with their associates, are expected to beneficially own 251,148 shares of common stock (including any stock options exercisable within 60 days of January 31, 2025), or 10.3% of our total outstanding shares of common stock at the minimum of the offering range, which includes shares they currently own in Marathon Bancorp that will be exchanged for new shares of Marathon Bancorp.

See “Subscriptions by Directors and Executive Officers” for more information on the proposed purchases of shares of common stock by our directors and executive officers.

Deadline for Orders of Shares of Common Stock in the Subscription and Community Offerings

The deadline for submitting orders to purchase shares of common stock in the subscription and community offerings is 3:00 p.m., Central Time, on March 21, 2025, unless we extend this deadline. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 3:00 p.m., Central Time, on March 21, 2025, whether or not we have been able to locate each person entitled to subscription rights.

See “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Expiration Date” for a complete description of the deadline for purchasing shares in the stock offering.

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to certify that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights or the shares that you are purchasing. We intend to take legal action, including reporting persons to federal or state agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe you are attempting to sell or transfer your subscription rights to other individuals. On the stock order form, you cannot add the names of others for joint stock registration unless they are also named on your qualifying deposit account(s). Doing so may jeopardize your subscription rights. In addition, the stock order form requires that you list all deposit accounts you held at your date of eligibility, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation.

Delivery of Shares of Common Stock

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion. We expect trading in the stock to begin on the day of completion of the conversion or the next business day. The conversion is expected to be completed as soon as practicable following satisfaction of the conditions described below in “—Conditions to Completion of the Conversion.” Until a statement reflecting your ownership of shares of common stock is available and delivered to you, you may not be able to sell the shares of common stock that you purchased in the offering, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Conditions to Completion of the Conversion

We cannot complete the conversion and offering unless:

●	The plan of conversion is approved by at least a majority of votes eligible to be cast by members of Marathon MHC (i.e., eligible depositors of Marathon Bank as of the close of business on January 31, 2025);

●	The plan of conversion is approved by Marathon Bancorp stockholders holding at least two-thirds of the outstanding shares of common stock of Marathon Bancorp as of the close of business on January 31, 2025, including shares held by Marathon MHC;
●	The plan of conversion is approved by Marathon Bancorp stockholders holding at least a majority of the outstanding shares of common stock of Marathon Bancorp as of the close of business on January 31, 2025, excluding shares held by Marathon MHC;
●	We sell at least the minimum number of shares of common stock offered in the offering; and
●	We receive all required regulatory approvals to complete the conversion and offering.

Marathon MHC intends to vote its shares in favor of the plan of conversion. At the close of business on January 31, 2025, Marathon MHC owned 1,226,223 shares, or approximately 57.4%, of the outstanding shares of common stock of Marathon Bancorp. At the close of business on January 31, 2025, the directors and executive officers of Marathon Bancorp and their affiliates owned 167,041 shares of Marathon Bancorp (excluding exercisable options), or 7.8% of the outstanding shares of common stock and 18.4% of the outstanding shares of common stock excluding shares held by Marathon MHC. They intend to vote those shares in favor of the plan of conversion.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 1,402,500 shares of common stock, we may take one or more steps to sell the minimum number of shares of common stock in the offering range. Specifically, we may:

(1)	increase the purchase limitations; and/or
(2)	seek regulatory approval to extend the offering beyond May 5, 2025, as long as we resolicit subscribers who previously submitted subscriptions in the offering.

If we extend the offering past May 5, 2025, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will cancel your stock order and promptly return your funds with interest for funds received in the subscription and community offering or cancel your deposit account withdrawal authorization. If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount will be given the opportunity to increase their subscriptions up to the then-applicable limit.

Possible Change in the Offering Range

RP Financial will update its appraisal before we complete the conversion and offering. If, as a result of demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 2,182,125 shares in the offering without further notice to you. If our pro forma market value at that time is either below $24.4 million or above $37.9 million (the minimum and adjusted maximum pro forma market value, respectively, based on the appraised value of Marathon Bancorp as of November 8, 2024), then, after consulting with the Federal Reserve Board and the WDFI, we may:

●	terminate the stock offering and promptly return all funds (with interest paid on funds received in the subscription and community offerings);
●	set a new offering range; or
●	take such other actions as may be permitted by the Federal Reserve Board, the WDFI and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.05% per annum for funds received for purchases in the subscription and community offerings, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit subscribers, allowing them to place a new stock order for a specified period of time.

Possible Termination of the Offering

We may terminate the offering at any time before the special meeting of members of Marathon MHC and the special meeting of stockholders of Marathon Bancorp that have been called to vote on the conversion, and at any time after member and stockholder approval with regulatory approval. If we terminate the offering, we will promptly return your funds with interest at 0.05% per annum, and we will cancel deposit account withdrawal authorizations.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion

We expect our employee stock ownership plan, which is a tax-qualified retirement plan operated for the benefit of Marathon Bank’s employees, to purchase up to 8% of the shares of common stock we sell in the offering. However, if market conditions warrant, in the judgment of its trustee, the employee stock ownership plan’s subscription order may not be filled and the employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board and the WDFI.

We intend to implement one or more new stock-based benefit plans no earlier than six months after completion of the conversion. Stockholder approval of these plans will be required before implementation. We have not determined whether we will adopt the plans within or after 12 months following the completion of the conversion. If we implement stock-based benefit plans within 12 months following the completion of the conversion, the stock-based benefit plans would be limited to reserving a number of shares (1) up to 4% of the shares of common stock sold in the offering for awards of restricted stock or restricted stock units to employees and directors, at no cost to the recipients, and (2) up to 10% of the shares of common stock sold in the offering for issuance pursuant to the exercise of stock options by employees and directors. If the stock-based benefit plan is adopted more than 12 months after the completion of the conversion, it would not be subject to the percentage limitations set forth above. We have not yet determined the definitive number of shares that will be reserved for issuance under these plans. For a description of our current stock-based benefit plan, see “Management—Benefits to be Considered Following Completion of the Conversion—Stock-Based Benefit Plans.”

The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that are available under one or more stock-based benefit plans if such plans reserve a number of shares of common stock equal to 4% and 10% of the shares sold in the stock offering for restricted stock awards or restricted stock units and stock options, respectively. The table shows the dilution to stockholders if all such shares are issued from authorized but unissued shares, instead of purchased in the open market. A portion of the stock grants shown in the table below may be made to non-management employees. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all qualifying employees.

	Number of Shares to be Granted or Purchased			Dilution
			As a	Resulting		Value of Grants
			Percentage of	from		(In Thousands)(1)
		At	Common	Issuance of		At
	At Minimum	Maximum of	Stock to be	Shares for		Minimum of	At Maximum
	of Offering	Offering	Sold in the	Stock-Based		Offering	of Offering
	Range	Range	Offering	Benefit Plans		Range	Range
Employee stock ownership plan	112,200	151,800	8.0%	0.00	%(2)	$1,122	$1,518
Restricted stock awards	56,100	75,900	4.0	2.25		561	759
Stock options	140,250	189,750	10.0	5.44		711	962
Total	308,550	417,450	22.0%	7.46	%(2)	$2,394	$3,239

(1)	The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value for restricted stock awards is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $5.07 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; an expected option term of ten years; no dividend yield; a risk-free rate of return of 3.81%; and expected volatility of 32.24%. The actual value of stock options granted will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted.
(2)	No dilution is reflected for the employee stock ownership plan because such shares are assumed to be purchased in the offering.

We may fund our stock-based benefit plans through open market purchases, as opposed to new issuances of stock; however, if any options previously granted under our existing 2022 Equity Incentive Plan are exercised during the first year following completion of the offering, they will be funded with newly issued shares as federal regulations do not permit us to repurchase our shares during the first year following the completion of the offering, except to fund the grants of restricted stock under a stock-based benefit plan or under extraordinary circumstances.

The following table presents information as of September 30, 2024 regarding our 2022 Equity Incentive Plan and our proposed new stock-based benefit plans. The table below assumes that 3,295,884 shares are outstanding after the offering, which includes the sale of 1,897,500 shares in the offering at the maximum of the offering range and the issuance of new shares of Marathon Bancorp in exchange for old shares of Marathon Bancorp based on an exchange ratio of 1.5381. It also assumes that the value of the stock is $10.00 per share.

						Percentage of
						Shares Outstanding
		Shares at Maximum		Estimated Value of		After the
Existing and New Stock Benefit Plans	Participants	of Offering Range		Shares		Conversion
Employee Stock Ownership Plan:	Officers and Employees
Shares purchased in 2021 stock offering(1)		134,425	(2)	1,344,253		4.08%
Shares to be purchased in this offering		151,800		$1,518,000		4.61
Total shares of employee stock ownership plan		286,225		2,862,253		8.68%

Restricted Stock Awards:	Directors, Officers and Employees
2022 Equity Incentive Plan(1)		71,917	(3)	$719,169	(4)	2.18%
New shares of restricted stock		75,900		759,000	(4)	2.30
Total shares of restricted stock		147,817		$1,478,169		4.48%

Stock Options:	Directors, Officers and Employees
2022 Equity Incentive Plan(1)		161,311	(5)	$817,848	(6)	4.89%
New stock options		189,750		962,033	(6)	5.76
Total stock options		351,061		$1,779,881		10.65%

Total of stock benefit plans		785,104		$6,120,304		23.82%

(1)	The number of shares indicated in the table and the footnotes has been adjusted for the 1.5381 exchange ratio at the maximum of the offering range.
(2)	At September 30, 2024, 20,164 of these shares have been allocated to participants.
(3)	At September 30, 2024, 46,464 of these shares have been awarded and 19,165 have vested.
(4)	The value of restricted stock awards is determined based on their fair value as of the date grants are made. For purposes of this table, the fair value of awards under the new stock-based benefit plan is assumed to be the same as the offering price of $10.00 per share.
(5)	At September 30, 2024, 104,877 of these options have been awarded and 40,640 have vested.
(6)	The weighted-average fair value of stock options has been estimated at $5.07 per option, using the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; no dividend yield; expected term, ten years; expected volatility, 32.24%; and risk-free rate of return, 3.81%. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted.

Tax Consequences

Marathon MHC, Marathon Bancorp and Marathon Bank have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the conversion, and have received an opinion of Bonadio & Co., LLP regarding the material Wisconsin tax consequences of the conversion. As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to Marathon MHC, Marathon Bancorp and Marathon Bank, persons eligible to subscribe in the subscription offering, or existing stockholders of Marathon Bancorp (except as to cash paid for fractional shares). Existing stockholders of Marathon Bancorp who receive cash in lieu of fractional shares of Marathon Bancorp will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors—Risks Related to Laws and Regulations—We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Supervision and Regulation—Emerging Growth Company Status.”

An emerging growth company may elect to use an extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. We have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Effect on Voting Rights of Depositors

Depositors of Marathon Bank are members of, and have voting rights in, Marathon MHC, as to all matters requiring a vote of members. Upon completion of the conversion, depositors will no longer have voting rights. All voting rights in Marathon Bank will be vested in Marathon Bancorp as the sole stockholder of Marathon Bank. The stockholders of Marathon Bancorp will possess exclusive voting rights with respect to Marathon Bancorp common stock.

Risk Factors

An investment in Marathon Bancorp common stock is subject to risk, including risks related to our business and this offering. Before making an investment decision, you should read this entire document carefully, including the section entitled “Risk Factors” that immediately follows and that discusses the above risks in further detail.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, call our Stock Information Center at (312) 461-4342. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Central Time, except for bank holidays.

RISK FACTORS

You should carefully consider the following risk factors in evaluating an investment in the shares of common stock. Any of the following risks could have a material adverse effect on our business, operating results and financial condition and could cause the trading price of our common stock to decline, which could cause you to lose all or part of your investment. In addition to these risks and the other risks and uncertainties described elsewhere in this prospectus, there may be additional risks and uncertainties that are not currently known to us or that we currently deem to be immaterial that could materially and adversely affect our business, financial condition or results of operations.

Risks Related to Our Lending Activities

We have a substantial amount of commercial real estate and multifamily real estate loans, and we intend to continue to increase our originations of these types of loans. These loans involve credit risks that could adversely affect our financial condition and results of operations.

At September 30, 2024, commercial real estate loans totaled $70.4 million, or 39.6% of our loan portfolio and multifamily real estate loans $43.7 million, or 24.6% of our loan portfolio. Given their larger balances and the complexity of the underlying collateral, commercial real estate and multifamily real estate loans generally have more risk than the owner-occupied one- to four-family residential real estate loans we originate. Because the repayment of commercial real estate and multifamily real estate loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy. A downturn in the real estate market or the local economy could adversely impact the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of non-performing loans. If we foreclose on these loans, our holding period for the collateral typically is longer than for a one- to four-family residential property because there are fewer potential purchasers of the collateral, which could cause us to increase our provision for credit losses and adversely affect our operating results and financial condition.

Commercial real estate and multifamily loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential loans. Accordingly, charge-offs on commercial real estate and multifamily loans may be larger on a per loan basis than those incurred with our residential or consumer loan portfolios. In addition, the physical condition of non-owner occupied properties may be below that of owner occupied properties due to lax property maintenance standards, which have a negative impact on the value of the collateral properties. At September 30, 2024, our non-owner occupied commercial real estate loan portfolio totaled $65.0 million, or 36.6% of our total loan portfolio. As our commercial real estate and multifamily real estate loans portfolio increases, the corresponding risks and potential for losses from these loans may also increase.

Our non-owner-occupied real estate loans may expose us to increased credit risk.

At September 30, 2024, $84.5 million, or 47.5% of our total loan portfolio, consisted of loans secured by non-owner-occupied real estate properties, including $19.5 million or 33.9%, of our one- to four-family residential loan portfolio. At September 30, 2024, all of our non-owner-occupied real estate loans were performing in accordance with their repayment terms. Loans secured by non-owner-occupied properties generally expose a lender to greater risk of non-payment and loss than loans secured by owner occupied properties because repayment of such loans depend primarily on the tenant’s continuing ability to pay rent to the property owner, who is our borrower, or, if the property owner is unable to find a tenant, the property owner’s ability to repay the loan without the benefit of a rental income stream. In addition, the physical condition of non-owner-occupied properties is often below that of owner-occupied properties due to lenient property maintenance standards that negatively impact the value of the collateral properties. Furthermore, some of our non-owner-occupied real estate loan borrowers have more than one loan outstanding with us. At September 30, 2024, we had 11 non-owner-occupied residential loan relationships with an outstanding balance over $500,000 and an aggregate balance of $14.9 million. Consequently, an adverse development with respect to one credit relationship may expose us to a greater risk of loss compared to an adverse development with respect to an owner-occupied residential mortgage loan.

A portion of our loan portfolio consists of loan participations. Loan participations may have a higher risk of loss than loans we originate when we are not the lead lender and we have limited control over credit monitoring.

We purchase commercial real estate, multifamily real estate loans and commercial and industrial loan participations secured by properties primarily in the state of Wisconsin in which we are not the lead lender. Loan participations may have a higher risk of loss than loans we originate because we rely on the lead lender to monitor the performance of the loan. Moreover, our decisions regarding the classification of a loan participation and loan loss provisions associated with a loan participation are made in part based upon information provided by the lead lender. A lead lender also may not monitor a participation loan in the same manner as we would for loans that we originate. At September 30, 2024, our loan participations where we are not the lead lender totaled $13.3 million, or 7.5% of our loan portfolio and included $6.3 million in commercial real estate loans and $7.0 million in multifamily real estate loans. At September 30, 2024, no loan participations were delinquent 60 days or more. If our underwriting of these participation loans is not sufficient, our non-performing loans may increase and our earnings may decrease.

We have a significant number of loans secured by real estate, and a downturn in the local real estate market could negatively impact our profitability.

At September 30, 2024, approximately $172.9 million, or 97.2%, of our total loan portfolio was secured by real estate, most of which is located in our primary lending market, Marathon County, Wisconsin and surrounding markets. Unemployment in Wisconsin was at 2.9% as of September 30, 2024. Future declines in the real estate values in Marathon, Ozaukee, Milwaukee and Waukesha Counties and surrounding markets as a result of an economic downturn could significantly impair the value of the particular collateral securing our loans and our ability to sell the collateral upon foreclosure for an amount necessary to satisfy the borrower’s obligations to us. This could require increasing our allowance for credit losses to address the decrease in the value of the real estate securing our loans, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Unlike larger financial institutions that are more geographically diversified, our profitability depends primarily on the general economic conditions in our primary market area. Local economic conditions have a significant impact on our residential real estate, commercial real estate, construction, commercial and industrial and consumer lending, including, the ability of borrowers to repay these loans and the value of the collateral securing these loans.

Deterioration in economic conditions could result in the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

●	demand for our products and services may decrease;
●	loan delinquencies, problem assets and foreclosures may increase;
●	collateral for loans, especially real estate, may decline in value, thereby reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans;
●	the value of our securities portfolio may decrease; and
●	the net worth and liquidity of loan guarantors may decrease, thereby impairing their ability to honor commitments made to us.

Moreover, a significant decline in general economic conditions, caused by inflation, acts of terrorism, an outbreak of hostilities or other international or domestic calamities or other factors beyond our control could further impact these local economic conditions and could further negatively affect our financial performance. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

If our allowance for credit losses is not sufficient to cover actual credit losses, our earnings could decrease.

We maintain an allowance for credit losses, which is established through a provision for credit losses that represents management’s best estimate of the current expected losses within the loan portfolio. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for credit losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions or the results of our analyses are incorrect, our allowance for credit losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. In addition, our emphasis on loan growth and on increasing our portfolios of commercial real estate and multifamily loans, as well as any future credit deterioration or changes in economic conditions could require us to increase our allowance for credit losses in the future. At September 30, 2024, our allowance for credit losses was 0.92% of total loans and 0% of non-performing loans. Material additions to our allowance would materially decrease our net income.

In addition, bank regulators periodically review our allowance for credit losses and, as a result of such reviews, we may be required to increase our provision for credit losses or recognize further loan charge-offs. However, regulatory agencies are not directly involved in the process of establishing the allowance for credit losses, as the process is our responsibility and any adjustment of the allowance is the responsibility of our management. Any increase in our allowance for credit losses or loan charge-offs as a result of such review or otherwise may have a material adverse effect on our financial condition and results of operations.

The level of our commercial real estate loan portfolio may subject us to additional regulatory scrutiny.

The FDIC and the other federal bank regulatory agencies have promulgated joint guidance on sound risk management practices for financial institutions with concentrations in commercial real estate lending. Under the guidance, a financial institution that, like us, is actively involved in commercial real estate lending should perform a risk assessment to identify concentrations. A financial institution may have a concentration in commercial real estate lending if, among other factors, (i) total reported loans for construction, land acquisition and development, and other land represent 100% or more of total capital, or (ii) total reported loans secured by multifamily and non-farm residential properties, loans for construction, land acquisition and development and other land, and loans otherwise sensitive to the general commercial real estate market, including loans to commercial real estate related entities, represent 300% or more of total capital. Based on these factors, we have concluded that we have a concentration risk in multifamily and commercial real estate lending, as such loans represent 389.4% of total bank capital as of September 30, 2024. The particular focus of the guidance is on exposure to commercial real estate loans that are dependent on the cash flow from the real estate held as collateral and that are likely to be at greater risk to conditions in the commercial real estate market (as opposed to real estate collateral held as a secondary source of repayment or in an abundance of caution). The purpose of the guidance is to guide banks in developing risk management practices and determining capital levels commensurate with the level and nature of real estate concentrations. The guidance states that management should employ heightened risk management practices including board and management oversight and strategic planning, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing. While we believe we have implemented policies and procedures with respect to our commercial real estate loan portfolio consistent with this guidance, bank regulators could require us to implement additional policies and procedures consistent with their interpretation of the guidance that may result in additional costs to us or that may result in the curtailment of our commercial real estate and multifamily lending that would adversely affect our loan originations and profitability.

Our historical emphasis on residential mortgage loans exposes us to lending risks.

At September 30, 2024, $57.7 million, or 32.4%, of our total loan portfolio was secured by one- to four-family real estate and $1.3 million, or 0.70%, of our total loan portfolio consisted of outstanding home equity lines of credit. Residential mortgage lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. A decline in residential real estate values as a result of a downturn in the Wisconsin housing market could reduce the value of the real estate collateral securing these types of loans. As a result, we have increased risk that we could incur losses if borrowers default on their loans because we may be unable to recover all or part of the defaulted loans by selling the real estate collateral. In addition, if borrowers sell their homes, they may be unable to repay their loans in full from the sale proceeds. For these reasons, we may experience higher rates of delinquencies, defaults and losses on our residential mortgage loans.

We are subject to environmental liability risk associated with lending activities or properties we own.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties, or with respect to properties that we own in operating our business. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Our policies, which require us to perform an environmental review before initiating any foreclosure action on non-residential real property, may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

Risks Related to our Business Strategy

Our business strategy includes growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively. Growing our operations could also cause our expenses to increase faster than our revenues.

Our business strategy primarily focuses on loan growth, funded by deposits. Achieving such growth may require us to attract customers that currently bank at other financial institutions in our market area. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, the level of competition from other financial institutions in our market area and our ability to manage our growth. Growth opportunities may not be available or we may not be able to manage our growth successfully. If we do not manage our growth effectively, our financial condition and operating results could be negatively affected. Accordingly, any such business expansion can be expected to negatively impact our earnings until certain economies of scale are reached. Furthermore, there can be considerable costs involved in opening branches and expanding lending capacity, and generally a period of time is required to generate the necessary revenues to offset these costs, especially in areas in which we do not have an established presence. Accordingly, any such business expansion can be expected to negatively impact our earnings until certain economies of scale are reached. Our expenses could be further increased if we encounter delays in the opening of new branches.

We depend on our management team and other key personnel to implement our business strategy and execute successful operations and we could be harmed by the loss of their services or the inability to hire additional personnel.

We depend on the services of the members of our senior management team who direct our strategy and operations. Our executive officers and lending personnel possess substantial expertise, extensive knowledge of our markets and key business relationships, and have been integral in the restructuring of our operations, including the implementation of a more aggressive sales culture within our institution. Any one of them could be difficult to replace. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management.”

Risks Related to Market Interest Rates

Future changes in interest rates could negatively affect our operating results and asset values.

Net income is the amount by which net interest income and non-interest income exceed non-interest expense and the provision for loan losses and the provision for income taxes. Net interest income makes up a majority of our income and is based on the difference between:

●	the interest income we earn on interest-earning assets, such as loans and securities; and
●	the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility because market interest rates change over time. In a period of declining interest rates, the interest income we earn on our assets may decrease more rapidly than the interest we pay on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable securities are called, requiring us to reinvest those cash flows at lower interest rates. In a period of rising interest rates, the interest income we earn on our assets may not increase as rapidly as the interest we pay on our liabilities. Furthermore, increases in interest rates may adversely affect our ability to originate loans and/or the ability of our borrowers to make loan repayments on adjustable-rate loans, as the interest owed on such loans would increase as interest rates increase.

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A decline in interest rates generally results in increased prepayments of loans and mortgage-backed and related securities as borrowers refinance their debt to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Furthermore, an inverted interest rate yield curve, where short-term interest rates (which are usually the rates at which financial institutions borrow funds) are higher than long-term interest rates (which are usually the rates at which financial institutions lend funds for fixed-rate loans) can reduce a financial institution’s net interest margin and create financial risk for financial institutions that originate longer-term, fixed rate mortgage loans.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Changes in the level of interest rates also may negatively affect the value of our assets and ultimately affect our earnings.

We monitor interest rate risk through the use of simulation models, including estimates of the amounts by which the fair value of our assets and liabilities (our economic value of equity or “EVE”) and our net interest income would change in the event of a range of assumed changes in market interest rates. As of September 30, 2024 (the most recent date for which information is available), in the event of an instantaneous 100 basis point decrease in interest rates, we estimate that we would experience a 4.85% decrease in EVE and a 0.88% increase in net interest income. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Changes in the valuation of our securities portfolio may reduce our profits and our capital levels.

Our securities portfolio may be affected by fluctuations in market value, potentially reducing accumulated other comprehensive income or earnings. Fluctuations in market value may be caused by changes in market interest rates, lower market prices for securities and limited investor demand. Management evaluates securities for credit losses on a quarterly basis, with more frequent evaluation for selected issues. In analyzing a debt issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, industry analysts’ reports and spread differentials between the effective rates on instruments in the portfolio compared to risk-free rates. If this evaluation shows a credit loss exists an allowance for credit losses is recorded for the credit loss. Changes in interest rates may also have an adverse effect on our financial condition, as our available-for-sale securities are reported at their estimated fair value, and therefore are affected by fluctuations in interest rates. We increase or decrease our stockholders’ equity by the amount of change in the estimated fair value of the available-for-sale securities, net of taxes. Declines in market value may indicate that credit losses exist for these assets, which may lead to accounting charges that could have a material adverse effect on our net income and stockholders’ equity.

Risks Related to Economic Conditions

Inflation can have an adverse impact on our business and on our customers.

Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. As a result of sustained inflationary pressures, the Federal Reserve Board has maintained the federal funds rate to a target range of 4.75% to 5.00% as of September 30, 2024. The Federal Reserve Board also continued to reduce the size of its balance sheet in 2024, although at a slower pace than it did in 2023. To the extent these interventions do not mitigate the volatility and uncertainty related to inflation and the effects of inflation, or to the extent conditions otherwise worsen, we could experience adverse effects on our business, financial condition, and results of operations. As inflation increases, the value of our investment securities, particularly those with longer maturities, would decrease, although this effect can be less pronounced for floating rate instruments. In addition, inflation increases the cost of goods and services we use in our business operations, such as electricity and other utilities, which increases our non-interest expenses. Furthermore, our customers are also affected by inflation and the rising costs of goods and services used in their households and businesses, which could have a negative impact on their ability to repay their loans with us.

Certain events involving the failure of financial institutions may adversely affect our business, and the market price of our common stock.

The bank failures of Silicon Valley Bank and Signature Bank in March 2023 and First Republic Bank in May 2023 generated significant market volatility among publicly traded bank holding companies and, in particular, regional banks. Developments and events in the financial services industry, including the large-scale deposit withdrawals over a short period of time at Silicon Valley Bank, Signature Bank and First Republic Bank that resulted in the failure of those institutions caused decreased confidence in banks among depositors, other counterparties and investors, as well as significant disruption, volatility and reduced valuations of equity and other securities of banks in the capital markets. As a result, customers may choose to maintain deposits with larger financial institutions or invest in higher yielding short-term fixed income securities, all of which could materially adversely impact our liquidity, cost of funding, loan funding capacity, net interest margin, capital and results of operations. These events occurred against the backdrop of a rapidly rising interest rate environment which, among other things, resulted in unrealized losses in longer duration securities and loans held by banks, more competition for bank deposits and may increase the risk of a potential recession. These events and developments could materially and adversely impact our business or financial condition, including through potential liquidity pressures, reduced net interest margins, and potential increased credit losses. Notwithstanding our management’s belief that our liquidity and capitalization are sufficient to meet our requirements and applicable regulatory standards, large deposit outflows could materially and adversely affect our financial condition and results of operations.

These rapid bank failures also highlighted risks associated with advances in technology that increase the speed at which information, concerns and rumors can spread through traditional and new media, and increase the speed at which deposits can be moved from bank to bank or outside the banking system, heightening liquidity concerns of traditional banks. While regulators and large banks took steps designed to increase liquidity at regional banks and strengthen depositor confidence in the broader banking industry, there can be no guarantee that these steps will stabilize the financial services industry and financial markets. These events may also result in increased regulatory scrutiny, changes to laws or regulations governing banks and bank holding companies or result in the impositions of restrictions through supervisory or enforcement activities, including higher capital requirements, which could have a material adverse impact on our business. The cost of resolving these failures may prompt the FDIC to increase its assessment rates, to require prepayments in FDIC insurance premiums or to issue additional special assessments that apply to all financial institutions, to the extent that they result in increased deposit insurance costs, would reduce our profitability.

Risks Related to Our Funding

Our inability to generate core deposits may cause us to rely more heavily on wholesale funding strategies for funding and liquidity needs, which could have an adverse effect on our net interest margin and profitability.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also receive funds from loan repayments, investment maturities and income on other interest-earning assets. While we emphasize generating transaction accounts, we cannot guarantee if and when this will occur. Further, the considerable competition for deposits in our market area also has made, and may continue to make, it difficult for us to obtain reasonably priced deposits. Moreover, deposit balances can decrease if customers perceive alternative investments as providing a better risk/return tradeoff. If we are not able to increase our lower-cost transactional deposits at a level necessary to fund our asset growth or deposit outflows, we may be forced seek other sources of funds, including other certificates of deposit, Federal Home Loan Bank advances, brokered deposits and lines of credit to meet the borrowing and deposit withdrawal requirements of our customers, which may be more expensive and have an adverse effect on our net interest margin and profitability. In this regard, total deposits decreased $25.1 million, or 12.7%, to $172.2 million at September 30, 2024 from $197.3 million at June 30, 2023. The decrease in deposits has led Marathon Bancorp to rely more heavily on Federal Home Loan Bank advances in recent periods to fund loan growth and to maintain on-balance sheet liquidity. This has resulted in an increase from $8.0 million in Federal Home Loan Bank advances at June 30, 2023 to $10.0 million at September 30, 2024 and a corresponding increase in borrowing expense to $121,000 for the three months ended September 30, 2024 as compared to $79,000 for the same period in 2023 and $648,000 for the year ended June 30, 2024 as compared to $103,000 for the year ended June 30, 2023.

Risks Related to Laws and Regulations

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

Marathon Bank is subject to extensive regulation, supervision and examination by the WDFI and the FDIC, and Marathon Bancorp is subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation and supervision govern the activities in which an institution and its holding company may engage and are intended primarily for the protection of the federal deposit insurance fund and the depositors of Marathon Bank, rather than for our stockholders.

Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firms. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are suspected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations. Furthermore, these rules and regulations continue to evolve and expand.

We are subject to the Community Reinvestment Act (“CRA”) and fair lending laws, and failure to comply with these laws could lead to material penalties.

The CRA, the Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations impose nondiscriminatory lending requirements on financial institutions. The CFPB, the United States Department of Justice and other federal agencies are responsible for enforcing these laws and regulations. A successful challenge to an institution’s performance under the CRA or fair lending laws and regulations could result in a wide variety of sanctions, including paying damages and civil money penalties, injunctive relief, imposition of restrictions on merger and acquisition activity and restrictions on expansion activity. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation.

Monetary policies and regulations of the Federal Reserve Board could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve Board to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of financial institutions in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

The Federal Reserve Board may require us to commit capital resources to support Marathon Bank, and we may not have sufficient access to such capital resources.

Federal law requires that a holding company act as a source of financial and managerial strength to its subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the Federal Reserve Board may require a holding company to make capital injections into a troubled subsidiary bank and may charge the holding company with engaging in unsafe and unsound practices for failure to commit resources to a subsidiary bank. A capital injection may be required at times when the holding company may not have the resources to provide it and therefore may be required to attempt to borrow the funds or raise capital. Any loans by a holding company to its subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the institution’s general unsecured creditors, including the holders of its note obligations. Thus, any borrowing that must be done by Marathon Bancorp to make a required capital injection becomes more difficult and expensive and could have an adverse effect on our business, financial condition and results of operations. Moreover, it is possible that we will be unable to borrow funds when we need to do so.

We may be required to raise additional capital in the future, but that capital may not be available when it is needed, or it may only be available on unacceptable terms, which could adversely affect our financial condition and results of operations.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. We may at some point, however, need to raise additional capital to support continued growth or be required by our regulators to increase our capital resources. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside of our control, and on our financial performance. Accordingly, we may not be able to raise additional capital, if needed, on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations and pursue our growth strategy could be materially impaired and our financial condition and liquidity could be materially and adversely affected. In addition, if we are unable to raise additional capital when required by our bank regulators, we may be subject to adverse regulatory action.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

Marathon Bancorp is an emerging growth company, and we expect that Marathon Bancorp will cease to be an emerging growth company at the end of the fiscal year in 2026. For as long as Marathon Bancorp continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, Marathon Bancorp also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards. Investors may find our common stock less attractive since we have chosen to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

We are also a smaller reporting company and, even if we no longer qualify as an emerging growth company, any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to smaller reporting companies could make our common stock less attractive to investors.

In addition to qualifying as an emerging growth company, Marathon Bancorp qualifies as a “smaller reporting company” under the federal securities laws. For as long as it continues to be a smaller reporting company, it may choose to take advantage of exemptions from various reporting requirements applicable to public companies that are not available to companies that are not smaller reporting companies, including, but not limited to, reduced financial disclosure obligations and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Risks Related to Competitive Matters

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and securities brokerage firms and unregulated or less regulated non-banking entities, operating locally and elsewhere. Many of these competitors have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected. In addition, some of our competitors offer loans with lower interest rates on more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. Our profitability depends upon our continued ability to successfully compete in our market area.

The financial services industry could become even more competitive as a result of new legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. For additional information see “Business of Marathon Bank—Market Area” and “—Competition.”

Our asset size may make it more difficult for us to compete.

Our asset size may make it more difficult to compete with other financial institutions that are larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings may also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base may make it difficult to generate meaningful non-interest income from non-traditional banking activities. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

Risks Related to Operational Matters

We face significant operational risks because of our reliance on technology. Our information technology systems may be subject to failure, interruption or security breaches.

Information technology systems are critical to our business. Our business requires us to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and our own business, operations, plans and business strategies. We use various technology systems to manage our customer relationships, general ledger, securities investments, deposits, and loans. Our computer systems, data management and internal processes, as well as those of third parties, are integral to our performance. Our operational risks include the risk of malfeasance by employees or persons outside our company, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. There have been increasing efforts by third parties to breach data security at financial institutions. Such attacks include computer viruses, malicious or destructive code, phishing attacks, denial of service or information or other security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information, damages to systems, or other material disruptions to network access or business operations. We have established policies and procedures to prevent or limit the impact of system failures, interruptions and security breaches, including privacy breaches and cyber-attacks. Although we take protective measures and believe that we have not experienced any of the data breaches described above, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security. Because the techniques used to cause security breaches change frequently, we may be unable to proactively address these techniques or to implement adequate preventative measures.

In the event of a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, loss of customers and damage to our reputation, and face regulatory action or civil litigation. Any of these events could have a material adverse effect on our financial condition and results of operations. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits.

We rely on third party vendors, which could expose us to and have exposed us to additional cybsersecurity risks.

Third party vendors provide key components of our business infrastructure, including certain data processing and information services. Accordingly, our operations are exposed to risk that these vendors will not perform in accordance with our contractual agreements with them, or we also could be adversely affected if such an agreement is not renewed by the third-party vendor or is renewed on terms less favorable to us. If our third-party providers encounter difficulties, or if we have difficulty communicating with those service providers, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected, which could have a material adverse effect on our financial condition and results of operations. Threats to information security also exist in the processing of customer information through various other vendors and their personnel. To our knowledge, the services and programs provided to us by third parties have not experienced any material security breaches. However, the existence of cyber-attacks or security breaches at third parties with access to our data, such as vendors, may not be disclosed to us in a timely manner.

We may be subject to risks and losses resulting from fraudulent activities that could adversely impact our financial performance and results of operations.

As a bank, we are susceptible to fraudulent activity that may be committed against us or our clients, which may result in financial losses or increased costs to us or our clients, disclosure or misuse of our information or our client information, misappropriation of assets, privacy breaches against our clients, litigation or damage to our reputation. We are most subject to fraud and compliance risk in connection with the origination of loans, ACH transactions, wire transactions, ATM transactions, checking transactions, and debit cards that we have issued to our customers and through our online banking portals.

We maintain a system of internal controls and insurance coverage to mitigate against such risks, including data processing system failures and errors, and customer fraud. If our internal controls fail to prevent or detect any such occurrence, or if any resulting loss is not insured or exceeds applicable insurance limits, it could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Accounting Matters

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus, as well as periodic reports we file under the Securities Exchange Act of 1934, including our consolidated financial statements, our management is required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. The area requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for credit losses and our determinations with respect to amounts owed for income taxes.

Changes in accounting standards could affect reported earnings.

The regulatory bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Other Risks Related to Our Business

We are a community bank and our ability to maintain our reputation, which is critical to the success of our business, may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, cybersecurity incidents and questionable or fraudulent activities of our customers. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers and employees, costly litigation and increased governmental regulation, any or all of which could adversely affect our business and operating results.

Societal responses to climate change could adversely affect our business and performance, including indirectly through impacts on our customers.

Concerns over the long-term impacts of climate change have led and will continue to lead to governmental efforts around the world to mitigate those impacts. Consumers and businesses also may change their behavior as a result of these concerns. We and our customers will need to respond to new laws and regulations as well as consumer and business preferences resulting from climate change concerns. The impact on our customers will likely vary depending on their specific attributes, including reliance on or role in carbon intensive activities. Among the impacts to us could be a drop in demand for our products and services, particularly in certain sectors. In addition, we could face reductions in creditworthiness on the part of some customers or in the value of assets securing loans. Our efforts to take these risks into account in making lending and other decisions, including by increasing our business with climate-friendly companies, may not be effective in protecting us from the negative impact of new laws and regulations or changes in consumer or business behavior.

Legal and regulatory proceedings and related matters could adversely affect us.

We have been and may in the future become involved in legal and regulatory proceedings. We consider most of the proceedings to be in the normal course of our business or typical for the industry; however, it is inherently difficult to assess the outcome of these matters, and we may not prevail in any proceedings or litigation. There could be substantial costs and management diversion in such litigation and proceedings, and any adverse determination could have a materially adverse effect on our business, brand or image, or our financial condition and results of our operations.

Severe weather, acts of terrorism, geopolitical and other external events could impact our ability to conduct business.

Weather-related events have adversely impacted our market area in recent years, especially areas located near flood prone areas. Such events that may cause significant flooding and other storm-related damage may become more common events in the future. Financial institutions have been, and continue to be, targets of terrorist threats aimed at compromising operating and communication systems. Such events could cause significant damage, impact the stability of our facilities and result in additional expenses, impair the ability of our borrowers to repay their loans, reduce the value of collateral securing repayment of our loans, and result in the loss of revenue. While we have established and regularly test disaster recovery procedures, the occurrence of any such event could have a material adverse effect on our business, operations and financial condition. Additionally, financial markets may be adversely affected by the current or anticipated impact of military conflict, including wars in Russia and Ukraine, and the Middle East, terrorism or other geopolitical events.

Risks Related to the Offering

The future price of our shares of common stock may be less than the $10.00 purchase price per share in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in laws and regulations, investor perceptions of Marathon Bancorp and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

We intend to contribute between $6.2 million and $8.7 million of the net proceeds of the offering (or $10.1 million at the adjusted maximum of the offering range) to Marathon Bank. We also expect to use a portion of the net proceeds to fund a loan to our employee stock ownership plan to purchase shares of common stock in the offering. We may use the remaining net proceeds to invest in short-term investments, to acquire other financial institutions and for general corporate purposes, including repurchasing shares of our common stock and paying dividends. Marathon Bank may use the net proceeds it receives to fund new loans, expand its retail banking franchise by opening or acquiring branches from other financial institutions or for other general corporate purposes. However, except for funding the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have broad discretion in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. Also, certain of these uses, such as acquiring other financial institutions, may require the approval of the WDFI, the FDIC or the Federal Reserve Board. We have not established a timetable for investing the net proceeds, and we cannot predict how long we will require to invest the net proceeds. Our failure to reinvest these funds effectively would reduce our profitability and may adversely affect the value of our common stock.

There may be a limited trading market in our shares of common stock, which would hinder your ability to sell our common stock and may lower the market price of our common stock.

We expect that our common stock will be traded on the Nasdaq Capital Market under the symbol “MBBC” upon conclusion of the conversion and offering. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. Purchasers of common stock in this offering should have long-term investment intent and should recognize that there may be a limited trading market in the common stock, which could make it difficult to sell the common stock after the offering and may have an adverse impact on the price at which the common stock can be sold.

Our return on equity may be low following the offering. This could negatively affect the trading price of our shares of common stock.

Net income divided by average stockholders’ equity, known as “return on equity,” is a ratio many investors use to compare the performance of financial institutions. Our return on equity may be low until we are able to leverage the additional capital we receive from the offering. Our return on equity also will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plans we currently sponsor and the new plan we intend to adopt. Our return on average equity was 0.59% (annualized) for the three months ended September 30, 2024, with consolidated equity of $31.6 million at September 30, 2024. Our pro forma consolidated equity as of September 30, 2024, assuming completion of the offering, is estimated to be between $42.4 million at the minimum of the offering range and $49.3 million at the adjusted maximum of the offering range. Until we can increase our net interest income and non-interest income and leverage the capital raised in the stock offering, our return on equity may be low, which may reduce the market price of our shares of common stock.

Our stock-based benefit plans will increase our expenses and reduce our income.

We intend to adopt one or more new stock-based benefit plans after the conversion, subject to stockholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants. The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards granted under the plans, the fair market value of our stock or options on the date of grant, the vesting period, and other factors that we cannot predict at this time. If we adopt stock-based benefit plans within 12 months following the conversion, the shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plans would be limited to 4% and 10%, respectively, of the total shares of our common stock sold in the offering. If we adopt stock-based benefit plans more than 12 months after the completion of the conversion, we may adopt plans that allow for greater amounts of awards and options and, therefore, we could award restricted shares of common stock or grant options in excess of these amounts, which would further increase costs.

In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the offering for our employee stock ownership plan and for our new stock-based benefit plans, assuming such plans had been implemented at the beginning of the year, is estimated to be approximately $466,000 ($388,000 after tax) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based plans, see “Management—Benefits to be Considered Following Completion of the Conversion.”

The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.

We intend to adopt one or more new stock-based benefit plans following the conversion. These new stock-based benefits plans may be funded either through open market purchases of our common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of our common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of our stock, our capital levels, alternative uses for our capital and our financial performance. While our intention is to fund the new stock-based benefit plans through open market purchases, stockholders would experience a 5.44% dilution in ownership interest if newly issued shares of our common stock are used to fund stock options in an amount equal to 10% of the shares sold in the offering, and all such stock options are exercised, and a 2.25% dilution in ownership interest if newly issued shares of our common stock are used to fund shares of restricted common stock in an amount equal to 4% of the shares sold in the offering. Such dilution would also reduce earnings per share. If we adopt the plans more than 12 months following the conversion, new stock-based benefit plans would not be subject to these size limitations and stockholders could experience even greater dilution.

Although the implementation of new stock-based benefit plans would be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

If we adopt stock-based benefit plans more than 12 months following the completion of the conversion, then grants of shares of common stock or stock options under our proposed stock-based benefit plans may exceed 4% and 10%, respectively, of shares of common stock sold in the offering. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our expenses and reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.” Although the implementation of stock-based benefit plans would be subject to stockholder approval, the timing of the implementation of such plans will be at the discretion of our board of directors.

Various factors may make takeover attempts more difficult to achieve.

Provisions in our articles of incorporation and bylaws may prevent or impede holders of our common stock from obtaining representation on our board of directors. For example, our board of directors is divided into three classes with staggered three-year terms. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Directors may only be removed by stockholders for cause, which can also make it difficult to replace directors. Our articles of incorporation also provide that our board of directors, when evaluating takeover offers, may give consideration to all relevant factors, which include a wide variety of factors in addition to the economic effect upon our stockholders. In addition, our articles of incorporation provide that there will not be cumulative voting by stockholders for the election of our directors. Also, we have the ability to issue preferred stock with voting rights to third parties who may be friendly to our board of directors. Maryland law also provides restrictions on transactions with “interested” stockholders.

For three years following the offering, applicable regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without prior regulatory approval. In addition, a section in Marathon Bancorp’s articles of incorporation generally provide that any shares of our common stock beneficially owned by a person who owns more than 10% of our common stock will not be entitled to be voted and will not be counted as voting stock in connection with any matters submitted to the stockholders for a vote.

Certain provisions in our articles of incorporation, including the restriction on voting by certain stockholders, can only be amended with the approval of 80% or more of our stockholders, which can further limit stockholder influence over our board of directors.

Furthermore, shares of restricted stock and stock options that we may grant to employees and directors, stock ownership by our management and directors and other factors may make it more difficult for companies or persons to acquire control of Marathon Bancorp without the consent of our board of directors.

Taken as a whole, these statutory or regulatory provisions and provisions in our articles of incorporation and bylaws could result in our being less attractive to a potential acquirer and thus could adversely affect the market price of our common stock.

Marathon Bancorp’s articles of incorporation provide that state and federal courts located in the State of Maryland will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Marathon Bancorp’s articles of incorporation generally provide that, unless we consent in writing to the selection of an alternative forum, Maryland is the sole and exclusive forum for any derivative action or proceeding brought on behalf of Marathon Bancorp, any action asserting a claim of breach of a fiduciary duty, any action asserting a claim arising pursuant to any provision of Maryland corporate law, or any action asserting a claim governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors and officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our articles of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

You may not revoke your order to purchase common stock in the subscription or community offerings after you send us your order form.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the offering, including any extension of the expiration date and consummation of a syndicated community offering. Because completion of the offering will be subject to regulatory approvals and an update of the independent appraisal prepared by RP Financial, among other factors, there may be one or more delays in completing the offering. Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond May 5, 2025, or the number of shares to be sold in the offering is increased to more than 2,182,125 shares or decreased to fewer than 1,402,500 shares.

You may not be able to sell your shares of common stock until you have received a statement reflecting ownership of shares, which will affect your ability to take advantage of changes in the stock price immediately following the offering.

A statement reflecting ownership of shares of common stock purchased in the offering may not be delivered for several days after the completion of the offering and the commencement of trading in the common stock. Your ability to sell the shares of common stock before receiving your ownership statement will depend on arrangements you may make with a brokerage firm, and you may not be able to sell your shares of common stock until you have received your ownership statement. As a result, you may not be able to take advantage of fluctuations in the price of the common stock immediately following the offering.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected historical financial and other data for Marathon Bancorp, at the dates and for the periods indicated. It is only a summary and it should be read in conjunction with the business and financial information contained elsewhere in this prospectus, including the financial statements that appear starting on page F-1 of this prospectus. The information at September 30, 2024 and for the three months ended September 30, 2024 and 2023 is not audited but, in the opinion of management, includes all adjustments necessary for a fair presentation. All adjustments are normal and recurring. The results of operations for the three months ended September 30, 2024 are not necessarily indicative of the results that may be expected for the year ending June 30, 2025 or any other period. The information at June 30, 2024 and 2023 and for the years ended June 30, 2024 and 2023 is derived in part from the audited financial statements appearing in this prospectus.

	At September 30,	At June 30,
	2024	2024	2023

	(In thousands)
Selected Financial Condition Data:
Total assets	$216,450	$219,234	$238,779
Cash, cash equivalents and interest-bearing deposits in other financial institutions	15,341	10,672	15,537
Debt securities available for sale	6,600	6,607	8,922
Debt securities held to maturity	501	510	516
Loans receivable, net	176,155	183,448	197,714
Foreclosed assets, net	1,397	1,397	2,335
Federal Home Loan Bank stock, at cost	1,329	1,329	770
Bank owned life insurance	9,040	8,973	8,724
Premises and equipment, net	4,011	4,086	2,128
Deferred tax asset	511	580	487
Deposits	172,165	172,981	197,254
Federal Home Loan Bank advances	10,000	13,000	8,000
Stockholders’ equity	31,587	31,295	31,280

	For the Three Months		For the Years
	Ended September 30,		Ended June 30,
	2024	2023	2024	2023

	(In thousands)
Selected Operating Data:
Interest income	$2,312	$2,405	$9,431	$8,978
Interest expense	892	842	3,591	2,278
Net interest income	1,420	1,563	5,840	6,700
Provision for (recovery of) credit losses	(155)	41	(190)	—
Net interest income after provision for (recovery of) credit losses	1,575	1,522	6,030	6,700
Non-interest income	194	229	726	1,301
Non-interest expenses	1,553	1,463	7,002	5,884
Income (loss) before income taxes (benefit)	216	288	(246)	2,117
Provision for (benefit from) income taxes	41	202	(59)	445
Net income (loss)	$175	$86	$(187)	$1,672

	At or For the Three Months		At or For the Years Ended
	Ended September 30, (1)		June 30,
	2024	2023	2024	2023

Performance Ratios:
Return (loss) on average assets	0.08%	0.04%	(0.08)%	0.71%
Return (loss) on average equity	0.59%	0.29%	(0.62)%	5.91%
Interest rate spread (2)	2.49%	2.57%	2.40%	2.81%
Net interest margin (3)	2.86%	2.85%	2.75%	3.04%
Non-interest expenses to average assets	2.80%	2.44%	3.00%	2.50%
Efficiency ratio (4)	96.28%	81.64%	106.64%	73.54%
Average interest-earning assets to average interest-bearing liabilities	122.22%	120.28%	120.56%	122.66%

Capital Ratios(5):
Average equity to average assets	13.37%	12.26%	13.00%	12.01%
Tier 1 capital to average assets	13.42%	12.36%	13.04%	12.02%

Asset Quality Ratios:
Allowance for credit losses as a percentage of total loans	0.92%	1.01%	0.97%	1.17%
Allowance for credit losses as a percentage of non-performing loans	—%	—%	—%	—%
Net (charge-offs) recoveries to average outstanding loans during the period	—%	—%	—%	(0.02)%
Non-performing loans as a percentage of total loans	—%	—%	—%	—%
Non-performing loans as a percentage of total assets	—%	—%	—%	—%
Total non-performing assets as a percentage of total assets	0.65%	0.98%	0.63%	0.97%

Other:
Number of offices	5	5	5	4
Number of full-time equivalent employees	36	35	35	35

(1)	Annualized where appropriate.
(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(5)	Capital ratios are for Marathon Bank only. As of September 30, 2024 and 2023 and June 30, 2024 and 2023, Marathon Bank elected to adopt the Community Bank Leverage Ratio framework.

RECENT DEVELOPMENTS

The following tables set forth selected historical financial and other data for Marathon Bancorp, at the dates and for the periods indicated. The following is only a summary and it should be read in conjunction with the business and financial information contained elsewhere in this prospectus, including the financial statements that appear starting on page F-1 of this prospectus. The information at June 30, 2024 is derived in part from the audited financial statements that appear in this prospectus. The information at December 31, 2024 and for the three and six months ended December 31, 2024 and 2023, is unaudited and reflects only normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three and six months ended December 31, 2024, are not necessarily indicative of the results for all of fiscal 2025 or any other period.

	At December 31,	At June 30,
	2024	2024
	(In thousands)
Selected Financial Condition Data:
Total assets	$217,931	$219,234
Cash, cash equivalents and interest-bearing deposits in other financial institutions	16,284	10,672
Debt securities available for sale	6,242	6,607
Debt securities held to maturity	500	510
Loans receivable, net	176,927	183,448
Foreclosed assets, net	1,397	1,397
Federal Home Loan Bank stock, at cost	1,329	1,329
Bank owned life insurance	9,107	8,973
Premises and equipment, net	3,947	4,086
Deferred tax asset	521	580
Deposits	173,417	172,981
Federal Home Loan Bank advances	10,000	13,000
Stockholders’ equity	31,685	31,295

	For the Three Months		For the Six Months
	Ended December 31,		Ended December 31,
	2024	2023	2024	2023

	(In thousands)
Selected Operating Data:
Interest income	$2,267	$2,402	$4,579	$4,807
Interest expense	861	916	1,753	1,758
Net interest income	1,406	1,486	2,826	3,049
Provision for (recovery of) credit losses	8	(135)	(147)	(94)
Net interest income after provision for (recovery of) credit losses	1,398	1,621	2,973	3,143
Non-interest income	180	176	374	404
Non-interest expense	1,526	1,554	3,079	3,017
Income before income taxes	52	243	268	530
Provision for (benefit from) income taxes	1	(29)	42	172
Net income	$51	$272	$226	$358

	At or For the Three Months		At or For the Six Months
	Ended December 31, (1)		Ended December 31, (1)
	2024	2023	2024	2023

Performance Ratios:
Return on average assets	0.02%	0.11%	0.10%	0.15%
Return on average equity	0.17%	0.92%	0.76%	1.22%
Interest rate spread (2)	2.49%	2.46%	2.47%	2.50%
Net interest margin (3)	2.85%	2.76%	2.84%	2.80%
Non-interest expenses to average assets	2.82%	2.63%	2.82%	2.54%
Efficiency ratio (4)	96.22%	93.50%	96.22%	87.35%
Average interest-earning assets to average interest-bearing liabilities	122.60%	119.67%	122.41%	119.98%

Capital Ratios(5):
Average equity to average assets	13.74%	12.44%	13.55%	12.35%
Tier 1 capital to average assets	13.64%	12.35%	13.64%	12.35%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	0.92%	0.92%	0.96%	0.96%
Allowance for loan losses as a percentage of non-performing loans	—%	—%	—%	—%
Net (charge-offs) recoveries to average outstanding loans during the period	—%	—%	—%	—%
Non-performing loans as a percentage of total loans	—%	—%	—%	—%
Non-performing loans as a percentage of total assets	—%	—%	—%	—%
Total non-performing assets as a percentage of total assets	0.64%	0.64%	0.64%	0.64%

Other:
Number of offices	5	5	5	5
Number of full-time equivalent employees	36	32	36	32

(1)	Annualized for the three and six month periods ended December 31, 2024 and 2023.
(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(5)	Capital ratios are for Marathon Bank only. As of December 31, 2024 and 2023, Marathon Bank elected to adopt the Community Bank Leverage Ratio framework.

Comparison of Financial Condition at December 31, 2024 and June 30, 2024

Total Assets. Total assets decreased $1.3 million, or 0.6%, to $217.9 million at December 31, 2024 from $219.2 million at June 30, 2024. The decrease was primarily due to a decrease in net loans of $6.5 million, or 3.6%, which was offset by an increase in cash and cash equivalents of $5.7 million, or 54.4%. Debt securities available for sale also decreased by $364,000, from $6.6 million at June 30, 2024 to $6.2 million at December 31, 2024. The remaining asset categories showed no significant changes when comparing December 31, 2024 with June 30, 2024.

Cash and Cash Equivalents. Total cash and cash equivalents increased $5.7 million, or 54.4%, to $16.2 million at December 31, 2024 from $10.5 million at June 30, 2024, primarily due to a decrease in net loans of $6.5 million which was offset by a decrease in borrowings of $3.0 million.

Debt Securities Available for Sale. Total debt securities available for sale decreased by $364,000, or 5.5%, from $6.6 million at June 30, 2024 to $6.2 million at December 31, 2024. The decrease was primarily related to municipal bond calls of $240,000.

Loans. Gross loans decreased $6.7 million, or 3.6%, to $178.6 million at December 31, 2024 from $185.3 million at June 30, 2024. The decrease was due to a decrease in all categories of loans with the exception of consumer loans which increased slightly by $232,000. Commercial real estate loans decreased by $3.7 million, or 5.0% when comparing December 31, 2024 with June 30, 2024. Multifamily real estate loans decreased by $1.0 million, or 2.3% when comparing December 31, 2024 with June 30, 2024. Construction loans decreased by $1.3 million to no construction loans being held at December 31, 2024 compared to $1.3 million being held at June 30, 2024. The decrease in construction loans was primarily due to all construction loans being converted to permanent financings. Commercial and industrial loans decreased by $444,000, or 8.6% when comparing December 31, 2024 with June 30, 2024. The remaining categories of loan decreases (commercial real estate, multifamily real estate, commercial and industrial and one-to four-family residential loans) were primarily due to repayments exceeding new loan growth.

Foreclosed Assets. Foreclosed assets, net remained unchanged at $1.4 million when comparing December 31, 2024 with June 30, 2024.

Deposits. Total deposits increased slightly by $436,000, or 0.3%, to $173.4 million at December 31, 2024 from $173.0 million at June 30, 2024. There was also a shift from non-interest-bearing deposits to interest-bearing deposits of approximately $2.0 million as customers moved their deposits to higher rate products at the Bank.

Federal Home Loan Bank (“FHLB”) Advances. FHLB advances decreased by $3.0 million to $10.0 million at December 31, 2024 compared to $13.0 million at June 30, 2024 as the Bank paid down a term borrowing of $3.0 million that matured in August 2024.

Stockholders’ Equity. Total stockholders’ equity increased by $390,000 when comparing December 31, 2024 with June 30, 2024 due to net income of $226,000 and a decrease in accumulated other comprehensive loss, net of taxes of $118,000 resulting from an increase in the fair market value of the debt securities available for sale portfolio due to favorable changes in market interest rates.

Comparison of Operating Results for the Three Months Ended December 31, 2024 and 2023

General. Net income was $51,000 for the three months ended December 31, 2024, a decrease of $221,000, or 81.2%, from net income of $272,000 for the three months ended December 31, 2023. The decrease in net income was primarily attributable to a change in the provision for (recovery of) credit losses of $143,000 from a recovery of credit losses of $135,000 for the three months ended December 31, 2023 to a provision for credit losses of $8,000 for the three months ended December 31, 2024. Net interest income also decreased by $80,000 and the provision for income taxes increased by $31,000. These decreases were offset by an increase in non-interest income of $4,000 and a decrease in non-interest expenses of $29,000.

Interest Income. Interest income decreased by $135,000, or 5.6%, to $2.3 million for the three months ended December 31, 2024 as compared to $2.4 million for the three months ended December 31, 2023 primarily due to a decrease in loan interest income of $152,000 offset by an increase in other interest income of $29,000. Income from debt securities decreased slightly by $12,000 during the three months ended December 31, 2024.

Loan interest income decreased by $152,000, or 6.9%, to $2.0 million for the three months ended December 31, 2024 as compared to $2.2 million for the three months ended December 31, 2023, due to a decrease in the average balance of the loan portfolio, which was partially offset by an increase in the average yield on loans. The average balance of the loan portfolio decreased by $19.8 million, or 10.2%, to $175.7 million for the three months ended December 31, 2024 from $195.5 million for the three months ended December 31, 2023. The decrease in the average balance of the loan portfolio was primarily related to repayments exceeding new loan growth. The average yield on the loan portfolio increased by 16 basis points from 4.52% for the three months ended December 31, 2023 to 4.68% for the three months ended December 31, 2024 as a result of higher interest rates.

Debt securities interest income decreased by $12,000, or 21.1%, to $45,000 for the three months ended December 31, 2024 from $57,000 for the three months ended December 31, 2023 due to a decrease of $1.9 million in the average balance of debt securities to $6.9 million for the three months ended December 31, 2024 from $8.8 million for the three months ended December 31, 2023. Offsetting the decrease in average balance, was a one basis point increase in the average yield on the debt securities portfolio to 2.61% for the three months ended December 31, 2024 from 2.60% for the three months ended December 31, 2023 as a result of the higher interest rate environment. The average balance of debt securities continued to decrease as a result of securities paydowns.

Interest Expense. Interest expense decreased $55,000, or 6.0%, to $861,000 for the three months ended December 31, 2024 from $916,000 for the three months ended December 31, 2023, due to a decrease of $61,000 in interest paid on FHLB borrowings offset by an increase of $6,000 in interest paid on deposits.

Interest expense on deposits increased $6,000, or 0.5%, to $764,000 for the three months ended December 31, 2024 from $759,000 for the three months ended December 31, 2023 due to an increase in the average rate paid on all deposit categories, offset by a decrease in the average balances of all deposit categories. The average rate paid on deposits increased by 17 basis points to 2.02% for the three months ended December 31, 2024 from 1.85% for the three months ended December 31, 2023. The increase in the average rate paid on all deposit categories was due to higher interest rates. All categories of deposit average balances decreased when comparing the three months ended December 31, 2024 with the three months ended December 31, 2023 with the average balance of deposits decreasing by $12.6 million, or 7.7%, to $151.2 million for the three months ended December 31, 2024. The decrease in the average balances of all deposits was related to customers who changed banks to obtain higher rates and the Bank being less aggressive in matching competitor interest rates. In addition, we had a $4.2 million brokered certificate of deposit that matured in March 2024.

Interest paid on FHLB borrowings decreased $61,000, from $158,000 for the three months ended December 31, 2023 to $97,000 for the three months ended December 31, 2024. The decrease in interest paid on borrowings was due to the average balance of FHLB advances decreasing by $6.3 million to $10.0 million for the three months ended December 31, 2024. Offsetting the decrease in average balance was an increase in the average rate paid on borrowings of seven basis points from 3.87% for the three months ended December 31, 2023 to 3.90% for the three months ended December 31, 2024 due to an increase in borrowing costs.

Net Interest Income. Net interest income decreased by $80,000, or 5.4%, to $1.4 million for the three months ended December 31, 2024 from $1.5 million for the three months ended December 31, 2023. Net interest-earning assets increased by $993,000, or 2.8%, to $36.4 million for the three months ended December 31, 2024 from $35.4 million for the three months ended December 31, 2023. Net interest rate spread increased by three basis points to 2.49% for the three months ended December 31, 2024 from 2.46% for the three months ended December 31, 2023, reflecting a 14 basis points increase in the average yield on interest-earning assets which was offset by an 11 basis points increase in the average rate paid on interest-bearing liabilities. The net interest margin increased to 2.85% for the three months ended December 31, 2024 from 2.76% for the three months ended December 31, 2023. The increase in the average yield on interest-earning assets for the three months ended December 31, 2024 compared to the three months ended December 31, 2023 was primarily due to an increase in the average yield of all interest-earning asset categories (with the exception of cash and cash equivalents which decreased by 86 basis points due to a drop in the federal funds rate during the latter part of 2024) related to the increase in market interest rates over the past year. The increase in the average interest rate paid on interest-bearing liabilities was due to the Bank raising the interest rates on all deposit categories.

Provision for (Recovery of) Credit Losses. We charge (credit) provisions for (recovery of) credit losses to operations in order to maintain our allowance for credit losses on loans and reserve for unfunded commitments at a level that is considered reasonable and necessary to absorb expected credit losses inherent in the loan portfolio and expected losses on commitments to grant loans that are expected to be advanced at the consolidated balance sheet date. In determining the level of the allowance for credit losses, we consider our past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. We assess the allowance for credit losses on a quarterly basis and make provisions for (recovery of) credit losses in order to maintain the allowance.

Based on our evaluation of the above factors, we recorded a provision for credit losses of $8,000 for the three months ended December 31, 2024 compared to a recovery of credit losses of $135,000 for the three months ended December 31, 2023. The recovery was related to the projected future economic conditions in our market area stabilizing over the next two years and a decline in the loan portfolio due primarily to repayments in the commercial real estate and multifamily real estate loan portfolios, which was impactful to the weighted average life of the loan portfolio. These predictions align with the Bank’s historic charge-off history over the past 8-10 years.

The allowance for credit losses was $1.7 million, or 0.92%, of loans outstanding at December 31, 2024 and $1.9 million, or 0.96%, of loans outstanding at December 31, 2023.

To the best of our knowledge, we have recorded our best estimate of expected losses in the loan portfolio and for unfunded commitments at December 31, 2024. However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for credit losses. In addition, the WDFI and the FDIC, as an integral part of their examination process, will periodically review our allowance for credit losses, and as a result of such reviews, we may have to adjust our allowance for credit losses. However, regulatory agencies are not directly involved in establishing the allowance for credit losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

Non-Interest Income. Non-interest income information is as follows.

	Three Months Ended
	December 31,		Change
	2024	2023	Amount	Percent

	(Dollars in thousands)
Service charges on deposit accounts	$29	$33	$(4)	(12.1)%
Mortgage banking	77	75	2	2.7
Increase in cash surrender value of BOLI	67	61	6	9.8
Other	7	8	(1)	(12.5)
Total non-interest income	$180	$177	$3	1.7%

Non-interest income increased by $3,000 to $180,000 for the three months ended December 31, 2024 from $177,000 for the three months ended December 31, 2023. There were no significant changes in the components comprising non-interest income when comparing the two periods.

Non-Interest Expenses. Non-interest expenses information is as follows.

	Three Months Ended
	December 31,		Change
	2024	2023	Amount	Percent

	(Dollars in thousands)
Salaries and employee benefits	$835	$761	$74	9.7%
Occupancy and equipment	210	212	(2)	(0.9)
Data processing and office	100	107	(7)	(6.5)
Professional fees	185	217	(32)	(14.7)
Marketing expenses	14	25	(11)	(44.0)
Foreclosed assets, net	5	23	(18)	(78.3)
Other	177	209	(32)	(15.3)
Total non-interest expenses	$1,526	$1,554	$(28)	(1.8)%

Non-interest expenses were $1.5 million for the three months ended December 31, 2024 compared to $1.6 million for the three months ended December 31, 2023. The decrease was primarily related to decreases in professional fees, other expenses and foreclosed assets, net expenses partially offset by an increase in salaries and employee benefits related to a new branch which opened in Brookfield, Wisconsin during January 2024.

Provision for Income Taxes. Income tax expense was $1,000 for the three months ended December 31, 2024, an increase of $31,000, as compared to income tax benefit of $29,000 for the three months ended December 31, 2023. The increase in income tax expense was primarily the result of an increase in state tax expense. This increase was due to a discreet credit recorded to state tax expense in the three months ended December 31, 2023, to account for a change in Wisconsin tax law that provides for a subtraction from Marathon Bank’s state taxable income for loan and fee interest from certain commercial and agricultural loans. Based upon the provisions of this new state tax law, management determined that we are unlikely to incur a material Wisconsin tax liability in the foreseeable future.

Comparison of Operating Results for the Six Months Ended December 31, 2024 and 2023

General. Net income was $226,000 for the six months ended December 31, 2024, a decrease of $132,000, or 36.9%, from net income of $358,000 for the six months ended December 31, 2023. The decrease in net income was primarily attributable to a decrease in net interest income of $223,000, a decrease in non-interest income of $31,000 and an increase in non-interest expenses of $62,000. These changes were offset by a decrease in the provision for income taxes of $130,000 and an increase in the recovery of credit losses of $53,000.

Interest Income. Interest income decreased by $228,000, or 4.7%, to $4.6 million for the six months ended December 31, 2024 as compared to $4.8 million for the six months ended December 31, 2023 primarily due to a decrease in loan interest income of $256,000 offset by an increase in other interest income of $52,000. Income from debt securities decreased slightly by $24,000 during the six months ended December 31, 2024.

Loan interest income decreased by $256,000, or 5.9%, to $4.1 million for the six months ended December 31, 2024 as compared to $4.4 million for the six months ended December 31, 2023, due to a decrease in the average balance of the loan portfolio of $18.6 million, or 9.5%, which was offset by an increase in the average yield on loans of 19 basis points. The average balance of the loan portfolio decreased by $18.6 million, or 9.5%, to $177.7 million for the six months ended December 31, 2024 from $196.3 million for the six months ended December 31, 2023. The decrease in the average balance of the loan portfolio was primarily related to repayments exceeding new loan growth. The average yield on the loan portfolio increased by 19 basis points from 4.46% for the six months ended December 31, 2023 to 4.65% for the six months ended December 31, 2024 as a result of higher interest rates.

Debt securities interest income decreased by $24,000, or 20.6%, to $91,000 for the six months ended December 31, 2024 from $115,000 for the six months ended December 31, 2023 due to a decrease of $2.0 million in the average balance of debt securities to $7.0 million for the six months ended December 31, 2024 from $9.0 million for the six months ended December 31, 2023. Offsetting the decrease in average balance, was a six basis points increase in the average yield on the debt securities portfolio to 2.60% for the six months ended December 31, 2024 from 2.54% for the six months ended December 31, 2023 as a result of the higher interest rate environment. The average balance of debt securities continued to decrease as a result of securities paydowns.

Interest Expense. Interest expense decreased slightly by $5,000, or 0.3%, to $1.8 million for the six months ended December 31, 2024 as compared to the six months ended December 31, 2023, due to a decrease of $18,000 in interest paid on borrowings offset by an increase of $13,000 in interest paid on deposits.

Interest expense on deposits increased $13,000, or 0.8%, to $1.5 million for the six months ended December 31, 2024 as compared to the six months ended December 31, 2023 due to an increase in the average rate paid on all deposit categories (except savings deposits which remained unchanged), offset by a decrease in the average balances of all deposit categories. The average rate paid on deposits increased by 22 basis points to 2.02% for the six months ended December 31, 2024 from 1.80% for the six months ended December 31, 2023. The increase in the average rate paid on deposits was due to higher interest rates. All categories of deposit average balances decreased when comparing the six months ended December 31, 2024 with the six months ended December 31, 2023 with the average balance of deposits decreasing by $16.9 million, or 10.0%, to $151.6 million for the six months ended December 31, 2024. The decrease in the average balances of all deposits was related to customers who changed banks to obtain higher rates and the Bank being less aggressive in matching competitor interest rates. In addition, we had a $4.2 million brokered certificate of deposit that matured in March 2024.

Interest paid on FHLB borrowings decreased $18,000, from $236,000 for the six months ended December 31, 2023 to $218,000 for the six months ended December 31, 2024. The decrease in interest paid on borrowings was due to the average balance of FHLB advances decreasing by $2.2 million to $10.8 million for the six months ended December 31, 2024. Offsetting the decrease in the average balance was an increase in the average rate paid on borrowings of 42 basis points from 3.62% for the six months ended December 31, 2023 to 4.04% for the six months ended December 31, 2024 due to an increase in borrowing costs.

Net Interest Income. Net interest income decreased by $223,000, or 7.3%, to $2.8 million for the six months ended December 31, 2024 from $3.0 million for the six months ended December 31, 2023. Net interest-earning assets increased by $129,000, or 0.4%, to $36.4 million for the six months ended December 31, 2024 from

$36.3 million for the six months ended December 31, 2023. Net interest rate spread decreased by three basis points to 2.47% for the six months ended December 31, 2024 from 2.50% for the six months ended December 31, 2023, reflecting a 22 basis points increase in the average rate paid on interest-bearing liabilities which was offset by a 19 basis points increase in the average yield on interest-earning assets. The net interest margin increased to 2.84% for the six months ended December 31, 2024 compared to 2.80% for the six months ended December 31, 2023. The increase in the average yield on interest-earning assets for the six months ended December 31, 2024 compared to the six months ended December 31, 2023 was primarily due to an increase in the average yield of all interest-earning asset categories (with the exception of cash and cash equivalents which decreased by 11 basis points due to a drop in the federal funds rate during the later part of 2024) related to the increase in market interest rates over the past year. The increase in the average interest rate paid on interest-bearing liabilities was due to the Bank raising the interest rates on all deposit categories.

Provision for (Recovery of) Credit Losses. We charge (credit) provisions for (recovery of) credit losses to operations in order to maintain our allowance for credit losses on loans and reserve for unfunded commitments at a level that is considered reasonable and necessary to absorb expected credit losses inherent in the loan portfolio and expected losses on commitments to grant loans that are expected to be advanced at the consolidated balance sheet date. In determining the level of the allowance for credit losses, we consider our past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. We assess the allowance for credit losses on a quarterly basis and make provisions for (recovery of) credit losses in order to maintain the allowance.

Based on our evaluation of the above factors, we recorded a recovery of credit losses of $147,000 for the six months ended December 31, 2024 compared to a recovery of credit losses of $94,000 for the six months ended December 31, 2023. The recovery was related to the projected future economic conditions in our market area stabilizing over the next two years and a decline in the loan portfolio due primarily to repayments in the commercial real estate and multifamily real estate loan portfolios, which was impactful to the weighted average life of the loan portfolio. These predictions align with the Bank’s historic charge-off history over the past 8-10 years.

The allowance for credit losses was $1.7 million, or 0.92%, of loans outstanding at December 31, 2024 and $1.9 million, or 0.96%, of loans outstanding at December 31, 2023.

To the best of our knowledge, we have recorded our best estimate of expected losses in the loan portfolio and for unfunded commitments at December 31, 2024. However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for credit losses. In addition, the WDFI and the FDIC, as an integral part of their examination process, will periodically review our allowance for credit losses, and as a result of such reviews, we may have to adjust our allowance for credit losses. However, regulatory agencies are not directly involved in establishing the allowance for credit losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

Non-Interest Income. Non-interest income information is as follows.

	Six Months Ended
	December 31,		Change
	2024	2023	Amount	Percent

	(Dollars in thousands)

Service charges on deposit accounts	$61	$64	$(3)	(4.7)%
Mortgage banking	165	206	(41)	(19.9)
Increase in cash surrender value of BOLI	134	121	13	10.7
Other	14	14	—	—
Total non-interest income	$374	$405	$(31)	(7.7)%

Non-interest income decreased by $31,000 to $374,000 for the six months ended December 31, 2024 from $405,000 for the six months ended December 31, 2023 due primarily to a decrease in mortgage banking income which was related to higher mortgage rates which led to less loan originations.

Non-Interest Expenses. Non-interest expenses information is as follows.

	Six Months Ended
	December 31,		Change
	2024	2023	Amount	Percent

	(Dollars in thousands)
Salaries and employee benefits	$1,670	$1,533	$137	8.9%
Occupancy and equipment	451	382	69	18.1
Data processing and office	214	216	(2)	(0.9)
Professional fees	341	388	(47)	(12.1)
Marketing expenses	29	40	(11)	(27.5)
Foreclosed assets, net	23	37	(14)	(37.8)
Other	351	421	(70)	(16.6)
Total non-interest expenses	$3,079	$3,017	$62	2.1%

Non-interest expenses were $3.1 million for the six months ended December 31, 2024 compared to $3.0 million for the six months ended December 31, 2023. The increase was primarily related to an increase in salaries and employee benefits and occupancy and equipment expenses related to a new branch which opened in Brookfield, Wisconsin during January 2024.

Provision for Income Taxes. Income tax expense was $42,000 for the six months ended December 31, 2024, a decrease of $130,000, as compared to income tax expense of $172,000 for the six months ended December 31, 2023. The decrease in income tax expense was primarily the result of a change in Wisconsin tax law that provides for a subtraction from the Bank’s state taxable income for loan and fee interest income from certain commercial and agricultural loans. Based upon the provisions of this new state tax law, management determined that the Company was highly unlikely to incur a material Wisconsin tax liability in the foreseeable future, instead generating Wisconsin net operating loss carryforwards that would never be realized. Since the state rate at which net deferred tax assets are expected to be realized is 0%, the Company eliminated its state net deferred tax asset balances as of July 1, 2023, resulting in deferred tax expense of approximately $112,000 for the six months ended December 31, 2023.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “would,” “should,” “could” or “may,” and words of similar meaning. These forward-looking statements include, but are not limited to:

●	statements of our goals, intentions and expectations;
●	statements regarding our business plans, prospects, growth and operating strategies;
●	statements regarding the quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

●	inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make;
●	general economic conditions, either nationally or in our market areas, that are worse than expected;
●	events involving the failure of financial institutions may adversely affect our business, and the market price of our common stock;
●	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses;
●	our ability to access cost-effective funding;
●	fluctuations in real estate values and both residential and commercial real estate market conditions;
●	demand for loans and deposits in our market area;
●	our ability to implement and change our business strategies;
●	competition among depository and other financial institutions;
●	adverse changes in the securities or secondary mortgage markets, including our ability to sell loans in the secondary market;
●	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;
●	changes in the quality or composition of our loan or investment portfolios;
●	technological changes that may be more difficult or expensive than expected;

●	the inability of third-party providers to perform as expected;
●	a failure or breach of our operational or security systems or infrastructure, including cyberattacks;
●	our ability to manage market risk, credit risk and operational risk in the current economic environment;
●	our ability to enter new markets successfully and capitalize on growth opportunities;
●	our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto;
●	changes in consumer spending, borrowing and savings habits;
●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;
●	our ability to retain key employees;
●	any future FDIC insurance premium increases or special assessments may adversely affect our earnings;
●	our ability to prevent or mitigate fraudulent activity;
●	our ability to evaluate the amount and timing of recognition of future tax assets and liabilities;
●	political instability or civil unrest;
●	acts of war or terrorism or pandemics such as the recent COVID-19 pandemic;
●	our ability to control operating costs and expenses, including compensation expense associated with equity allocated or awarded to our employees;
●	changes in the financial condition, results of operations or future prospects of issuers of securities that we own; and
●	our inability to sell our foreclosed assets, net at an amount equal to or greater than the carrying amount.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. See “Risk Factors” beginning on page 17. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $12.4 million and $17.4 million, or $20.2 million at the adjusted maximum. We must sell a minimum of 1,402,500 shares to complete the offering.

We intend to use the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of:
	1,402,500 Shares		1,650,000 Shares		1,897,500 Shares		2,182,125 Shares(1)
		Percent of		Percent of		Percent of		Percent of
		Net		Net		Net		Net
	Amount	Proceeds	Amount	Proceeds	Amount	Proceeds	Amount	Proceeds
	(Dollars in thousands)

Gross offering proceeds	$14,025		$16,500		$18,975		$21,821
Less: offering expenses	$1,608		$1,608		$1,608		$1,608
Net offering proceeds	$12,417	100.0%	$14,892	100.0%	$17,367	100.0%	$20,213	100.0%

Distribution of net proceeds:
To Marathon Bank	$6,209	50.0%	$7,446	50.0%	$8,684	50.0%	$10,107	50.0%
To fund loan to employee stock ownership plan	$1,122	9.0%	$1,320	8.9%	$1,518	8.7%	$1,746	8.6%
Retained by Marathon Bancorp	$5,086	41.0%	$6,126	41.1%	$7,165	41.3%	$8,360	41.4%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will reduce Marathon Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if all the shares offered were not sold in the subscription and community offerings and instead a portion of the shares were sold in a syndicated community offering.

Marathon Bancorp may use the proceeds it retains from the offering:

●	to invest in securities;
●	to repurchase its outstanding shares of its common stock;
●	to finance the potential acquisition of financial institutions, although we do not currently have any agreements or understandings regarding any specific acquisition transaction;
●	to pay cash dividends to stockholders; and
●	for other general corporate purposes.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion. Under current federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund the granting of restricted stock awards (which would require notification to the Federal Reserve Board) or tax-qualified employee stock benefit plans.

Marathon Bank may use the net proceeds it receives from the offering:

●	to fund new loans;
●	to enhance existing products and services, hire additional employees and support growth and the development of new products and services;
●	to expand its banking franchise by opening or acquiring new branches or by acquiring other financial institutions as opportunities arise, although we do not currently have any understandings or agreements to acquire a financial institution or other entity;
●	to invest in securities; and
●	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities. We have not determined specific amounts of the net proceeds that would be used for the purposes described above. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, the attractiveness and availability of potential acquisitions to expand our operations, and overall market conditions. The use of the proceeds may also change depending on our ability to receive regulatory approval to acquire other financial institutions.

We expect our return on equity may be low until we are able to reinvest effectively the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, our return on equity may be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors—Risks Related to the Offering—Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance” and “—Our return on equity may be low following the offering. This could negatively affect the trading price of our shares of common stock.”

OUR DIVIDEND POLICY

Following completion of the conversion and stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. We cannot assure you that we will pay dividends in the future, or that any such dividends will not be reduced or eliminated in the future.

Marathon Bancorp will not be permitted to pay dividends on its common stock if its stockholders’ equity would be reduced below the amount of the liquidation account established by Marathon Bancorp in connection with the conversion. The source of dividends will depend on the net proceeds retained by Marathon Bancorp and earnings thereon, and dividends from Marathon Bank. In addition, Marathon Bancorp will be subject to state law limitations and federal bank regulatory policy on the payment of dividends. Maryland law generally limits dividends if the corporation would not be able to pay its debts in the usual course of business after giving effect to the dividend or if the corporation’s total assets would be less than the corporation’s total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

The Federal Reserve Board has issued a policy statement providing that dividends should be paid only out of current earnings and only if our prospective rate of earnings retention is consistent with our capital needs, asset quality and overall financial condition. Regulatory guidance also provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the holding company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the holding company’s overall rate or earnings retention is inconsistent with its capital needs and overall financial condition.

After the completion of the conversion, Marathon Bank will not be permitted to pay dividends on its capital stock owned by Marathon Bancorp, its sole stockholder, if Marathon Bank’s stockholder’s equity would be reduced below the amount of the liquidation account established in connection with the conversion. In addition, Marathon Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. The FDIC has the authority to prohibit Marathon Bank from paying dividends if, in its opinion, the payment of dividends would constitute an unsafe or unsound practice in light of the financial condition of Marathon Bank. Under Wisconsin law and applicable regulations, Marathon Bank may declare dividends on capital stock based upon net profits, provided that its paid-in surplus equals its capital stock and that it meets its regulatory capital requirements. If Marathon Bank’s paid-in surplus does not equal its capital stock, the board of directors may not declare a dividend unless at least 10% of the net profits of the preceding half year, in the case of quarterly or semi-annual dividends, or 10% of the net profits of the preceding year, in the case of annual dividends, has been transferred to paid-in surplus. In addition, prior WDFI approval will be required before Marathon Bank declares any dividends exceeding 50% of profits for any calendar year and before a stock dividend may be declared out of retained earnings.

Any payment of dividends by Marathon Bank to Marathon Bancorp that would be deemed to be drawn from Marathon Bank’s bad debt reserves established before 1988, if any, would require a payment of taxes at the then-current tax rate by Marathon Bank on the amount of earnings deemed to be removed from the pre-1988 bad debt reserves for such distribution. Marathon Bank does not intend to make any distribution that would create such a federal tax liability.

We intend to file a consolidated federal tax return with Marathon Bank. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal tax purposes. Additionally, during the three-year period following the conversion, we will not be permitted to make any capital distribution to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

MARKET FOR THE COMMON STOCK

Marathon Bancorp’s common stock is currently listed on the Pink Open Market operated by OTC Markets Group under the symbol “MBBC.” Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Upon completion of the conversion, we expect the new shares of common stock of Marathon Bancorp will replace the existing shares of Marathon Bancorp and trade on the Nasdaq Capital Market under the symbol “MBBC,” subject to compliance with certain conditions, including having 300 “round lot” stockholders (stockholders owning more than 100 shares) and at least three broker-dealers making a market for our common stock. As of January 31, 2025, Marathon Bancorp had 10 registered market makers in its common stock.

As of the close of business on January 31, 2025, there were 2,135,761 shares of common stock outstanding, including 909,538 publicly held shares (shares held by stockholders other than Marathon MHC), and approximately 186 stockholders of record.

On December 11, 2024, the business day immediately preceding the public announcement of the conversion, and on January 31, 2025, the closing prices of Marathon Bancorp common stock as reported on the OTC Pink Market were $10.50 per share and $14.00 per share, respectively. On the effective date of the conversion, all publicly held shares of Marathon Bancorp common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of new shares of Marathon Bancorp common stock determined pursuant to the exchange ratio. See “The Conversion and Offering—Share Exchange Ratio for Current Stockholders.” Options to purchase shares of Marathon Bancorp common stock will be converted into options to purchase a number of new shares of Marathon Bancorp common stock determined pursuant to the exchange ratio, with the same aggregate exercise price. See “Beneficial Ownership of Common Stock.”

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At September 30, 2024, Marathon Bank had opted in, and was in compliance with, the community bank leverage ratio framework and was considered “well capitalized.”

The table below sets forth the historical equity capital and regulatory capital of Marathon Bank at September 30, 2024, and the pro forma equity capital and regulatory capital of Marathon Bank after giving effect to the sale of shares of common stock at $10.00 per share. The table also compares historical and pro forma capital levels to those required to be considered “well capitalized.” The table assumes that Marathon Bank receives 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	Marathon Bank Historical at		Marathon Bank Pro Forma at September 30, 2024 Based Upon the Sale in the Offering of:
	September 30, 2024		1,402,500 Shares		1,650,000 Shares		1,897,500 Shares		2,182,125 Shares(1)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets

	(Dollars in thousands)

Equity	$28,965	13.40%	$33,491	15.06%	$34,431	15.40%	$35,372	15.73%	$36,453	16.11%

Tier 1 leverage capital(2)(3)	$29,606	13.42%	$34,132	15.05%	$35,072	15.38%	$36,013	15.71%	$37,094	16.08%
Tier 1 leverage requirement	11,029	5.00	11,339	5.00	11,401	5.00	11,463	5.00	11,534	5.00
Excess	$18,577	8.42%	$22,793	10.05%	$23,671	10.38%	$24,550	10.71%	$25,560	11.08%

Reconciliation of capital infused into Marathon Bank:
Net proceeds			$6,209		$7,446		$8,684		$10,107
Less: Common stock acquired by stock-based benefit plans			(561)		(660)		(759)		(873)
Less: Common stock acquired by employee stock ownership plan			(1,122)		(1,320)		(1,518)		(1,746)
Pro forma increase			$4,526		$5,466		$6,407		$7,488

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Marathon Bancorp at September 30, 2024 and the pro forma consolidated capitalization of Marathon Bancorp after giving effect to the conversion and offering based upon the assumptions set forth in the “Pro Forma Data” section.

	Marathon Bancorp	Marathon Bancorp Pro Forma at September 30, 2024 Based upon the Sale in the Offering at $10.00 per share of:
	Historical at September 30, 2024	1,402,500 Shares	1,650,000 Shares	1,897,500 Shares	2,182,125 Shares(1)
	(Dollars in thousands)

Deposits(2)	$172,165	$172,165	$172,165	$172,165	$172,165
Borrowed funds	10,000	10,000	10,000	10,000	10,000
Total deposits and borrowed funds	$182,165	$182,165	$182,165	$182,165	$182,165

Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized (post-conversion)(3)	—	—	—	—	—
Common stock, $0.01 par value, 20,000,000 shares authorized (post-conversion); shares to be issued as reflected(3)(4)	21	24	29	33	38
Additional paid-in capital(3)	7,252	19,765	22,235	24,706	27,548
Retained earnings(5)	25,699	25,699	25,699	25,699	25,699
Accumulated other comprehensive loss	(641)	(641)	(641)	(641)	(641)
Common stock to be acquired by stock-based benefit plans(6)	—	(561)	(660)	(759)	(873)
Common stock held by employee stock ownership plan(7)	(743)	(1,865)	(2,063)	(2,261)	(2,489)
Total stockholders’ equity	$31,587	$42,421	$44,599	$46,777	$49,282

Pro Forma Shares Outstanding:
Shares offered for sale	—	1,402,500	1,650,000	1,897,500	2,182,125
Exchange shares issued	—	1,033,588	1,215,986	1,398,384	1,608,142
Total shares outstanding	2,135,412	2,436,088	2,865,986	3,295,884	3,790,267

Total stockholders’ equity as a percentage of total assets	14.59%	18.67%	19.44%	20.20%	21.06%
Tangible equity as a percentage of tangible assets	14.59%	18.67%	19.44%	20.20%	21.06%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Does not reflect withdrawals from deposit accounts to purchase shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	Marathon Bancorp currently has 20,000,000 authorized shares of common stock, $0.01 par value per share, and 5,000,000 authorized shares of preferred stock, par value $0.01 per share. On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of Marathon Bancorp common stock to be outstanding.
(4)	No effect has been given to the issuance of additional shares of Marathon Bancorp common stock pursuant to the exercise of options under one or more stock-based benefit plans. If the plans are implemented within the first year after the closing of the offering, an amount up to 10% of the shares of Marathon Bancorp common stock sold in the offering will be reserved for issuance upon the exercise of options under the plans. No effect has been given to the exercise of options currently outstanding. See “Management.”
(5)	The retained earnings of Marathon Bank will be substantially restricted after the conversion. See “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation— Capital Requirements.”
(6)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased for grant by one or more stock-based benefit plans. The funds to be used by such plans to purchase the shares will be provided by Marathon Bancorp. The dollar amount of common stock to be purchased is based on the $10.00 per share purchase price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the purchase price in the offering. Marathon Bancorp will accrue compensation expense to reflect the vesting of shares pursuant to such stock-based benefit plans and will credit capital in an amount equal to the charge to operations. Implementation of such plans will require stockholder approval.
(7)	Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Marathon Bancorp. The loan will be repaid principally from Marathon Bank’s contributions to the employee stock ownership plan. Since Marathon Bancorp will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Marathon Bancorp’s consolidated financial statements. Accordingly, the shares of common stock acquired by the employee stock ownership plan are shown in this table as a reduction of total stockholders’ equity.

PRO FORMA DATA

The following tables summarize historical data of Marathon Bancorp and pro forma data of Marathon Bancorp at and for three months ended September 30, 2024 and at and for the year ended June 30, 2024. This information is based on assumptions set forth below and in the tables and related footnotes, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds are based upon the following assumptions:

(1)	all of the shares of common stock will be sold in the subscription and community offerings;
(2)	our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering with a loan from Marathon Bancorp. The existing loan obligation of our employee stock ownership plan, equal to $788,981 as of September 30, 2024, will be combined with the new loan. The combined loan will be repaid in substantially equal payments of principal and interest (at the prime rate of interest) over 25 years. Interest income that we earn on the loan will offset the interest paid by Marathon Bank. The effect on earnings for the employee stock ownership plan is the cost of amortizing the loan over 25 years, net of historical expense for the period;
(3)	we will pay Janney Montgomery Scott a fee of $375,000 with respect to shares sold in the subscription and community offerings, we will pay Janney Montgomery Scott a fee of $50,000 with respect to records agent services (which fee can be increased by up to $10,000), and we will reimburse Janney Montgomery Scott for its reasonable expenses associated with its marketing effort in the subscription and community offerings in an amount not to exceed $25,000 and for attorney’s fees and expenses not to exceed $150,000 (which expense reimbursements can be increased by up to $25,000); and
(4)	total expenses of the offering, other than the fees, commissions and expense reimbursements to be paid to Janney Montgomery Scott and other broker-dealers, will be $1.0 million.

The expenses of the offering may vary from those estimated, and the fees paid to Janney Montgomery Scott may vary from the amounts estimated if the amount of shares of Marathon Bancorp common stock sold varies from the amounts assumed above or if any shares are sold in the syndicated community offering.

We calculated pro forma consolidated net income for the three months ended September 30, 2024 and the fiscal year ended June 30, 2024 as if the estimated net proceeds we received had been invested at the beginning of the period at an assumed interest rate of 3.58% (2.94% on an after-tax basis). This represents the yield on the five-year U.S. Treasury Note at September 30, 2024, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate federal regulations require that we assume in presenting pro forma data.

We further believe that the reinvestment rate is factually supportable because:

●	the yield on the U.S. Treasury Note can be determined and/or estimated from third-party sources; and
●	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. For pro forma earnings per share calculations, we adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts as if the shares of common stock were outstanding at the beginning of the period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma data gives effect to the implementation of one or more stock-based benefit plans. We have assumed that stock-based benefit plans will reserve for restricted stock awards a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering at the same price for which they were sold in the stock offering. We have assumed that awards of common stock granted under such plans vest over a five-year period.

We also have assumed that options will be granted under stock-based benefit plans to acquire shares of common stock equal to 10% of the shares of common stock sold in the stock offering. We have assumed that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $5.07 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 32.24% for the shares of common stock, a dividend yield of 0%, an expected option life of 10 years and a risk-free interest rate of 3.81%.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of the shares of common stock sold in the stock offering and that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than 12 months following the completion of the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute 50% of the net proceeds from the stock offering to Marathon Bank, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds we retain to fund a loan to the employee stock ownership plan. We will retain the rest of the proceeds for future use.

The pro forma data does not give effect to:

●	withdrawals from deposit accounts to purchase shares of common stock in the stock offering;
●	our results of operations after the stock offering; or
●	changes in the market price of the shares of common stock after the stock offering.

The following pro forma data may not be representative of the financial effects of the offering at the date on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation accounts to be established in the conversion or, in the event of a liquidation of Marathon Bank, to the tax effect of the recapture of the bad debt reserve. See “The Conversion and Offering—Liquidation Rights.”

	At or for the Three Months Ended September 30, 2024 Based upon the Sale at $10.00 Per Share of:
	1,402,500 Shares	1,650,000 Shares	1,897,500 Shares	2,182,125 Shares(1)

	(Dollars in thousands, except per share amounts)

Gross proceeds of offering	$14,025	$16,500	$18,975	$21,821
Market value of shares issued in the exchange	10,336	12,160	13,984	16,081
Pro forma market capitalization	$24,361	$28,660	$32,959	$37,903

Gross proceeds of offering	$14,025	$16,500	$18,975	$21,821
Expenses	1,608	1,608	1,608	1,608
Estimated net proceeds	12,417	14,892	17,367	20,213
Common stock purchased by employee stock ownership plan	(1,122)	(1,320)	(1,518)	(1,746)
Common stock purchased by stock-based benefit plans	(561)	(660)	(759)	(873)
Estimated net proceeds, as adjusted	$10,734	$12,912	$15,090	$17,595

For the Three Months Ended September 30, 2024
Consolidated net earnings:
Historical	$175	$175	$175	$175
Income on adjusted net proceeds	79	95	111	129
Employee stock ownership plan(2)	(9)	(11)	(12)	(14)
Stock awards(3)	(23)	(27)	(31)	(36)
Stock options(4)	(34)	(40)	(46)	(53)
Pro forma net income	$188	$192	$196	$201

Earnings per share(5):
Historical	$0.07	$0.06	$0.04	$0.04
Income on adjusted net proceeds	0.03	0.03	0.04	0.04
Employee stock ownership plan(2)	—	—	—	—
Stock awards(3)	(0.01)	(0.01)	(0.01)	(0.01)
Stock options(4)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma earnings per share(5)	$0.08	$0.07	$0.06	$0.06

Offering price to pro forma net earnings per share	31.25x	35.71x	41.67x	41.67x
Number of shares used in earnings per share calculations	2,325,010	2,735,306	3,145,602	3,617,443

At September 30, 2024
Stockholders’ equity:
Historical	$31,587	$31,587	$31,587	$31,587
Estimated net proceeds	12,417	14,892	17,367	20,213
MHC capital contribution	100	100	100	100
Common stock acquired by employee stock ownership plan(2)	(1,122)	(1,320)	(1,518)	(1,746)
Common stock acquired by stock-based benefit plans(3)	(561)	(660)	(759)	(873)
Pro forma stockholders’ equity(6)	42,421	44,599	46,777	49,282
Intangible assets	—	—	—	—
Pro forma tangible stockholders’ equity(6)	$42,421	$44,599	$46,777	$49,282

Stockholders’ equity per share(7):
Historical	$12.96	$11.02	$9.57	$8.33
Estimated net proceeds	5.10	5.20	5.27	5.33
MHC capital contribution	0.04	0.03	0.04	0.03
Common stock acquired by employee stock ownership plan(2)	(0.46)	(0.46)	(0.46)	(0.46)
Common stock acquired by stock-based benefit plans(3)	(0.23)	(0.23)	(0.23)	(0.23)
Pro forma stockholders’ equity per share(6)(7)	17.41	15.56	14.19	13.00
Intangible assets	—	—	—	—
Pro forma tangible stockholders’ equity per share(6)(7)	$17.41	$15.56	$14.19	$13.00

Offering price as percentage of pro forma stockholders’ equity per share	57.44%	64.27%	70.47%	76.92%
Offering price as percentage of pro forma tangible stockholders’ equity per share	57.44%	64.27%	70.47%	76.92%
Number of shares outstanding for pro forma book value per share calculations	2,436,088	2,865,986	3,295,884	3,790,267

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(footnotes continue on following page)

(continued from previous page)

(2)	Assumes that 8% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Marathon Bancorp, and the outstanding loan with respect to existing shares of Marathon Bancorp held by the employee stock ownership plan will be refinanced and consolidated with the new loan. Marathon Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Marathon Bank’s total annual payments on the employee stock ownership plan debt are based upon 25 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718-40, “Compensation—Stock Compensation—Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Marathon Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 18.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 1,122, 1,320, 1,518 and 1,746 shares were committed to be released during the three months ended September 30, 2024 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for net income per share calculations.
(3)	Assumes that one or more stock-based benefit plans reserve an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering. Stockholder approval of the plans and purchases by the plans may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Marathon Bancorp or through open market purchases. Shares in the stock-based benefit plans are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by Marathon Bancorp. The tables assume that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 5% of the amount contributed to the plan is amortized as an expense during the three months ended September 30, 2024, and (iii) the plan expense reflects an effective combined federal and state tax rate of 18.0%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 2.25%.
(4)	Assumes that options are granted under one or more stock-based benefit plans to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering. Stockholder approval of the plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were both $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $5.07 for each option and that the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period using an effective combined federal and state tax rate of 18.0% and that 25.0% of the option expense is taxable. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for calculating earnings per share. There can be no assurance that the exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 5.44%.
(5)	Per share figures include publicly held shares of Marathon Bancorp common stock that will be issued in exchange for new shares of Marathon Bancorp common stock in the conversion. See “The Conversion and Offering—Share Exchange Ratio for Current Stockholders.” Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the period. See footnote 2, above. The number of shares of common stock actually sold and exchange shares may be more or less than the assumed amounts.
(6)	The retained earnings of Marathon Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation—Capital Requirements.”
(7)	Per share figures include publicly held shares of Marathon Bancorp common stock that will be issued in exchange for new shares of Marathon Bancorp common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (i) the number of shares assumed to be sold in the offering and (ii) shares to be issued in exchange for publicly held shares at the minimum, midpoint and maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.1368, 1.3374, 1.5381 and 1.7688 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. The number of shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

	At or for the Year Ended June 30, 2024 Based upon the Sale at $10.00 Per Share of:
	1,402,500 Shares	1,650,000 Shares	1,897,500 Shares	2,182,125 Shares(1)
	(Dollars in thousands, except per share amounts)

Gross proceeds of offering	$14,025	$16,500	$18,975	$21,821
Market value of shares issued in the exchange	10,336	12,160	13,984	16,081
Pro forma market capitalization	$24,361	$28,660	$32,959	$37,903

Gross proceeds of offering	$14,025	$16,500	$18,975	$21,821
Expenses	1,608	1,608	1,608	1,608
Estimated net proceeds	12,417	14,892	17,367	20,213
Common stock purchased by employee stock ownership plan	(1,122)	(1,320)	(1,518)	(1,746)
Common stock purchased by stock-based benefit plans	(561)	(660)	(759)	(873)
Estimated net proceeds, as adjusted	$10,734	$12,912	$15,090	$17,595

For the Year Ended June 30, 2024
Consolidated net earnings:
Historical	$(187)	$(187)	$(187)	$(187)
Income on adjusted net proceeds	315	379	443	517
Employee stock ownership plan(2)	(37)	(43)	(50)	(57)
Stock awards(3)	(92)	(108)	(125)	(143)
Stock options(4)	(136)	(160)	(184)	(211)
Pro forma net income	$(137)	$(119)	$(102)	$(82)

Earnings per share(5):
Historical	$(0.08)	$(0.06)	$(0.05)	$(0.04)
Income on adjusted net proceeds	0.14	0.14	0.14	0.14
Employee stock ownership plan(2)	(0.02)	(0.02)	(0.02)	(0.02)
Stock awards(3)	(0.04)	(0.04)	(0.04)	(0.04)
Stock options(4)	(0.06)	(0.06)	(0.06)	(0.06)
Pro forma earnings per share(5)	$(0.06)	$(0.04)	$(0.03)	$(0.02)

Offering price to pro forma net earnings per share	NM	NM	NM	NM
Number of shares used in earnings per share calculations	2,328,376	2,739,266	3,150,156	3,622,680

At June 30, 2024
Stockholders’ equity:
Historical	$31,295	$31,295	$31,295	$31,295
Estimated net proceeds	12,417	14,892	17,367	20,213
MHC capital contribution	100	100	100	100
Common stock acquired by employee stock ownership plan(2)	(1,122)	(1,320)	(1,518)	(1,746)
Common stock acquired by stock-based benefit plans(3)	(561)	(660)	(759)	(873)
Pro forma stockholders’ equity(6)	42,129	44,307	46,485	48,990
Intangible assets	—	—	—	—
Pro forma tangible stockholders’ equity(6)	$42,129	$44,307	$46,485	$48,990

Stockholders’ equity per share(7):
Historical	$12.84	$10.92	$9.49	$8.26
Estimated net proceeds	5.10	5.20	5.27	5.33
MHC capital contribution	0.04	0.03	0.03	0.03
Common stock acquired by employee stock ownership plan(2)	(0.46)	(0.46)	(0.46)	(0.46)
Common stock acquired by stock-based benefit plans(3)	(0.23)	(0.23)	(0.23)	(0.23)
Pro forma stockholders’ equity per share(6)(7)	17.29	15.46	14.10	12.93
Intangible assets	—	—	—	—
Pro forma tangible stockholders’ equity per share(6)(7)	$17.29	$15.46	$14.10	$12.93

Offering price as percentage of pro forma stockholders’ equity per share	57.84%	64.68%	70.92%	77.34%
Offering price as percentage of pro forma tangible stockholders’ equity per share	57.84%	64.68%	70.92%	77.34%
Number of shares outstanding for pro forma book value per share calculations	2,436,088	2,865,986	3,295,884	3,790,267

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

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(2)	Assumes that 8% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Marathon Bancorp, and the outstanding loan with respect to existing shares of Marathon Bancorp held by the employee stock ownership plan will be refinanced and consolidated with the new loan. Marathon Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Marathon Bank’s total annual payments on the employee stock ownership plan debt are based upon 25 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718-40, “Compensation—Stock Compensation—Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Marathon Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 18.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 4,488, 5,280, 6,072 and 6,983 shares were committed to be released during the year ended June 30, 2024 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for net income per share calculations.
(3)	Assumes that one or more stock-based benefit plans reserve an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering. Stockholder approval of the plans and purchases by the plans may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Marathon Bancorp or through open market purchases. Shares in the stock-based benefit plans are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by Marathon Bancorp. The tables assume that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the plan is amortized as an expense during the year ended June 30, 2024, and (iii) the plan expense reflects an effective combined federal and state tax rate of 18.0%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 2.25%.
(4)	Assumes that options are granted under one or more stock-based benefit plans to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering. Stockholder approval of the plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were both $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $5.07 for each option and that the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period using an effective combined federal and state tax rate of 18.0% and that 25.0% of the option expense is taxable. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for calculating earnings per share. There can be no assurance that the exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 5.44%.
(5)	Per share figures include publicly held shares of Marathon Bancorp common stock that will be issued in exchange for new shares of Marathon Bancorp common stock in the conversion. See “The Conversion and Offering—Share Exchange Ratio for Current Stockholders.” Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the period. See footnote 2, above. The number of shares of common stock actually sold and exchange shares may be more or less than the assumed amounts.
(6)	The retained earnings of Marathon Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation—Capital Requirements.”
(7)	Per share figures include publicly held shares of Marathon Bancorp common stock that will be issued in exchange for new shares of Marathon Bancorp common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (i) the number of shares assumed to be sold in the offering and (ii) shares to be issued in exchange for publicly held shares at the minimum, midpoint and maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.1368, 1.3374, 1.5381 and 1.7688 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. The number of shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reflects our financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Marathon Bancorp provided in this prospectus.

Overview

Net Interest Income. Our primary source of income is net interest income. Net interest income is the difference between interest income, which is the income we earn on our loans and investments, and interest expense, which is the interest we pay on our deposits and borrowings.

Provision for Credit Losses on Loans. The allowance for credit losses on loans is established through charges to earnings in the form of a provision for credit losses. Loan losses are charged against the allowance for credit losses for the difference between the carrying value of the loan and the estimated net realizable value or fair value of the collateral, if collateral dependent, when management believes that the collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

Non-interest Income. Our primary sources of non-interest income are mortgage banking income, service charges on deposit accounts and net gains in the cash surrender value of bank owned life insurance. Other sources of non-interest income include net gain on securities transactions, net gain or loss on disposal of foreclosed assets, gain on proceeds from life insurance death benefit, and other income.

Non-Interest Expenses. Our non-interest expenses consist of salaries and employee benefits, net occupancy and equipment, data processing and office, professional fees, marketing expenses and other general and administrative expenses, including premium payments we make to the FDIC for insurance of our deposits.

Income Tax Expense (Benefit). Our income tax expense (benefit) is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between the carrying amounts and the tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amounts expected to be realized.

Business Strategy

Our business strategy is to operate as a well-capitalized and profitable community bank dedicated to providing personal service to our individual and business customers. We believe that we have a competitive advantage in the markets we serve because of our over 120-year history in the community, our knowledge of the local marketplace and our long-standing reputation for providing superior, relationship-based customer service. The following are the key elements of our business strategy:

Maintain our emphasis on commercial real estate lending with a focus on the higher growth Southeastern Wisconsin market. Following the completion of our mutual holding company reorganization and minority stock issuance in 2021, we began our expansion into the Southeastern Wisconsin market, including the Milwaukee metropolitan area, to increase our commercial real estate loans, including multifamily loans, which increased to $114.1 million, or 64.2% of our loan portfolio, at September 30, 2024, compared to $69.4 million, or 47.3% of our loan portfolio, at June 30, 2021. We intend to retain our presence as a commercial real estate lender (which includes multifamily loans) in our market area and seek to expand our market share in existing and other growth markets in Southeastern Wisconsin, including Milwaukee. We intend to continue to build relationships with small and medium-sized businesses and high net worth individuals in these market areas focusing on lending to manufacturing, wholesale distribution and professional service businesses. In addition, we expect to have approximately $120.6 million in maturing loans potentially repricing at higher interest rates by December 31, 2027 which may enhance net interest income. We believe the additional capital raised in the offering will enable us to lower our ratio of commercial real estate loans as a percentage of capital and allow us to continue measured growth of commercial real estate lending to new and existing customers. Given their larger balances and the complexity of the underlying collateral, commercial real estate and multifamily real estate loans generally have more risk than the owner-occupied one- to four-family residential real estate loans we originate. Because the repayment of commercial real estate and multifamily real estate loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy.

Continue to originate and sell certain residential real estate loans. Residential mortgage lending has historically been a significant part of our business, and we recognize that originating one- to four-family residential real estate loans is essential to our status as a community-oriented bank. Residential lending in our markets has declined in recent years due to the high-interest rate environment as the Federal Reserve Board has sought to reduce inflation nationwide by maintaining a high federal funds rate. During the year ended June 30, 2021, when interest rates were lower, we originated and sold $50.6 million of one- to four-family residential real estate loans held for sale for gains on sale of loans of $1.0 million. During the quarter ended September 30, 2024, during a period when interest rates were generally higher, we originated and sold $1.8 million of one- to four-family residential real estate loans held for sale for gains on sale of loans of $47,000. Similarly, during the year ended June 30, 2024, we originated and sold $4.4 million of one- to four-family residential real estate loans held for sale for gains on sale of loans of $175,000. As the Federal Reserve Board has begun to reduce interest rates and interest in residential lending may increase in future periods, subject to market conditions, we intend to increase our residential lending and continue to sell in the secondary market most of the long-term conforming fixed-rate one- to four-family residential real estate loans that we originate for fee income that enhances our non-interest income and mitigates the risks associated with changes in market interest rates that may adversely impact our interest income.

Increase our share of lower-cost core deposit growth. As interest rates increased in recent years, customers migrated to higher cost certificates of deposit. We have made a concerted effort in recent periods to begin to reduce our reliance on higher cost certificates of deposit in favor of obtaining lower cost retail and commercial deposit accounts. We also continue to enhance our technology-based deposit products such as remote deposit capture, commercial cash management and mobile deposits in order to accommodate business customers. This has had the effect of growing our core deposits (which is defined as our deposits other than certificates of deposit), which represented 60.1% of total deposits at September 30, 2024 up from 57.5% of total deposits at June 30, 2023. We intend to continue our focus on core deposit growth by offering our retail and commercial customers a full selection of deposit-related services, and making further investments in technology so that we can deliver high-quality, innovative products and services to our customers.

Manage credit risk to maintain a low level of non-performing assets. We believe that credit risk management is paramount to our long-term success. Over the past several years, we have invested significantly in both personnel and software to effectively manage our portfolio, and we have considerably enhanced our controls. We have established an experienced commercial credit team and we have implemented well-defined policies, a thorough and efficient loan underwriting process, and active credit monitoring. As a result of our continued focus on credit risk management, we had no non-performing loans as of September 30, 2024. Our non-performing assets were $1.4 million, or 0.65% of total assets, at September 30, 2024 consisting of one real estate owned property. For further details, see “Business of Marathon Bank—Delinquencies and Asset Quality—Non-Performing Assets.” We intend to continue to support our investment in our commercial credit department as we grow our loan portfolio in the future.

Grow organically and through opportunistic bank or branch acquisitions or de novo branching. In addition to organic growth, we will also consider acquisition opportunities that we believe would enhance the value of our franchise and yield potential financial benefits for our stockholders. We believe opportunities exist to both increase our market share in our historical markets, and to continue our expansion into Southeastern Wisconsin. We will consider expanding our branch network through acquisitions and/or through establishing de novo branches, although we have no current acquisitions or specific new branches planned. We opened a new branch in Brookfield, Wisconsin in January 2024 as part of our expansion plans. The capital we are raising in the offering will provide us the opportunity to make acquisitions of other financial institutions or branches, and will also help fund improvements in our operating facilities.

Remain a community-oriented institution and rely on high quality service to maintain and build a loyal local customer base. We were established in 1902 and have been operating continuously since that time in our local community. Through the goodwill we have developed over the years of providing timely, efficient banking services, we believe that we have been able to attract a solid base of local retail customers on which we hope to continue to build our banking business.

Summary of Significant Accounting Estimates

The discussion and analysis of the financial condition and results of operations are based on our financial statements, which are prepared in conformity with U.S. GAAP. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policy discussed below to require significant accounting estimates. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

Allowance for Credit Losses on Loans. The allowance for credit losses on loans is established through charges to earnings in the form of a provision for credit losses. Loan losses are charged against the allowance for credit losses for the difference between the carrying value of the loan and the estimated net realizable value or fair value of the collateral, if collateral dependent, when management believes that the collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance represents management’s current estimate of expected credit losses over the contractual term of loans, and is recorded at an amount that, in management’s judgment, reduces the recorded investment in loans to the net amount expected to be collected. No allowance for credit loss is recorded on accrued interest receivable and amounts written-off are reversed by an adjustment to interest income. Management’s judgment in determining the level of the allowance is based on evaluations of historical loan losses, current conditions and reasonable and supportable forecasts relevant to the collectability of loans. Loans that share common risk characteristics are evaluated collectively using a weighted-average remaining maturity methodology. The weighted-average remaining maturity methodology uses an average annual charge-off rate as a foundation for estimating the credit loss for the remaining balances of all loan pools. The average annual charge-off rate is applied to the contractual term, further adjusted for estimated prepayments to determine the unadjusted historical charge-off rate.

Management’s estimate of the allowance for credit losses on loans that are collectively evaluated also includes a qualitative assessment of available information relevant to assessing collectability that is not captured in the loss estimation process. This includes forecasts that are reasonable and supportable concerning expectations of future economic conditions. The reasonable and supportable forecast period is 24 months. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.
2.	Changes in the value of underlying collateral for collateral dependent loans.
3.	Nature and volume of the portfolio and terms of loans.
4.	Volume and severity of past due, classified and nonaccrual loans as well as loan modifications.
5.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

6.	Experience, ability, and depth of lending department management and other relevant staff.
7.	Quality of loan review and board of director oversight.
8.	The effect of other external factors such as competition, legal and regulatory requirements.
9.	Changes in national and local economic conditions related to unemployment, house price index, and gross domestic product.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for credit losses calculation for our loan portfolio.

The evaluation also considers the following risk characteristics of each loan portfolio segment:

●	One-to four-family residential real estate loans carry risks associated with the continued creditworthiness of the borrower and changes in the value of the collateral.
●	Commercial real estate loans carry risks associated with the successful operation of a business or a real estate project, in addition to other risks associated with the ownership of real estate, because repayment of these loans may be dependent upon the profitability and cash flows of the business or project.
●	Construction loans carry risks that the project may not be finished according to schedule, the project may not be finished according to budget, and the value of the collateral may, at any point in time, be less than the principal amount of the loan. Construction loans also bear the risk that the general contractor, who may or may not be a loan customer, may be unable to finish the construction project as planned because of financial pressure or other factors unrelated to the project.
●	Commercial and industrial loans carry risks associated with the successful operation of a business because repayment of these loans may be dependent upon the profitability and cash flows of the business. In addition, there is risk associated with the value of collateral other than real estate which may depreciate over time and cannot be appraised with as much reliability.
●	Multifamily real estate loans are generally secured by properties consisting of five or more rental units in our market area. Our multifamily real estate loans generally have fixed rates, initial terms of five years and amortization periods of up to 30 years, with a balloon payment due at the end of the initial term. Virtually all of our multifamily real estate loans are secured by properties located within our primary lending markets in Wisconsin.
●	Consumer loans carry risk associated with the continued creditworthiness of the borrower and the value of the collateral, if any. These loans are typically either unsecured or secured by rapidly depreciating assets. They are also likely to be immediately and adversely affected by job loss, divorce, illness, personal bankruptcy, or other changes in circumstances.

Loans that do not share common risk characteristics with other loans are evaluated individually and are not included in the collective analysis. The allowance for credit losses on loans that are individually evaluated may be estimated based on their expected cash flows, or, in the case of loans for which repayment is expected substantially through the operation or sale of collateral when the borrower is experiencing financial difficulty, may be measured based on the fair value of the collateral less estimated costs to sell.

As an integral part of their examination process, various regulatory agencies review the allowance for credit losses on loans as well. Such agencies may require that changes in the allowance for credit losses on loans be recognized when such regulatory credit evaluations differ from those of management based on information available to the regulators at the time of their examinations.

Because Marathon Bancorp’s methodology for maintaining its allowance for credit losses is based on historical experience and trends, current economic information, forecasted data, and management’s judgement, a range of estimates for the estimate of the allowance for credit losses may be supportable. Deteriorating economic conditions may lead to further required increases to the allowance; conversely, improvements to economic conditions may warrant further reductions to the allowance. In estimating the allowance for credit losses, management considers the sensitivity of the model and significant judgments and assumptions that could result in an amount that is materially different from management’s estimate, including as it relates to qualitative considerations.

As of September 30, 2024 and June 30, 2024, the allowance for credit losses totaled $1.6 million and $1.8 million, respectively. Due to the nature and composition of Marathon Bank’s lending activities, a significant portion of the allowance for credit losses is allocated to the one- to four-family residential loan portfolio and the commercial real estate and multifamily real estate loan portfolio. As of September 30, 2024 and June 30, 2024, the allowance for credit losses allocated to the one- to four-family residential loan portfolio and the commercial real estate and multifamily real estate loan portfolio was $1.6 million and $1.7 million respectively, or 98.8% and 97.3%, respectively.

Changes in the Wisconsin unemployment rate, the Wisconsin annual housing price index and the Wisconsin annual gross domestic product could have a material impact on the model’s estimation of the allowance for credit losses. Marathon Bank’s methodology for maintaining its allowance for credit losses includes various levels within each of the aforementioned criteria. Set forth below is a hypothetical change to the next level within Marathon Bank’s allowance calculation. Changing these levels as of September 30, 2024, from those actually used on September 30, 2024 to the next highest or lowest level resulted in an increase in Marathon Bank’s allowance for credit losses of $117,000, or 7.1%.

As of September 30, 2024
Historical Actual	Hypothetical Change
Wisconsin Unemployment (2.4%-3.1%)	3.1%-4.2%
Wisconsin Annual Housing Price Index (4.2%-5.6%)	(0.5%)-4.2%
Wisconsin Annual Gross Domestic Product (2.3%-3.7%)	(7.5%)-2.3%

While management has concluded that its current evaluation is reasonable under the circumstances, and that sensitivity analysis is based on a series of hypothetical scenarios not intended to represent management’s assumptions or judgement of factors as of September 30, 2024, it has also concluded that differing assumptions could materially impact allowance calculations, either positively or adversely.

Comparison of Financial Condition at September 30, 2024 and June 30, 2024

Total Assets. Total assets decreased $2.8 million, or 1.3%, to $216.5 million at September 30, 2024 from $219.2 million at June 30, 2024. The decrease was primarily due to a decrease in net loans of $7.3 million, or 4.0%, which was offset by an increase in cash and cash equivalents of $4.5 million, or 43.4%. The remaining asset categories showed no significant changes when comparing September 30, 2024 with June 30, 2024.

Cash and Cash Equivalents. Total cash and cash equivalents increased $4.5 million, or 43.4%, to $15.0 million at September 30, 2024 from $10.5 million at June 30, 2024, primarily due to a decrease in net loans of $7.3 million which was offset by a decrease in borrowings of $3.0 million.

Debt Securities Available for Sale. Total debt securities available for sale remained substantially unchanged at $6.6 million when comparing September 30, 2024 with June 30, 2024.

Loans. Gross loans decreased $7.5 million, or 4.0%, to $177.8 million at September 30, 2024 from $185.3 million at June 30, 2024. The decrease was due to a decrease in all categories of loans. Commercial real estate loans decreased by $4.0 million or 5.3%. Multifamily real estate loans decreased by $1.4 million or 3.1%. Construction loans decreased by $1.3 million to no construction loans being held at September 30, 2024 compared to $1.3 million being held at June 30, 2024. The decrease in construction loans was primarily due to all construction loans being converted to permanent financings. The remaining categories of loan decreases (commercial real estate, multifamily real estate, commercial and industrial and one-to four-family residential loans) were primarily due to repayments exceeding new loan growth.

Foreclosed Assets. Foreclosed assets, net remained unchanged at $1.4 million when comparing September 30, 2024 with June 30, 2024.

Deposits. Total deposits decreased slightly by $815,000, or 0.5%, to $172.2 million at September 30, 2024 from $173.0 million at June 30, 2024. The decrease in deposits was related to customers who changed banks to obtain higher rates and the Bank being less aggressive in matching competitor interest rates. There was also a shift from non-interest-bearing deposits to interest-bearing deposits of approximately $2.0 million as customers moved their deposits to higher rate products at the Bank.

Federal Home Loan Bank (FHLB) Advances. FHLB advances decreased $3.0 million to $10.0 million at September 30, 2024 compared to $13.0 million in FHLB advances at June 30, 2024 as the Bank paid down a term borrowing of $3.0 million that matured in August 2024.

Stockholders’ Equity. Total stockholders’ equity increased by $292,000 when comparing September 30, 2024 with June 30, 2024 due to net income of $175,000 and a decrease in accumulated other comprehensive loss of $112,000 resulting from an increase in the fair market value of the debt securities available for sale portfolio due to favorable changes in market interest rates.

Comparison of Financial Condition at June 30, 2024 and June 30, 2023

Total Assets. Total assets decreased $19.6 million, or 8.2%, to $219.2 million at June 30, 2024 from $238.8 million at June 30, 2023. The decrease was primarily due to a decrease of $1.3 million, or 11.1%, in cash and cash equivalents, a decrease in net loans of $14.3 million, or 7.2%, a decrease in interest-bearing deposits held in other financial institutions of $3.6 million, or 94.7%, a decrease in debt securities available for sale of $2.3 million, or 25.9% and finally, a decrease in foreclosed assets, net of $914,780, or 39.6%. These decreases were partially offset by an increase in premises and equipment of $2.0 million. The increase in premises and equipment was associated with the Bank’s new branch in Brookfield, Wisconsin which opened on January 22, 2024.

Cash and Cash Equivalents. Total cash and cash equivalents decreased $1.3 million, or 11.1%, to $10.5 million at June 30, 2024 from $11.8 million at June 30, 2023, primarily due to a decrease in total deposits of $24.3 million offset by an increase in FHLB borrowings of $5.0 million, a decrease in net loans of $14.3 million, a decrease in interest-bearing deposits held in other financial institutions of $3.6 million, and finally, a decrease in debt securities available for sale of $2.3 million. The Bank also purchased a building for $1.6 million for a new branch location.

Debt Securities Available for Sale. Total debt securities available for sale decreased $2.3 million, or 25.9%, to $6.6 million at June 30, 2024 from $8.9 million at June 30, 2023. The decrease was primarily due to the call of $1.7 million in corporate bonds. Debt securities available for sale are carried at fair value with the unrealized gain or loss reflected in accumulated other comprehensive income (loss).

Loans. Gross loans decreased $14.6 million, or 7.3%, to $185.3 million at June 30, 2024 from $199.9 million at June 30, 2023. The decrease was primarily due to a decrease in all categories of loans with the exception of multifamily real estate loans which increased by $0.9 million, or 2.1%, to $45.1 million at June 30, 2024 from $44.2 million at June 30, 2023. Consumer loans decreased by $1.2 million, or 43.0%, primarily due to the payoff of a consumer loan which was secured by a $650,000 certificate of deposit account. The decrease in construction loans was primarily due to two construction loans totaling $613,000 which were converted to permanent financings. The remaining categories of loan decreases (commercial real estate, commercial and industrial and one-to four-family residential) were primarily due to repayments exceeding new loan growth.

Foreclosed Assets. Foreclosed assets decreased by $937,100, or 40.1%. During the year ended June 30, 2023, the Company foreclosed on collateral supporting a construction loan which was valued at $2.3 million and was included in foreclosed assets. The valuation was based on independent appraisals subject to certain discounts less estimated costs to sell. A subsequent independent appraisal was obtained in April 2024 subject to certain discounts less estimated costs to sell. After adjusting for estimated costs to sell, the revised valuation was $1.4 million resulting in a provision for valuation allowance of $937,000 being recorded in non-interest expenses during the year ended June 30, 2024.

Deposits. Total deposits decreased $24.3 million, or 12.3%, to $173.0 million at June 30, 2024 from $197.3 million at June 30, 2023. All categories of deposits decreased when comparing June 30, 2024 to June 30, 2023 with certificates of deposit decreasing the most by $16.1 million, or 19.2%. The decrease in all deposit categories was related to customers who changed banks to obtain higher rates and the Bank being less aggressive in matching competitor interest rates. Finally, we had a $4.2 million brokered certificate of deposit that matured in March 2024 and a $4.5 million brokered certificate of deposit that matured at the end of September 2023. Brokered certificates of deposit totaled $13.4 million and $22.2 million at June 30, 2024 and June 30, 2023, respectively.

Federal Home Loan Bank (FHLB) Advances. FHLB advances increased $5.0 million to $13.0 million at June 30, 2024 compared to $8.0 million in FHLB advances at June 30, 2023 to provide additional funding associated with the decrease in deposits and the acquisition of a building for a new branch location. We were able to obtain more favorable borrowing rates from the FHLB than the rates that customers were requesting for certificates of deposit.

Stockholders’ Equity. Total stockholders’ equity remained virtually unchanged when comparing June 30, 2024 with June 30, 2023 with stockholders’ equity totaling $31.3 million at both dates.

Average Balance Sheets

The following tables set forth average balances, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense, as applicable. Deferred loan fees accreted to interest income totaled $13,000 and $12,000 for the three months ended September 30, 2024 and 2023 and $42,000 and $50,000 for the years ended June 30, 2024 and 2023, respectively.

	For the Three Months Ended September 30,
	2024			2023
	Average			Average
	Outstanding		Average	Outstanding		Average
	Balance	Interest	Yield/Rate (1)	Balance	Interest	Yield/Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans	$179,709	$2,076	4.66%	$197,135	$2,181	4.46%
Debt securities	7,077	46	2.60%	9,308	58	2.50%
Cash and cash equivalents	11,844	161	5.50%	12,756	153	4.84%
Other	1,329	29	8.94%	782	12	6.23%
Total interest-earning assets	199,959	2,312	4.67%	219,981	2,404	4.41%
Non-interest-earning assets	20,234			18,232
Total assets	$220,193			$238,213

Interest-bearing liabilities:
Demand, NOW and money market deposits	$44,456	178	1.60%	$47,172	160	1.35%
Savings deposits	38,945	14	0.14%	41,169	14	0.13%
Certificates of deposit	68,565	579	3.39%	84,785	588	2.78%
Total interest-bearing deposits	151,966	771	2.03%	173,126	762	1.76%
Federal Home Loan Bank advances and other borrowings	11,645	121	4.19%	9,772	79	3.25%
Total interest-bearing liabilities	163,611	892	2.18%	182,898	841	1.84%
Non-interest-bearing demand deposits	25,490			24,284
Other non-interest-bearing liabilities	1,662			1,820
Total liabilities	190,763			209,002
Total stockholders’ equity	29,430			29,211
Total liabilities and stockholders’ equity	$220,193			$238,213
Net interest income		$1,420			$1,563
Net interest rate spread (2)			2.49%			2.57%
Net interest-earning assets (3)	$36,348			$37,083
Net interest margin (4)			2.85%			2.85%
Average interest-earning assets to interest-bearing liabilities	122.22%			120.28%

(1)	Annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Year Ended June 30,
	2024			2023
	Average			Average
	Outstanding		Average	Outstanding		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$193,501	$8,637	4.46%	$195,680	$8,182	4.18%
Debt securities	10,751	345	3.21%	11,102	292	2.63%
Cash and cash equivalents	7,017	370	5.27%	12,853	480	3.73%
Other	1,097	79	7.20%	666	24	3.60%
Total interest-earning assets	212,366	9,431	4.44%	220,301	8,978	4.08%
Non-interest-earning assets	21,215			15,146
Total assets	$233,581			$235,447
Interest-bearing liabilities:
Demand, NOW and money market deposits	$44,036	612	1.39%	$54,130	506	0.93%
Savings deposits	40,109	58	0.14%	44,501	61	0.14%
Certificates of deposit	75,133	2,273	3.03%	77,707	1,609	2.07%
Total interest-bearing deposits	159,278	2,943	1.85%	176,338	2,176	1.23%
FHLB advances and other borrowings	16,865	648	3.84%	3,272	103	3.15%
Total interest-bearing liabilities	176,143	3,591	2.04%	179,610	2,279	1.27%
Non-interest-bearing demand deposits	25,048			25,829
Other non-interest-bearing liabilities	2,018			1,726
Total liabilities	203,209			207,165
Total stockholders’ equity	30,372			28,282
Total liabilities and stockholders’ equity	$233,581			$235,447
Net interest income		$5,840			$6,699
Net interest rate spread (1)			2.40%			2.81%
Net interest-earning assets (2)	$36,223			$40,691
Net interest margin (3)			2.75%			3.04%
Average interest-earning assets to interest-bearing liabilities	120.56%			122.66%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Three Months Ended September 30,			Year Ended June 30,
	2024 vs. 2023			2024 vs. 2023
	Increase (Decrease) Due to		Total	Increase (Decrease) Due to		Total
			Increase			Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(In thousands)
Interest-earning assets:
Loans	$(195)	$90	$(105)	$(91)	$546	$455
Debt securities	(14)	2	(12)	(9)	62	53
Cash and cash equivalents	(11)	19	8	(218)	108	(110)
Other	9	8	17	16	39	55
Total interest-earning assets	(211)	119	(92)	(302)	755	453

Interest-bearing liabilities:
Demand, NOW and money market deposits	(9)	27	18	(94)	200	106
Savings deposits	(1)	1	—	(6)	2	(4)
Certificates of deposit	(113)	104	(9)	(53)	717	664
Total interest-bearing deposits	(123)	132	9	(153)	919	766
Federal Home Loan Bank advances and other borrowings	15	27	42	428	118	546
Total interest-bearing liabilities	(108)	159	51	(153)	1,465	1,312

Change in net interest income	$(103)	$(40)	$(143)	$(149)	$(710)	$(859)

Comparison of Operating Results for the Three Months Ended September 30, 2024 and 2023

General. Net income was $175,000 for the three months ended September 30, 2024, an increase of $89,000, or 102.9%, from net income of $86,000 for the three months ended September 30, 2023. The increase in net income was primarily attributable to a decrease in the provision for (recovery of) credit losses from a provision for credit losses of $41,000 for the three months ended September 30, 2023 to a recovery of credit losses of $155,000 for the three months ended September 30, 2024. The provision for income taxes also decreased by $161,000. These increases were offset by a decrease in net interest income of $143,000, a decrease in non-interest income of $35,000 and an increase in non-interest expenses of $90,000.

Interest Income. Interest income decreased by $93,000, or 3.9%, to $2.3 million for the three months ended September 30, 2024 as compared to $2.4 million for the three months ended September 30, 2023 primarily due to a decrease in loan interest income of $105,000 offset by an increase in other interest income of $23,000. Income from debt securities decreased slightly by $12,000.

Loan interest income decreased by $105,000, or 4.8%, to $2.1 million for the three months ended September 30, 2024 as compared to $2.2 million for the three months ended September 30, 2023, due to a decrease in the average balance of the loan portfolio of $17.4 million, or 8.8%, which was offset by an increase in the average yield on loans of 20 basis points. The average balance of the loan portfolio decreased by $17.4 million, or 8.8%, to $179.7 million for the three months ended September 30, 2024 from $197.1 million for the three months ended September 30, 2023. The decrease in the average balance of the loan portfolio was primarily related to repayments exceeding new loan growth. The average yield on the loan portfolio increased by 20 basis points from 4.46% for the three months ended September 30, 2023 to 4.66% for the three months ended September 30, 2024 as a result of higher interest rates.

Debt securities interest income decreased by $12,000, or 20.7%, to $46,000 for the three months ended September 30, 2024 from $58,000 for the three months ended September 30, 2023 due to a decrease of $2.2 million in the average balance of debt securities to $7.1 million for the three months ended September 30, 2024 from $9.3 million for the three months ended September 30, 2023. Offsetting the decrease in average balance, was a ten basis points increase in the average yield on the debt securities portfolio to 2.60% for the three months ended September 30, 2024 from 2.50% for the three months ended September 30, 2023 as a result of the higher interest rate environment. The average balance of debt securities continued to decrease as a result of securities paydowns.

Interest Expense. Interest expense increased $50,000, or 6.0%, to $892,000 for the three months ended September 30, 2024 from $842,000 for the three months ended September 30, 2023, due to an increase of $42,000 in interest paid on borrowings and an increase of $9,000 in interest paid on deposits.

Interest expense on deposits increased $9,000, or 1.1%, to $771,000 for the three months ended September 30, 2024 from $763,000 for the three months ended September 30, 2023 due to an increase in the average rate paid on all deposit categories, offset by a decrease in the average balances of all deposit categories. The average rate paid on deposits increased by 27 basis points to 2.03% for the three months ended September 30, 2024 from 1.76% for the three months ended September 30, 2023. The increase in the average rate paid on all deposit categories was due to higher interest rates. All categories of deposit average balances decreased when comparing the three months ended September 30, 2024 with the three months ended September 30, 2023 with the average balance of deposits decreasing by $21.2 million, or 12.2%, to $152.0 million for the three months ended September 30, 2024. The decrease in the average balances of all deposits was related to customers who changed banks to obtain higher rates and the Bank being less aggressive in matching competitor interest rates. In addition, we had a $4.2 million brokered certificate of deposit that matured in March 2024.

Interest paid on FHLB borrowings increased $42,000, from $79,000 for the three months ended September 30, 2023 to $121,000 for the three months ended September 30, 2024. The increase in interest paid on borrowings was due to the average balance of FHLB advances increasing by $1.9 million to $11.6 million for the three months ended September 30, 2024 and an increase in the average rate paid on borrowings of 94 basis points from 3.25% for the three months ended September 30, 2023 to 4.19% for the three months ended September 30, 2024 due to an increase in borrowing costs.

Net Interest Income. Net interest income decreased by $143,000, or 9.2%, to $1.4 million for the three months ended September 30, 2024 from $1.6 million for the three months ended September 30, 2023. Net interest-earning assets decreased by $735,000, or 2.0%, to $36.3 million for the three months ended September 30, 2024 from $37.1 million for the three months ended September 30, 2023. Net interest rate spread decreased by eight basis points to 2.49% for the three months ended September 30, 2024 from 2.57% for the three months ended September 30, 2023, reflecting a 34 basis points increase in the average rate paid on interest-bearing liabilities which was offset by a 26 basis points increase in the average yield on interest-earning assets. The net interest margin remained unchanged at 2.85% for the three months ended September 30, 2024 and September 30, 2023. The increase in the average yield on interest-earning assets for the three months ended September 30, 2024 compared to the three months ended September 30, 2023 was primarily due to an increase in the average yield of all interest-earning asset categories related to the increase in market interest rates over the past year. The increase in the average interest rate paid on interest-bearing liabilities was due to the Bank raising the interest rates on all deposit categories to maintain customers and keep the rates in line with what the competitors were offering.

Provision for (Recovery of) Credit Losses. We charge (credit) provisions for (recovery of) credit losses to operations in order to maintain our allowance for credit losses on loans and reserve for unfunded commitments at a level that is considered reasonable and necessary to absorb expected credit losses inherent in the loan portfolio and expected losses on commitments to grant loans that are expected to be advanced at the consolidated balance sheet date. In determining the level of the allowance for credit losses, we consider our past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. We assess the allowance for credit losses on a quarterly basis and make provisions for (recovery of) credit losses in order to maintain the allowance.

Based on our evaluation of the above factors, we recorded a recovery of credit losses of $155,000 for the three months ended September 30, 2024 compared to a provision for credit losses of $41,000 for the three months ended September 30, 2023. The recovery was related to the projected future economic conditions in our market area stabilizing over the next two years and a $7.5 million decline in the loan portfolio due primarily to repayments in the commercial real estate and multifamily real estate loan portfolios. These predictions align with the Bank’s historic charge-off history over the past 8-10 years.

The allowance for credit losses was $1.6 million, or 0.92%, of loans outstanding at September 30, 2024 and $2.0 million, or 1.01%, of loans outstanding at September 30, 2023.

To the best of our knowledge, we have recorded our best estimate of expected losses in the loan portfolio and for unfunded commitments at September 30, 2024. However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for credit losses. In addition, the WDFI and the FDIC, as an integral part of their examination process, will periodically review our allowance for credit losses, and as a result of such reviews, we may have to adjust our allowance for credit losses. However, regulatory agencies are not directly involved in establishing the allowance for credit losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

Non-Interest Income. Non-interest income information is as follows.

	Three Months Ended
	September 30,		Change
	2024	2023	Amount	Percent

	(Dollars in thousands)

Service charges on deposit accounts	$32	$31	$1	3.2%
Mortgage banking	88	131	(43)	(32.8)%
Increase in cash surrender value of BOLI	67	60	7	11.7%
Other	6	6	—	—%
Total non-interest income	$193	$228	$(35)	(15.4)%

Non-interest income decreased by $35,000 to $193,000 for the three months ended September 30, 2024 from $228,000 for the three months ended September 30, 2023 due primarily to a decrease in mortgage banking income which was related to higher mortgage rates which led to less loan originations.

Non-Interest Expenses. Non-interest expenses information is as follows.

	Three Months Ended
	September 30,		Change
	2024	2023	Amount	Percent

	(Dollars in thousands)

Salaries and employee benefits	$835	$773	$62	8.0%
Occupancy and equipment	240	170	70	41.2%
Data processing and office	115	110	5	4.5%
Professional fees	157	171	(14)	(8.2)%
Marketing expenses	15	15	—	—%
Foreclosed assets, net	18	14	4	28.6%
Other	173	210	(37)	(17.6)%
Total non-interest expenses	$1,553	$1,463	$90	6.2%

Non-interest expenses were $1.6 million for the three months ended September 30, 2024 compared to $1.5 million for the three months ended September 30, 2023. The increase was primarily related to an increase in salaries and employee benefits and occupancy and equipment expenses related to the new branch which opened in January 2024.

Provision for Income Taxes. Income tax expense was $41,000 for the three months ended September 30, 2024, a decrease of $160,000, as compared to income tax expense of $201,000 for the three months ended September 30, 2023. The decrease in income tax expense was primarily the result of a change in Wisconsin tax law that provides for a subtraction from the Bank’s state taxable income for loan and fee interest income from certain commercial and agricultural loans. Based upon the provisions of this new state tax law, management determined that the Company was highly unlikely to incur a material Wisconsin tax liability in the foreseeable future, instead generating Wisconsin net operating loss carryforwards that would never be realized. Since the state rate at which net deferred tax assets are expected to be realized is 0%, the Company eliminated its state net deferred tax asset balances as of July 1, 2023, resulting in deferred tax expense of approximately $112,000 for the three months ended September 30, 2023.

Comparison of Operating Results for the Years Ended June 30, 2024 and 2023

General. Net loss was $187,000 for the year ended June 30, 2024, a decrease of $1.9 million, or 111.2%, from net income of $1.7 million for the year ended June 30, 2023. The decrease in net income (loss) for the year ended June 30, 2024 was primarily attributable to an increase in expenses associated with foreclosed assets of $1.0 million, a decrease of $859,000 in net-interest income, and a decrease of $576,000 in non-interest income. These changes were partially offset by a recovery of loan losses of $190,000 and a decrease in the provision for income taxes of $504,000.

Interest Income. Interest income increased by $453,000, or 5.0%, to $9.4 million for the year ended June 30, 2024 compared to $9.0 million for the year ended June 30, 2023 primarily due to an increase in loan interest income associated with an increase in the average yield on loans offset by a slight decrease in the average balance of the loan portfolio.

Loan interest income increased by $455,000, or 5.6%, to $8.6 million for the year ended June 30, 2024 from $8.2 million for the year ended June 30, 2023. The average yield on the loan portfolio increased by 28 basis points from 4.18% for the year ended June 30, 2023 to 4.46% for the year ended June 30, 2024 as a result of the high interest rate environment. The average balance of the loan portfolio decreased by $2.2 million, or 1.1%, from $195.7 million for the year ended June 30, 2023 to $193.5 million for the year ended June 30, 2024. The decrease in the average balance of the loan portfolio was primarily due to repayments exceeding new loan growth.

Debt securities interest income increased by $53,000, or 18.2%, to $345,000 for the year ended June 30, 2024 from $292,000 for the year ended June 30, 2023 due to a 58 basis points increase in the average yield on the debt securities portfolio to 3.21% for the year ended June 30, 2024 from 2.63% for the year ended June 30, 2023 offset in part by a $351,000 decrease in the average balance of debt securities to $10.8 million for the year ended June 30, 2024 due to securities paydowns. The increase in the average yield on debt securities was related to previous purchases of new securities at higher interest rates.

Interest Expense. Interest expense increased $1.3 million, or 57.6%, to $3.6 million for the year ended June 30, 2024 from $2.3 million for the year ended June 30, 2023, due to an increase of $766,000 in interest paid on deposits and an increase of $546,000 in interest paid on borrowings.

Interest expense on deposits increased $766,000, or 35.2%, to $2.9 million for the year ended June 30, 2024 from $2.2 million for the year ended June 30, 2023 due to an increase in interest expense on all deposit categories except savings deposits as a result of an increase in the average rates paid on all deposit categories except savings deposits offset by a decrease in the average balances of all deposit categories. The average rate paid on demand, NOW and money market accounts and certificates of deposit increased with the average rate paid on demand, NOW and money market accounts increasing by 46 basis points and the average rate paid on certificates of deposit increasing 96 basis points. The increase in the average rate paid on all deposit categories except savings deposits was due to the Bank raising the interest rates on these deposit categories to maintain customers and keep the rates in line with what competitors were offering and to attract new funds to the Bank. The average balance of certificates of deposit decreased slightly by $2.6 million, or 3.3%, from $77.7 million for the year ended June 30, 2023 to $75.1 million for the year ended June 30, 2024. The average balance of interest-bearing demand, NOW and money market and savings accounts decreased by $10.1 million and $4.4 million, respectively. The decrease in the average balance of certificates of deposit accounts was due to the maturity of two brokered certificates of deposit totaling $8.7 million during the year ended June 30, 2024 offset by the offering of higher rate certificate of deposit balances due to higher market interest rates. The decrease in the average balance of interest-bearing demand, NOW, money market and savings deposits were related to customers who changed banks to obtain higher rates and the Bank being less aggressive in matching competitor interest rates.

Interest paid on FHLB borrowings increased $545,000, from $103,000 for the year ended June 30, 2023 to $648,000 for the year ended June 30, 2024. The increase in interest paid on borrowings was due to the average balance of FHLB advances increasing by $13.6 million and an increase in the average rate paid on borrowings of 69 basis points from 3.15% for the year ended June 30, 2023 to 3.84% for the year ended June 30, 2024. We were able to obtain more favorable borrowing rates from the FHLB than the rates that customers were requesting for certificates of deposit while also improving liquidity.

Net Interest Income. Net interest income decreased by $859,000, or 12.8%, to $5.8 million for the year ended June 30, 2024 from $6.7 million for the year ended June 30, 2023. Net interest-earning assets decreased by $4.5 million, or 11.0%, to $36.2 million for the year ended June 30, 2024 from $40.7 million for the year ended June 30, 2023. Net interest rate spread decreased by 41 basis points to 2.40% for the year ended June 30, 2024 from 2.81% for the year ended June 30, 2023, reflecting a 77 basis points increase in the average rate paid on interest-bearing liabilities offset by a 36 basis points increase in the average yield on interest-earning assets. The net interest margin decreased 29 basis points to 2.75% for the year ended June 30, 2024 from 3.04% for the year ended June 30, 2023. The increase in the average yield on interest-earning assets for the year ended June 30, 2024 compared to the year ended June 30, 2023 was primarily due to an increase in market interest rates. The increase in the average interest rate paid on interest-bearing liabilities was due to the Bank raising the interest rates on all deposit categories to maintain customers and keep the rates in line with what competitors were offering, to attract new funds to the Bank and an increase in market interest rates on borrowings.

Provision for (Recovery of) Credit Losses. We charge (credit) provisions for (recovery of) credit losses to operations in order to maintain our allowance for credit losses on loans and reserve for unfunded commitments at a level that is considered reasonable and necessary to absorb expected credit losses inherent in the loan portfolio and expected losses on commitments to grant loans that are expected to be advanced at the consolidated balance sheet date. In determining the level of the allowance for credit losses, we consider our past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. We assess the allowance for credit losses on a quarterly basis and make provisions for (recovery of) credit losses in order to maintain the allowance.

Based on our evaluation of the above factors, we recorded a recovery of credit losses of $190,000 for the year ended June 30, 2024 compared to no provision for credit losses for the year ended June 30, 2023. The recovery was related to an improvement in the current and projected future economic conditions in our market area and the decline in the overall loan portfolio. We anticipate low unemployment and that the housing price index (HPI) will improve over the next two years due to continued high demand and the low inventory of residential real estate. These predictions align with the Bank’s historic charge-off history over the past 8-10 years. The allowance for credit losses was $1.8 million, or 0.97%, of loans outstanding at June 30, 2024 and $2.2 million, or 1.08%, of loans outstanding at June 30, 2023.

To the best of our knowledge, we have recorded our best estimate of expected losses in the loan portfolio and for unfunded commitments at June 30, 2024. However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for credit losses. In addition, the WDFI and the FDIC, as an integral part of their examination process, will periodically review our allowance for credit losses, and as a result of such reviews, we may have to adjust our allowance for credit losses. However, regulatory agencies are not directly involved in establishing the allowance for credit losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

Non-Interest Income. Non-interest income information is as follows.

	Years Ended
	June 30,		Change
	2024	2023	Amount	Percent

	(Dollars in thousands)

Service charges on deposit accounts	$125	$153	$(28)	(18.3)%
Mortgage banking	325	351	(26)	(7.4)%
Increase in cash surrender value of BOLI	249	236	13	5.5%
Gain on proceeds from life insurance death benefit	—	261	(261)	100.0%
Gain on acquisition of foreclosed assets	—	247	(247)	100.0%
Net gain on securities transactions	—	24	(24)	(100.0)%
Other	27	30	(3)	(10.0)%
Total non-interest income	$726	$1,302	$(576)	(44.2)%

Non-interest income decreased by $576,000 to $726,000 for the year ended June 30, 2024 from $1.3 million for the year ended June 30, 2023 due primarily to a gain on proceeds from a life insurance death benefit, a gain on the acquisition of foreclosed assets, and net gain on securities transactions of $261,000, 247,000 and $24,000, respectively, being recognized during the year ended June 30, 2023 compared to no such amounts being recognized during the year ended June 30, 2024. Service charges on deposit accounts and mortgage banking income also decreased slightly.

Non-Interest Expenses. Non-interest expenses information is as follows.

	Years Ended
	June 30,		Change
	2024	2023	Amount	Percent

	(Dollars in thousands)

Salaries and employee benefits	$3,082	$3,296	$(214)	(6.5)%
Occupancy and equipment	858	731	127	17.4%
Data processing and office	449	401	48	12.0%
Professional fees	755	712	43	6.0%
Marketing expenses	61	87	(26)	(29.9)%
Debit card expenses	96	90	6	6.7%
Directors fees	108	89	19	21.3%
Foreclosed assets, net	1,035	—	1,035	100.0%
Other	558	478	80	16.7%
Total non-interest expenses	$7,002	$5,884	$1,118	19.0%

Non-interest expenses were $7.0 million for the year ended June 30, 2024 compared to $5.9 million for the year ended June 30, 2023. The increase was primarily related to an increase in expenses associated with foreclosed assets, net, of $1.0 million, an increase in occupancy and equipment expense of $127,000 and minor increases in other expense which were offset by a decrease of $214,000 in salaries and employee benefits when comparing the two years. The increase in expenses associated with foreclosed assets, net was primarily related to the recording of a valuation allowance of $937,000 during the year ended June 30, 2024 associated with a new appraisal obtained on the Company’s only foreclosed asset. For further information, please see Comparison of Financial Condition at June 30, 2024 and June 30, 2023- Foreclosed Assets above. The increase in occupancy and equipment expense was related to the new branch opening in January 2024. The increase in other expenses was primarily related to an increase in FDIC insurance premiums and to a lesser extent, check fraud losses. The decrease in salaries and employee benefits was primarily related to the prior year including a bonus accrual compared to no bonus accrual for the current year.

Provision for (Recovery from) Income Taxes. Income tax benefit was $59,000 for the year ended June 30, 2024, a decrease of $504,000, as compared to income tax expense of $445,000 for the year ended June 30, 2023. The decrease in income tax expense was primarily the result of a decrease in income (loss) before income taxes of $2.4 million which was offset by a change in Wisconsin tax law that provides for a subtraction from the Bank’s state taxable income for loan and fee interest income from certain commercial and agricultural loans. Based upon the provisions of this new state tax law, management determined that the Company was highly unlikely to incur a material Wisconsin tax liability in the foreseeable future, instead generating Wisconsin net operating loss carryforwards that would never be realized. Since the state rate at which net deferred tax assets are expected to be realized is 0%, the Company eliminated its state net deferred tax asset balances as of July 1, 2023, resulting in deferred tax expense of approximately $112,000 for the year ended June 30, 2024. A summary of income tax expense (benefit) compared to the federal income tax statutory rate is set forth in Notes 10 and 12 to the Notes to the Unaudited and Audited Consolidated Financial Statements, respectively.

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our Asset/Liability Management Committee, consisting of members of our senior management, is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by our board of directors. The board of directors receives a monthly report from the Asset/Liability Management Committee. We currently utilize a third-party modeling program, prepared on a quarterly basis, to evaluate our sensitivity to changes in interest rates.

We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. The following represent our primary strategies to manage our interest rate risk:

●	selling our longer-term, fixed-rate loans into the secondary market;
●	limiting our reliance on non-core/wholesale funding sources;
●	growing our volume of transaction deposit accounts; and
●	diversifying our loan portfolio by adding more commercial-related loans, which typically have shorter maturities and/or balloon payments.

By following these strategies, we believe that we are better positioned to react to increases in market interest rates.

We do not engage in hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage-backed securities.

Net Interest Income. We analyze our sensitivity to changes in interest rates through a net interest income model. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. We estimate what our net interest income would be for a 12-month period. We then calculate what the net interest income would be for the same period under the assumptions that the United States Treasury yield curve increases or decreases instantaneously in 100 basis point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis points increase in the “Change in Interest Rates” column below.

The table below sets forth, as of September 30, 2024 (the most recent date for which information is available), the calculation of the estimated changes in our net interest income that would result from the designated immediate changes in the United States Treasury yield curve.

At September 30, 2024
Change in Interest Rates	Net Interest Income	Year 1 Change
(basis points) (1)	Year 1 Forecast	from Level
(Dollars in thousands)
+100	$5,858	(2.20)%
Level	5,989	—
-100	6,042	0.88
-200	6,078	1.48
-300	6,129	2.34
-400	6,134	2.41

(1)	Assumes an immediate uniform change in interest rates at all maturities.

The table above indicates that at September 30, 2024, in the event of an instantaneous parallel 100 basis point decrease in interest rates, we would have experienced a 0.88% increase in net interest income, and in the event of an instantaneous 100 basis point increase in interest rates, we would have experienced a 2.2% decrease in net interest income.

Economic Value of Equity. We also compute amounts by which the net present value of our assets and liabilities (economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumptions that the United States Treasury yield curve decreases instantaneously by 100, 200, 300 and 400 basis point increments or an increase instantaneously by 100 basis points, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.

The table below sets forth, as of September 30, 2024, the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the United States Treasury yield curve.

At September 30, 2024
				EVE as a Percentage of Present
				Value of Assets (3)
Change in Interest		Estimated Increase (Decrease) in			Increase
Rates (basis points)	Estimated	EVE		EVE	(Decrease)
(1)	EVE (2)	Amount	Percent	Ratio (4)	(basis points)
(Dollars in thousands)

+100	$33,222	$932	2.89%	16.23%	67
—	32,290	—	—	15.56	—
-100	30,723	(1,567)	(4.85)	14.61	(95)
-200	29,059	(3,231)	(10.01)	13.63	(193)
-300	27,173	(5,117)	(15.85)	12.57	(299)
-400	27,345	(4,945)	(15.31)	12.49	(307)

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	EVE Ratio represents EVE divided by the present value of assets.

The table above indicates that at September 30, 2024, in the event of an instantaneous parallel 100 basis point decrease in interest rates, we would have experienced a 4.85% decrease in the economic value of equity, and in the event of an instantaneous 100 basis point increase in interest rates, we would have experienced a 2.89% increase in the economic value of equity.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net interest income and economic value of equity tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net interest income and EVE tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on net interest income and EVE and will differ from actual results. Furthermore, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Additionally, certain assets, such as adjustable-rate loans, have features that restrict changes in interest rates both on a short-term basis and over the life of the asset.

Interest rate risk calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of our loans, deposits and borrowings.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, proceeds from the sale of loans, and proceeds from maturities of securities. We also have the ability to borrow from the Federal Home Loan Bank of Chicago. At September 30, 2024, we had a $77.3 million line of credit with the Federal Home Loan Bank of Chicago, and had $10.0 million of borrowings outstanding as of that date. We also have $25.0 million available to borrow from the Federal Reserve Bank when pledging acceptable assets and an unsecured Federal Funds purchasing limit of $5.0 million with our correspondent bank. There were no borrowings under these arrangements at September 30, 2024.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments including interest-bearing demand deposits. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by operating activities was $945,000 for the three months ended September 30, 2024 and $417,000 and $2.0 million for the years ended June 30, 2024 and 2023, respectively. Net cash flows provided by (used in) investing activities, which consists primarily of disbursements for loan originations, the purchase of securities and the purchase of bank owned life insurance, offset by principal collections on loans, proceeds from the sale of securities and proceeds from maturing securities and pay downs on securities, was $7.5 million provided by investing activities for the three months ended September 30, 2024, $17.7 million provided by investing activities for the year ended June 30, 2024 compared to $14.4 million used in investing activities for the year ended June 30, 2023. Net cash provided by (used in) financing activities, consisting of activity in deposit accounts and borrowings was $3.9 million used in financing activities for the three months ended September 30, 2024 and $19.4 million used in financing activities compared to $15.8 million provided by financing activities for the years ended June 30, 2024 and 2023, respectively.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience, current pricing strategy and regulatory restrictions, we anticipate that a substantial portion of maturing time deposits will be retained, and that we can supplement our funding with borrowings in the event that we allow these deposits to run off at maturity.

At September 30, 2024, Marathon Bank was classified as “well capitalized” for regulatory capital purposes. See “Historical and Pro Forma Regulatory Capital Compliance.”

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. At September 30, 2024, we had outstanding commitments to originate loans of $4.6 million, and outstanding commitments to sell loans of $385,000. We anticipate that we will have sufficient funds available to meet our current lending commitments. Time deposits that are scheduled to mature in one year or less from September 30, 2024 totaled $46.3 million, which included $4.4 million in brokered certificates of deposit. Management expects that a substantial portion of the maturing time deposits will be renewed. However, if a substantial portion of these deposits is not retained, we may utilize Federal Home Loan Bank advances or other borrowings, which may result in higher levels of interest expense.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include data processing services, operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.

Recent Accounting Pronouncements

Please refer to Note 1 to the Audited Consolidated Financial Statements for a description of recent accounting pronouncements that may affect our financial condition and results of operations.

Impact of Inflation and Changing Price

The financial statements and related data presented herein have been prepared in accordance with U.S. GAAP, which requires the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF MARATHON BANCORP

Marathon Bancorp, a Maryland corporation headquartered in Wausau, Wisconsin, was formed in December 2020 to serve as the mid-tier holding company for Marathon Bank upon the completion of Marathon Bank’s mutual holding company reorganization and offering. Marathon Bancorp’s common stock is quoted on the Pink Open Market operated by the OTC Markets Group under the symbol “MBBC.” Marathon Bancorp conducts its operations primarily through its wholly owned subsidiary, Marathon Bank. Marathon Bancorp manages its operations as one unit, and thus does not have separate operating segments. At September 30, 2024, Marathon Bancorp had consolidated assets of $216.5 million, deposits of $172.2 million and stockholders’ equity of $31.6 million.

On April 14, 2021, Marathon Bank completed its reorganization into the mutual holding company structure and the related stock offering of Marathon Bancorp. In connection with the reorganization, Marathon Bancorp sold 1,003,274 shares of common stock to the public at $10.00 per share, representing 45% of its outstanding shares of common stock and issued an additional 1,226,223 shares of common stock, or 55% of its then-outstanding shares of common stock, to Marathon MHC, which was also organized in connection with the reorganization as a mutual bank holding company under the laws of the state of Wisconsin.

Upon completion of the conversion, Marathon Bancorp will continue to be the holding company of Marathon Bank and will succeed to all of the business and operations of Marathon MHC, which will cease to exist upon completion of the conversion.

As part of the conversion, Marathon Bancorp will receive the cash held by Marathon MHC and the net proceeds it retains from the offering. A portion of the net proceeds will be used to fund a loan to the Marathon Bank Employee Stock Ownership Plan (or “ESOP”). Marathon Bancorp intends to use the support staff and offices of Marathon Bank and will pay Marathon Bank for these services. If Marathon Bancorp expands or changes its business in the future, it may hire its own employees.

Marathon Bancorp intends to invest the net proceeds of the offering as discussed under “How We Intend to Use the Proceeds from the Offering.” In the future, it may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities.

The executive offices of Marathon Bancorp are located at 500 Scott Street, Wausau, Wisconsin 54403, and its telephone number is (715) 845-7331. Marathon Bancorp is subject to comprehensive regulation and examination by the Federal Reserve Board and the WDFI.

BUSINESS OF MARATHON BANK

General

Marathon Bank is a Wisconsin-chartered savings bank headquartered in Wausau, Wisconsin. Founded in 1902, we conduct our business from our main office and four branch offices, which are located in Marathon, Ozaukee and Waukesha Counties, Wisconsin. Our primary market area for deposits includes the communities in which we maintain our banking office locations, while our primary lending market area is broader and includes select businesses and customers in Southeastern Wisconsin. We are a community-oriented bank offering a variety of financial products and services to meet the needs of our customers. We believe that our community orientation and personalized service distinguishes us from larger banks that operate in our market area.

From our founding until 2014, we operated as a traditional thrift institution, offering primarily residential mortgage loans and savings accounts. In February 2014, we hired our current president and chief executive officer, Nicholas W. Zillges, and since that time we have strengthened and modernized our operations through upgrades to our credit, underwriting, information technology and compliance operations. Under the leadership of Mr. Zillges, we have developed a commercial real estate lending infrastructure, with a particular focus on expanding into the Southeastern Wisconsin market, including the Milwaukee metropolitan area, to grow our commercial real estate and multifamily loan portfolios. As part of our effort to expand into Southeastern Wisconsin, in 2024, we opened a new branch in Brookfield, Wisconsin and in 2018, we opened a branch in Mequon, Wisconsin. Additionally, consistent with our strategy to grow our commercial loan operations, we have enhanced our suite of deposit products, including remote deposit capture, commercial cash management and mobile deposits in order to accommodate business customers, and thereby grow our core deposits. While we have developed our commercial real estate platform in recent years, we also remain committed to our local community and intend to continue to be a significant one- to four-family residential mortgage lender in our market areas subject to market conditions and the interest rate environment.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in commercial and multifamily real estate loans, one- to four-family residential real estate loans and, to a lesser extent, commercial and industrial loans, construction loans and consumer loans. Subject to market conditions, we expect to continue our focus on originating commercial real estate and multifamily real estate loans in an effort to further increase the overall yield earned on our loans and assist in managing interest rate risk. We also invest in debt securities, which have historically consisted of mortgage-backed securities issued by U.S. government sponsored enterprises, municipal securities, corporate debt securities and U.S. government and agency securities. We offer a variety of deposit accounts, including checking accounts, savings accounts, money market accounts and certificate of deposit accounts. We borrow funds, primarily from the Federal Home Loan Bank of Chicago, to fund our operations as necessary.

Our executive office is located at 500 Scott Street, Wausau, Wisconsin 54403, and our telephone number at this address is (715) 845-7331. Our website address is www.marathonbank.com. Information on our website is not and should not be considered a part of this prospectus.

Market Area

We conduct our business from our main office and four branch offices, which are located in Marathon, Ozaukee and Waukesha Counties, Wisconsin. Our primary market area is broadly defined as the Wausau, Wisconsin metropolitan area, including Marathon, Ozaukee and Waukesha Counties. In recent years, we have expanded our operations into Southeastern Wisconsin, primarily Milwaukee and Waukesha counties. We expect further growth in the Southeastern Wisconsin market area, including the Milwaukee metropolitan area. The following discusses the demographics of the counties in which we operate.

Marathon County’s total population for 2024 is estimated at 139,269, approximately 3.88% growth since 2010. A relatively high percentage of Marathon County’s non-farm, non-government workforce is in the education, healthcare and manufacturing sectors, estimated at over 35% of the labor force. Other significant employer industries in the county include wholesale/retail trade, finance/insurance/real estate and leisure and hospitality. Median household income for 2024 in Marathon County is estimated to be $76,185.

Ozaukee County’s total population for 2024 is estimated at 93,899, approximately 8.71% growth since 2010. Manufacturing, education and healthcare represent over 37% of the labor force. Other significant employer industries in Ozaukee County include retail trade and services, construction and leisure and hospitality. Median household income for 2024 in Ozaukee County is estimated to be $92,258.

Milwaukee County’s total population for 2024 is estimated at 914,332, an approximately 3.58% decrease since 2010. Milwaukee County’s most significant employers are in the manufacturing, education, healthcare, retail trade and finance/insurance/real estate industries. Median household income for 2024 in Milwaukee County is estimated to be $59,319.

Waukesha County’s total population for 2024 is estimated at 414,909, approximately 6.37% growth since 2010. The most significant employers in Waukesha county are in the manufacturing, education, health care, wholesale/retail trade, services, finance/insurance/real estate, leisure and hospitality and construction industries. Waukesha County has the highest median household income of any of Marathon Bank’s market area counties, estimated to be $101,639 for 2024.

Unemployment rates as of September 2024 and 2023 are set forth in the following table.

Region	September 2024	September 2023
United States	4.1%	3.8%
Wisconsin	2.9%	3.4%
Marathon County	2.2%	2.7%
Ozaukee County	2.3%	2.7%
Milwaukee County	3.2%	3.8%
Waukesha County	2.3%	2.7%

Major employers in Marathon Bank’s market area are United Health Group, United Medical Resources, Aspirus, Aurora Health Care, Ascension-Wisconsin, GE Healthcare Technologies, Kroger Co., Kohl’s, Northwestern Mutual and Concordia University, Wisconsin.

Competition

We face competition within our market area both in making loans and attracting deposits. Our market area has a concentration of financial institutions that include large money center and regional banks, community banks and credit unions. We also face competition from savings institutions, mortgage banking firms, consumer finance companies and credit unions and, with respect to deposits, from money market funds, brokerage firms, mutual funds and insurance companies. We also compete with fintech and internet banking companies. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. As of June 30, 2024 (the most recent date for which data is available), our market share of deposits represented 3.22% of FDIC-insured deposits in Marathon County, ranking us tenth in market share of deposits out of 17 institutions operating in the county. Also, as of that date, our market share of deposits represented 0.14% of FDIC-insured deposits in

Ozaukee County, ranking us 13th in market share of deposits out of 14 institutions operating in the county. Lastly, as of that date, our market share of deposits represented 0.02% of FDIC-insured deposits in Waukesha County, ranking us 34th in market share of deposits out of 34 institutions operating in the county.

Lending Activities

General. Our lending activity consists of originating commercial and multifamily real estate loans, one- to four-family residential real estate loans and, to a lesser extent, commercial and industrial loans, construction loans and consumer loans. Subject to market conditions, we intend to increase originations of commercial real estate loans and multifamily real estate loans in order to increase the overall yield earned on our loans and manage interest rate risk.

We generally sell the fixed-rate conforming one- to four-family residential real estate loans that we originate, generally on a servicing-retained basis, while holding in our portfolio adjustable-rate one- to four-family residential real estate loans in order to manage the duration and time to repricing of our loan portfolio.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated.

	At September 30,		At June 30,
	2024		2024		2023
	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Real estate:
One- to four-family residential	$57,596	32.4%	$57,808	31.2%	$59,563	29.8%
Commercial	70,361	39.6%	74,316	40.1%	84,581	42.3%
Multifamily	43,704	24.6%	45,088	24.3%	44,184	22.1%
Construction	—	—%	1,313	0.7%	1,905	1.0%
Commercial and industrial	4,650	2.6%	5,158	2.8%	6,878	3.4%
Consumer	1,527	0.8%	1,609	0.9%	2,825	1.4%
Total loans	177,838	100.0%	185,292	100.0%	199,936	100.0%

Less:
Deferred loan fees	41		47		63
Allowance for loan losses	1,642		1,797		2,159
Total loans, net	$176,155		$183,448		$197,714

Contractual Maturities. The following tables set forth the contractual maturities of our total loan portfolio at September 30, 2024. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The tables present contractual maturities and do not reflect repricing or the effect of prepayments. Actual maturities may differ.

	Commercial Real Estate	Commercial and Industrial	Construction	One- to Four- Family Residential
	(In thousands)
Amounts due in:
One year or less	$13,646	$98	$—	$622
More than one to five years	56,182	3,646	—	18,787
More than five to 15 years	533	906	—	3,251
More than 15 years	—	—	—	34,936
Total	$70,361	$4,650	$—	$57,596

	Multifamily Real Estate	Consumer	Total
	(In thousands)
Amounts due in:
One year or less	$1,846	$671	$16,883
More than one to five years	40,393	855	119,863
More than five to15 years	1,465	—	6,155
More than 15 years	—	1	34,937
Total	$43,704	$1,527	$177,838

The following table sets forth our fixed and adjustable-rate loans at September 30, 2024 that are contractually due after September 30, 2025. Our balloon loans are included as fixed-rate loans for purposes of this table.

	Due After September 30, 2025
	Fixed	Adjustable	Total

	(In thousands)
Real estate loans:
One- to four-family residential	$19,495	$37,479	$56,974
Multifamily	37,002	4,856	41,858
Commercial	55,570	1,145	56,715
Construction	—	—	—
Commercial and industrial loans	4,552	—	4,552
Consumer loans	229	627	856
Total loans	$116,848	$44,107	$160,955

Commercial Real Estate Lending. Consistent with our strategy to grow our loan portfolio and increase our yield, we are focused on increasing our origination of commercial real estate loans. At September 30, 2024, we had $70.4 million in commercial real estate loans, representing 39.6% of our total loan portfolio. Our commercial real estate loans are generally secured by office and industrial buildings, warehouses, small retail facilities and other special purpose commercial properties, primarily in Southeastern Wisconsin. At September 30, 2024, $65.0 million of our commercial real estate portfolio was secured by non-owner-occupied commercial real estate.

Our commercial real estate loans generally are fixed rate, have initial terms of five years and amortization periods of up to 20 years, with a balloon payment due at the end of the initial term. The maximum loan-to-value ratio of our commercial real estate loans is generally 75% of the lower of cost or appraised value of the property securing the loan.

At September 30, 2024, the average loan size of our commercial real estate loans was $749,000, and the largest of such loans was a $3.1 million loan secured by an industrial property. This loan was performing in accordance with its repayment terms at September 30, 2024.

The following table presents the commercial real estate portfolio by industry sector at September 30, 2024.

	Loans by Industry Sector
	As of September 30, 2024	Percentage of
	Balance	Total
	(Dollars in thousands)
Commercial real estate loans:
Owner occupied real estate:
Office	$1,259	1.79%
Warehouse	1,028	1.46%
Retail	646	0.92%
Accommodation and food service	166	0.24%
Mixed use	1,941	2.76%
Other real estate	297	0.42%
Total owner-occupied real estate	5,337	7.59%
Non-owner-occupied real estate:
Office	7,234	10.28%
Warehouse	1,604	2.28%
Industrial	21,140	30.05%
Retail	29,415	41.81%
Accommodation and food service	1,678	2.38%
Mixed use	1,632	2.32%
Land	1,935	2.75%
Other real estate	386	0.55%
Total non-owner-occupied real estate	65,024	92.41%
Total commercial real estate loans	$70,361	100.00%

We consider a number of factors in originating commercial real estate loans. We evaluate the qualifications and financial condition of the borrower, including project-level and global cash flows, credit history, and management expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service). We generally require a debt service ratio of at least 1.25x. All commercial real estate loans of $500,000 or more are appraised by outside independent appraisers.

Personal guarantees are generally obtained from the principals of commercial real estate loans. We require property and casualty insurance and flood insurance if the property is determined to be in a flood zone area.

Multifamily Real Estate Loans. At September 30, 2024, multifamily real estate loans were $43.7 million, or 24.6%, of our total loan portfolio, which was partly due to our purchases of participation interests in multifamily real estate loans totaling $7.0 million. Our multifamily real estate loans are generally secured by properties consisting of five or more rental units in our market area. Our multifamily real estate loans generally have fixed rates, initial terms of five years and amortization periods of up to 30 years, with a balloon payment due at the end of the initial term. Virtually all of our multifamily real estate loans are secured by properties located within our primary lending markets in Wisconsin.

At September 30, 2024, the average loan size of our multifamily real estate loans was $1.0 million and the largest of such loans was a $4.8 million loan secured by multiple non-owner-occupied rental properties. This loan was performing in accordance with its repayment terms at September 30, 2024.

In underwriting multifamily real estate loans, we consider a number of factors, which include the projected net cash flow to the loan’s debt service requirement (generally requiring a minimum of 125%), the age and condition of the collateral, the financial resources and income level of the borrower and the borrower’s experience in owning or managing similar properties. Multifamily real estate loans are generally originated in amounts up to 80% of the appraised value or the purchase price of the property securing the loan, whichever is lower. When circumstances warrant, guarantees are obtained from multifamily real estate customers. In addition, the borrower’s and guarantor’s financial information on such loans is monitored on an ongoing basis by requiring periodic financial statement updates. Underwriting for our multifamily loan participations is the same as for those internally originated.

One- to Four-Family Residential Real Estate Lending. At September 30, 2024, we had $57.6 million of loans secured by one- to four-family residential real estate, representing 32.4% of our total loan portfolio, which included no residential mortgages held for sale. We originate both fixed-rate and adjustable-rate one- to four-family residential real estate loans. At September 30, 2024, 34.8% of our one- to four-family residential real estate loans were fixed-rate loans, and 65.2% of such loans were adjustable-rate loans. At September 30, 2024, $3.3 million of our loans secured by one- to four-family residential real estate were in a junior lien position.

Our fixed-rate one- to four-family residential real estate loans typically have terms of 10 to 30 years and are generally underwritten according to Fannie Mae guidelines when the loan balance meets such guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” We generally originate both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Federal Housing Finance Agency, which as of September 30, 2024 was $766,550 for single-family homes in our market area. We typically sell our conforming fixed-rate one- to four-family residential real estate loans to government-sponsored enterprises such as Freddie Mac and Fannie Mae and through the Federal Home Loan Bank’s Mortgage Partnership Finance Program. We service all the loans that we sell. We also originate loans above the lending limit for conforming loans, which are referred to as “jumbo loans.” We retain a majority of our jumbo loans in our loan portfolio. Jumbo loans that we originate may be fixed- or adjustable-rate loans and typically have 10 to 30 year terms with maximum loan-to-value ratios of 80%. At September 30, 2024, we had $17.8 million in jumbo loans, which represented 32.8% of our one- to four-family residential real estate loans. Our average loan size for jumbo loans was $1.4 million at September 30, 2024. Virtually all of our one- to four-family residential real estate loans are secured by properties located in Marathon County, Wisconsin.

Our adjustable-rate one- to four-family residential real estate loans carry terms to maturity ranging up to 30 years and generally have fixed rates for initial terms of five years, although we also offer terms of three or seven years. Generally, our adjustable rate one- to four-family residential real estate loans are not adjusted based on an index but are adjusted from time-to-time internally at the discretion of Marathon Bank. The maximum amount by which the initial interest rate may be increased is up to 1.0% per year during the adjustment period, with a lifetime interest rate cap of 15% over the initial interest rate of the loan. We typically hold in our loan portfolio our adjustable-rate one- to four-family residential real estate loans.

We generally limit the loan-to-value ratios of our mortgage loans without private mortgage insurance to 80% of the sales price or appraised value, whichever is lower. Loans where the borrower obtains private mortgage insurance may be made with loan-to-value ratios up to 100%.

We generally do not offer “interest only” mortgage loans on permanent one- to four-family residential real estate loans (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We do not have a “subprime lending” program for one- to four-family residential real estate loans (i.e., loans that generally target borrowers with weakened credit histories).

Generally, residential mortgage loans that we originate include “due-on-sale” clauses, which give us the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. All borrowers are required to obtain title insurance for the benefit of Marathon Bank. We also require homeowner’s insurance and fire and casualty insurance and, where circumstances warrant, flood insurance on properties securing real estate loans.

Commercial and Industrial Loans. At September 30, 2024, we had $4.7 million of commercial and industrial loans, representing 2.6% of our total portfolio. These loans are generally originated to small businesses and medical providers in our primary market areas. Our commercial and industrial loans are generally used by the borrowers for working capital purposes or for acquiring equipment or inventory. To the extent these loans are secured, they are primarily secured by business assets other than real estate, such as business equipment, inventory and accounts receivable. Our commercial and industrial loans are generally lines of credit with terms of one to two years. Our commercial and industrial lines of credit are generally priced on an adjustable-rate basis tied to The Wall Street Journal Prime Rate. We generally obtain personal guarantees with commercial and industrial loans.

At September 30, 2024, the average loan size of our commercial and industrial loans was $69,410 and our largest outstanding commercial and industrial loan balance was a $424,600 loan to a trucking company. This loan was performing in accordance with its repayment terms at September 30, 2024.

When making commercial and industrial loans, we consider the financial statements of the borrower, our lending history with the borrower, the debt service capabilities of the borrower, the projected cash flows of the business and the value of the collateral, accounts receivable, inventory and equipment. Depending on the collateral used to secure the loans, commercial and industrial loans are made in amounts generally of up to 75% of the value of the collateral securing the loan. At September 30, 2024, $3.1 million of commercial and industrial loans were unsecured.

Construction Loans. At September 30, 2024, we had no outstanding construction loans. Most of these loans were with local developers for the construction of commercial real estate developments and were secured by properties located in our primary market areas. Because our construction loan originations are with select customers, the terms of our construction loan originations are not based on standardized terms and instead are individually negotiated.

Consumer Lending. To a much lesser extent, we offer a variety of consumer loans to individuals who reside or work in our market area, including home equity lines of credit, new and used automobile loans, and loans secured by certificates of deposit. At September 30, 2024, our consumer loan portfolio totaled $1.5 million, or 0.8% of our total loan portfolio. At September 30, 2024, we had $50,731 in unsecured consumer loans.

At September 30, 2024, home equity lines of credit (which we categorize as consumer loans) totaled $1.3 in outstanding balances. The underwriting standards utilized for home equity lines of credit include a determination of the applicant’s credit history, an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan and the value of the collateral securing the loan. Home equity lines of credit are offered with an aggregate loan-to-value ratio up to 80%. Our home equity lines of credit are generally 10-year balloon loans. Our home equity lines of credit have adjustable rates of interest which are indexed to the Prime Rate, as reported in The Wall Street Journal.

Loan Underwriting Risks

Commercial Real Estate and Multifamily Real Estate Loans. Loans secured by commercial and multifamily real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential real estate loans. The primary concerns in commercial and multifamily real estate lending are the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject, to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. Continued uncertainty or weakness in economic conditions may impair a borrower’s business operations and lead to existing lease turnover. Vacancy rates for retail, office and industrial space may increase which could result in rents falling. The combination of these factors could result in deterioration in the fundamentals underlying the commercial real estate market and the deterioration in value of some of our loans, especially in industries that have been particularly adversely impacted by long-term work-from-home arrangements, including retail stores, hotels and office buildings, for example. To monitor cash flows on income properties, we require borrowers and loan guarantors to provide annual financial statements on commercial real estate loans. In reaching a decision on whether to make a commercial or multifamily real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability, and the value of the underlying property. A Phase I environmental site assessment is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

If we foreclose on a commercial or multifamily real estate loan, the marketing and liquidation period to convert the real estate asset to cash can be lengthy with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial and multifamily real estate loans can be unpredictable and substantial.

One- to Four-Family Non-Owner Occupied Residential Real Estate Loans. One- to four-family non-owner occupied residential real estate loans are subject to some of the same risks as our commercial real estate and multifamily real estate loans, in that they depend on the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Such loans are also subject to similar risks with respect to foreclosures and subsequent operations of the property and resale.

Construction, Land and Development Loans. Our construction loans are based upon estimates of costs and values associated with the completed project. Underwriting is focused on the borrowers’ financial strength, credit history and demonstrated ability to produce a quality product and effectively market and manage their operations.

Construction lending involves additional risks when compared with permanent lending because funds are advanced upon the security of the project, which is of uncertain value prior to its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment primarily dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss.

Commercial and Industrial Loans. Commercial and industrial loans generally have greater credit risk than residential real estate loans. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial and industrial loans generally are made on the basis of the borrower’s ability to repay the loan from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial and industrial loans may depend substantially on the success of the business itself. Further, any collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value. We try to minimize these risks through our underwriting standards.

Consumer Loans. Consumer loans other than home equity loans generally have greater risk compared to longer-term loans secured by improved, owner-occupied real estate, particularly consumer loans that are secured by rapidly depreciable assets, such as automobiles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are primarily dependent on the borrower’s continuing financial stability and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Balloon Loans. Although balloon mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they may reprice at the end of the term, subject to renegotiation of rate and terms at maturity, the ability of the borrower to renew or repay the loan and the marketability of the underlying collateral may be adversely affected if real estate values decline prior to the expiration of the term of the loan or in a rising interest rate environment.

Adjustable-Rate Loans. Although adjustable-rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically re-price, as interest rates increase the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the ability of the borrower to repay the loan and the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by our maximum periodic and lifetime rate adjustments. Moreover, the interest rates on most of our adjustable-rate loans do not adjust for up to five years after origination. As a result, the effectiveness of adjustable-rate mortgage loans in compensating for changes in general interest rates may be limited during periods of rapidly rising interest rates.

Originations, Purchases and Sales of Loans

Residential lending activities are conducted by salaried and commissioned loan personnel operating at our main and branch office locations. Loans we originate are underwritten pursuant to our policies and procedures. Loans originated with the intent for sale are also underwritten pursuant to secondary market guidelines. Our ability to originate fixed-rate loans, adjustable-rate loans or balloon loans depends on relative customer demand for such loans, which can be affected by current and expected future levels of market interest rates. We originate residential real estate loans through our loan originators, marketing efforts, our customer base, walk-in customers and referrals from real estate brokers, builders, accountants and financial advisors.

Commercial lending activities are conducted by salaried commercial lenders operating primarily out of our main location. All loans originated by us are underwritten pursuant to our policies and procedures. Our commercial loans are typically fixed-rate balloon loans with terms of typically five years, with loan rates dependent on current and expected future levels of market interest rates. Commercial and multifamily lending are sourced primarily through loan originator contacts, networking and marketing efforts, our customer base and referrals from real estate brokers, accountants and financial advisors.

We currently sell a significant majority of the conforming fixed-rate one- to four-family residential real estate loans we originate on the secondary market. We typically sell our conforming fixed-rate one- to four-family residential real estate loans to Fannie Mae, Freddie Mac and through the Federal Home Loan Bank’s Mortgage Partnership Finance Program. We service all the loans that we sell. During the three months ended September 30, 2024, we originated $1.8 million of one- to four-family residential real estate loans and sold $1.9 million, and during the year ended June 30, 2024, we originated $4.4 million of one- to four-family residential real estate loans and sold $4.6 million. We recognize, at the time of sale, the cash gain or loss on the sale of the loans based on the difference between the net cash proceeds received and the carrying value of the loans sold.

We purchase loan participations secured by properties primarily within the state of Wisconsin in loans in which we are not the lead lender. In these circumstances, we follow our customary loan underwriting and approval policies. At September 30, 2024, the outstanding balances of our loan participations where we are not the lead lender totaled $13.3 million, or 7.5% of our loan portfolio, of which $6.3 million were commercial real estate loans and $7.0 million were multifamily real estate loans. All such loans were performing in accordance with their original repayment terms. We also have participated out portions of loans that exceeded our loans-to-one borrower legal lending limit and for risk diversification. At September 30, 2024, we had participated out portions of six loans with an aggregate amount of $8.7 million. Historically, we have not purchased whole loans.

Loan Approval Procedures and Authority

Pursuant to applicable law, the aggregate amount of loans that we are permitted to make to any one borrower or a group of related borrowers is generally limited to 20% of our capital, subject to certain exceptions. At September 30, 2024, based on the 20% limitation, our loans-to-one-borrower limit was approximately $6.3 million. At September 30, 2024, our largest loan relationship with one borrower was for $5.0 million, which was secured by commercial real estate properties, with the underlying loans performing in accordance with their original terms on that date. The dollar value of our loan-to-one borrower limitation will increase following the completion of the stock offering due to the additional capital Marathon Bank will receive.

Our lending is subject to written underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower, credit histories that we obtain, and property valuations (consistent with our appraisal policy) prepared by outside independent licensed appraisers approved by our board of directors as well as internal evaluations, where permitted by regulations. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, bank statements and tax returns.

All loan approval amounts are based on the aggregate loans, including total balances of outstanding loans and the proposed loan to the individual borrower and any related entity. Our president and chief executive officer has individual authorization to approve loans up to $500,000. Our chief credit officer has individual authorization to approve loans up to $100,000. Our Loan Committee, which consists of at least two board members and our chief executive officer and chief credit officer can approve loans up to $1.0 million in the aggregate. Loans in excess of $1.0 million require the approval of our full board of directors.

Delinquencies and Asset Quality

Delinquency Procedures. When a loan payment becomes 10 days past due, we contact the customer by mailing a late notice, and loan officers may contact their customers. If a loan payment becomes 45 days past due, we mail an additional late notice and a loan-specific letter written by a collection representative, and we also place telephone calls to the borrower. These loan collection efforts continue until a loan becomes 90 days past due, at which point we would refer the loan for foreclosure proceedings unless management determines that it is in the best interest of Marathon Bank to work further with the borrower to arrange a workout plan. The foreclosure process would begin when a loan becomes 120 days delinquent. From time to time we may accept deeds in lieu of foreclosure.

Loans Past Due and Non-Performing Assets. Loans are reviewed on a regular basis. Loans that do not share common risk characteristics with other loans are evaluated individually and are not included in the collective analysis. The allowance for credit losses on loans that are individually evaluated may be estimated based on their expected cash flows, or, in the case of loans for which repayment is expected substantially through the operation or sale of collateral when the borrower is experiencing financial difficulty, may be measured based on the fair value of the collateral less estimated costs to sell. Non-accrual loans are loans for which collectability is questionable and, therefore, interest on such loans will no longer be recognized on an accrual basis. All loans that become 90 days or more delinquent are placed on non-accrual status unless the loan is well secured and in the process of collection. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received on a cash basis or cost recovery method.

When we acquire real estate as a result of foreclosure, the real estate is classified as foreclosed assets. Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less estimated cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Delinquent Loans. The following table sets forth our loan delinquencies, including non-accrual loans, by type and amount at the dates indicated.

				At June 30,
	At September 30, 2024			2024			2023
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due

	(In thousands)
Real estate loans:
One- to four-family residential	$152	$68	$—	$68	$—	$—	$27	$—	$—
Multifamily	—	—	—	—	—	—	—	—	—
Commercial	—	—	—	—	—	—	—	—	—
Construction	—	—	—	—	—	—	—	—	—
Commercial and industrial loans	—	—	—	—	—	—	16	—	—
Consumer loans	—	—	—	—	—	—	—	—	—
Total	$152	$68	$—	$68	$—	$—	$43	$—	$—

Non-Performing Assets. The following table sets forth information regarding our non-performing assets. Non-performing assets include other real estate owned of $1.4 million related to the foreclosure of collateral supporting a construction loan which was valued at $1.4 million and is included in other real estate owned. There were no non-performing loans at September 30, 2024, June 30, 2024 or June 30, 2023.

During the three months ended June 30, 2023, we foreclosed on collateral supporting a construction loan which was valued at $2.3 million and was included in real estate owned. The valuation was based on independent appraisals subject to certain discounts less estimated costs to sell. A subsequent independent appraisal was obtained in April 2024 resulting in a new valuation of $2.1 million subject to certain discounts less estimated costs to sell. After adjusting for estimated costs to sell, the revised valuation was $1.4 million resulting in a provision for valuation allowance of $937,000 being recorded during the year ended June 30, 2024. At September 30, 2024, real estate owned totaled $1.4 million. We expect a small recovery in connection with a settlement of litigation relating to this property in the quarter ending March 31, 2025.

	At September 30,	At June 30,
	2024	2024	2023
(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$—	$—	$—
Multifamily	—	—	—
Commercial	—	—	—
Construction	—	—	—
Commercial and industrial loans	—	—	—
Consumer loans	—	—	—
Total non-accrual loans	—	—	—

Accruing loans past due 90 days or more	—	—	—

Real estate owned:
One- to four-family residential	—	—	—
Multifamily	—	—	—
Commercial	—	—	—
Construction	1,397	1,397	2,335
Commercial and industrial	—	—	—
Consumer loans	—	—	—
Total real estate owned	1,397	1,397	2,335

Total non-performing assets	$1,397	$1,397	$2,335

Total non-performing assets to total loans	—%	—%	—%
Total non-accruing loans to total loans	—%	—%	—%
Total non-performing assets to total assets	0.65%	0.64%	0.98%

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss allowance is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” or “Watch” by our management.

We had no loans classified or criticized as substandard, doubtful, loss or special mention at September 30, 2024, June 30, 2024 or June 30, 2023.

Allowance for Credit Losses

Allowance for Credit Losses on Loans. The allowance for credit losses on loans is established through charges to earnings in the form of a provision for credit losses. Loan losses are charged against the allowance for credit losses for the difference between the carrying value of the loan and the estimated net realizable value or fair value of the collateral, if collateral dependent, when management believes that the collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance represents management’s current estimate of expected credit losses over the contractual term of loans, and is recorded at an amount that, in management’s judgment, reduces the recorded investment in loans to the net amount expected to be collected. No allowance for credit loss is recorded on accrued interest receivable and amounts written-off are reversed by an adjustment to interest income. Management’s judgment in determining the level of the allowance is based on evaluations of historical loan losses, current conditions and reasonable and supportable forecasts relevant to the collectability of loans. Loans that share common risk characteristics are evaluated collectively using a weighted-average remaining maturity methodology. The weighted-average remaining maturity methodology uses an average annual charge-off rate as a foundation for estimating the credit loss for the remaining balances of all loan pools. The average annual charge-off rate is applied to the contractual term, further adjusted for estimated prepayments to determine the unadjusted historical charge-off rate.

Management’s estimate of the allowance for credit losses on loans that are collectively evaluated also includes a qualitative assessment of available information relevant to assessing collectability that is not captured in the loss estimation process. This includes forecasts that are reasonable and supportable concerning expectations of future economic conditions. The reasonable and supportable forecast period is 24 months. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.
2.	Changes in the value of underlying collateral for collateral dependent loans.
3.	Nature and volume of the portfolio and terms of loans.
4.	Volume and severity of past due, classified and nonaccrual loans as well as loan modifications.
5.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.
6.	Experience, ability, and depth of lending department management and other relevant staff.
7.	Quality of loan review and board of director oversight.
8.	The effect of other external factors such as competition, legal and regulatory requirements.
9.	Changes in national and local economic conditions related to unemployment, house price index, and gross domestic product.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for credit losses calculation for our loan portfolio.

The evaluation also considers the following risk characteristics of each loan portfolio segment:

●	One-to four-family residential real estate loans carry risks associated with the continued creditworthiness of the borrower and changes in the value of the collateral.
●	Commercial real estate loans carry risks associated with the successful operation of a business or a real estate project, in addition to other risks associated with the ownership of real estate, because repayment of these loans may be dependent upon the profitability and cash flows of the business or project.
●	Construction loans carry risks that the project may not be finished according to schedule, the project may not be finished according to budget, and the value of the collateral may, at any point in time, be less than the principal amount of the loan. Construction loans also bear the risk that the general contractor, who may or may not be a loan customer, may be unable to finish the construction project as planned because of financial pressure or other factors unrelated to the project.
●	Commercial and industrial loans carry risks associated with the successful operation of a business because repayment of these loans may be dependent upon the profitability and cash flows of the business. In addition, there is risk associated with the value of collateral other than real estate which may depreciate over time and cannot be appraised with as much reliability.
●	Multifamily real estate loans are generally secured by properties consisting of five or more rental units in our market area. Our multifamily real estate loans generally have fixed rates, initial terms of five years and amortization periods of up to 30 years, with a balloon payment due at the end of the initial term. Virtually all of our multifamily real estate loans are secured by properties located within our primary lending markets in Wisconsin.
●	Consumer loans carry risk associated with the continued creditworthiness of the borrower and the value of the collateral, if any. These loans are typically either unsecured or secured by rapidly depreciating assets. They are also likely to be immediately and adversely affected by job loss, divorce, illness, personal bankruptcy, or other changes in circumstances.

Loans that do not share common risk characteristics with other loans are evaluated individually and are not included in the collective analysis. The allowance for credit losses on loans that are individually evaluated may be estimated based on their expected cash flows, or, in the case of loans for which repayment is expected substantially through the operation or sale of collateral when the borrower is experiencing financial difficulty, may be measured based on the fair value of the collateral less estimated costs to sell. In addition, the WDFI and the FDIC periodically review our allowance for credit losses and as a result of such reviews, we may have to adjust our allowance for loan losses or recognize further loan charge-offs.

Allowance for Credit Losses on Unfunded Commitments. We record an allowance, reported in other liabilities, for expected credit losses on commitments to extend credit that are not unconditionally cancelable by Marathon Bank. The allowance for unfunded commitments is measured based on the principles utilized in estimating the allowance for credit losses on loans and an estimate of the amount of unfunded commitments expected to be advanced. Changes in the allowance for unfunded commitments are recorded through the provision for credit losses.

Allowance for Credit Losses on Available for Sale (“AFS”) Securities. Prior to implementation of CECL, unrealized losses on AFS debt securities caused by a credit event would require the direct write-down of the AFS security through the other-than-temporary impairment approach; however, the new standard requires credit losses to be presented as an allowance for credit losses (“ACL”). We are still required to conduct an impairment evaluation on AFS securities to determine whether we have the intent to sell the security or it is more likely than not that it will be required to sell the security before recovery. If these situations apply, the guidance continues to require us to reduce the security’s amortized cost basis down to its fair value through earnings. We also evaluate the unrealized losses on AFS securities to determine if a security’s decline in fair value below its amortized cost basis is due to credit factors. The evaluation is based upon factors such as the creditworthiness of the underlying borrowers, performance of the underlying collateral, if applicable, and the level of credit support in the security structure. Management also evaluates other factors and circumstances that may be indicative of a decline in the fair value of the security due to a credit factor. This includes, but is not limited to, the extent to which fair value is less than amortized cost, the current interest rate environment, changes to rating of security or security issuer, and adverse conditions specifically related to the security among other factors. If this assessment indicates that a credit loss exists, the present value of the expected cash flows of the security is compared to the amortized cost basis of the security. If the present value of the cash flows expected to be collected is less than the amortized cost, an ACL is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis under the CECL standard, and declines due to non-credit factors are recorded in AOCI, net of taxes. If a credit loss is recognized in earnings, subsequent improvements to the expectation of collectability will be recognized through the ACL. If the fair value of the security increases above its amortized cost, the unrealized gain will be recorded in accumulated other comprehensive income (“AOCI”), net of taxes, on the unaudited consolidated balance sheets. Accrued interest receivable on AFS securities is excluded from the estimate of credit losses. We did not record a cumulative-effect adjustment related to our AFS securities upon adoption of CECL on July 1, 2023.

Allowance for Credit Losses on Held to Maturity (“HTM”) Securities. Our portfolio of held to maturity securities consists of U.S. agency residential mortgage-backed securities which are highly rated by major rating agencies and have a long history of no credit losses. In estimating the net amount expected to be collected for held to maturity securities in an unrealized loss position, a historical loss based method is utilized.

The following table sets forth activity in our allowance for loan losses for the periods indicated.

	For the Three Months Ended September 30,		For the Years Ended June 30,
	2024	2023	2024	2023

	(Dollars in thousands)
Allowance for loan losses at beginning of period	$1,797	$2,159	$2,159	$2,195
Implementation of CECL	—	(175)	(175)	—
Provision for (recovery of) credit losses	(155)	41	(190)	—
Charge-offs:
Real estate loans:
One- to four-family residential	—	—	—	—
Multifamily	—	—	—	—
Commercial	—	—	—	(137)
Construction	—	—	—	—
Commercial and industrial loans	—	—	—	—
Consumer loans	—	—	—	—
Total charge-offs	—	—	—	(137)

Recoveries:
Real estate loans:
One- to four-family residential	—	—	—	—
Multifamily	—	—	—	—
Commercial	—	—	—	98
Construction	—	—	—	—
Commercial and industrial loans	—	—	—	—
Consumer loans	—	—	3	3
Total recoveries	—	—	3	101

Net (charge-offs) recoveries	—	—	3	(36)

Allowance at end of period	$1,642	$2,025	$1,797	$2,159

Allowance to non-performing loans	—%	—%	—%	—%
Allowance to total loans outstanding at the end of the period	0.92%	1.01%	0.97%	1.08%
Net (charge-offs) recoveries to average loans outstanding during the period	—%	—%	—%	(0.02)%

Real estate loans:
One -to four-family residential	—%	—%	—%	—%
Multifamily	—%	—%	—%	—%
Commercial	—%	—%		(0.02)%
Construction	—%	—%	—%	—%
Commercial and industrial loans	—%	—%	—%	—%
Consumer loans	—%	—%	—%	—%
Total net (charge-offs) recoveries to average loans outstanding during the period	—%	—%	—%	(0.02)%

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

				At June 30,
	At September 30, 2024			2024			2023
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans

	(Dollars in thousands)
Real estate:
One- to four-family residential	$1,210	73.7%	32.4%	$1,314	73.1%	31.2%	$207	9.6%	29.8%
Multifamily	168	10.2	24.6	175	9.7%	24.3%	365	16.9%	22.1%
Commercial	244	14.9	39.6	259	14.4%	40.1%	1,196	55.4%	42.3%
Construction	—	—	—	28	1.6%	0.7%	6	0.3%	1.0%
Commercial and industrial loans	15	0.9	2.6	16	0.9%	2.8%	18	0.8%	3.4%
Consumer	5	0.3	0.9	5	0.3%	0.9%	2	0.1%	1.4%
Total allocated allowance	1,642	100%	100.0	1,797	100.0%	100.0%	1,794	83.1%	100.0
Unallocated allowance	—	—	—	—	—	—	365	16.9%	—
Total allowance for loan losses	$1,642	100.0%	100.0%	$1,797	100.0%	100.0%	$2,159	100.0%	100.0%

Investment Activities

General. Our board of directors is responsible for approving and overseeing our investment policy. The investment policy is reviewed at least annually by management and any changes to the policy are recommended to the board of directors and are subject to its approval. This policy dictates that investment decisions be made based on the safety of the investment, regulatory standards, liquidity requirements, potential returns and consistency with our interest rate risk management strategy. Our investment/asset liability management committee, which consists of our President and Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer and Chief Credit Officer and the board of directors, oversees our investing activities and strategies. All transactions are formally reviewed by the board of directors at least monthly.

Our current investment policy authorizes us to invest in debt securities issued by the U.S. government and its agencies or government sponsored enterprises. The policy also permits investments in mortgage-backed securities, including pass-through securities, issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae, as well as investments in federal funds and deposits in other insured institutions. In addition, management is authorized to invest in investment grade state and municipal obligations and corporate debt obligations within regulatory parameters. We do not engage in any investment hedging activities or trading activities, nor do we purchase any high-risk mortgage derivative products, corporate junk bonds, and certain types of structured notes.

Debt and equity securities investment accounting guidance requires that, at the time of purchase, we designate a security as held to maturity, available for sale, or trading, depending on our ability and intent. At all dates below, we had a portfolio of debt securities held to maturity at amortized cost and a portfolio of debt securities available for sale which is reported at fair value.

Corporate Debt Securities. At September 30, 2024, we had corporate debt securities totaling $4.7 million, which constituted 67.3% of our securities portfolio. All of our corporate debt securities are investment grade and have maturities not in excess of ten years. These securities generally provide slightly higher yields than U.S. government and agency securities and mortgage-backed securities.

State and Political Subdivision (“Municipal”) Securities. At September 30, 2024, we had municipal securities totaling $700,000, which constituted 9.8% of our securities portfolio. These securities often provide slightly higher after-tax yields than U.S. government and agency securities and mortgage-backed securities, but are not as liquid as other investments, so we typically maintain investments in municipal securities, to the extent appropriate, for generating returns in our investment portfolio.

Mortgage-Backed Securities. At September 30, 2024, we had mortgage-backed securities totaling $1.7 million, which constituted 23.7% of our securities portfolio, including $861,000 of agency collateralized mortgage obligations (CMOs). Of the $825,000 of non-CMO mortgage-backed securities, $29,000 were commercial-backed and $796,000 were residential mortgage-backed securities. Mortgage-backed securities are securities issued in the secondary market that are collateralized by pools of mortgages. Certain types of mortgage-backed securities are commonly referred to as “pass-through” certificates because the principal and interest of the underlying loans is “passed through” to investors, net of certain costs, including servicing and guarantee fees. Residential mortgage-backed securities typically are collateralized by pools of one- to four-family or multifamily mortgages, although we invest primarily in mortgage-backed securities backed by one- to four-family mortgages. Commercial mortgage-backed securities typically are collateralized by pools of commercial mortgage loans. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as Marathon Bank. The interest rate of the security is lower than the interest rates of the underlying loans to allow for payment of servicing and guaranty fees. All of our mortgage-backed securities are either backed by Ginnie Mae, a U.S. government agency, the Small Business Administration or government-sponsored enterprises, such as Fannie Mae and Freddie Mac.

Residential and commercial mortgage-backed securities issued by U.S. government agencies and government-sponsored enterprises are more liquid than individual mortgage loans because there is an active trading market for such securities. In addition, residential and commercial mortgage-backed securities may be used to collateralize our borrowings. Investments in residential and commercial mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. Current prepayment speeds determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

Other Securities. We held common stock of the Federal Home Loan Bank of Chicago in connection with our borrowing activities totaling $1.3 million at September 30, 2024. The Federal Home Loan Bank of Chicago common stock is carried at cost. We may be required to purchase additional Federal Home Loan Bank of Chicago stock if we increase borrowings in the future.

Portfolio Maturities and Yields. The composition and maturities of the debt securities held to maturity portfolio at September 30, 2024, are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the effect of scheduled principal repayments, prepayments, or early redemptions that may occur. All of our debt securities in this table at September 30, 2024, were taxable securities. Please refer to Note 3 to the Unaudited Consolidated Financial Statements for the composition and maturities of the debt securities available for sale portfolio at September 30, 2024.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield

	(Dollars in thousands)
Debt securities held to maturity:
Mortgage-backed securities	$—	—	$—	—	$411,249	0.22%	$90,241	0.01%	$501,490	$421,745	0.18%
Total	$—	—	$—	—	$411,249	0.22%	$90,241	0.01%	$501,490	$421,745	0.18%

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also use borrowings to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds, and have increased our use of borrowings in recent periods. In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from residents within our primary market area. We offer a selection of deposit accounts, including non-interest-bearing checking accounts, interest-bearing checking accounts, money market accounts, savings accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. At September 30, 2024, we had $13.4 million in brokered deposits. At September 30, 2024, our core deposits, which are deposits other than certificates of deposit, were $103.5 million, representing 60.1% of total deposits.

Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. The flow of deposits is influenced significantly by general economic conditions, changes in interest rates and competition. The variety of deposit accounts that we offer allows us to be competitive in generating deposits and to respond with flexibility to changes in our customers’ demands. Our ability to gather deposits is impacted by the competitive market in which we operate, which includes numerous financial institutions of varying sizes offering a wide range of products. We believe that deposits are a stable source of funds, but our ability to attract and maintain deposits at favorable rates will be affected by market conditions, including competition and prevailing interest rates.

The following table sets forth the distribution of total deposits by account type at the dates indicated.

	At September 30,		At June 30,
	2024		2024		2023

	(Dollars in thousands)
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand deposits	$23,149	13.45%	$25,936	14.99%	$26,181	13.27%
Demand, NOW and money market deposits	41,480	24.09%	39,570	22.88%	44,663	22.64%
Savings deposits	38,851	22.57%	39,757	22.98%	42,555	21.57%
Certificates of deposit	68,685	39.89%	67,718	39.15%	83,855	42.51%
Total	$172,165	100.00%	$172,981	100.00%	$197,254	100.00%

As of September 30, 2024, the aggregate amount of uninsured deposits (deposits in amounts greater than or equal to $250,000, which is the maximum amount for federal deposit insurance) was $53.4 million, of which $9.4 million was the aggregate amount of our uninsured certificates of deposit. As of June 30, 2024 and 2023, the aggregate amount of uninsured deposits was $55.9 million and $47.9 million, respectively.

The following table sets forth the maturity of uninsured certificates of deposit as of September 30, 2024.

At
September 30, 2024
(In thousands)
Maturity Period:
Three months or less	$2,461
Over three through six months	2,656
Over six through twelve months	2,611
Over twelve months	1,642
Total	$9,370

Borrowings. As of September 30, 2024, we had a master contract agreement with the Federal Home Loan Bank of Chicago pursuant to which we could borrow up to $77.3 million subject to providing additional collateral. At September 30, 2024, June 30, 2024 and June 30, 2023, we had $10.0 million, $13.0 million and $8.0 million, respectively of Federal Home Loan Bank of Chicago advances (see Notes 8 and 10 of the Notes to the Unaudited and Audited Consolidated Financial Statements, respectively). We also have $25.0 million available to borrow from the Federal Reserve Bank when pledging acceptable assets and an unsecured Federal Funds purchasing limit of $5.0 million with our correspondent bank. There were no borrowings under these arrangements at September 30, 2024.

Properties

As of September 30, 2024, the net book value of our office properties was $3.5 million (excluding right-to-use-assets). The following table sets forth information regarding our offices.

	Leased or	Year Acquired	Net Book Value of
Location	Owned	or Leased	Real Property
			(In thousands)
Main Office:
500 Scott Street, Wausau, WI 54403	Owned	1963	$1,021

Other Properties:
1133 E Grand Avenue, Rothschild, WI 54474	Leased	2009	38

307 Third Street, Mosinee, WI 54455	Owned	1974	47

11315 N. Cedurburg Rd, Mequon, WI 53092	Leased	2018	248

19105 W. Capitol Drive, Brookfield, WI 53045	Owned	2024	1,999

Land, Weston, WI	Owned	2024	158

We believe that current facilities are adequate to meet our present needs, subject to possible future expansion.

Subsidiary Activities

Marathon Bank is the only subsidiary of Marathon Bancorp. Marathon Bank has two subsidiaries, Marathon Property Holdings, LLC and 520 N 28th Avenue, LLC which both hold bank properties or other real estate owned properties.

Legal Proceedings

We are not involved in any pending legal proceedings as a defendant other than routine legal proceedings occurring in the ordinary course of business. At September 30, 2024, we were not involved in any legal proceedings the outcome of which would be material to our financial condition or results of operations.

Personnel and Human Capital Resources

As of September 30, 2024, we had 36 full-time equivalent employees. Our employees are not represented by any collective bargaining group. Management believes that we have good working relations with our employees. We believe our ability to attract and retain employees is a key to our success. Accordingly, we strive to offer competitive salaries and employee benefits to all employees and monitor salaries in our market areas. In addition, we are committed to developing our staff through continuing education and specialty education within banking, which may include using universities that offer banking management programs, when applicable.

SUPERVISION AND REGULATION

General

As a state savings bank, Marathon Bank is subject to examination, supervision and regulation, primarily by the WDFI and by the FDIC. The state and federal systems of regulation and supervision establish a comprehensive framework of activities in which Marathon Bank may engage and is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund, and not for the protection of security holders.

Marathon Bank is also regulated to a lesser extent by the Federal Reserve Board. In addition, Marathon Bank is a member of and owns stock in the Federal Home Loan Bank of Chicago, which is one of the 11 regional banks in the Federal Home Loan Bank System.

As bank holding companies, Marathon Bancorp and Marathon MHC are subject to examination and supervision by, and be required to file certain reports with, the Federal Reserve Board. Marathon Bancorp is subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws, and certain state securities laws.

Set forth below are certain material regulatory requirements that are applicable to Marathon Bank and Marathon Bancorp. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on Marathon Bank and Marathon Bancorp. Any change in these laws or regulations, whether by Congress or the applicable regulatory agencies, could have a material adverse impact on Marathon Bancorp, Marathon Bank and their operations.

Intrastate and Interstate Merger and Branching Activities

Wisconsin Law and Regulation. Any Wisconsin savings bank meeting certain requirements may, upon approval of the WDFI, establish one or more branch offices in the state of Wisconsin and the states of Illinois, Indiana, Iowa, Kentucky, Michigan, Minnesota, Missouri, and Ohio. In addition, upon WDFI approval, a Wisconsin savings bank may establish a branch office in any other state as the result of a merger or consolidation.

Federal Law and Regulation. The Interstate Banking Act permits the federal banking agencies to, under certain circumstances, approve merger transactions between banks located in different states, regardless of whether the merger would be prohibited under state law. The Interstate Banking Act, as amended, authorizes de novo branching into another state at locations at which banks chartered by the host state could establish a branch. Mergers and the establishment of branches require the prior approval of the FDIC.

Loans and Investments

Wisconsin Law and Regulation. Under Wisconsin law and regulation, Marathon Bank is authorized to make, invest in, sell, purchase, participate or otherwise deal in mortgage loans or interests in mortgage loans without geographic restriction, including loans made on the security of residential and commercial property. Wisconsin savings banks also may lend funds on a secured or unsecured basis for business, commercial or agricultural purposes, provided the total of all such loans does not exceed 20% of the savings bank’s total assets, unless the WDFI authorizes a greater amount. Loans are subject to certain other limitations, including percentage restrictions based on total assets.

Wisconsin savings banks may invest funds in certain types of debt and equity securities, including obligations of federal, state and local governments and agencies. Subject to prior approval of the WDFI, compliance with capital requirements and certain other restrictions, Wisconsin savings banks may invest in residential housing development projects. Wisconsin savings banks may also invest in service corporations or subsidiaries with the prior approval of the WDFI, subject to certain restrictions.

Wisconsin savings banks may make loans and extensions of credit, both direct and indirect, to one borrower in amounts up to 20% of the savings bank’s capital plus an additional 5% for loans fully secured by readily marketable collateral. In addition, and notwithstanding the 20% of capital and additional 5% of capital limitations set forth above, Wisconsin savings banks may make loans to one borrower, or a related group of borrowers, for any purpose in an amount not to exceed $500,000, or to develop domestic residential housing units in an amount not to exceed the lesser of $30 million or 30% of the savings bank’s capital, subject to certain conditions. This limit may be increased to 50% of capital for loans secured by certain assets. At September 30, 2024, Marathon Bank did not have any loans which exceeded the “loans-to-one borrower” limitations.

Federal Law and Regulation. FDIC regulations also govern the equity investments of Marathon Bank and, notwithstanding Wisconsin law and regulations, such regulations prohibit Marathon Bank from making certain equity investments and generally limit Marathon Bank’s equity investments to those that are permissible for national banks and their subsidiaries. Also, under FDIC regulations, Marathon Bank must obtain prior FDIC approval before directly, or indirectly through a majority-owned subsidiary, engaging “as principal” in any activity that is not permissible for a national bank unless certain exceptions apply. The activity regulations provide that state banks that meet applicable minimum capital requirements and other specified criteria would be permitted to engage in certain activities that are not permissible for national banks, including certain real estate and securities activities conducted through subsidiaries. The FDIC will not approve an activity that it determines presents a significant risk to the FDIC insurance fund. The current activities of Marathon Bank and its subsidiaries are permissible under applicable federal regulations.

Lending Standards

Wisconsin Law and Regulation. Wisconsin law and regulations issued by the WDFI impose on Wisconsin savings banks certain fairness in lending requirements and prohibit savings banks from discriminating against a loan applicant based upon the applicant’s physical condition, developmental disability, sex, marital status, race, color, creed, national origin, religion or ancestry.

Federal Law and Regulation. The federal banking agencies have adopted uniform regulations prescribing standards for extensions of credit that are secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate. Under the joint regulations adopted by the federal banking agencies, all insured depository institutions, such as Marathon Bank, must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards (including loan-to-value limits) that are clear and measurable, loan administration procedures, and loan documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies (the “Interagency Guidelines”) that have been adopted by the federal bank regulators.

The Interagency Guidelines, among other things, require a depository institution to establish internal loan-to-value limits for real estate loans that are not in excess of the following supervisory limits:

●	for loans secured by raw land, 65% of the value of the collateral;
●	for land development loans (i.e., loans for the purpose of improving unimproved property prior to the erection of structures), the supervisory loan-to-value limit is 75%;
●	for loans for the construction of commercial, over four-family or other non-residential property, the supervisory limit is 80%;
●	for loans for the construction of one- to four-family properties, the supervisory limit is 85%; and
●	for loans secured by other improved property (e.g., farmland, completed commercial property and other income-producing property, including non-owner occupied, one- to four-family property), the supervisory limit is 85%.

Although no supervisory loan-to-value limit has been established for permanent mortgages on owner-occupied, one- to four-family or home equity loans, the Interagency Guidelines state that for any such loan with a loan-to-value ratio that equals or exceeds 90% at origination, an institution should require appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral.

Deposits

Wisconsin Law and Regulation. Under Wisconsin law, Marathon Bank is permitted to establish deposit accounts and accept deposits. Marathon Bank’s board of directors, or its designee, determines the rate and amount of interest to be paid on or credited to deposit accounts subject to FDIC limitations.

Deposit Insurance

Wisconsin Law and Regulation. Under Wisconsin law, Marathon Bank is required to obtain and maintain insurance on its deposits from a deposit insurance corporation. The deposits of Marathon Bank are insured up to the applicable limits by the FDIC.

Federal Law and Regulation. Marathon Bank is a member of the Deposit Insurance Fund, which is administered by the FDIC. Marathon Bank’s deposit accounts are insured by the FDIC, generally up to a maximum of $250,000 per depositor.

The FDIC imposes deposit insurance assessments against all insured depository institutions. An institution’s assessment rate depends upon the perceived risk of the institution to the Deposit Insurance Fund, with institutions deemed less risky paying lower rates. Currently, assessments for institutions of less than $10 billion of total assets are based on financial measures and supervisory ratings derived from statistical models estimating the probability of failure within three years. Effective January 1, 2023, assessment rates (inclusive of possible adjustments) for institutions of Marathon Bank’s size range from 3.5 to 32 basis points of each institution’s total assets less tangible capital. The FDIC may increase or decrease the range of assessments uniformly, except that no adjustment can deviate more than two basis points from the base assessment rate without notice and comment rulemaking.

The FDIC also has the authority to issue special assessments. In 2023, the FDIC issued a special assessment applicable for banks with uninsured deposits in excess of $5 billion in order to recover losses sustained by the Deposit Insurance Fund as a result of the March 2023 failures of Silicon Valley Bank and Signature Bank. A significant increase in insurance premiums would have an adverse effect on the operating expenses and results of operations of Marathon Bank. We cannot predict what deposit insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not know of any practice, condition or violation that might lead to termination of deposit insurance at Marathon Bank.

Capital Requirements

Wisconsin Law and Regulation. Wisconsin savings banks are required to maintain a minimum net worth ratio of 6% and must maintain total capital necessary to ensure the continuation of insurance of deposit accounts by the FDIC. If the WDFI determines that the financial condition, history, management or earning prospects of a savings bank are not adequate, the WDFI may require a higher minimum capital level for the savings bank. If a Wisconsin savings bank’s capital ratio falls below the required level, the WDFI may direct the savings bank to adhere to a specific written plan established by the WDFI to correct the savings bank’s capital deficiency, as well as a number of other restrictions on the savings bank’s operations, including a prohibition on the payment of dividends. At September 30, 2024, June 30, 2024 and June 30, 2023, Marathon Bank’s net worth ratio, as calculated under Wisconsin law, was 14.29%, 12.67% and 13.17%, respectively.

Federal Law and Regulation. Federal regulations require FDIC insured depository institutions to meet several minimum capital standards:  a common equity Tier 1 capital to risk-based assets ratio of 4.5%, a Tier 1 capital to risk-based assets ratio of 6.0%, a total capital to risk-based assets of 8.0%, and a 4.0% Tier 1 capital to total assets leverage ratio.

Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (“AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). Marathon Bank exercised its AOCI opt-out election. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one- to four-family residential real estate loans, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted asset above the amount necessary to meet its minimum risk-based capital requirements.

In assessing an institution’s capital adequacy, the FDIC takes into consideration, not only these numeric factors, but qualitative factors as well, including the bank’s exposure to interest rate risk. The FDIC has the authority to establish higher capital requirements for individual institutions where deemed necessary due to a determination that an institution’s capital level is, or is likely to become, inadequate in light of particular circumstances. Marathon Bank exceeds all regulatory capital requirements and is deemed “well capitalized” for regulatory capital purposes as of September 30, 2024.

The Economic Growth, Regulatory Relief and Consumer Protection Act, enacted in 2018, required the federal banking agencies, including the FDIC, to establish for institutions with assets of less than $10 billion a “community bank leverage ratio” of between 8 to 10% (Tier 1 capital to average total consolidated assets). Institutions with capital meeting or exceeding the ratio and otherwise complying with the specified requirements (including off-balance sheet exposures of 25% or less of total assets and trading assets and liabilities of 5% or less of total assets) and electing the alternative framework are considered to comply with the applicable regulatory capital requirements, including the risk-based requirements.

The community bank leverage ratio was established at 9.0%. A qualifying institution may opt in and out of the community bank leverage ratio framework on its quarterly call report. An institution that temporarily ceases to meet any qualifying criteria is provided with a two-quarter grace period to again achieve compliance provided that the institution’s leverage ratio falls no more than one percentage point below the applicable community bank leverage ratio requirement. Failure to meet the qualifying criteria within the grace period or maintain the required leverage ratio requires the institution to comply with the generally applicable capital requirements.

As of September 30, 2024, Marathon Bank elected to use the community bank leverage ratio.

Safety and Soundness Standards

Each federal banking agency, including the FDIC, has adopted guidelines establishing general standards relating to internal controls, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits, and information security. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal stockholder.

Prompt Corrective Regulatory Action

Federal bank regulatory authorities are required to take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For these purposes, the statute establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.

Under the regulations, a bank is deemed to be (i) “well capitalized” if it has total risk-based capital of 10.0% or more, has a Tier 1 risk-based capital ratio of 8.0% or more, has a Tier 1 leverage capital ratio of 5.0% or more and a common equity Tier 1 ratio of 6.5% or more, and is not subject to any written capital order or directive; (ii) “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 6.0% or more, a Tier 1 leveraged capital ratio of 4.0% or more and a common equity Tier 1 ratio of 4.5% or more, and does not meet the definition of “well capitalized”; (iii) “undercapitalized” if it has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 6.0%, a Tier 1 leverage capital ratio that is less than 4.0% or a common equity Tier 1 ratio of less than 4.5%; (iv) “significantly undercapitalized” if it has a total risk-based capital ratio that is less than 6.0% and a Tier 1 risk-based capital ratio that is less than 4.0% or a common equity Tier 1 ratio of less than 3.0%; and (v) “critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

The previously referenced final rule establishing an elective “community bank leverage ratio” regulatory capital framework provides that a qualifying institution whose capital meets or exceeds the community bank leverage ratio and opts to use that framework will be considered “well capitalized” for purposes of prompt corrective action.

Federal law and regulations also specify circumstances under which a federal banking agency may reclassify a well-capitalized institution as adequately capitalized and may require an institution classified as less than well capitalized to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized).

The FDIC may order savings banks that have insufficient capital to take corrective actions. For example, a savings bank that is categorized as “undercapitalized” is subject to growth limitations and is required to submit a capital restoration plan, and a holding company that controls such a savings bank is required to guarantee that the savings bank complies with the restoration plan. A “significantly undercapitalized” savings bank may be subject to additional restrictions. Savings banks deemed by the FDIC to be “critically undercapitalized” would be subject to the appointment of a receiver or conservator.

As noted above, Marathon Bank is considered “well capitalized” for regulatory capital purposes as of September 30, 2024.

Dividends

Under Wisconsin law and applicable regulations, a Wisconsin savings bank that meets its regulatory capital requirements may declare dividends on capital stock based upon net profits, provided that its paid-in surplus equals its capital stock. In addition, prior WDFI approval is required before dividends exceeding 50% of net profits for any calendar year may be declared and before a stock dividend may be declared out of retained earnings.

The FDIC has the authority to prohibit Marathon Bank from paying dividends if, in its opinion, the payment of dividends would constitute an unsafe or unsound practice in light of the financial condition of Marathon Bank. Institutions may not pay dividends if they would be “undercapitalized” following payment of the dividend within the meaning of the prompt corrective action regulations.

Liquidity and Reserves

Wisconsin Law and Regulation. Under WDFI regulations, all Wisconsin savings banks are required to maintain a certain amount of their assets as liquid assets, consisting of cash and certain types of investments. The exact amount of assets a savings bank is required to maintain as liquid assets is set by the WDFI, but generally ranges from 4% to 15% of the savings bank’s average daily balance of net withdrawable accounts plus short-term borrowings (the “Required Liquidity Ratio”). At September 30, 2024, Marathon Bank’s Required Liquidity Ratio was 8%, and Marathon Bank was in compliance with this requirement. In addition, 50% of the liquid assets maintained by a Wisconsin savings bank must consist of “primary liquid assets,” which are defined to include securities issued by the U.S. Government, U.S. Government agencies or the state of Wisconsin or a subdivision thereof, and cash. At September 30, 2024, Marathon Bank was in compliance with this requirement.

Federal Law and Regulation. The Federal Reserve Board currently has no reserve requirement for Marathon Bank.

Transactions with Affiliates and Insiders

Wisconsin Law and Regulation. Under Wisconsin law, a savings bank may not make a loan to a person owning 10% or more of its stock, an affiliated person (including a director, officer, the spouse of either and a member of the immediate family of such person who is living in the same residence), agent, or attorney of the savings bank, either individually or as an agent or partner of another, except as provided under the rules of the WDFI and regulations of the FDIC. In addition, unless the prior approval of the WDFI is obtained, a savings bank may not purchase, lease or acquire a site for an office building or an interest in real estate from an affiliated person, including a stockholder owning more than 10% of its capital stock, or from any firm, corporation, entity or family in which an affiliated person or 10% stockholder has a direct or indirect interest.

Federal Law and Regulation. Sections 23A and 23B of the Federal Reserve Act govern transactions between an insured savings bank, such as Marathon Bank, and any of its affiliates, including Marathon Bancorp. The Federal Reserve Board has adopted Regulation W, which comprehensively implements and interprets Sections 23A and 23B, in part by codifying prior Federal Reserve Board interpretations under Sections 23A and 23B.

An affiliate of a savings bank is any company or entity that controls, is controlled by or is under common control with the savings bank. A subsidiary of a savings bank that is not also a depository institution or a “financial subsidiary” under federal law is not treated as an affiliate of the savings bank for the purposes of Sections 23A and 23B; however, the FDIC has the discretion to treat subsidiaries of a savings bank as affiliates on a case-by-case basis. Sections 23A and 23B limit the extent to which a savings bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of the savings bank’s capital stock and surplus, and limit all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. The term “covered transaction” includes the making of loans, purchase of assets, issuance of guarantees and other similar types of transactions. Most loans and other extensions of credit by a savings bank to any of its affiliates must be secured by collateral in amounts ranging from 100% to 130% of the loan amounts, depending on the type of collateral. In addition, any affiliate transactions by a savings bank must be on terms that are substantially the same, or at least as favorable, to the savings bank as those that would be provided to a non-affiliate, and be consistent with safe and sound banking practices.

A savings bank’s loans to its executive officers, directors, any owner of more than 10% of its stock (each, an insider) and any of certain entities affiliated with any such person (an insider’s related interest) are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and the Federal Reserve Board’s Regulation O thereunder. Under these restrictions, the aggregate amount of the loans to any insider and the insider’s related interests may not exceed the loans-to-one-borrower limit applicable to national banks (which is generally 15% of capital and surplus). Aggregate loans by a savings bank to its insiders and insiders’ related interests in the aggregate may not exceed the savings bank’s unimpaired capital and unimpaired surplus. With certain exceptions, loans to an executive officer, other than loans for the education of the officer’s children and certain loans secured by the officer’s primary residence, may not exceed the greater of $25,000 or 2.5% of the savings bank’s unimpaired capital and unimpaired surplus, but in no event more than $100,000. Regulation O also requires that any proposed loan to an insider or a related interest of that insider be approved in advance by a majority of the board of directors of the savings bank, with any interested director not participating in the voting, if such loan, when aggregated with any existing loans to that insider and the insider’s related interests, would exceed either $500,000 or the greater of $25,000 or 5% of the savings bank’s unimpaired capital and surplus. Generally, such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are no less stringent than, those that are prevailing at the time for comparable transactions with other persons and must not present more than a normal risk of collectability.

Anti-tying Restrictions

Wisconsin savings banks, such as Marathon Bank, are subject to the prohibitions on certain tying arrangements. Subject to certain exceptions, a savings bank is prohibited from extending credit to or offering any other service to a customer, or fixing or varying the consideration for such extension of credit or service, on the condition that such customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution.

Examinations and Assessments

Marathon Bank is required to file periodic reports with and is subject to periodic examinations by the WDFI and the FDIC. Federal regulations require annual on-site examinations for all depository institutions except certain well-capitalized and highly rated institutions with assets of less than $3 billion, which are examined every 18 months. Marathon Bank is required to pay examination fees and annual assessments to fund its supervision.

Customer Privacy

Under Wisconsin and federal law and regulations, savings banks, such as Marathon Bank, are required to develop and maintain privacy policies relating to information on its customers, restrict access to and establish procedures to protect customer data. Applicable privacy regulations further restrict the sharing of non-public customer data with non-affiliated parties if the customer requests.

Cyber Security

The federal banking agencies recently adopted rules providing for new notification requirements for banking organizations and their service providers for significant cybersecurity incidents. Specifically, the new rules require a banking organization to notify its primary federal regulator as soon as possible, and no later than 36 hours after, the banking organization determines that a “computer-security incident” rising to the level of a “notification incident” has occurred. Notification is required for incidents that have materially affected or are reasonably likely to materially affect the viability of a banking organization’s operations, its ability to deliver banking products and services, or the stability of the financial sector. Service providers are required under the rule to notify affected banking organization customers as soon as possible when the provider determines that it has experienced a computer-security incident that has materially affected or is reasonably likely to materially affect the banking organization’s customers for four or more hours.

Community Reinvestment Act

Under the Community Reinvestment Act, Marathon Bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the FDIC, in connection with its examination of Marathon Bank, to assess Marathon Bank’s record of meeting the credit needs of its community and to take that record into account in the FDIC’s evaluation of certain applications by Marathon Bank. For example, the regulations specify that a bank’s Community Reinvestment Act performance will be considered in its expansion (e.g., branching or merger) proposals and may be the basis for approving, denying or conditioning the approval of an application. As of the date of its most recent regulatory examination, Marathon Bank was rated “satisfactory” with respect to its Community Reinvestment Act compliance.

On October 24, 2023, the FDIC and the other federal banking agencies issued a final rule to strengthen and modernize the Community Reinvestment Act regulations. Under the final rule, state savings banks with assets of less than $600 million as of December 31 in either of the prior two calendar years will be a “small bank.”  Small banks will be subject to either the current regulations’ small bank lending test or, at the banks’ option, the Retail Lending Test set out in the new regulations. The applicability date for the majority of the provisions in the new Community Reinvestment Act regulations is January 1, 2026, and additional requirements will be applicable on January 1, 2027.

Federal Home Loan Bank System

The Federal Home Loan Bank System, consisting of 11 Federal Home Loan Banks, is under the jurisdiction of the Federal Housing Finance Board. The designated duties of the Federal Housing Finance Board are to supervise the Federal Home Loan Banks; ensure that the Federal Home Loan Banks carry out their housing finance mission; ensure that the Federal Home Loan Banks remain adequately capitalized and able to raise funds in the capital markets; and ensure that the Federal Home Loan Banks operate in a safe and sound manner.

Marathon Bank, as a member of the Federal Home Loan Bank of Chicago, is required to acquire and hold shares of capital stock in the Federal Home Loan Bank of Chicago in specified amounts. Marathon Bank is in compliance with this requirement with an investment in Federal Home Loan Bank of Chicago stock of $1.3 million at September 30, 2024.

Among other benefits, the Federal Home Loan Banks provide a central credit facility primarily for member institutions. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes advances to members in accordance with policies and procedures established by the Federal Housing Finance Board and the board of directors of the Federal Home Loan Bank of Chicago. At September 30, 2024, Marathon Bank had $10.0 million of advances from the Federal Home Loan Bank of Chicago.

Other Regulations

Interest and other charges collected or contracted for by Marathon Bank are subject to state usury laws and federal laws concerning interest rates. Marathon Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

●	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;
●	Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

●	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;
●	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;
●	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;
●	Truth in Savings Act; and
●	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Marathon Bank also are subject to the:

●	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;
●	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;
●	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and
●	The USA PATRIOT Act, which requires depository institutions to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations.

Holding Company Regulation

General. Marathon Bancorp is a bank holding company within the meaning of the Bank Holding Company Act of 1956. As such, Marathon Bancorp is registered with the Federal Reserve Board and subject to the regulation, examination, supervision and reporting requirements applicable to bank holding companies. In addition, the Federal Reserve Board has enforcement authority over Marathon Bancorp and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. Acquisitions of additional banks or savings institutions generally require the prior approval of the Federal Reserve Board.

Permissible Activities. A bank holding company is generally prohibited from engaging in non-banking activities, or acquiring direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings and loan association whose direct and indirect activities are limited to those permitted for bank holding companies.

The Gramm-Leach-Bliley Act of 1999 authorized a bank holding company that meets specified conditions, including being “well capitalized” and “well managed,” to opt to become a “financial holding company” and thereby engage in a broader array of financial activities than previously permitted. Such activities can include insurance underwriting and investment banking. Marathon Bancorp did not elect “financial holding company” status.

Capital. Consolidated regulatory capital requirements identical to those applicable to subsidiary banks generally apply to bank holding companies. However, the Federal Reserve Board has provided a “Small Bank Holding Company” exception to its consolidated capital requirements, and bank holding companies with less than $3.0 billion of consolidated assets are not subject to the consolidated holding company capital requirements unless otherwise directed by the Federal Reserve Board. As a result, the Federal Reserve Board’s consolidated holding company regulatory capital requirements do not presently apply to Marathon Bancorp.

Source of Strength. The Federal Reserve Board has issued regulations requiring that all bank holding companies serve as a source of strength to their subsidiary depository institutions by providing financial, managerial and other support in times of an institution’s distress.

Dividends and Stock Repurchases. The Federal Reserve Board has issued a policy statement regarding the payment of dividends by holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall supervisory financial condition. Separate regulatory guidance provides for prior consultation with Federal Reserve Bank staff concerning dividends in certain circumstances such as when the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend, the proposed dividend is not covered by earnings for the period for which it is being paid or the company’s overall rate or earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a bank holding company to pay dividends may be restricted if a subsidiary savings bank becomes undercapitalized.

The Federal Reserve Board regulatory guidance also states that a bank holding company should consult with Federal Reserve Bank supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the bank holding company is experiencing financial weaknesses or the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred.

There is a separate requirement that a bank holding company give the Federal Reserve Board prior written notice of any purchase or redemption of then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. There is an exception to this approval requirement for well-capitalized bank holding companies that meet certain other conditions.

These regulatory policies may affect the ability of Marathon Bancorp to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Acquisition of Bank Holding Company

Under the Change in Bank Control Act, no person (including a company), or group of persons acting in concert, may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and not disapproved the proposed acquisition. The Federal Reserve Board considers several factors in evaluating a notice, including the financial and managerial resources of the acquirer and competitive effects. Control, as defined under the Change in Bank Control Act and applicable regulations, means the power, directly or indirectly, to direct the management or policies of the company or to vote 25% or more of any class of voting securities of the company. Acquisition of more than 10% of any class of a bank holding company’s voting securities constitutes a rebuttable presumption of control under certain circumstances, including where, as is the case with Marathon Bancorp, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations separately provide that no company may acquire control (as defined in the Bank Holding Company Act) of a bank holding company without the prior approval of the Federal Reserve Board. Control, as defined under the Bank Holding Company Act and Federal Reserve Board regulations, means ownership, control or power to vote 25% or more of any class of voting stock, control in any manner over the election of a majority of the company’s directors, or a determination by the regulator that the acquiror has the power to exercise, directly or indirectly, a controlling influence over the management or policies of the company. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board. In March 2020, the Federal Reserve Board adopted a final rule, effective September 30, 2020, that revised its framework for determining whether a company has a “controlling influence” over a bank holding company for that purpose.

Federal Securities Laws

Marathon Bancorp’s common stock is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Marathon Bancorp is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

Emerging Growth Company Status

The JOBS Act, which was enacted in 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.235 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” Marathon Bancorp qualifies as an emerging growth company under the JOBS Act.

An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes), executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes) or disclose pay versus performance information. An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, Marathon Bancorp will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “non-accelerated filer” and a “smaller reporting company,” respectively, under Securities and Exchange Commission regulations (generally less than $75 million and $250 million, respectively, of voting and non-voting equity held by non-affiliates or less than $100 million in annual revenue and less than $700 million in public float). Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Marathon Bancorp has elected to comply with new or amended accounting pronouncements in the same manner as a private company.

A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.235 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

TAXATION

Marathon MHC, Marathon Bancorp and Marathon Bank are subject to federal and state income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal and state taxation is intended only to summarize certain pertinent tax matters and is not a comprehensive description of the tax rules applicable to Marathon Bancorp or Marathon Bank.

Our federal and state tax returns have not been audited for the past five years.

Federal Taxation

Method of Accounting. For federal income tax purposes, Marathon Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending June 30 for filing its federal income tax returns. Marathon Bancorp and Marathon Bank intend to file a consolidated federal income tax return beginning with the taxable year ended June 30, 2024. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for income taxes on bad debt reserves by savings institutions. For taxable years beginning after 1995, Marathon Bank has been subject to the same bad debt reserve rules as commercial banks. It currently utilizes the experience method of deducting bad debts under Section 585 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Net Operating Loss Carryovers. Effective with the passage of the Tax Cuts and Jobs Act, net operating loss carrybacks are no longer permitted, and net operating losses are allowed to be carried forward indefinitely. Net operating loss carryforwards arising from tax years beginning after 2018 are limited to offset a maximum of 80% of a future year’s taxable income. At September 30, 2024, Marathon Bancorp had no federal net operating loss carryforwards.

Capital Loss Carryovers. A corporation cannot recognize capital losses in excess of capital gains generated. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which it is carried and is used to offset any capital gains. Any unutilized loss carryforward remaining after the five-year carryover period is not deductible. At September 30, 2024, Marathon Bancorp had no capital loss carryovers.

Corporate Dividends. Marathon Bancorp may generally exclude from its income 100% of dividends received from Marathon Bank as a member of the same affiliated group of corporations.

State Taxation

As a Maryland business corporation, Marathon Bancorp is required to file an annual report with and pay franchise taxes to the state of Maryland.

Marathon MHC, Marathon Bancorp and Marathon Bank are subject to the Wisconsin corporate franchise (income) tax. The State of Wisconsin imposes a corporate franchise tax of 7.9% on the combined taxable income of the members of a consolidated income tax group.

In general, Wisconsin net business losses may be carried forward to the succeeding 20 taxable years. At September 30, 2024, Marathon Bancorp had $4.1 million in Wisconsin net operating loss carryforwards. Due to a change in Wisconsin tax law that provides for a subtraction from Marathon Bank’s state taxable income for loan and fee interest income from certain commercial and agricultural loans, management determined that Marathon Bancorp was highly unlikely to incur a material Wisconsin tax liability in the foreseeable future, instead generating Wisconsin net operating loss carryforwards that would never be realized; and, accordingly a valuation allowance of $270,000 was established for these carryforwards at September 30, 2024.

MANAGEMENT

Our Directors and Executive Officers

Our board of directors is comprised of five members. Our Bylaws provide that directors are divided into three classes as nearly equal in number as possible, with one class of directors elected annually. The following sets forth certain information regarding the current members of our board of directors, including the terms of office of board members, and our executive officers who are not directors. Except as indicated herein, there are no arrangements or understandings between any director and any other person pursuant to which such director was selected. Age information is as of September 30, 2024, and term as a director includes service with Marathon Bank.

With respect to directors, the biographies contain information regarding the person’s business experience and the experiences, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director. Each director of Marathon Bancorp is also a director of Marathon Bank and Marathon MHC.

The following directors of Marathon Bancorp have terms ending following the annual meeting for the fiscal year ending June 30, 2025:

Ann M. Werth was appointed a member of the Marathon Bancorp and Marathon Bank Boards of Directors on June 28, 2022. She is currently retired. Ms. Werth was the Interim Economic Development Manager for the City of Wausau, Wisconsin in 2020 and served as the Community and Economic Development Director of the City of Wausau, Wisconsin from 2009 to 2016. She was instrumental in the development of the Wausau River District and the commercial and retail development of downtown Wausau. Ms. Werth is a lifelong Wausau resident and has focused on community and economic development for the past 30 years and serves as a Board Member of the Community Foundation of North Central Wisconsin. Ms. Werth’s extensive knowledge of the Wausau community and community development in general was a contributing factor in her appointment and nomination to the Board. Age 71.

Timothy R. Wimmer has served as a member on the Marathon Bank board of directors since 2015 and has been a member of the board of directors of Marathon Bancorp from inception in 2020. Since 2011 he has been the head of RE/MAX Excel’s commercial division and broker for Transworld Business Advisors located in Wausau, Wisconsin specializing in acquisitions, dispositions, leasing, property management and business brokerage throughout the State of Wisconsin. Prior to being a director with Marathon Bank, Mr. Wimmer owned and operated several small businesses in the central Wisconsin area in various industries including construction, retail, restaurant, and service business. He maintains involvement in the community and has previously served on the board of directors for the Wausau School Foundation, Wausau Area Youth Football, Marathon County Youth Hockey, Granite Peak Ski Team, and Wausau Area Convention and Visitors Bureau. Mr. Wimmer’s experience as a small business owner gives him extensive insight into the customers who live in our market areas and economic developments affecting the communities in which we operate, as well as the challenges facing small businesses in our market area. Age 60.

The following directors of Marathon Bancorp have terms ending following the annual meeting for the fiscal year ending June 30, 2026:

Amy Zientara joined Marathon Bank’s board of directors in 2009 and currently serves as its Chairwoman of the Board. She has been a member of the board of directors of Marathon Bancorp from inception in 2020. Ms. Zientara is the Commercial Property Manager for the Dudley Tower in downtown Wausau, Wisconsin, a position she has held since 2006. She specializes in lease negotiation, building operations and tenant relations. She has served in several capacities throughout the Wausau area including Executive Director of Wausau Area Events and the Executive Director of Main Street Wausau. Her efforts resulted in the creation of the first Business Improvement District in the City of Wausau and also led the way for the revitalization of the downtown business district. Ms. Zientara was involved with many community organizations over the course of her career, including leadership groups and other non-profits. Ms. Zientara brings the board of directors a unique perspective of the community in areas of economic development, residential housing and commercial opportunities. Age 53.

Nicholas W. Zillges has been the President and Chief Executive Officer and a director of Marathon Bank since 2014. He has been a member of the board of directors of Marathon Bancorp from inception in 2020. Mr. Zillges has been involved in the banking industry for over 26 years, including serving in various executive management roles at other financial institutions. Mr. Zillges’ managerial experience and knowledge of commercial banking, risk management and growth strategies provides the board with a perspective on the day-to-day operations of Marathon Bank and assists the board with assessing trends and developments in the financial services industry. Age 48.

The following director of Marathon Bancorp has a term ending following the annual meeting for the fiscal year ending June 30, 2027:

Thomas Grimm joined the board of directors of Marathon Bank in 2019 and has been a member of the board of directors of Marathon Bancorp from inception in 2020. Prior to joining the board, Mr. Grimm retired as a partner at CliftonLarsonAllen, LLP and served as a partner at Schenck SC, a CPA firm (acquired by CliftonLarsonAllen, LLP) from 2011 through 2019. He is a Certified Public Accountant and a member of the WICPA and the AICPA. His areas of expertise include federal and state income tax. Mr. Grimm was previously a member of numerous non-profit boards and now serves as the Past President of the Woodson YMCA board of directors in Wausau as well as a member on the board of directors of the Entrepreneurial & Education Center. Mr. Grimm’s diverse background and broad experience in public accounting enhances our board of directors’ oversight of financial reporting and disclosure issues, and he qualifies as an audit committee financial expert. Age 67.

Executive Officers Who Are Not Directors

Nora Spatz, age 68, is the Executive Vice President and Chief Administrative Officer of Marathon Bank and Marathon Bancorp and has over 35 years of banking experience. Ms. Spatz has been at Marathon Bank since 1986, serving in various management positions in areas such as compliance and administration.

Michelle Knopf, age 55, has been Executive Vice President and Chief Operating Officer of Marathon Bank since June 2024. She was formerly the Executive Vice President and Director of Mortgage Services of Marathon Bank from July 2021 until her recent promotion. She was also formerly the Senior Vice President and Senior Loan Officer of Marathon Bank from July 2018 until July 2021. She previously was Vice President and Senior Loan Officer at Intercity State Bank from October 2006 until July 2018 and prior to that Vice President – Loan Officer from 1998 until 2006. Ms. Knopf has over 20 years of banking experience.

Joy Selting-Buchberger, age 56, has been the Senior Vice President and Chief Financial Officer of Marathon Bank since 2015. She is also the Chief Financial Officer of Marathon Bancorp. Prior to that, she served as Vice President, Treasurer and Assistant Treasurer of Marathon Bank. Ms. Selting-Buchberger has been with Marathon Bank since 1999.

Terry Cornish, age 56, has been the Senior Vice President and Chief Credit Officer of Marathon Bank since July 2019. Previously he was Vice President and Senior Credit Analyst beginning in 2015. Mr. Cornish has been with Marathon Bank since 2014. Mr. Cornish has over 20 years of credit experience.

Board Independence

The board of directors has determined that each of our directors, with the exception of President and Chief Executive Officer Nicholas W. Zillges, is “independent” as defined in the listing standards of the Nasdaq Stock Market, which standards we are using to determine director independence. Mr. Zillges is not considered independent because he is an executive officer of Marathon Bancorp and Marathon Bank. In determining the independence of our directors, the board of directors considered relationships between Marathon Bank and our directors that are not required to be reported under “—Transactions With Certain Related Persons,” below, consisting of deposit accounts and loans that our directors maintain at Marathon Bank.

Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. The board of directors of Marathon Bancorp has established standing committees, including a Compensation Committee, an Audit Committee and following the completion of the conversion and offering a Governance and Nominating Committee. Each of these committees operates under a written charter, which governs its composition, responsibilities and operations.

The table below sets forth the directors of each of the listed standing committees. Each member of each committee meets the Nasdaq and the Securities and Exchange Commission independence requirements for such committee. The board of directors has determined that Mr. Grimm qualifies as an “audit committee financial expert” as such term is defined by the rules and regulations of the Securities and Exchange Commission.

Audit Committee	Compensation Committee	Governance and Nominating Committee
Thomas Grimm	Thomas Grimm	Thomas Grimm
Ann M. Werth	Ann M. Werth	Ann M. Werth
Timothy R. Wimmer	Timothy R. Wimmer	Timothy R. Wimmer
Amy Zientara	Amy Zientara	Amy Zientara

Transactions with Certain Related Persons

Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director. There are several exceptions to this general prohibition, one of which is applicable to Marathon Bank. The Sarbanes-Oxley Act does not apply to loans made by a depository institution that is insured by the Federal Deposit Insurance Corporation and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to Marathon Bank’s directors and officers are made in conformity with the Federal Reserve Act and applicable regulations.

All loans made by Marathon Bank to executive officers, directors, immediate family members of executive officers and directors, or organizations with which executive officers and directors are affiliated, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to persons not related to Marathon Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. Marathon Bank is in compliance with federal regulations with respect to its loans and extensions of credit to executive officers and directors. We did not have any outstanding loans to our executive officers and directors at September 30, 2024. We have not had any transaction or series of transactions, or business relationships, nor are any such transactions or relationships proposed, in which the amount involved exceeds $120,000 and in which our directors or executive officers have a direct or indirect material interest.

Pursuant to our Policy and Procedures for Approval of Related Person Transactions, the Audit Committee periodically reviews, no less frequently than twice a year, a summary of transactions in excess of $25,000 with our directors, executive officers, and their family members, for the purpose of determining whether the transactions are within our policies and should be ratified and approved. Additionally, pursuant to our Code of Business Conduct and Ethics, all of our executive officers and directors must disclose any personal or financial interest in any matter that comes before Marathon Bancorp.

Executive Compensation

Summary Compensation Table. The table below summarizes the total compensation paid to or earned by our President and Chief Executive Officer and our two other most highly compensated executive officers for the year ended June 30, 2024. Each individual listed in the table below is referred to as a “named executive officer.”

Summary Compensation Table
	Year			Stock	Option	All Other
	Ended	Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	June 30,	($)	($)(1)	($)	($)	($)(2)	($)

Nicholas W. Zillges, President	2024	330,000	—	—	—	41,628	371,628
and Chief Executive Officer	2023	280,000	140,000	—	14,857	39,122	473,979

Joy Selting-Buchberger, Senior	2024	130,000	5,000	—	—	12,811	147,811
Vice President and Chief Financial Officer	2023	120,000	25,000	4,450	9,520	11,895	170,865

Michelle Knopf, Executive	2024	137,000	5,000	—	—	10,701	152,701
Vice President and Chief Operating Officer	2023	130,000	13,000	4,450	9,520	10,103	167,073

(1)	Payments were earned in accordance with Marathon Bank’s short-term bonus program as described below.
(2)	Includes contributions to Marathon Bank’s 401(k) plan in fiscal 2024 of $19,800 for Mr. Zillges, $10,967 for Ms. Selting-Buchberger and $8,950 for Ms. Knopf. Includes ESOP allocations in fiscal 2024 of $3,828 for Mr. Zillges, $1,844 for Ms. Selting-Buchberger and $1,751 for Ms. Knopf. In addition, Mr. Zillges was reimbursed $18,000 for automobile expenses in fiscal 2024.

Outstanding Equity Awards at Year End. The following table sets forth information with respect to outstanding equity awards as of June 30, 2024 for the named executive officers. All equity awards reflected in this table were granted pursuant to our 2022 Equity Incentive Plan, described below.

	Option awards						Stock awards
	Number of
	securities	Number of		Equity incentive plan			Number of		Market value
	underlying	securities		awards: number of			shares or		of shares or
	unexercised	underlying		securities underlying	Option	Option	units of stock		units of stock
	options (#)	unexercised options		unexercised	exercise	expiration	that have not		that have not
Name	exercisable	(#) unexercisable		unearned options (#)	price ($)	date	vested (#)		vested ($)(5)

Nicholas W. Zillges	1,092	4,370	(1)	—	$8.90	5/16/2033	—		—
	8,740	13,109	(2)	—	$11.16	6/28/2032	6,555	(3)	58,929
Joy Selting-Buchberger	700	2,800	(1)	—	$8.90	5/16/2033	400	(4)	3,596
	1,748	2,622	(2)	—	$11.16	6/28/2032	2,622	(3)	23,572
Michelle Knopf	700	2,800	(1)	—	$8.90	5/16/2033	400	(4)	3,596
	1,310	1,967	(2)	—	$11.16	6/28/2032	1,311	(3)	11,786

(1)	Options vest in five equal annual installments commencing on May 16, 2024.
(2)	Options vest in five equal annual installments commencing on June 28, 2023.
(3)	Stock awards vest in five equal annual installments commencing on June 28, 2023.
(4)	Stock awards vest in five equal annual installments commencing on May 16, 2024.
(5)	Based on the $8.99 per share trading price of Marathon Bancorp common stock on June 28, 2024.

2022 Equity Incentive Plan.  Marathon Bancorp has adopted the Marathon Bancorp, Inc. 2022 Equity Incentive Plan (“Equity Plan”), which was approved by stockholders in May 2022. Employees and directors of Marathon Bancorp, Marathon Bank and their subsidiaries are eligible to receive awards under the Equity Plan, except that non-employees may not be granted incentive stock options. Subject to permitted adjustments for certain corporate transactions, the Equity Plan authorizes the issuance or delivery to participants of up to 152,943 shares of Marathon Bancorp common stock pursuant to grants of incentive and non-qualified stock options, restricted stock awards and restricted stock units. Of this number, the maximum number of shares of Marathon Bancorp common stock that may be issued under the Equity Plan pursuant to the exercise of stock options is 109,245 shares, and the maximum number of shares of Marathon Bancorp common stock that may be issued as restricted stock awards or restricted stock units is 43,698 shares. A total of 43,405 restricted stock shares and 104,877 stock options were awarded by the Compensation Committee under the Equity Plan as of June 30, 2024. The stock option and restricted stock awards granted to named executive officers and directors will vest 20% each year over a five-year period. Notwithstanding the foregoing, the vesting of these awards would accelerate upon death, disability or involuntary termination of employment on or following a change in control.

Agreements and Benefit Plans

Employment Agreement with Nicholas W. Zillges. On April 14, 2021, Marathon Bank entered into an employment agreement with Nicholas W. Zillges, President and Chief Executive Officer. The term of the employment agreement is for three years, which automatically extends for an additional year on January 1 of each year unless either Marathon Bank or Mr. Zillges give notice no later than 30 days before the renewal date that the term will not be renewed.

The employment agreement specifies Mr. Zillges’ base salary, which the Compensation Committee may increase, but not decrease. Mr. Zillges’ base salary increases automatically at a minimum 5% per year. In addition, the employment agreement provides that Mr. Zillges will be eligible to participate in any bonus plan or arrangement of Marathon Bank in which senior management is eligible to participate and/or may receive a bonus on a discretionary basis, as determined by the Compensation Committee. Specifically, Mr. Zillges will be eligible to participate in Marathon Bank’s short-term bonus program, pursuant to which he will be entitled to a target bonus opportunity equal to at least 50% of base salary. Mr. Zillges is also entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of Marathon Bank and the reimbursement of reasonable travel and other business expenses incurred in the performance of his duties with Marathon Bank, including use of bank-owned country club membership available to executive officers and reimbursement of expenditures primarily related to business travel from our headquarters to Milwaukee, such as automobile expenses, for which Mr. Zillges is reimbursed $1,500 per month, and lodging.

Marathon Bank may terminate Mr. Zillges’ employment, or Mr. Zillges may resign, at any time with or without good reason. In the event of Mr. Zillges’ termination without cause (other than due to death or disability) or voluntary resignation for good reason (a “qualifying termination”), Marathon Bank would pay Mr. Zillges a gross severance payment equal to two times the sum of his base salary and highest target bonus opportunity during the three most recently completed performance periods prior to his date of termination. One-half of the gross severance payment would be paid in a cash lump sum payment within 60 days of the date of termination, and the remaining one-half of the gross severance payment would be payable in equal installments for 24 months in accordance with the regular payroll practices of Marathon Bank. In addition, Mr. Zillges would receive up to 12 monthly COBRA premium reimbursement payments, including a tax-gross up payment to ensure the full amount of the reimbursement payment would have been received if it had not been taxable, to the extent COBRA coverage is elected.

In the event of Mr. Zillges’ qualifying termination on or within two years after the effective time of a change in control of Marathon Bancorp or Marathon Bank, he would be entitled to (in lieu of the payments and benefits described in the previous paragraph) a gross cash severance payment equal to three times the sum of his base salary as of his date of termination (or immediately prior to the change in control, if higher) and highest target bonus opportunity in any of the three most recently completed performance periods prior to the change in control, payable in a lump sum within 60 days of the date of termination. In addition, Mr. Zillges would receive up to 18 monthly COBRA premium reimbursement payments, including a tax-gross up payment to ensure the full amount of the reimbursement payment would have been received if it had not been taxable, to the extent COBRA coverage is elected.

Upon termination of employment (other than a termination on or after a change in control), Mr. Zillges will be required to adhere to one-year non-competition and non-solicitation restrictions set forth in his employment agreement.

Change in Control Agreements. Marathon Bank entered into individual change in control agreements with its four other executive officers, including Joy Selting-Buchberger, Senior Vice President and Chief Financial Officer, and Michelle Knopf, Executive Vice President and Chief Operating Officer. The change in control agreements have one-year terms that automatically renew for an additional year on January 1 of each year unless either Marathon Bank or the executive gives notice no later than 60 days before such renewal date that term will not be renewed. Notwithstanding the foregoing, if Marathon Bancorp or Marathon Bank enters into a transaction that would be considered a change in control as defined under the agreements, the term of the agreements would extend automatically so that they would expire no less than one year beyond the effective date of the change in control.

In the event of the executive’s involuntary termination of employment (other than for cause, disability or death) or voluntary resignation for “good reason” on or after the effective date of a change in control of Marathon Bancorp or Marathon Bank, each executive would be entitled to a severance payment equal to one times the sum of the executive’s base salary in effect as of the date of termination (or immediately prior to the change in control, if higher) and the highest target bonus opportunity in any of the three most recently completed performance periods prior to the change in control. Such payment is payable in a lump sum within 30 days following the executive’s date of termination. In addition, each executive would receive up to 12 monthly COBRA premium reimbursement payments, including a tax-gross up payment to ensure the full amount of the reimbursement payment would have been received if it had not been taxable, to the extent COBRA coverage is elected.

The conversion of Marathon MHC from mutual to stock form and a contemporaneous stock offering is not considered a change in control for purposes of the employment agreement and change in control agreements described above.

Bonus Program. During the year ended June 30, 2024, Mr. Zillges did not receive a bonus while Marathon Bank awarded discretionary bonuses of $5,000 to each of Ms. Selting-Buchberger and Ms. Knopf in recognition of their individual responsibilities and contributions to our successful operations.

401(k) Plan. Marathon Bank maintains the Marathon Bank 401(k) Plan, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan just like other employees. An employee is eligible to enter the plan on January 1st, April 1st, July 1st, or October 1st following their date of employment; provided the employee is at least 19 years of age.

Under the 401(k) Plan a participant may elect to defer, on a pre-tax basis, the maximum amount as permitted by the Internal Revenue Code. For 2024, the salary deferral contribution limit is $23,000, provided, however, that a participant over age 50 may contribute an additional $7,500 to the 401(k) Plan for a total of $30,500. A participant is always 100% vested in his or her salary deferral contributions. Marathon Bank also currently provides participants with matching contributions and a safe harbor profit sharing contribution to active participants in the 401(k) plan. Marathon Bank has established an employer stock fund in the 401(k) Plan so that participants can acquire an interest in the common stock of Marathon Bancorp through their accounts in the 401(k) Plan. Expense recognized in connection with the 401(k) Plan totaled $150,899, which includes $26,546 for plan administration and $124,353 in matching/safe harbor contributions for the year ended June 30, 2024.

Employee Stock Ownership Plan. Marathon Bank maintains an employee stock ownership plan (the “ESOP”) for eligible employees. The named executive officers are eligible to participate in the ESOP just like other eligible employees. Eligible employees who have attained age 21 on the first entry date commencing on or after the eligible employee’s completion of one year of service.

The ESOP trustee purchased, on behalf of the ESOP, 87,397 shares of Marathon Bancorp common stock outstanding, funded with a loan from Marathon Bancorp equal to the aggregate purchase price of the common stock. The loan is repaid principally through Marathon Bank’s discretionary contributions to the ESOP and any dividends payable on common stock held by the ESOP over the 25-year term of the loan. The trustee holds the shares purchased by the ESOP plan in an unallocated suspense account. Shares are released from the suspense account as we repay the loan and are allocated to participants’ accounts on the basis of each participant’s proportional share of plan compensation relative to all participants. A participant becomes 100% vested in his or her account balance after three years of service. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the ESOP. Generally, participants will receive distributions from the ESOP upon separation from service in accordance with the terms of the plan document. The ESOP reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

As discussed above, the ESOP is expected to purchase up to 8% of the shares of common stock sold in the stock offering. If market conditions warrant, in the judgment of its trustees, the ESOP’s subscription order will not be filled and the ESOP may elect to purchase shares in the open market following the completion of the conversion and stock offering, subject to the approval of the Federal Reserve Board and the WDFI.

Directors’ Compensation

The following table sets forth for the year ended June 30, 2024 certain information as to the total remuneration we paid to our directors. Mr. Zillges did not receive director fees for the year ended June 30, 2024.

Director Compensation Table For the Year Ended June 30, 2024
	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Total
Name	($)	($)(1)	($)(1)	($)(2)	($)
Thomas Grimm	24,100	—	—	—	24,100
Ann M. Werth	24,100	—	—	—	24,100
Timothy R. Wimmer	24,100	—	—	—	24,100
Amy Zientara	24,100	—	—	—	24,100

(1)	The outstanding aggregate number of option awards for each non-employee director (other than Director Werth) as of June 30, 2024 was 5,462. The outstanding aggregate number of stock awards for each non-employee director (other than Director Werth) as of June 30, 2024 was 1,311 shares. Director Werth held 2,184 stock option awards and 1,574 stock awards at June 30, 2024.
(2)	Perquisites and personal benefits for each director did not exceed, in the aggregate, $10,000.

Director Fees

Non-employee directors of Marathon Bank are currently paid $2,000 per month as a director. Each non-employee director also received a $100 bonus cash payment during fiscal 2024. No additional fees are paid for attending committee meetings.

Each person who serves as a director of Marathon Bank also serves as a director of Marathon Bancorp and will initially earn a monthly fee only in his or her capacity as a board member of Marathon Bank.

2022 Equity Incentive Plan. Our directors are eligible to participate in the Equity Plan and received grants in 2022. The Equity Plan is described under “Executive Compensation—2022 Equity Incentive Plan” above.

Benefits to be Considered Following Completion of the Conversion

Stock-Based Benefit Plans. Following the offering, we intend to adopt one or more new stock-based benefit plans that will provide for grants of stock options and restricted stock awards (including restricted stock units). The stock-based benefit plans will not be adopted sooner than six months after the offering, and, if adopted within 12 months after the offering, stockholders must approve the plans by a majority of the votes eligible to be cast. If the stock-based benefit plans are adopted more than 12 months after the offering, stockholders must approve the plans by a majority of votes cast on the proposal. Also, if adopted within 12 months following the completion of the conversion, the aggregate number of shares reserved for the exercise of stock options or available for stock awards under the stock-based benefit plans would be limited to 10% and 4%, respectively, of the shares sold in the offering.

The following additional restrictions would apply to our stock-based benefit plans if we adopt such plans within 12 months after the offering:

●	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plans;

●	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plans;
●	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plans;
●	any tax-qualified employee stock benefit plans and restricted stock plans, in the aggregate, may not acquire more than 10% of the shares sold in the offering, unless Marathon Bank has tangible capital of 10% or more, in which case tax-qualified employee stock benefit plans and restricted stock plans may acquire up to 12% of the shares sold in the offering;
●	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans;
●	accelerated vesting is not permitted except for death, disability or upon a change in control of Marathon Bancorp or Marathon Bank; and
●	our executive officers or directors must exercise or forfeit their options if Marathon Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

We have not determined whether we will present stock-based benefit plans for stockholder approval before or after 12 months after the completion of the conversion.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares awarded under stock-based benefit plans would be based in part on the price of Marathon Bancorp’s common stock at the time the shares are awarded. The following table presents the total value of all shares of restricted stock that would be available for issuance under the new stock-based benefit plans, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

	56,100 Shares	66,000 Shares	75,900 Shares	87,290 Shares Awarded
	Awarded at Minimum of	Awarded at Midpoint of	Awarded at Maximum of	at Adjusted Maximum of
Share Price	Offering Range	Offering Range	Offering Range	Offering Range

$8.00	$448,800	$528,000	$607,200	$698,320
10.00	561,000	660,000	759,000	872,900
12.00	673,200	792,000	910,800	1,047,480
14.00	785,400	924,000	1,062,600	1,222,060

The grant-date fair value of the options granted under the new stock-based benefit plans will be based in part on the price of shares of common stock of Marathon Bancorp at the time the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the stock options, and the actual value of the stock options may differ significantly from the value set forth in this table.

					218,213 Options at
		140,250 Options at	165,000 Options at	189,750 Options at	Adjusted
	Grant-Date Fair	Minimum of	Midpoint of	Maximum of	Maximum of
Exercise Price	Value Per Option	Offering Range	Offering Range	Offering Range	Offering Range

$8.00	$4.06	$569,415	$669,900	$770,385	$885,945
10.00	5.07	711,068	836,550	962,033	1,106,340
12.00	6.08	852,720	1,003,200	1,153,680	1,326,735
14.00	7.10	995,775	1,171,500	1,347,225	1,549,312

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to read this prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 17.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table provides the beneficial ownership of shares of common stock of Marathon Bancorp held by our directors and executive officers, individually and as a group, and all individuals known to management to own more than 5% of our common stock at January 31, 2025. For purposes of this table, a person is deemed to be the beneficial owner of any shares of common stock over which he has, or shares, directly or indirectly, voting or investment power or as to which he or she has the right to acquire beneficial ownership at any time within 60 days after January 31, 2025.

			Percent
	Number of Shares(1)		Outstanding(2)

5% Beneficial Owners:
Marathon MHC	1,226,223		57.4%
500 Scott Street Wausau, Wisconsin 54403

Directors:
Thomas Grimm	11,651	(3)	*
Ann M. Werth	2,889	(4)	*
Timothy R. Wimmer	9,151	(5)	*
Amy Zientara	14,151	(6)	*
Nicholas W. Zillges	62,339	(7)	2.9%

Executive Officers Who Are Not Directors:
Nora Spatz	35,505	(8)	1.7%
Michelle Knopf	14,840	(9)	*
Joy Selting-Buchberger	19,618	(10)	*
Terry Cornish	22,197	(11)	1.0%
All directors and executive officers as a group (9 persons)	192,341		8.9%

*	Less than 1%.
(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Marathon Bancorp common stock if he has or shares voting or investment power with respect to such common stock or has a right to acquire beneficial ownership at any time within 60 days from January 31, 2025. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct and the named individuals and group exercise sole voting and investment power over the shares of Marathon Bancorp common stock.
(2)	Based on a total of 2,135,761 shares of common stock outstanding as of January 31, 2025.
(3)	7,500 of such shares are held by a trust, 1,311 unvested shares of restricted stock and 1,966 shares that can be acquired pursuant to stock options within 60 days of January 31, 2025.
(4)	Includes 1,574 unvested shares of restricted stock and 654 shares that can be acquired pursuant to stock options within 60 days of January 31, 2025.
(5)	5,000 of such shares are held by a trust, 1,311 unvested shares of restricted stock and 1,966 shares that can be acquired pursuant to stock options within 60 days of January 31, 2025.
(6)	Includes 1,311 unvested shares of restricted stock and 1,966 shares that can be acquired pursuant to stock options within 60 days of January 31, 2025.
(7)	31,749 of such shares are held in the Bank’s 401(k) plan, 440 shares held in an IRA, 1,325 shares held in the employee stock ownership plan, 6,555 unvested shares of restricted stock and 9,832 shares that can be acquired pursuant to stock options within 60 days of January 31, 2025.
(8)	18,413 of such shares are held in Marathon Bank’s 401(k) plan, 1,000 shares are held by her spouse, 800 shares held in a trust, 400 shares are held as custodian for her grandchildren, 687 shares are held in the employee stock ownership plan, 3,022 unvested shares of restricted stock and 2,448 shares that can be acquired pursuant to stock options within 60 days of January 31, 2025.
(9)	9,509 of such shares are held in Marathon Bank’s 401(k) plan, 636 shares are held in the employee stock ownership plan 1,711 unvested shares of restricted stock and 2,010 shares that can be acquired pursuant to stock options within 60 days of January 31, 2025.
(10)	12,229 of such shares are held in Marathon Bank’s 401(k) plan, 643 shares are held in the employee stock ownership plan, 3,022 unvested shares of restricted stock and 2,448 shares that can be acquired pursuant to stock options within 60 days of January 31, 2025.
(11)	16,985 of such shares are held in Marathon Bank’s 401(k) plan, 792 shares are held in the employee stock ownership plan, 1,711 unvested shares of restricted stock and 2,010 shares that can be acquired pursuant to stock options within 60 days of January 31, 2025.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of Marathon Bancorp’s directors and executive officers, and for all of these individuals as a group, the following information:

(1)	the number of exchange shares to be held upon completion of the conversion, based upon their beneficial ownership of Marathon Bancorp common stock at January 31, 2025, as set forth in “Beneficial Ownership of Common Stock;”
(2)	the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscriptions; and
(3)	the total shares of common stock to be held upon completion of the conversion.

In each case, it is assumed that subscription shares are sold at the minimum of the offering range. See “The Conversion and Offering—Additional Limitations on Common Stock Purchases.” Federal regulations prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase.

				Total Common Stock to be Held at
		Proposed Purchases of Stock in the		Minimum of Offering Range(1)(3)
	Number of	Offering(2)			Percentage of
	Exchange Shares to	Number of		Number of	Shares
Name of Beneficial Owner	Be Held(1)	Shares	Amount	Shares	Outstanding
Thomas Grimm	13,244	5,000	$50,000	18,244	*	%
Ann M. Werth	3,284	500	5,000	3,784	*
Timothy R. Wimmer	10,402	5,000	50,000	15,402	*
Amy Zientara	16,086	1,000	10,000	17,086	*
Nicholas W. Zillges	70,866	5,000	50,000	75,866	3.1
Nora Spatz	40,362	5,500	55,000	45,862	1.9
Michelle Knopf	16,870	3,000	30,000	19,870	*
Joy Selting-Buchberger	22,301	5,000	50,000	27,301	1.1
Terry Cornish	25,233	2,500	25,000	27,733	1.1
All Directors and Executive Officers as a Group	218,648	32,500	$325,000	251,148	10.3%

*	Less than 1%.
(1)	Based on information presented under “Beneficial Ownership of Common Stock,” and assuming an exchange ratio of 1.1368 at the minimum of the offering range.
(2)	Includes proposed subscriptions, if any, by associates.
(3)	Assuming an exchange ratio of 1.5381 at the maximum of the offering range, directors and executive officers would beneficially own 328,336 shares, or 10.0% of our outstanding shares of common stock.

THE CONVERSION AND OFFERING

The boards of directors of Marathon MHC and Marathon Bancorp have approved the plan of conversion. The plan of conversion must also be approved by the stockholders of Marathon Bancorp and the members of Marathon MHC (i.e., eligible depositors of Marathon Bank). Special meetings of stockholders and members have been called for this purpose. We have received the approval of the Federal Reserve Board and the WDFI with respect to the conversion. We have also filed an application with the WDFI with respect to amending and restating Marathon Bank’s articles of incorporation to, among other things, establish a liquidation account. Any approval by the Federal Reserve Board or the WDFI does not constitute a recommendation or endorsement of the plan of conversion.

General

Pursuant to the plan of conversion, our organization will convert from the mutual holding company form of organization to the fully stock form. Marathon MHC will be merged into Marathon Bancorp and as a result Marathon MHC will cease to exist. As part of the conversion, the 57.4% ownership interest of Marathon MHC in Marathon Bancorp as of September 30, 2024 will be offered for sale in the offering. When the conversion is completed, Marathon Bancorp will continue to own all of the outstanding common stock of Marathon Bank and public stockholders will own all of the outstanding common stock of Marathon Bancorp. A diagram of our corporate structure before and after the conversion is set forth in the “Summary” section of this prospectus.

Under the plan of conversion, at the completion of the conversion and offering, each share of Marathon Bancorp common stock owned by persons other than Marathon MHC will be converted automatically into the right to receive new shares of Marathon Bancorp common stock determined pursuant to an exchange ratio. The exchange ratio will ensure that immediately after the exchange of existing shares of Marathon Bancorp for new shares of Marathon Bancorp the public stockholders will own the same aggregate percentage of shares of common stock of Marathon Bancorp that they owned immediately before the conversion, excluding any shares they purchased in the offering and their receipt of cash paid in lieu of fractional shares, and adjusted downward to reflect certain assets held by Marathon MHC.

We intend to retain between $5.1 million and $8.4 million of the net proceeds of the offering and to contribute between $6.2 million and $8.7 million of the net proceeds to Marathon Bank (or $10.1 million at the adjusted maximum of the offering range). The conversion will be consummated only upon the sale of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan, supplemental account holders, and other members (qualifying depositors). In addition, we may offer common stock for sale in a community offering to members of the general public, with a preference first given to natural persons (including trusts of natural persons) residing in the Wisconsin Counties of Marathon, Ozaukee, Milwaukee and Waukesha, and then to Marathon Bancorp’s public stockholders at the close of business on January 31, 2025.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering may begin concurrently with, during or after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the Federal Reserve Board and the WDFI. See “—Community Offering.”

We also may offer for sale shares of common stock not purchased in the subscription or community offerings in a syndicated community offering in which Janney Montgomery Scott will be sole manager. See “—Syndicated Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of Marathon Bancorp. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion and offering and is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion is available for inspection at each office of Marathon Bank. The plan of conversion is also filed as an exhibit to Marathon MHC’s application for conversion, of which this prospectus is a part, copies of which may be obtained from the Federal Reserve Board. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part. Copies of the registration statement may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website (www.sec.gov). See “Where You Can Find Additional Information.”

Reasons for the Conversion and Offering

Our primary reasons for converting to the fully public stock form of ownership and undertaking the stock offering are to:

●	Support our planned growth and strengthen our regulatory capital position with the additional capital we will raise in the stock offering. A strong capital position is essential to achieving our long-term objectives of growing Marathon Bank and building stockholder value. Although Marathon Bank exceeds all regulatory capital requirements, the proceeds from the offering will materially strengthen our capital position and enable us to support our potential growth and expansion through larger legal lending limits. The augmented regulatory capital will be essential to the continued implementation of our business strategy.
●	Improve the liquidity of our shares of common stock. We expect that the larger number of shares that will be outstanding after completion of the conversion and offering, as well as our shares of stock being traded on the Nasdaq Capital Market, will result in a more liquid and active market for Marathon Bancorp common stock. A more liquid and active market will make it easier for our stockholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.
●	Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the stock holding company structure will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions or financial service companies as opportunities arise. The additional capital raised in the offering also will enable us to consider larger merger transactions. In addition, although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive acquisition candidate for other institutions. Applicable regulations prohibit anyone from acquiring or offering to acquire more than 10% of our stock for three years following completion of the conversion without regulatory approval.
●	Facilitate our stock holding company’s ability to pay dividends to our public stockholders. Current regulations of the Federal Reserve Board prohibit the ability of Marathon MHC to waive receipt of dividends declared by Marathon Bancorp. Accordingly, because any dividends declared and paid by Marathon Bancorp would have to be paid to Marathon MHC along with all other stockholders, the amount of dividends available for all other stockholders would have been less than if Marathon MHC were allowed to waive the receipt of dividends. The conversion will eliminate our mutual holding company structure and will facilitate our ability to pay dividends to all stockholders of Marathon Bancorp, subject to legal, regulatory and financial considerations applicable to all financial institutions. See “Our Dividend Policy.”

●	Transition our organization to a stock holding company structure, which gives us greater flexibility to access the capital markets compared to our existing mutual holding company structure. The stock holding company structure gives us greater flexibility to access the capital markets to support our growth through possible future equity and debt offerings. We have no current plans, agreements or understandings regarding any additional equity or debt offerings.

Approvals Required

The affirmative vote of a majority of the total votes eligible to be cast by the members of Marathon MHC (i.e., eligible depositors of Marathon Bank) is required to approve the plan of conversion. Marathon MHC has scheduled a special meeting of members for March 31, 2025, and intends to send a proxy statement to the members of Marathon MHC eligible to vote at the special meeting to solicit their votes in favor of the plan of conversion. By their approval of the plan of conversion, the members of Marathon MHC will also be approving the merger of Marathon MHC with and into Marathon Bancorp. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Marathon Bancorp and the affirmative vote of the holders of a majority of the outstanding shares of common stock of Marathon Bancorp held by the public stockholders of Marathon Bancorp (i.e., all stockholders other than Marathon MHC) are also required to approve the plan of conversion. Marathon Bancorp has scheduled a special meeting of stockholders for March 31, 2025, and intends to send a proxy statement to the stockholders of Marathon Bancorp eligible to vote at the special meeting to solicit their votes in favor of the plan of conversion. By their approval of the plan of conversion, the public stockholders will also be approving the merger of Marathon MHC with and into Marathon Bancorp as well as the amendment to the articles of incorporation of Marathon Bancorp to include a liquidation account. We have received the approval of the Federal Reserve Board and the WDFI with respect to the conversion. The WDFI must also approve Marathon Bank amending and restating its articles of incorporation to, among other things, establish a liquidation account.

Share Exchange Ratio for Current Stockholders

At the completion of the conversion, each publicly held share of Marathon Bancorp common stock will be converted automatically into the right to receive a number of new shares of Marathon Bancorp common stock. The number of shares of common stock will be determined pursuant to the exchange ratio, which ensures that the public stockholders will own approximately the same percentage of common stock in Marathon Bancorp after the conversion as they held in Marathon Bancorp immediately before the conversion, exclusive of their purchase of additional shares of common stock in the offering, and their receipt of cash in lieu of fractional exchange shares, and adjusted downward to reflect certain assets held by Marathon MHC. The exchange ratio will not depend on the market value of Marathon Bancorp common stock. The exchange ratio will be based on the percentage of Marathon Bancorp common stock held by the public, the independent valuation of Marathon Bancorp prepared by RP Financial, and the number of shares of common stock sold in the offering. The exchange ratio is expected to range from approximately 1.1368 shares for each publicly held share of Marathon Bancorp at the minimum of the offering range to 1.7688 shares for each publicly held share of Marathon Bancorp at the adjusted maximum of the offering range.

The following table shows how the exchange ratio will adjust, based on the appraised value of Marathon Bancorp as of November 8, 2024, assuming immediately before the completion of the conversion public stockholders of Marathon Bancorp own 42.4% of the outstanding shares of Marathon Bancorp common stock and Marathon MHC has cash of $100,000. The table also shows how many new shares of Marathon Bancorp a hypothetical current owner of Marathon Bancorp common stock would receive in the exchange for 100 shares of common stock owned at the completion of the conversion, depending on the number of shares issued in the offering.

	Shares to be Sold in This Offering		New Shares of Marathon Bancorp to be Issued for Current Shares of Marathon Bancorp		Total Shares of Common Stock to be Issued in Exchange and	Exchange	Equivalent Value of Shares Based Upon Offering	Equivalent Pro Forma Tangible Book Value Per Exchanged	Whole Shares to be Received for 100 Existing
	Amount	Percent	Amount	Percent	Offering	Ratio	Price(1)	Share(2)	Shares(3)

Minimum	1,402,500	57.6%	1,033,588	42.4%	2,436,088	1.1368	$11.37	$19.79	113
Midpoint	1,650,000	57.6%	1,215,986	42.4%	2,865,986	1.3374	13.37	20.81	133
Maximum	1,897,500	57.6%	1,398,384	42.4%	3,295,884	1.5381	15.38	21.83	153
Adjusted Maximum	2,182,125	57.6%	1,608,142	42.4%	3,790,267	1.7688	17.69	22.99	176

(1)	Represents the value of new shares of Marathon Bancorp common stock to be received in the conversion by a holder of one current share of Marathon Bancorp, pursuant to the exchange ratio, based upon the $10.00 per share offering price.
(2)	Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio. At September 30, 2024, Marathon Bancorp’s tangible book value per share was $14.79.
(3)	Cash will be paid in lieu of fractional shares.

Options to purchase shares of Marathon Bancorp common stock that are outstanding immediately before the completion of the conversion will be converted into options to purchase new shares of Marathon Bancorp common stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the exchange ratio. The aggregate exercise price, term and vesting period of the options will remain unchanged.

Effects of Conversion

Continuity. The conversion will not affect the normal business of Marathon Bank of accepting deposits and making loans. Marathon Bank will continue to be regulated by the WDFI and the FDIC. After the conversion, Marathon Bank will continue to offer existing services to depositors, borrowers and other customers. The directors of Marathon Bancorp serving at the time of the conversion will continue to be the directors of Marathon Bancorp upon the completion of the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of Marathon Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates and other evidences of their accounts.

Effect on Loans. No loan outstanding from Marathon Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed before the conversion.

Effect on Voting Rights of Depositors. Depositors of Marathon Bank are members of, and have voting rights in, Marathon MHC, as to all matters requiring a vote of members, including the election of directors of Marathon MHC, proposed amendments to the articles of incorporation of Marathon MHC, and the vote on the plan of conversion. Upon completion of the conversion, depositors will no longer have voting rights. All voting rights in Marathon Bank will be vested in Marathon Bancorp as the sole stockholder of Marathon Bank. The stockholders of Marathon Bancorp will possess exclusive voting rights with respect to Marathon Bancorp common stock.

Tax Effects. We have received an opinion of counsel with regard to the federal income tax consequences of the conversion and an opinion of our tax advisor with regard to the Wisconsin income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to Marathon MHC, Marathon Bancorp, Marathon Bank, the public stockholders of Marathon Bancorp (except for cash paid for fractional shares), eligible account holders, supplemental eligible account holders, or other members. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Marathon Bank has both a deposit account in Marathon Bank and a pro rata ownership interest in the net worth of Marathon MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This ownership interest may only be realized in the event of a complete liquidation of Marathon MHC and Marathon Bank; however, there has never been a liquidation of a solvent mutual holding company. Any depositor who opens a deposit account prior to the completion of the offering receives a pro rata ownership interest in Marathon MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Marathon MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock depository institution that is a subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which would be realizable only in the unlikely event that Marathon MHC and Marathon Bank are liquidated completely. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Marathon MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion, Eligible Account Holders (as defined below) and Supplemental Eligible Account Holders (as defined below) will receive an interest in liquidation accounts maintained by Marathon Bancorp and Marathon Bank in an aggregate amount equal to (1) Marathon MHC’s ownership interest in Marathon Bancorp’s total stockholders’ equity as of the date of the latest statement of financial condition included in this prospectus, plus (2) the value of the net assets of Marathon MHC as of the date of the latest statement of financial condition of Marathon MHC before the consummation of the conversion (excluding its ownership of Marathon Bancorp). Marathon Bancorp and Marathon Bank will hold the liquidation accounts for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in Marathon Bank after the conversion. The liquidation accounts are intended to preserve for Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with Marathon Bank a liquidation interest in the residual net worth, if any, of Marathon Bancorp or Marathon Bank (after the payment of all creditors, including depositors to the full extent of their deposit accounts) in the event of a liquidation of (a) Marathon Bancorp and Marathon Bank or (b) Marathon Bank. See “—Liquidation Rights.”

Stock Pricing and Number of Shares to be Issued

The plan of conversion and applicable regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial to prepare an independent valuation appraisal. For its services in preparing the initial valuation and one valuation update, RP Financial will receive a fee of $57,500 as well as payment for reimbursable expenses. During the past three years, we have paid RP Financial fees of $25,000 for providing its valuation and other services in connection with ESOP valuations. We have agreed to indemnify RP Financial and its employees and affiliates for certain costs and expenses in connection with claims or litigation relating to the appraisal and arising out of any misstatement or untrue statement of a material fact in information supplied to RP Financial by us or by an intentional omission by us to state a material fact in the information provided, except where RP Financial has been negligent or at fault.

The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the consolidated financial statements of Marathon Bancorp. RP Financial also considered the following factors, among others:

●	the present results and financial condition of Marathon Bancorp and the projected results and financial condition of Marathon Bancorp;
●	the economic and demographic conditions in Marathon Bancorp’s existing market area;
●	certain historical, financial and other information relating to Marathon Bancorp;
●	a comparative evaluation of the operating and financial characteristics of Marathon Bancorp with those of other publicly traded savings institutions;
●	the effect of the conversion and offering on Marathon Bancorp’s stockholders’ equity and earnings potential;
●	the proposed dividend policy of Marathon Bancorp; and
●	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded savings and loan holding companies that RP Financial considered comparable to Marathon Bancorp under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on a securities exchange (such as the Nasdaq Stock Market). The peer group companies selected for Marathon Bancorp also consisted of fully converted stock institutions that were not subject to an actual or rumored acquisition and that had been publicly traded for at least one year. In addition, RP Financial limited the peer group to fully converted thrifts with assets between $450 million and $1.0 billion.

The independent valuation appraisal considered the pro forma effect of the offering. Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies: (1) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (2) the pro forma price-to-earnings approach applied to reported and core earnings; and (3) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. RP Financial placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. RP Financial did not consider a pro forma price-to-assets approach to be as meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings. The price-to-assets approach is less meaningful for a company like us, as we have equity in excess of regulatory capital requirements and positive core earnings.

In applying each of the valuation methods, RP Financial considered adjustments to the pro forma market value based on a comparison of Marathon Bancorp with the peer group. RP Financial made an upward adjustment for financial condition and a downward adjustment for asset growth. RP Financial made no adjustments for profitability, growth and viability of earnings, primary market area, dividends, liquidity of the shares, marketing of the issue, management, or effect of government regulations and regulatory reform. The upward adjustment applied for financial condition took into consideration the more favorable composition of Marathon Bancorp’s asset base, including a higher loans/assets ratio and higher equity/assets ratio. The downward adjustment applied for asset growth took into consideration Marathon Bancorp’s recent asset shrinkage, in comparison to the peer group’s recent growth.

Included in RP Financial’s independent valuation were certain assumptions as to the pro forma earnings of Marathon Bancorp after the conversion that were used in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return of 2.94% on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the stock-based benefit plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning assumptions included in the independent valuation and used in preparing pro forma data. The use of different assumptions may yield different results.

The independent valuation states that as of November 8, 2024, the estimated pro forma market value of Marathon Bancorp was $28.7 million. Based on federal regulations, this market value forms the midpoint of a range with a minimum of $24.4 million and a maximum of $33.0 million ($37.9 million at the adjusted maximum). The aggregate offering price of the shares will be equal to the valuation range multiplied by the adjusted percentage of Marathon Bancorp common stock owned by Marathon MHC. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the adjusted percentage of Marathon Bancorp common stock owned by Marathon MHC, certain assets held by Marathon MHC and the $10.00 price per share, the minimum of the offering range is 1,402,500 shares, the midpoint of the offering range is 1,650,000 shares, the maximum of the offering range is 1,897,500 shares and the adjusted maximum of the offering range is 2,182,125 shares.

The board of directors of Marathon Bancorp reviewed the independent valuation and, in particular, considered the following:

●	Marathon Bancorp’s financial condition and results of operations;
●	a comparison of financial performance ratios of Marathon Bancorp to those of other financial institutions of similar size;
●	market conditions generally and in particular for financial institutions; and
●	the historical trading price of the publicly held shares of Marathon Bancorp common stock.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended, with the approval of the Federal Reserve Board and the WDFI, as a result of subsequent developments in the financial condition of Marathon Bancorp or Marathon Bank or market conditions generally. If the independent valuation is updated to amend the pro forma market value of Marathon Bancorp to less than $24.4 million or more than $37.9 million, the appraisal will be filed with the Securities and Exchange Commission by means of a post-effective amendment to Marathon Bancorp’s registration statement.

The following table presents a summary of selected pricing ratios for Marathon Bancorp (on a pro forma basis) at and for the twelve months ended September 30, 2024, and for the peer group companies based on earnings and other information at and for the twelve months ended September 30, 2024 or most recent quarter available, with stock prices at November 8, 2024, as reflected in the appraisal report. Compared to the average pricing of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 18.9% on a price-to-book value basis, a discount of 20.2% on a price-to-tangible book value basis. As Marathon Bancorp reported a net loss for the twelve months ended September 30, 2024, a valuation on a price-to-earnings basis is not meaningful. Our board of directors, in reviewing and approving the appraisal, considered the range of price-to-earnings multiples and the range of price-to-book value and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other. The estimated appraised value and the resulting premium/discount took into consideration the potential financial effect of the conversion and offering as well as the trading price of Marathon Bancorp’s common stock. The closing price of the common stock was $10.50 per share on December 11, 2024, the last trading day immediately preceding the announcement of the conversion, and $9.75 per share on November 8, 2024, the effective date of the appraisal.

	Price-to-earnings multiple(1)		Price-to-book value ratio	Price-to-tangible book value ratio
Marathon Bancorp (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	NM		76.92%	76.92%
Maximum	NM		70.47%	70.47%
Midpoint	NM		64.27%	64.27%
Minimum	NM		57.44%	57.44%

Valuation of peer group companies, all of which are fully converted (on an historical basis):
Average	18.58	x	79.20%	80.53%
Median	13.24	x	78.18%	79.04%

(1)	Price-to-earnings multiples calculated by RP Financial in the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different than those presented in “Pro Forma Data.”

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial independently value our assets or liabilities. The independent valuation considers Marathon Bank as a going concern and should not be considered as an indication of the liquidation value of Marathon Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above $10.00 per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $37.9 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 2,182,125 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Additional Limitations on Common Stock Purchases” as to the method of distribution of additional shares to be issued in the event of an increase in the offering range of up to 2,182,125 shares.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $37.9 million and a corresponding increase in the offering range to more than 2,182,125 shares, or a decrease in the minimum of the valuation range to less than $24.4 million and a corresponding decrease in the offering range to fewer than 1,402,500 shares, then we will promptly return, with interest at 0.05% per annum, all funds previously delivered to us to purchase shares of common stock in the subscription and community offerings and cancel deposit account withdrawal authorizations and, after consulting with the Federal Reserve Board and the WDFI, we may terminate the plan of conversion. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the Federal Reserve Board and the WDFI to complete the offering. If we extend the offering and conduct a resolicitation due to a change in the independent valuation, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond March 31, 2027, which is two years after the special meeting of members to approve the plan of conversion.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and Marathon Bancorp’s pro forma earnings and stockholders’ equity on a per share basis while increasing stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and Marathon Bancorp’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing stockholders’ equity on an aggregate basis.

Copies of the independent valuation appraisal report of RP Financial and the detailed memorandum setting forth the method and assumptions used in the appraisal report are filed as exhibits to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part. Copies of the registration statement may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website (www.sec.gov). See “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and on the purchase and ownership limitations set forth in the plan of conversion and as described below under “—Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor of Marathon Bank with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on September 30, 2023 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of $600,000 (60,000 shares) of our common stock, 0.10% of the total number of shares of common stock sold in the offering, or 15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Eligible Account Holder whose subscription remains unfilled in same the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on September 30, 2023. In the event of an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of Marathon Bancorp or who are associates of such persons will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to their increased deposits in the 12 months preceding September 30, 2023.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee plans, including Marathon Bank’s employee stock ownership plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering, although our employee stock ownership plan intends to purchase 8% of the shares of common stock sold in the offering. If market conditions warrant, in the judgment of its trustee, the employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board and the WDFI.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and by our tax-qualified employee stock benefit plans, each depositor of Marathon Bank with a Qualifying Deposit at the close of business on December 31, 2024, who is not an Eligible Account Holder (a “Supplemental Eligible Account Holder”), will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of $600,000 (60,000 shares) of common stock, 0.10% of the total number of shares of common stock sold in the offering, or 15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at December 31, 2024. In the event of an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, by our tax-qualified employee stock benefit plans and by Supplemental Eligible Account Holders, each depositor of Marathon Bank at the close of business on January 31, 2025 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (collectively, “Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of $600,000 (60,000 shares) of common stock or 0.10% of the total number of shares of common stock sold in the offering, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated in the proportion that the amount of the subscription of each Other Member bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied.

To ensure proper allocation of common stock, each Other Member Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at January 31, 2025.

Expiration Date. The subscription offering will expire at 3:00 p.m., Central Time, on March 21, 2025, unless extended by us for up to 45 days or such additional periods with the approval of the Federal Reserve Board and the WDFI, if necessary. Subscription rights will expire whether or not each account holder can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, maximum or adjusted maximum of the offering range. Subscription rights which have not been exercised before the expiration date will become void.

We will not execute orders until at least the minimum number of shares of common stock has been sold in the offering. If at least 1,402,500 shares have not been sold in the offering by May 5, 2025 and the Federal Reserve Board and the WDFI have not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly, with interest at 0.05% per annum, for funds received in the subscription and community offerings, and all deposit account withdrawal authorizations will be canceled. If the Federal Reserve Board and the WDFI grants an extension beyond May 5, 2025, we will resolicit purchasers in the offering as described under “—Procedure for Purchasing Shares in the Subscription and Community Offerings—Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holder and Other Members, we may offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares would be offered in the community offering with the following preferences:

(1)	Natural persons (including trusts of natural persons) residing in the Wisconsin Counties of Marathon, Ozaukee, Milwaukee and Waukesha;
(2)	Marathon Bancorp’s public stockholders at the close of business on January 31, 2025; and
(3)	Other members of the general public.

Subscribers in the community offering may purchase up to $600,000 (60,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons first residing in the Wisconsin Counties of Marathon, Ozaukee, Milwaukee and Waukesha and then to Marathon Bancorp’s public stockholders at the close of business on January 31, 2025, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will first be allocated among natural persons (including trusts of natural persons) residing in those counties and then those certain stockholders noted above whose orders remain unsatisfied on an equal number of shares basis per order. If an oversubscription occurs due to the orders of members of the general public, the allocation procedures described above will apply to the orders of such persons. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus with respect to the community means any person who occupies a dwelling within the local community, has a present intent to remain within the local community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the local community together with an indication that such presence within the local community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to determine whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin concurrently with, during or promptly after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering, unless extended. We may decide to extend the community offering for any reason and we are not required to give purchasers notice of any such extension unless such period extends beyond May 5, 2025, in which case we will resolicit purchasers.

Syndicated Community Offering

If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.

If a syndicated community offering is held, Janney Montgomery Scott will serve as sole manager. In such capacity, Janney Montgomery Scott may form a syndicate of other brokers-dealers who are member firms of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Neither Janney Montgomery Scott nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Janney Montgomery Scott has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until before the commencement of the syndicated community offering. The shares of common stock will be sold at the same price per share ($10.00 per share) that the shares are sold in the subscription offering and the community offering.

If there is a syndicated community offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of stock order forms and the submission of funds directly to Marathon Bancorp for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at Marathon Bank or wire transfers). See “—Procedure for Purchasing Shares in the Subscription and Community Offerings.” “Sweep” arrangements and delivery versus payment settlement will only be used in a syndicated community offering to the extent consistent with Rules 10b-9 and 15c2-4 of the Securities Exchange Act of 1934, as amended, and then-existing guidance and interpretations thereof of the Securities and Exchange Commission regarding the conduct of “min/max” offerings.

A syndicated community offering must terminate no more than 45 days following the expiration of the subscription offering, unless extended with the approval of the Federal Reserve Board and the WDFI, if necessary.

If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or if there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of such unsubscribed shares. The Federal Reserve Board, the WDFI and FINRA must approve any such arrangement.

Additional Limitations on Common Stock Purchases

The plan of conversion includes the following additional limitations on the number of shares of common stock that may be purchased in the offering:

(1)	No person may purchase fewer than 25 shares of common stock, to the extent those shares are available for purchase;
(2)	Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than $600,000 (60,000 shares) of common stock;
(3)	Tax-qualified employee benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock sold in the offering, including shares issued if the offering range is increased by up to 15%;
(4)	Except for the employee stock ownership plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $600,000 (60,000 shares) of common stock in all categories of the offering combined;
(5)	The number of shares of common stock that an existing Marathon Bancorp public stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing Marathon Bancorp common stock, may not exceed 9.9% of the shares of common stock of Marathon Bancorp to be issued and outstanding at the completion of the conversion and offering; and
(6)	The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of Marathon Bank and their associates, in the aggregate, when combined with shares of common stock of Marathon Bancorp issued in exchange for existing shares of Marathon Bancorp, may not exceed 31% of the total shares issued in the conversion.

Depending upon market or financial conditions, our board of directors, following receipt of any required regulatory approval and without further approval of members of Marathon MHC and stockholders of Marathon Bancorp, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount of shares of common stock and who indicated on their stock order forms a desire to be resolicited in the event of an increase will be given the opportunity to increase their orders up to the then applicable revised limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by persons who choose to increase their orders. If the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5% of the shares sold in the offering may not exceed in the aggregate 10% of the total shares sold in the offering.

If the offering range is increased to up to 2,182,125 shares of common stock, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(1)	to fill the subscriptions of our tax-qualified employee benefit plans, specifically our employee stock ownership plan, for up to 10% of the total number of shares of common stock sold in the offering;
(2)	if there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfilled subscriptions of these subscribers according to their respective priorities; and
(3)	to fill unfilled subscriptions in the community offering, with preference given first to natural persons (including trusts of natural persons) residing in the Wisconsin Counties of Marathon, Ozaukee, Milwaukee and Waukesha, then to Marathon Bancorp’s public stockholders at the close of business on January 31, 2025 and then to members of the general public.

The term “associate” of a person means:

(1)	any corporation or organization (other than Marathon Bank, Marathon Bancorp or Marathon MHC or a majority-owned subsidiary of any of those entities) of which the person is a senior officer, partner or, directly or indirectly, 10% beneficial stockholder;
(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and
(3)	any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Marathon Bancorp or Marathon Bank.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or
(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” We may presume that certain persons are acting in concert based upon, among other things, joint account relationships or the fact that persons share a common address (whether or not related by blood or marriage), held deposit accounts with Marathon Bank at the eligibility, supplemental eligibility, or voting record dates that were registered to the same address, or may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to Marathon Bancorp or other companies. Our directors are not treated as associates of each other solely because of their membership on the board of directors.

Common stock purchased in the offering will be freely transferable except for shares purchased by directors and certain officers of Marathon Bancorp or Marathon Bank and except as described below. Any purchases made by any associate of Marathon Bancorp or Marathon Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under FINRA guidelines, members of FINRA and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of Marathon Bancorp.”

Plan of Distribution; Marketing Agent and Underwriter Compensation

Subscription and Community Offerings. To assist in the marketing of our shares of common stock in the subscription and community offerings, we have retained Janney Montgomery Scott, which is a broker-dealer registered with FINRA. Janney Montgomery Scott will assist us on a best-efforts basis in the subscription and community offerings by providing the following services:

●	advising us on the financial and securities market implications of the plan of conversion;
●	assisting us in structuring and marketing the offering;
●	reviewing all offering documents, including this prospectus, stock order forms and marketing materials (we are responsible for the preparation and filing of such documents);
●	assisting us in analyzing proposals from outside vendors in connection with the offering;
●	assisting us in scheduling and preparing meetings with potential investors; and
●	providing such other general advice and assistance as may be reasonably necessary to promote the successful completion of the offering.

For its services as financial advisor and marketing agent, Janney Montgomery Scott will receive (i) a refundable management fee of $50,000, which we have already paid, and (ii) a success fee of $375,000 for shares of common stock sold in the subscription and community offerings. The success fee will be reduced by the management fee.

Syndicated Community Offering. If shares of common stock are sold in a syndicated community offering, we will pay a fee of 6.00% of the aggregate dollar amount of common stock sold in the syndicated community offering to Janney Montgomery Scott and any other broker-dealers included in the syndicated community offering. Any such offering will be on a best efforts basis. All fees payable with respect to a syndicated community offering will be in addition to fees payable with respect to the subscription and community offerings.

Expenses. Janney Montgomery Scott also will be reimbursed for reasonable out-of-pocket expenses up to a maximum of $150,000 for legal fees and expenses, and $25,000 for all other out-of-pocket expenses (which may be increased by $25,000 in the event of re-solicitation of subscribers). If the plan of conversion is terminated or if Janney Montgomery Scott’s engagement is terminated in accordance with the provisions of the agency agreement, Janney Montgomery Scott will receive reimbursement of its reasonable out-of-pocket expenses. Janney Montgomery Scott shall have earned in full, and be entitled to be paid in full, all fees then due and payable at such date of termination.

Records Agent Services

We have also engaged Janney Montgomery Scott to act as our records agent in connection with the offering. In this role, Janney Montgomery Scott will assist us in the offering as follows:

●	consolidating deposit accounts into a central file and calculation of eligible votes;
●	designing and preparing proxy forms for our member vote and stock order forms for the offering;
●	organizing and supervising the Stock Information Center;
●	providing proxy and ballot tabulation services for our special meeting of members, including acting as or supporting the inspector of election; and
●	providing necessary subscription services to distribute, collect and tabulate stock orders in the offering.

For these services, Janney Montgomery Scott will receive a fee of $50,000, $5,000 of which has been earned in full and has already been paid. This fee can be increased by $10,000 in the event of any material change in applicable regulations or the plan of conversion, or a delay requiring duplicate or replacement processing due to changes in record dates.

Indemnity

We will indemnify Janney Montgomery Scott against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as well as certain other claims and litigation arising out of Janney Montgomery Scott’s engagement with respect to the conversion.

Solicitation of Offers by Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock in the subscription and community offerings. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Marathon Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Janney Montgomery Scott. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Expiration Date. The subscription and community offerings will expire at 3:00 p.m., Central Time, on March 21, 2025, unless we extend one or both for up to 45 days, with the approval of Federal Reserve Board, and the WDFI if required. This extension may be approved by us, in our sole discretion, without notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond May 5, 2025 would require the Federal Reserve Board’s and the WDFI’s approval. If the offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds, with interest at 0.05% per annum, or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at

0.05% per annum, for funds received in the subscription and community offerings. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.

To ensure each purchaser receives a prospectus at least 48 hours before the March 21, 2025 expiration date of the offering, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days before the expiration date or hand delivered any later than two days before the expiration date. Execution of a stock order form will confirm receipt of delivery in accordance with Rule 15c2-8. Stock order forms will be distributed only with a prospectus.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.05 % per annum, from the date of receipt as described above.

Use of Order Forms in the Subscription and Community Offerings. To purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment. We are not required to accept orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) on or before 3:00 p.m., Central Time, on March 21, 2025. We are not required to accept stock order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects.

Submitting your Stock Order Form and Payment. Your completed and signed stock order form and payment may be submitted to us by:

(1)	overnight delivery to the address indicated on the stock order form for this purpose;
(2)	hand delivery to our Stock Information Center located at Marathon Bank’s main office at 500 Scott Street, Wausau, Wisconsin; or
(3)	regular mail using the stock order reply envelope provided.

Hand delivery of stock order forms will be accepted only at the Stock Information Center. Do not deliver your stock order form to any other of Marathon Bank’s offices. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Central Time, except for bank holidays. Do not mail stock order forms to Marathon Bank’s offices.

Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time before completion of the offering. If you are ordering shares in the offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Marathon Bank, the Federal Deposit Insurance Corporation or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Payment for Shares. Payment for all shares of common stock must accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:

(1)	personal check, money order or bank draft, made payable to Marathon Bancorp, Inc.;
(2)	authorization of withdrawal of available funds (without any early withdrawal penalty) from your Marathon Bank deposit account(s), other than checking accounts or IRAs; or
(3)	cash – cash will only be accepted at Marathon Bank’s main office located at 500 Scott Street, Wausau, Wisconsin and will be converted to a bank check. Please do not remit cash by mail.

Appropriate means for designating withdrawals from deposit account(s) at Marathon Bank are provided on the stock order form. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current statement savings rate after the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s) at the time the stock order form is received. Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at Marathon Bank and will earn interest at 0.05 % per annum from the date payment is processed until the offering is completed or terminated.

You may not remit any type of third-party checks (including those payable to you and endorsed over to Marathon Bancorp) or a Marathon Bank line of credit check. You may not designate on your stock order form direct withdrawal from a retirement account at Marathon Bank. See “—Using Individual Retirement Account Funds.” Additionally, you may not designate on your stock order form a direct withdrawal from Marathon Bank deposit accounts with check-writing privileges. Instead, a check should be provided. If you request a direct withdrawal from an account with check-writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount and will immediately withdraw the amount from the specified account(s). If permitted by the Federal Reserve Board and the WDFI, in the event we resolicit persons who subscribed for the maximum purchase amount, as described above in “—Additional Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. Wire transfers will not otherwise be accepted, except as described below.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by May 5, 2025. If the subscription and community offerings are extended past May 5, 2025, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds, with interest at 0.05% per annum, or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.

Regulations prohibit Marathon Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time before 48 hours before the completion of the conversion. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering, provided that there is a loan commitment from an unrelated financial institution or Marathon Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase. In addition, if our 401(k) plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering.

Using Individual Retirement Account Funds. If you are interested in using funds in your IRA at Marathon Bank or other retirement account to purchase shares of common stock in the offering, you must do so through an account offered by a custodian that can hold common stock. By regulation, Marathon Bank’s IRAs are not capable of holding common stock. Therefore, if you wish to use funds that are currently in an IRA held at Marathon Bank, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, which offers the type of retirement accounts that can hold common stock. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at Marathon Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks before the March 21, 2025 offering deadline. You may select the independent trustee or custodian of your choice. However, processing these transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held or the independent trustee or custodian you select. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock. All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A book entry statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion. We expect trading in the stock to begin on the day of completion of the conversion or the next business day. Until a statement reflecting your ownership of shares of common stock is available and delivered to you, you may not be able to sell the shares of common stock that you purchased, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of FINRA, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished.

In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a state of the United States with respect to which any of the following apply:

(1)	a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state;
(2)	the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or
(3)	such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Applicable banking regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise.

These rights may be exercised only by the person to whom they are granted and only for his or her account. On the stock order form, you cannot add the names of others for joint stock registration unless they are also named on your qualifying deposit account(s). Doing so may jeopardize your subscription rights. In addition, the stock order form requires that you list all deposit accounts you held at your date of eligibility, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise before completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, call our Stock Information Center at (312) 461-4342. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Central Time, except for bank holidays.

Liquidation Rights

Liquidation Before the Conversion. In the unlikely event that Marathon MHC is liquidated before the conversion, all claims of creditors of Marathon MHC would be paid first. Thereafter, if there were any assets of Marathon MHC remaining, these assets would first be distributed to depositors of Marathon Bank pro rata based on the value of their accounts at Marathon Bank.

Liquidation Following the Conversion. The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by Marathon Bancorp for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to (1) Marathon MHC’s ownership interest in Marathon Bancorp’s total stockholders’ equity as of the date of the latest statement of financial condition contained in this prospectus plus (2) the value of the net assets of Marathon MHC as of the date of the latest statement of financial condition of Marathon MHC before the consummation of the conversion (excluding its ownership of Marathon Bancorp). The plan of conversion also provides for the establishment of a parallel liquidation account in Marathon Bank to support the Marathon Bancorp liquidation account if Marathon Bancorp does not have sufficient assets to fund its obligations under the Marathon Bancorp liquidation account.

In the event that Marathon Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first. However, except with respect to the liquidation account to be established in Marathon Bancorp, a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors generally would not have an interest in the value of the assets of Marathon Bank or Marathon Bancorp above that amount.

The liquidation account established by Marathon Bancorp is intended to provide qualifying depositors of Marathon Bank with a liquidation interest (exchanged for the liquidation interests such persons had in Marathon MHC) after the conversion in the event of a complete liquidation of Marathon Bancorp and Marathon Bank or a liquidation solely of Marathon Bank. Specifically, in the event that either (1) Marathon Bank or (2) Marathon Bancorp and Marathon Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to depositors as of the close of business on September 30, 2023 and December 31, 2024 of their interests in the liquidation account maintained by Marathon Bancorp. Also, in a complete liquidation of both entities, or of Marathon Bank only, when Marathon Bancorp has insufficient assets (other than the stock of Marathon Bank) to fund the liquidation account distribution owed to Eligible Account Holders and Supplemental Eligible Account Holders, and Marathon Bank has positive net worth, then Marathon Bank shall immediately make a distribution to fund Marathon Bancorp’s remaining obligations under the liquidation account. In no event will any Eligible Account Holder or Supplemental Eligible Account Holder be entitled to a distribution that exceeds such holder’s interest in the liquidation account maintained by Marathon Bancorp as adjusted periodically pursuant to the plan of conversion and federal regulations. If Marathon Bancorp is completely liquidated or sold apart from a sale or liquidation of Marathon Bank, then the Marathon Bancorp liquidation account will cease to exist and Eligible Account Holders and Supplemental Eligible Account Holders will receive an equivalent interest in the Marathon Bank liquidation account, subject to the same rights and terms as the Marathon Bancorp liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Federal Reserve Board, Marathon Bancorp will transfer, or, upon the prior written approval of the Federal Reserve Board, may transfer the liquidation account and the depositors’ interests in such account to Marathon Bank and the liquidation account shall thereupon be subsumed into the liquidation account of Marathon Bank.

Under the rules and regulations of the Federal Reserve Board, a post-conversion merger, consolidation, or similar combination or transaction with another FDIC insured depository institution or depository institution holding company in which Marathon Bancorp or Marathon Bank is not the surviving institution, would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving institution or company.

Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial pro-rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Marathon Bank as of the close of business on September 30, 2023 or December 31, 2024, respectively, equal to the proportion that the balance of such account holder’s deposit account at the close of business on September 30, 2023 or December 31, 2024, respectively, bears to the balance of all deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders in Marathon Bank on such dates.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account at the close of business on September 30, 2023 or December 31, 2024, or any other annual closing date, then the liquidation account as well as the interest in the liquidation account relating to such deposit account will be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositors. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be available for distribution to stockholders.

Material Income Tax Consequences

Completion of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to the federal and state income tax consequences of the conversion to Marathon MHC, Marathon Bancorp, Marathon Bank, Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members. Unlike private letter rulings, an opinion of counsel or a tax advisor is not binding on the Internal Revenue Service or any state taxing authority, and those authorities may disagree with the opinion. In the event of a disagreement, there can be no assurance that Marathon Bancorp or Marathon Bank would prevail in a judicial proceeding.

Marathon MHC, Marathon Bancorp and Marathon Bank have received an opinion of counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the conversion, which include the following:

(1)	The merger of Marathon MHC with and into Marathon Bancorp will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.
(2)	The constructive exchange of Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in Marathon MHC for liquidation interests in Marathon Bancorp will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

(3)	None of Marathon MHC, Marathon Bancorp, Eligible Account Holders nor Supplemental Eligible Account Holders will recognize any gain or loss on the transfer of the assets of Marathon MHC to Marathon Bancorp and the assumption by Marathon Bancorp of Marathon MHC’s liabilities, if any, in constructive exchange for liquidation interests in Marathon Bancorp.
(4)	The basis of the assets of Marathon MHC and the holding period of the assets to be received by Marathon Bancorp will be the same as the basis and holding period of such assets in Marathon MHC immediately before the exchange.
(5)	Each stockholder’s aggregate basis in shares of Marathon Bancorp common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of Marathon Bancorp common stock surrendered in the exchange.
(6)	Each stockholder’s holding period in its Marathon Bancorp common stock received in the exchange will include the period during which the Marathon Bancorp common stock surrendered was held, provided that the Marathon Bancorp common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.
(7)	Except with respect to cash received in lieu of fractional shares, current stockholders of Marathon Bancorp will not recognize any gain or loss upon their exchange of Marathon Bancorp common stock for new Marathon Bancorp common stock.
(8)	Cash received by any current stockholder of Marathon Bancorp in lieu of a fractional share interest in new shares of Marathon Bancorp common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of Marathon Bancorp common stock, which the stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.
(9)	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Marathon Bancorp common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Marathon Bancorp common stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.
(10)	It is more likely than not that at the effective date of the conversion the fair market value of the benefit provided by the liquidation account of Marathon Bank supporting the payment of the Marathon Bancorp liquidation account in the event either Marathon Bank (or Marathon Bancorp and Marathon Bank) were to liquidate after the conversion (including a liquidation of Marathon Bank or Marathon Bank and Marathon Bancorp following a purchase and assumption transaction with a credit union) when Marathon Bancorp lacks sufficient net assets to pay the liquidation account distribution due is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Marathon Bank liquidation account as of the effective date of the conversion.
(11)	It is more likely than not that the basis of the shares of Marathon Bancorp common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the Marathon Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date the right to acquire such stock was exercised.
(12)	No gain or loss will be recognized by Marathon Bancorp on the receipt of money in exchange for Marathon Bancorp common stock sold in the offering.

We believe that the tax opinions summarized above address the material federal income tax consequences that are generally applicable to Marathon MHC, Marathon Bancorp, Marathon Bank, persons receiving subscription rights, and stockholders of Marathon Bancorp. With respect to items 9 and 11 above, Luse Gorman, PC noted that the subscription rights will be granted at no cost to the recipients, are legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Luse Gorman, PC further noted that RP Financial has issued a letter that the subscription rights have no ascertainable fair market value. Luse Gorman, PC also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman, PC believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on the distribution of such rights. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences if subscription rights are deemed to have an ascertainable value.

The opinion as to item 10 above is based on the position that: (1) no holder of an interest in a liquidation account has ever received any payment attributable to liquidation of a solvent bank and/or holding company (other than as set forth below); (2) the interests in the liquidation accounts are not transferable; (3) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in Marathon Bank are reduced; (4) holders of an interest in a liquidation account have received payments of their interests in very few instances (out of hundreds of transactions involving mergers, acquisitions and the purchase of assets and assumption of liabilities of holding companies and subsidiary banks) and these instances involved the purchase and assumption of a bank’s assets by a credit union; and (5) the Marathon Bank liquidation account payment obligation arises only if Marathon Bancorp lacks sufficient assets to fund the liquidation account or if Marathon Bank (or Marathon Bank and Marathon Bancorp) enters into a transaction to transfer Marathon Bank’s assets and liabilities to a credit union.

In addition, we have received a letter from RP Financial stating its belief that the benefit provided by the Marathon Bank liquidation account supporting the payment of the liquidation account if (1) Marathon Bancorp lacks sufficient net assets or (2) Marathon Bank (or Marathon Bank and Marathon Bancorp) enters into a transaction to transfer Marathon Bank’s assets and liabilities to a credit union, does not have any economic value at the time of the conversion. Based on the foregoing, Luse Gorman, PC believes it is more likely than not that such rights in the Marathon Bank liquidation account have no value. If such rights are subsequently found to have an economic value as of the effective time of the conversion, income may be recognized by each Eligible Account Holder or Supplemental Eligible Account Holder in the amount of such fair market value as of the date of the conversion.

The opinion of Luse Gorman, PC, unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed conversion and stock offering, but those rulings may not be cited as precedent by any taxpayer other than the taxpayer to whom a ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

We have also received an opinion from Bonadio & Co., LLP that the Wisconsin income tax consequences are consistent with the federal income tax consequences.

The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part. Copies of the registration statement may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website (www.sec.gov). See “Where You Can Find Additional Information.”

Certain Restrictions on Purchase or Transfer of Our Shares after Conversion

All shares of common stock purchased in the offering by a director or certain officers of Marathon Bank, Marathon Bancorp or Marathon MHC generally may not be sold for a period of one year following the closing of the conversion, except if the individual dies. Restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of Marathon Bancorp also will be restricted by the insider trading rules under the Securities Exchange Act of 1934, as amended.

Purchases of shares of our common stock by any of our directors, certain officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board and the WDFI. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any stock option or restricted stock plans.

COMPARISON OF STOCKHOLDERS’ RIGHTS FOR STOCKHOLDERS OF MARATHON BANCORP

General. Except as noted below, the rights of stockholders of Marathon Bancorp will not change as a result of the consummation of the conversion. See “Where You Can Find Additional Information” for procedures for obtaining a copy of Marathon Bancorp’s articles of incorporation and bylaws.

Issuance of Capital Stock. Pursuant to applicable laws and regulations, Marathon MHC is required to own not less than a majority of the outstanding shares of Marathon Bancorp common stock. Marathon MHC will no longer exist following consummation of the conversion.

RESTRICTIONS ON ACQUISITION OF MARATHON BANCORP

Although the board of directors of Marathon Bancorp is unaware of any effort that might be made to obtain control of Marathon Bancorp after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of Marathon Bancorp’s articles of incorporation to protect the interests of Marathon Bancorp and its stockholders from takeovers which the board of directors might conclude are not in the best interests of Marathon Bancorp or its stockholders.

The following discussion is a general summary of the material provisions of Maryland law, Marathon Bancorp’s articles of incorporation and bylaws, Marathon Bank’s articles of incorporation and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description is necessarily general and is not intended to be a complete description of the document or regulatory provision in question. Marathon Bancorp’s articles of incorporation and bylaws are included as part of Marathon MHC’s application for conversion filed with the Federal Reserve Board and Marathon Bancorp’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Maryland Law and Articles of Incorporation and Bylaws of Marathon Bancorp

Maryland law, as well as Marathon Bancorp’s articles of incorporation and bylaws, contain a number of provisions relating to corporate governance and rights of stockholders that may discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions also render the removal of the board of directors or management of Marathon Bancorp more difficult.

Directors. The board of directors is divided into three classes. The members of each class are elected for a term of three years and only one class of directors is elected annually. Thus, it would take at least two annual elections to replace a majority of the board of directors. The bylaws establish qualifications for board members, including restrictions on affiliations with competitors of Marathon Bank and restrictions based upon prior legal or regulatory violations. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Restrictions on Calling Special Meetings. The bylaws provide that special meetings of stockholders can be called by the president, the chief executive officer, the chairperson, by a majority of the whole board of directors or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the Maryland General Corporation Law, which entitles stockholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of Marathon Bancorp’s then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Forum Selection for Certain Stockholder Lawsuits. The Articles of Incorporation of Marathon Bancorp provide that, unless Marathon Bancorp consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Marathon Bancorp, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Marathon Bancorp to Marathon Bancorp or Marathon Bancorp’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Because this provision permits claims to be brought in federal courts located in the state of Maryland, this provision would apply to a claim made under the U.S. federal securities laws where there is exclusive federal jurisdiction for such a claim.

Under the articles of incorporation, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Marathon Bancorp shall be deemed to have notice of and consented to the exclusive forum provisions of the articles of incorporation. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors and officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Authorized but Unissued Shares. Marathon Bancorp has authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of Marathon Bancorp” The articles of incorporation authorize 5,000,000 shares of serial preferred stock. Marathon Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series. In the event of a proposed merger, tender offer or other attempt to gain control of Marathon Bancorp that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Marathon Bancorp. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Under the Maryland General Corporation Law and Marathon Bancorp articles of incorporation, the board of directors may increase or decrease the number of authorized shares without stockholder approval. Otherwise, amendments to the articles of incorporation must be approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;
(ii)	the division of the board of directors into three staggered classes;
(iii)	the ability of the board of directors to fill vacancies on the board;
(iv)	the requirement that directors may only be removed for cause and by the affirmative vote of at least two-thirds of the votes eligible to be cast by stockholders;
(v)	the ability of the board of directors to amend and repeal the bylaws;
(vi)	the ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Marathon Bancorp;
(vii)	the authority of the board of directors to provide for the issuance of preferred stock;
(viii)	the validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;
(ix)	the number of stockholders constituting a quorum or required for stockholder consent;
(x)	the indemnification of current and former directors and officers, as well as employees and other agents, by Marathon Bancorp;
(xi)	the limitation of liability of officers and directors to Marathon Bancorp for money damages;
(xii)	the inability of stockholders to cumulate their votes in the election of directors;
(xiii)	the advance notice requirements for stockholder proposals and nominations;
(xiv)	the requirement that the forum for certain actions or disputes will be a state or federal court located within the State of Maryland; and
(xv)	the provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xiv) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of Marathon Bancorp’s directors or by the affirmative vote of at least 80% of the total votes eligible to be cast by stockholders at a duly constituted meeting of stockholders. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the total votes eligible to be cast.

The provisions requiring the affirmative vote of 80% of the total eligible votes eligible to be cast for certain stockholder actions have been included in the articles of incorporation of Marathon Bancorp in reliance on Section 2-104(b)(4) of the Maryland General Corporation Law. Section 2-104(b)(4) permits the articles of incorporation to require a greater proportion of votes than the proportion that would otherwise be required for stockholder action under the Maryland General Corporation Law.

Business Combinations with Interested Stockholders. Under Maryland law, “business combinations” between Marathon Bancorp and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of Marathon Bancorp’s voting stock after the date on which Marathon Bancorp had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of Marathon Bancorp at any time after the date on which Marathon Bancorp had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of Marathon Bancorp. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between Marathon Bancorp and an interested stockholder generally must be recommended by the board of directors of Marathon Bancorp and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of Marathon Bancorp, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of Marathon Bancorp other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if Marathon Bancorp’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Mergers, Consolidations and Sales of Assets. As a result of an election made in Marathon Bancorp’s articles of incorporation, a merger or consolidation of Marathon Bancorp requires approval of a majority of all votes entitled to be cast by stockholders. However, no approval by stockholders is required for a merger if:

●	the plan of merger does not make an amendment to the articles of incorporation that would be required to be approved by the stockholders;
●	each stockholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and
●	the number of shares of any class or series of stock outstanding immediately after the effective time of the merger will not increase by more than 20% the total number of voting shares outstanding immediately before the merger.

In addition, under certain circumstances the approval of the stockholders shall not be required to authorize a merger with or into a 90% owned subsidiary of Marathon Bancorp.

Under Maryland law, a sale of all or substantially all of Marathon Bancorp’s assets other than in the ordinary course of business, or a voluntary dissolution of Marathon Bancorp, requires the approval of its board of directors and the affirmative vote of two-thirds of the votes of stockholders entitled to be cast on the matter.

Evaluation of Offers. The articles of incorporation of Marathon Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Marathon Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Marathon Bancorp and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

●	the economic effect, both immediate and long-term, upon Marathon Bancorp’s stockholders, including stockholders, if any, who do not participate in the transaction;
●	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Marathon Bancorp and its subsidiaries and on the communities in which Marathon Bancorp and its subsidiaries operate or are located;
●	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Marathon Bancorp;
●	whether a more favorable price could be obtained for Marathon Bancorp’s stock or other securities in the future;
●	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Marathon Bancorp and its subsidiaries;
●	the future value of the stock or any other securities of Marathon Bancorp or the other entity to be involved in the proposed transaction;
●	any antitrust or other legal and regulatory issues that are raised by the proposal;
●	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and
●	the ability of Marathon Bancorp to fulfill its objectives as a financial institution holding company and the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Purpose and Anti-Takeover Effects of Marathon Bancorp’s Articles of Incorporation and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the stock offering. We believe these provisions are in the best interests of Marathon Bancorp and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of Marathon Bancorp and to negotiate more effectively for what may be in the best interests of all our stockholders. Accordingly, our board of directors believes that it is in the best interests of Marathon Bancorp and all of our stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Marathon Bancorp and that is in the best interests of all our stockholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite our belief as to the benefits to stockholders of these provisions of Marathon Bancorp’s articles of incorporation and bylaws, these provisions also may have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. We believe, however, that the potential benefits outweigh the possible disadvantages.

Federal Conversion Regulations

Federal Reserve Board regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquire stock or subscription rights in a converting institution or its holding company from another person before completion of its conversion. Further, without the prior written approval of the Federal Reserve Board, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Federal Reserve Board has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or to an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public, are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Law and Regulations

Under the Change in Bank Control Act, no person, or group of persons acting in concert, may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not disapproved the proposed acquisition. The Federal Reserve Board considers several factors in evaluating a notice, including the financial and managerial resources of the acquirer and competitive effects. Control, as defined under the applicable regulations, means the power, directly or indirectly, to direct the management or policies of the company or to vote 25% or more of any class of voting securities of the company. Acquisition of more than 10% of any class of a bank holding company’s voting securities constitutes a rebuttable presumption of control under certain circumstances, including where, as is the case with Marathon Bancorp, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control (as defined in the Bank Holding Company Act) of a bank holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board.

DESCRIPTION OF CAPITAL STOCK OF MARATHON BANCORP

General

Marathon Bancorp is authorized to issue 20,000,000 shares of common stock, par value of $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Marathon Bancorp currently expects to issue in the offering and exchange up to 3,790,267 shares of common stock, at the adjusted maximum of the offering range. Marathon Bancorp will not issue shares of preferred stock in the conversion. Each share of common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and non-assessable.

The shares of common stock will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. Marathon Bancorp may pay dividends on its common stock if, after giving effect to such dividends, it would be able to pay its debts in the usual course of business and its total assets would exceed the sum of its total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the dividends. However, even if Marathon Bancorp’s assets are less than the amount necessary to satisfy the requirement set forth above, Marathon Bancorp may pay dividends from: its net earnings for the fiscal year in which the distribution is made; its net earnings for the preceding fiscal year; or the sum of its net earnings for the preceding eight fiscal quarters. The payment of dividends by Marathon Bancorp is also subject to limitations that are imposed by applicable regulation, including restrictions on payments of dividends that would reduce Marathon Bancorp’s assets below the then-adjusted balance of its liquidation account. The holders of common stock of Marathon Bancorp will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If Marathon Bancorp issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon completion of the offering and exchange, the holders of common stock of Marathon Bancorp will have exclusive voting rights in Marathon Bancorp. They will elect Marathon Bancorp’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Marathon Bancorp’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Marathon Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require the approval of 80% of our outstanding common stock.

As a Wisconsin-chartered savings bank, corporate powers and control of Marathon Bank following the conversion will be, as they are now, vested in its board of directors, who elect the officers of Marathon Bank and who fill any vacancies on the board of directors. Voting rights of Marathon Bank will be, as they are now, vested exclusively in the owners of the shares of capital stock of Marathon Bank, which will be Marathon Bancorp, and voted at the direction of Marathon Bancorp’s board of directors. Consequently, the holders of the common stock of Marathon Bancorp will not have direct control of Marathon Bank.

Liquidation. In the unlikely event of any liquidation, dissolution or winding up of Marathon Bank, Marathon Bancorp, as the holder of 100% of Marathon Bank’s capital stock, would be entitled to receive all assets of Marathon Bank available for distribution, after payment or provision for payment of all debts and liabilities of Marathon Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the unlikely event of liquidation, dissolution or winding up of Marathon Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including payments with respect to its liquidation account), all of the assets of Marathon Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Marathon Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of Marathon Bancorp’s authorized shares of preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Marathon Bancorp has no present plans to issue preferred stock.

TRANSFER AGENT

The transfer agent and registrar for Marathon Bancorp’s common stock is Continental Stock Transfer & Trust Company, New York, New York.

EXPERTS

The financial statements of Marathon Bancorp as of June 30, 2024 and 2023 and for each of the years in the two-year period ended June 30, 2024 have been audited by Bonadio & Co., LLP, an independent registered public accounting firm, as stated in their report thereon and included in this prospectus and registration statement in reliance upon such report of such firm as experts in accounting and auditing.

RP Financial has consented to the publication in this prospectus of the summary of its report setting forth its opinion as to the estimated pro forma market value of the shares of common stock of Marathon Bancorp upon completion of the conversion and offering and of its letters with respect to subscription rights and the liquidation accounts.

LEGAL MATTERS

Luse Gorman, PC, Washington, D.C., counsel to Marathon Bancorp, Marathon MHC and Marathon Bank, has issued to Marathon Bancorp its opinions regarding the legality of the common stock and the federal income tax consequences of the conversion. Bonadio & Co., LLP, Pittsford, New York, has provided an opinion to us regarding the Wisconsin income tax consequences of the conversion. Certain legal matters will be passed upon for Janney Montgomery Scott and, in the event of a syndicated community offering, for any other co-managers, by Hogan Lovells US LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Marathon Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report, which is an exhibit to the registration statement, can be examined without charge through the Securities and Exchange Commission’s website (www.sec.gov), which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Marathon Bancorp. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Marathon MHC has filed an application for conversion with the Federal Reserve Bank of Chicago and the Wisconsin Department of Financial Institutions. To obtain a copy of the application filed with the Federal Reserve Bank of Chicago, you may contact Ms. Colette A. Fried, Assistant Vice President of the Federal Reserve Bank of Chicago, at (312) 322-6846. The non-confidential portions of the application filed by Marathon MHC with the Wisconsin Department of Financial Institutions may be inspected at 4822 Madison Yards Way, North Tower, Madison, Wisconsin 53705. The plan of conversion is available for inspection, upon request, at each of Marathon Bank’s offices.

Marathon Bancorp’s common stock is registered under Section 12 of the Securities Exchange Act of 1934 and Marathon Bancorp and the holders of its common stock are subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, Marathon Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the completion of the offering.

MARATHON BANCORP, INC.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 2024 and 2023 AND FOR THE YEARS THEN ENDED

MARATHON BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

	Unaudited	June 30,
	September 30, 2024	2024
Assets
Cash and due from banks	$1,958,034	$2,977,438
Federal funds sold	13,064,000	7,495,000
Cash and cash equivalents	15,022,034	10,472,438
Interest bearing deposits held in other financial institutions	319,260	199,888
Debt securities available for sale	6,599,610	6,606,761
Debt securities held to maturity, at amortized cost (fair value $421,745 and $394,081)	501,490	510,276
Loans, net of allowance of $1,642,056 and $1,797,116, respectively	176,155,458	183,447,633
Interest receivable	532,670	597,768
Foreclosed assets, net	1,397,460	1,397,460
Investment in restricted stock, at cost	1,329,413	1,329,413
Cash surrender value life insurance	9,039,781	8,972,785
Premises and equipment, net	4,011,116	4,085,752
Deferred tax assets	510,585	580,340
Other assets	1,031,466	1,033,499
Total assets	$216,450,343	$219,234,013
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$23,148,856	$25,936,461
Interest bearing	149,016,412	147,044,293
Total deposits	172,165,268	172,980,754
Federal Home Loan Bank (FHLB) advances	10,000,000	13,000,000
Other liabilities	2,697,828	1,958,475
Total liabilities	184,863,096	187,939,229
Commitments and Contingent Liabilities (see note 14)	—	—
Stockholders’ Equity
Preferred stock, $.01 par value, 5,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 20,000,000 shares authorized, 2,135,412 and 2,140,412 shares issued and outstanding at September 30, 2024 and June 30, 2024, respectively	20,920	20,970
Additional paid-in capital	7,251,607	7,254,534
Retained earnings	25,698,588	25,523,681
Unearned ESOP shares, at cost	(742,873)	(751,613)
Accumulated other comprehensive loss	(640,995)	(752,788)
Total stockholders’ equity	31,587,247	31,294,784
Total liabilities and stockholders’ equity	$216,450,343	$219,234,013

See accompanying notes to the consolidated financial statements.

MARATHON BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

Unaudited

	Three Months	Three Months
	Ended September 30,	Ended September 30,
	2024	2023
Interest Income
Loans, including fees	$2,075,879	$2,180,645
Debt securities	46,463	57,963
Other	189,855	166,529
Total interest income	2,312,197	2,405,137
Interest Expense
Deposits	771,355	762,801
Borrowings and other	120,748	79,016
Total interest expense	892,103	841,817
Net Interest Income	1,420,094	1,563,320
Provision for (Recovery of) Credit Losses	(155,000)	41,000
Net Interest Income After Provision for (Recovery of) Credit Losses	1,575,094	1,522,320
Non-Interest Income
Service charges on deposit accounts	31,639	31,279
Mortgage banking income	87,913	130,604
Increase in cash value of life insurance	66,996	59,974
Other income	6,686	6,382
Total non-interest income	193,234	228,239
Non-Interest Expenses
Salaries and employee benefits	835,188	772,790
Occupancy and equipment expenses	240,457	169,822
Data processing and office	114,734	109,644
Professional fees	156,619	170,736
Marketing expenses	14,712	15,189
Foreclosed assets, net	17,572	13,620
Other expenses	173,540	211,082
Total non-interest expenses	1,552,822	1,462,883
Income Before Income Taxes	215,506	287,676
Provision for Income Taxes	40,599	201,479
Net Income	$174,907	$86,197

Net income per common share-basic	$0.09	$0.04
Net income per common share-diluted	$0.09	$0.04
Weighted average number of common shares outstanding-basic	2,035,131	2,043,296
Weighted average number of common shares outstanding-diluted	2,035,131	2,046,349

See accompanying notes to the consolidated financial statements.

MARATHON BANCORP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Unaudited

	Three Months Ended
	September 30,
	2024	2023
Net Income	$174,907	$86,197
Other comprehensive income (loss)
Unrealized gains (losses) on available for sale debt securities
Unrealized holding gains (losses) arising during the period	143,828	(118,316)
Tax effect	(30,204)	24,837
Net amount	113,624	(93,479)
Reclassification adjustment for amortization of stranded tax effect from change in tax legislation (b)	(3,088)	—
Amortization of unrealized losses on debt securities transferred from available for sale to held to maturity (a)	1,257	1,539
Other comprehensive income (loss)	111,793	(91,940)
Comprehensive Income (Loss)	$286,700	$(5,743)

(a)	The reclassification adjustment is reflected in the Consolidated Statement of Income as Interest Income - Debt Securities.
(b)	The reclassification is included in the Consolidated Statements of Income as Other Expenses.

See accompanying notes to the consolidated financial statements.

MARATHON BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Unaudited

						Accumulated
			Additional		Unearned	Other
	Preferred	Common	Paid-in	Retained	ESOP	Comprehensive
	Stock	Stock	Capital	Earnings	Shares	Loss	Total
Balance, July 1, 2024	$—	$20,970	$7,254,534	$25,523,681	$(751,613)	$(752,788)	$31,294,784
Net income	—	—	—	174,907	—	—	174,907
Other comprehensive income	—	—	—	—	—	111,793	111,793
ESOP shares committed to be released (874 shares)	—	—	1,747	—	8,740	—	10,487
Stock based compensation	—	—	39,776	—	—	—	39,776
Purchase and retirement of common stock shares (5,000 shares)	—	(50)	(44,450)	—	—	—	(44,500)
Balance, September 30, 2024	$—	$20,920	$7,251,607	$25,698,588	$(742,873)	$(640,995)	$31,587,247

						Accumulated
			Additional		Unearned	Other
	Preferred	Common	Paid-in	Retained	ESOP	Comprehensive
	Stock	Stock	Capital	Earnings	Shares	Loss	Total
Balance, July 1, 2023	$—	$21,141	$7,252,506	$25,577,300	$(786,572)	$(784,857)	$31,279,518
Cumulative effect adjustment for ASU 2016-13 Current Expected Credit Losses	—	—	—	133,375	—	—	133,375
Net income	—	—	—	86,197	—	—	86,197
Other comprehensive loss	—	—	—	—	—	(91,940)	(91,940)
ESOP shares committed to be released (874 shares)	—	—	1,716	—	8,740	—	10,456
Stock based compensation	—	—	39,775	—	—	—	39,775
Balance, September 30, 2023	$—	$21,141	$7,293,997	$25,796,872	$(777,832)	$(876,797)	$31,457,381

See accompanying notes to the consolidated financial statements.

MARATHON BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

	Three Months Ended
	September 30,
	2024	2023
Operating Activities
Net income	$174,907	$86,197
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70,118	44,825
Provision for (recovery of) credit losses	(155,000)	41,000
Stock based compensation	39,775	39,775
ESOP expense	10,487	10,456
Net amortization of discounts and premiums on debt securities	13,919	24,044
Amortization of deferred loan fees, net	(13,100)	(11,561)
Net gain on sale of loans	(47,069)	(65,867)
Net change in deferred taxes	36,463	139,805
Earnings on cash value of life insurance	(66,996)	(59,974)
Decrease in interest receivable	65,098	78,537
Originations of loans held for sale	(1,815,159)	(2,601,000)
Proceeds from loans held for sale	1,862,228	2,666,867
Net change in operating leases	1,011	649
Net change in other assets	2,033	(362,649)
Net change in other liabilities	766,525	335,577
Net Cash Provided by Operating Activities	945,240	366,681
Investing Activities
Net change in interest-bearing deposits in other financial institutions	(119,372)	(179,130)
Proceeds from maturities, calls and repayments of debt securities available for sale	136,854	153,377
Proceeds from maturities and calls of debt securities held to maturity	10,250	7,509
Increase in restricted stock	—	(45,569)
Net decrease in loans	7,460,275	196,279
Purchases of property and equipment	(23,665)	(1,647,636)
Net Cash Provided by (Used in) Investing Activities	7,464,342	(1,515,170)
Financing Activities
Net change in deposits	(815,486)	(8,646,179)
Proceeds from FHLB advances	—	5,000,000
Repayments of FHLB advances	(3,000,000)	—
Purchase and retirement of common stock	(44,500)	—
Net Cash Used in Financing Activities	(3,859,986)	(3,646,179)
Net Change in Cash and Cash Equivalents	4,549,596	(4,794,668)
Cash and Cash Equivalents, Beginning of Year	10,472,438	11,775,088
Cash and Cash Equivalents, End of Period	$15,022,034	$6,980,420
Supplemental Disclosure of Cash Flow Information
Cash payments for
Interest	$1,127,013	$771,411
Taxes	—	191,000

See accompanying notes to the consolidated financial statements.

MARATHON BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited

Note 1- Basis of Presentation

Marathon Bancorp, Inc. (the “Company”) is a Maryland chartered mid-tier stock holding company and was formed in connection with the conversion of Marathon Bank (the “Bank”) from a mutual to the mutual holding company form of organization in April 2021, and it is a subsidiary of Marathon MHC (the “Mutual Holding Company”), a Wisconsin chartered mutual holding company. The Mutual Holding Company received 1,226,223 shares, or 55.0%, of the Company’s issued stock at the time of the reorganization. In connection with the reorganization, Marathon Bancorp, Inc. sold 1,003,274 shares of common stock to the public at $10.00 per share, representing 45.0% of its outstanding shares of common stock at the time of the reorganization. The Mutual Holding Company activity is not included in the accompanying consolidated financial statements. Marathon Bank is a wholly owned subsidiary of the Company. The same directors and officers, who manage the Bank, also manage the Company and the Mutual Holding Company.

The Bank is a Wisconsin stock savings bank, which conducts its business through five facilities. The Bank operates as a full-service financial institution with a primary market area including, but not limited to, Marathon County and Ozaukee County, Wisconsin. Its primary deposit products are demand deposits, savings, and certificates of deposit; and its primary lending products are commercial real estate, commercial and industrial, construction, one-to-four-family residential, multi-family real estate and consumer loans. In addition, the Bank has two nonbank subsidiaries for the purpose of temporarily holding a foreclosed property pending the liquidation of this property and to hold the real estate of its branch in Brookfield, Wisconsin.

The accompanying unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results may differ from those estimates, and such differences could be material to the financial statements. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for credit losses, valuation of deferred tax assets, and fair value of financial assets and liabilities.

In the opinion of management, all adjustments considered necessary for fair presentation have been included. Operating results for the three month period ended September 30, 2024 are not necessarily indicative of the results for the year ending June 30, 2025 or any other period. For further information, refer to the consolidated financial statements and notes thereto for the years ended June 30, 2024 and 2023 contained in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on September 26, 2024.

Recent Accounting Pronouncements

This section provides a summary description of recent ASUs issued by the FASB to the ASC that had or that management expects may have an impact on the consolidated financial statements issued upon adoption. The Company is classified as an emerging growth company and has elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. Effective dates reflect this election.

Recently Issued, But Not Yet Effective Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (FASB) issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”. The updated guidance requires enhanced disclosures for significant expenses by reportable operating segments. The significant expense categories would be those regularly provided to the Company’s chief operating decision-maker (“CODM”) and included in an operating segment’s measures of profit or loss. Other required disclosures include the composition of other segment items, the title and position of the CODM and an explanation on how the CODM evaluates and uses the reportable segment’s performance. This guidance for segment reporting is effective for fiscal years beginning after December 15, 2023 and interim periods with fiscal years beginning after December 15, 2024, with early adoption permitted. The Company will adopt the new standard for the annual reporting period beginning July 1, 2024 and for interim periods beginning July 1, 2025. The Company is not currently required to report segment information and, as such, does not anticipate that the updated guidance will have a significant impact on its consolidated financial statements.

In December 2023, the Financial Accounting Standards Board (FASB) issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” The amendments in this ASU require an entity to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold, which is greater than five percent of the amount computed by multiplying pretax income by the entity’s applicable statutory rate, on an annual basis. Additionally, the amendments in this ASU require an entity to disclose the amount of income taxes paid (net of refunds received) disaggregated by federal, state, and foreign taxes and the amount of income taxes paid (net of refunds received) disaggregated by individual jurisdictions that are equal to or greater than five percent of total income taxes paid (net of refunds received). Lastly, the amendments in this ASU require an entity to disclose income (or loss) from continuing operations before income tax expense (or benefit) disaggregated between domestic and foreign and income tax expense (or benefit) from continuing operations disaggregated by federal, state, and foreign. This ASU is effective for annual periods beginning after December 15, 2024. Early adoption is permitted. The amendments should be applied on a prospective basis; however, retrospective application is permitted. The Company does not expect the adoption of ASU 2023-09 to have a material impact on its consolidated financial statements.

Note 2- Earnings Per Share

Basic net income per common share is calculated by dividing net income by the weighted-average number of common shares outstanding during the period. Unallocated common shares held by the ESOP are not included in the weighted-average number of common shares outstanding for purposes of calculating earnings per common share until they are committed to be released.  Diluted earnings per share is adjusted for the dilutive effects of stock based compensation and is calculated using the treasury stock method. Set forth below is the calculation of earnings per share.

	Unaudited
	For the Three Months
	Ended September 30,
	2024	2023

Net income applicable to common stock	$174,907	$86,197

Average number of shares outstanding	2,109,855	2,121,516
Less: Average unallocated ESOP shares	74,724	78,220

Average number of common shares outstanding used to calculate basic earnings per share	2,035,131	2,043,296
Effect of dilutive restricted stock awards	—	3,053
Average number of common shares outstanding used to calculate diluted earnings per share	2,035,131	2,046,349

Earnings per common share:
Basic	$0.09	$0.04
Diluted	0.09	0.04

Note 3- Debt Securities

The amortized cost and fair value of debt securities, with gross unrealized gains and losses, are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
September 30, 2024
Available for sale debt securities
States and municipalities	$689,657	$501	$(855)	$689,303
Mortgage-backed	1,208,509	24,228	(48,533)	1,184,204
Corporate bonds	5,527,021	—	(800,918)	4,726,103
	$7,425,187	$24,729	$(850,306)	$6,599,610
Held to maturity debt securities
Mortgage-backed	$501,490	$—	$(79,745)	$421,745

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
June 30, 2024
Available for sale debt securities
States and municipalities	$689,588	$26	$(4,026)	$685,588
Mortgage-backed	1,347,975	22,728	(77,796)	1,292,907
Corporate bonds	5,538,606	—	(910,340)	4,628,266
	$7,576,169	$22,754	$(992,162)	$6,606,761
Held to maturity debt securities
Mortgage-backed	$510,276	$—	$(116,195)	$394,081

There is no allowance for credit losses on available for sale and held to maturity debt securities at September 30, 2024 and June 30, 2024. Securities with a carrying value of approximately $182,000 and $223,000 as of September 30, 2024 and June 30, 2024, respectively, were pledged to secure public deposits and debt.

The amortized cost and fair value of debt securities by contractual maturity at September 30, 2024, follows:

	Available for Sale Debt Securities		Held to Maturity Debt Securities
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
September 30, 2024
Due in one year or less	$1,245,363	$1,235,766	$—	$—
Due from more than one to five years	369,686	369,603	—	—
Due from more than five to ten years	4,601,629	3,810,037	—	—
	6,216,678	5,415,406	—	—
Mortgage-backed securities	1,208,509	1,184,204	501,490	421,745
	$7,425,187	$6,599,610	$501,490	$421,745

There were no sales of available for sale debt securities during the three month periods ended September 30, 2024 and 2023. The following table shows the gross unrealized losses and fair value of the Company’s securities for which an allowance for credit losses has not been recorded, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at September 30, 2024 and June 30, 2024:

	Less than 12 Months		12 Months or More		Total
	Gross		Gross		Gross
	Unrealized		Unrealized		Unrealized
	Losses	Fair Value	Losses	Fair Value	Losses	Fair Value
September 30, 2024
Available for sale debt securities
States and municipalities	$—	$—	$(855)	$354,116	$(855)	$354,116
Mortgage-backed	—	—	(48,533)	993,482	(48,533)	993,482
Corporate bonds	—	—	(800,918)	4,726,103	(800,918)	4,726,103
	$—	$—	$(850,306)	$6,073,701	$(850,306)	$6,073,701

	Less than 12 Months		12 Months or More		Total
	Gross		Gross		Gross
	Unrealized		Unrealized		Unrealized
	Losses	Fair Value	Losses	Fair Value	Losses	Fair Value
June 30, 2024
Available for sale debt securities
States and municipalities	$(341)	$119,311	$(3,685)	$351,251	$(4,026)	$470,562
Mortgage-backed	(128)	16,339	(77,668)	1,167,758	(77,796)	1,184,097
Corporate bonds	—	—	(910,340)	4,628,266	(910,340)	4,628,266
	$(469)	$135,650	$(991,693)	$6,147,275	$(992,162)	$6,282,925

There were no securities in an unrealized loss position in the less than 12 months category and 46 securities in the 12 months or more category at September 30, 2024. There were 6 securities in an unrealized loss position in the less than 12 months category and 54 securities in the 12 months or more category at June 30, 2024. Unrealized losses have not been recognized into income because the decline in fair value is largely due to changes in interest rates and other market conditions. The contractual terms of the securities do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investment. The Company does not intend to sell the securities and it is not more likely than not that the Company will be required to sell the securities before recovery of their amortized cost bases, which may be maturity. Mortgage-backed securities held to maturity are backed by pools of mortgages that are insured or guaranteed by the Federal Home Mortgage Corporation. It is expected that the securities will not be settled at prices less than the amortized cost bases of the securities. Accordingly, no allowance for credit losses has been recorded.

Note 4- Loans

The Company’s loans are stated at their face amount, net of deferred fees and costs and discounts, and consist of the classes of loans included in the table below. The Company has elected to exclude accrued interest receivable, totaling $483,721 at September 30, 2024 and $513,782 as of June 30, 2024, from the amortized cost basis of loans.

A summary of loans by major category follows:

	Unaudited
	September 30, 2024	June 30, 2024

	(Dollars in thousands)
Commercial real estate	$70,361	$74,316
Commercial and industrial	4,650	5,158
Construction	—	1,313
One-to-four-family residential	57,596	57,808
Multi-family real estate	43,704	45,088
Consumer	1,527	1,609
Total loans	177,838	185,292
Deferred loan fees	(41)	(47)
Allowance for credit losses	(1,642)	(1,797)
Loans, net	$176,155	$183,448

The following tables summarize the activity in the allowance for credit losses - loans by loan class for the three months ended September 30, 2024 and 2023:

	Allowance for Credit Losses-Loans-Three Months Ended September 30, 2024
	(Dollars in thousands)

				Provision for
				(Recovery of)
	Beginning			Credit	Ending
	Balance			Losses-	Balance
	July 1, 2024	Charge-offs	Recoveries	Loans	September 30, 2024
Commercial real estate	$259	$—	$—	$(15)	$244
Commercial and industrial	16	—	—	(1)	15
Construction	28	—	—	(28)	—
One-to-four-family residential	1,314	—	—	(104)	1,210
Multi-family real estate	175	—	—	(7)	168
Consumer	5	—	—	—	5
Total loans	$1,797	$—	$—	$(155)	$1,642

	Allowance for Credit Losses-Loans-Three Months Ended September 30, 2023
	(Dollars in thousands)

	Beginning
	Balance				Provision for
	Prior to				(Recovery of)
	Adoption of	Impact of			Credit	Ending
	ASC 326	Adoption of			Losses-	Balance
	July 1, 2023	ASC 326	Charge-offs	Recoveries	Loans	September 30, 2023
Commercial real estate	$1,196	$(818)	$—	$—	$2	$380
Commercial and industrial	18	5	—	—	—	23
Construction	6	2	—	—	(2)	6
One-to-four-family residential	207	1,137	—	—	44	1,388
Multi-family real estate	365	(147)	—	—	7	225
Consumer	2	11	—	—	(10)	3
Unallocated	365	(365)	—	—	—	—
Total loans	$2,159	$(175)	$—	$—	$41	$2,025

The following table presents a breakdown of the provision for (recovery of) credit losses for the periods indicated:

	Three Months
	Ended
	September 30,
	2024	2023
Provision for (recovery of) credit losses:
Provision for (recovery of) loans	$(155,000)	$41,000
Provision for unfunded commitments	—	—
Total provision for (recovery of) credit losses	$(155,000)	$41,000

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, collateral adequacy, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis typically includes larger, non-homogeneous loans such as commercial and industrial, commercial real estate loans and multi-family real estate loans. This analysis is performed on an ongoing basis as new information is obtained. The Company uses the following definitions for risk ratings:

Pass – Loans classified as pass represent loans that are evaluated and are performing under the stated terms. Pass rated assets are analyzed by the paying capacity, the current net worth, and the value of the loan collateral of the obligor.

Watch - A watch grade is assigned to any credit that is adequately secured and performing but monitored for a number of indicators.  These characteristics may include, but are not limited to:  any unexpected short-term adverse financial performance from budgeted projections or prior period results (i.e., declining profits, sales, margins, cash flow, or increased reliance on leverage, including adverse balance sheet ratios, trade debt issues, etc.), any managerial or personal problems of company management, a decline in the entire industry or local economic conditions, failure to provide financial information or other documentation as requested, issues regarding delinquency, overdrafts, or renewals, and any other issues that cause concern for the company.

Special Mention – The characteristics of a special mention asset have potential weaknesses that deserve the Company’s close attention.  If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date.  Special mention assets are considered criticized assets.  Characteristics of special mention loans may include:  continued adverse financial trends relating to declining sales, profits, margins, balance sheet ratios, increasing debt to worth, and trade debt issues; cash flows declining in coverage, a repeated lack of compliance with Bank requests for information, correction of a violation of loan covenants, lack of current or adequate financial information or documentation, or more serious managerial or declining industry conditions.  Weakness identified in a special mention credit should be short-term in nature.

Substandard – Loans classified as substandard are inadequately protected by the current net worth, paying capacity of the obligor, or by the collateral pledged. Substandard loans must have a well-defined weakness or weaknesses that jeopardize the repayment of the debt as originally contracted. They are characterized by the distinct possibility that the Company will sustain a loss if the deficiencies are not corrected.

Doubtful – Loans classified as doubtful have the weaknesses of those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Loans in this category are individually evaluated for impairment or charged-off if deemed uncollectible.

Residential real estate and consumer loans are managed on a pool basis due to their homogeneous nature. Loans that are 90 days or more delinquent or are not accruing interest are considered nonperforming.

The following table presents the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of watch, special mention, substandard and doubtful within the Company’s internal risk rating system as of September 30, 2024 based on year of origination:

								Revolving
								Loans
							Revolving	Converted to
	2025	2024	2023	2022	2021	Prior	Loans	Term Loans	Total

	(Dollars in thousands)
Commercial real estate
Pass	$159	$4,711	$4,409	$25,355	$19,871	$14,861	$333	$—	$69,699
Watch	—	—	662	—	—	—	—	—	662
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Nonaccrual	—	—	—	—	—	—	—	—	—
Total commercial real estate	$159	$4,711	$5,071	$25,355	$19,871	$14,861	$333	$—	$70,361

Commercial and industrial
Pass	$—	$110	$747	$1,466	$1,905	$399	$23	$—	$4,650
Watch	—	—	—	—	—	—	—	—	—
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Nonaccrual	—	—	—	—	—	—	—	—	—
Total commercial and industrial	$—	$110	$747	$1,466	$1,905	$399	$23	$—	$4,650

Construction
Pass	$—	$—	$—	$—	$—	$—	$—	$—	$—
Watch	—	—	—	—	—	—	—	—	—
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Nonaccrual	—	—	—	—	—	—	—	—	—
Total construction	$—	$—	$—	$—	$—	$—	$—	$—	$—

Multi-family real estate
Pass	$—	$1,824	$8,209	$14,296	$13,270	$3,277	$55	$—	$40,931
Watch	—	—	499	2,274	—	—	—	—	2,773
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Nonaccrual	—	—	—	—	—	—	—	—	—
Total multi-family real estate	$—	$1,824	$8,708	$16,570	$13,270	$3,277	$55	$—	$43,704

One-to-four-family residential
Performing	$836	$3,259	$11,146	$11,088	$13,606	$17,661	$—	$—	$57,596
Non-performing	—	—	—	—	—	—	—	—	—
Total one-to-four-family	$836	$3,259	$11,146	$11,088	$13,606	$17,661	$—	$—	$57,596

Consumer
Performing	$6	$49	$51	$125	$3	$39	$1,254	$—	$1,527
Non-performing	—	—	—	—	—	—	—	—	—
Total consumer	$6	$49	$51	$125	$3	$39	$1,254	$—	$1,527

Total loans	$1,001	$9,953	$25,723	$54,604	$48,655	$36,237	$1,665	$—	$177,838

The following table presents the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of watch, special mention, substandard and doubtful within the Company’s internal risk rating system as of June 30, 2024 based on year of origination:

								Revolving
								Loans
							Revolving	Converted to
	2024	2023	2022	2021	2020	Prior	Loans	Term Loans	Total

	(Dollars in thousands)
Commercial real estate
Pass	$4,785	$5,096	$25,584	$23,385	$8,326	$6,823	$317	$—	$74,316
Watch	—	—	—	—	—	—	—	—	—
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Nonaccrual	—	—	—	—	—	—	—	—	—
Total commercial real estate	$4,785	$5,096	$25,584	$23,385	$8,326	$6,823	$317	$—	$74,316

Commercial and industrial
Pass	$96	$807	$1,598	$2,162	$75	$393	$27	$—	$5,158
Watch	—	—	—	—	—	—	—	—	—
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Nonaccrual	—	—	—	—	—	—	—	—	—
Total commercial and industrial	$96	$807	$1,598	$2,162	$75	$393	$27	$—	$5,158

Construction
Pass	$—	$1,313	$—	$—	$—	$—	$—	$—	$1,313
Watch	—	—	—	—	—	—	—	—	—
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Nonaccrual	—	—	—	—	—	—	—	—	—
Total construction	$—	$1,313	$—	$—	$—	$—	$—	$—	$1,313

Multi-family real estate
Pass	$1,829	$8,735	$16,666	$13,344	$1,857	$2,604	$53	$—	$45,088
Watch	—	—	—	—	—	—	—	—	—
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Nonaccrual	—	—	—	—	—	—	—	—	—
Total multi-family real estate	$1,829	$8,735	$16,666	$13,344	$1,857	$2,604	$53	$—	$45,088

One-to-four-family residential
Performing	$3,345	$11,209	$11,459	$13,756	$6,035	$12,004	$—	$—	$57,808
Non-performing	—	—	—	—	—	—	—	—	—
Total one-to-four-family	$3,345	$11,209	$11,459	$13,756	$6,035	$12,004	$—	$—	$57,808

Consumer
Performing	$162	$87	$138	$5	$53	$—	$1,164	$—	$1,609
Non-performing	—	—	—	—	—	—	—	—	—
Total consumer	$162	$87	$138	$5	$53	$—	$1,164	$—	$1,609

Total loans	$10,217	$27,247	$55,445	$52,652	$16,346	$21,824	$1,561	$—	$185,292

The following tables summarize the aging of the past due loans by loan class within the portfolio segments as of September 30, 2024 and June 30, 2024:

Still Accruing
	30-59 Days	60-89 Days	Over 90 Days	Nonaccrual
	Past Due	Past Due	Past Due	Balance
September 30, 2024
Commercial real estate	$—	$—	$—	$—
Commercial and industrial	—	—	—	—
Construction	—	—	—	—
One-to-four-family residential	152,044	67,733	—	—
Multi-family real estate	—	—	—	—
Consumer	—	—	—	—
Total	$152,044	$67,733	$—	$—

Still Accruing
	30-59 Days	60-89 Days	Over 90 Days	Nonaccrual
	Past Due	Past Due	Past Due	Balance
June 30, 2024
Commercial real estate	$—	$—	$—	$—
Commercial and industrial	—	—	—	—
Construction	—	—	—	—
One-to-four-family residential	68,031	—	—	—
Multi-family real estate	—	—	—	—
Consumer	—	—	—	—
Total	$68,031	$—	$—	$—

There were no loans during the three months ended September 30, 2024 and 2023 that were modified to borrowers experiencing financial difficulty. There were no collateral dependent loans as of September 30, 2024 or June 30, 2024.

The Company maintains a collateral pledge agreement with the FHLB covering secured advances whereby the Company has agreed to retain, free of all other pledges, liens, and encumbrances, commercial and industrial, commercial real estate, and one-to-four family residential real estate loans. The pledged loans are discounted at a factor of 24% to 38% when aggregating the amount of loans required by the pledge agreement. The amount of eligible collateral was $68,475,319 and $92,177,419 as of September 30, 2024 and June 30, 2024, respectively. There was also FHLB stock of $1,329,413 as of September 30, 2024 and June 30, 2024. The Company also has a collateral pledge agreement with the FRB securing multi-family real estate loans. These pledged loans have discounted margins applied ranging from 45% - 95% as required by the pledging agreement. The amount of eligible collateral was $17,161,119 as of September 30, 2024.

Note 5 - Leases

Lease liabilities represent the Company’s obligation to make lease payments and are presented at each reporting date as the net present value of the remaining contractual cash flows. Cash flows are discounted at the Company’s incremental borrowing rate in effect at the commencement date of the lease. Right-of-use assets represent the Company’s right to use the underlying asset for the lease term and are calculated as the sum of the lease liability and if applicable prepaid rent, initial direct costs and any incentives received from the lessor.

The Company’s long-term lease agreements are classified as operating leases. Certain of these leases offer the option to extend the lease term and the Company has included such extensions in its calculation of the lease liabilities to the extent the options are reasonably assured of being exercised. The lease agreements do not provide for residual value guarantees and have no restrictions or covenants that would impact dividends or require incurring additional financial obligations.

The following tables present information about the Company’s leases as of and for the three months ended September 30, 2024 and 2023 and as of June 30, 2024:

	As of	As of
	September 30,	June 30,
	2024	2024
Right-to-use assets (included in premises and equipment on consolidated balance sheets)	$501,484	$529,366
Lease liability (included in other liabilities on consolidated balance sheets)	497,801	524,973
Weighted average remaining lease term	5.92 years	6.05 years
Weighted average discount rate	3.38%	3.38%

	Three Months	Three Months
	Ended	Ended
	September 30,	September 30,
	2024	2023
Operating lease costs	$31,914	$31,929
Short-term lease costs	9,570	9,570
Total lease costs	$41,484	$41,499

Cash paid for amounts included in measurement of lease liabilities	$31,554	$31,281

As of
September 30,
2024
Lease payments due

Nine months ending June 30, 2025	$89,015
Year ending June 30, 2026	119,825
Year ending June 30, 2027	110,555
Year ending June 30, 2028	44,542
Year ending June 30, 2029	43,200
Thereafter	144,000
Total	551,137
Discount	53,336
Lease liability	$497,801

Note 6 - Foreclosed Assets

Real estate owned activity was as follows:

	Three Months	Three Months
	Ended	Ended
	September 30, 2024	September 30, 2023
Balance July 1,	$2,334,560	$2,334,560
Loans transferred to real estate owned	—	—
Capitalized expenditures	—	—
Direct write-downs	—	—
Sales of real estate owned	—	—
Balance September 30,	$2,334,560	$2,334,560

Activity in the valuation allowance is as follows:

	Three Months	Three Months
	Ended	Ended
	September 30, 2024	September 30, 2023
Balance July 1,	$937,100	$—
Provisions/(recoveries) charged (credited) to expense	—	—
Reductions from sales of real estate owned	—	—
Direct write-downs	—	—
Balance September 30,	$937,100	$—

Expenses related to foreclosed assets include:

	Three Months	Three Months
	Ended	Ended
	September 30, 2024	September 30, 2023
Balance July 1,	$—	$—
Net loss (gain) on sales	—	—
Provisions for unrealized losses	—	—
Operating expenses, net of rental income	17,572	13,620
Balance September 30,	$17,572	$13,620

During the year ended June 30, 2023, the Company foreclosed on collateral supporting a construction loan which was valued at $2.3 million and was included in foreclosed assets, net. The valuation was based on independent appraisals subject to certain discounts less estimated costs to sell. A subsequent independent appraisal was obtained in April 2024 resulting in a new valuation of $2.1 million subject to certain discounts less estimated costs to sell. After adjusting for estimated costs to sell, the revised valuation was $1.4 million resulting in a provision for valuation allowance of $937,100 being recorded during the year ended June 30, 2024. The Bank is pursuing legal remedies against the previous owner of the property.

Note 7 - Deposits

Major classifications of deposits are as follows as of September 30, 2024 and June 30, 2024. Brokered deposits totaled $13.4 million at September 30, 2024 and June 30, 2024.

	Unaudited
	At September 30, 2024		At June 30, 2024
	Amount	Percent	Amount	Percent
Non-interest-bearing demand accounts	$23,148,856	13.45%	$25,936,461	14.99%
Demand, NOW, money market accounts	41,479,921	24.09%	39,570,222	22.88%
Savings accounts	38,851,224	22.57%	39,757,336	22.98%
Certificates of deposit	68,685,267	39.89%	67,716,735	39.15%
Total	$172,165,268	100.00%	$172,980,754	100.00%

Note 8- Borrowings

There was $10.0 million in borrowings from the Federal Home Loan Bank of Chicago (FHLB) as of September 30, 2024 consisting of two - $5.0 million, 5-year term callable putable advances with maturity dates in August 2028 and December 2028 which have call dates beginning in September, 2024 and October, 2024.  These putable advances can be called quarterly until maturity at the option of the FHLB. If any advance is terminated requiring repayment prior to stated maturity, the FHLB will offer replacement funding at the then-prevailing rate of interest for an advance product then offered by the FHLB, subject to normal FHLB credit and collateral requirements.

There was $13.0 million in borrowings from the Federal Home Loan Bank of Chicago (FHLB) as of June 30, 2024. The borrowings at June 30, 2024 consisted of a $3.0 million 6 month term advance maturing August 21, 2024 and two - $5.0 million 5-year term callable putable advances with maturity dates in August 2028 and December 2028 which have call dates beginning in September, 2024 and October, 2024. These putable advances can be called quarterly until maturity at the option of the FHLB. If any advance is terminated requiring repayment prior to stated maturity, the FHLB will offer replacement funding at the then-prevailing rate of interest for an advance product then offered by the FHLB, subject to normal FHLB credit and collateral requirements.

The Company maintains a collateral pledge agreement with the FHLB covering secured advances whereby the Company has agreed to retain, free of all other pledges, liens, and encumbrances, commercial, commercial real estate, and residential loans. The advances reprice daily at market rates. The pledged loans are discounted at a factor of 24% to 38% when aggregating the amount of loans required by the pledge agreement. The amount of eligible collateral was $68,475,319 and $92,177,419 as of September 30, 2024 and June 30, 2024, respectively. There was FHLB stock of $1,329,413 pledged as of September 30, 2024 and June 30, 2024. The Bank also has eligible collateral to borrow from the Federal Reserve Bank of $17,161,119. These pledged loans have discounted margins applied ranging from 45% - 95% as required by the pledge agreement. There is also an unsecured Federal Funds purchasing limit of $5.0 million with the Bank’s correspondent bank. There were no borrowings under these arrangements at September 30, 2024 and June 30, 2024.

Note 9- Other Comprehensive Income (Loss)

The changes in accumulated other comprehensive income (loss) by component for the three months ended September 30, 2024 and 2023, follows:

	Unrealized
	Gains and	Unrealized
	Losses on	Losses on
	Available	Held to
	for Sale Debt	Maturity Debt
	Securities	Securities	Total
September 30, 2024
Balance, beginning of period	$(712,843)	$(39,945)	$(752,788)
Other comprehensive income before reclassifications (net of tax)	113,624	—	113,624
Amortization of amounts transferred from debt securities available for sale to held to maturity (a)	—	1,257	1,257
Reclassification adjustment for amortization of stranded tax effect from change in tax legislation (b)	(3,088)	—	(3,088)
Balance, end of period	$(602,307)	$(38,688)	$(640,995)

(a)	The reclassification adjustment is reflected in the Consolidated Statements of Income as Interest Income-Debt Securities.
(b)	The reclassification adjustment is included in the Consolidated Statements of Income as Other Expenses.

	Unrealized
	Gains and	Unrealized
	Losses on	Losses on
	Available	Held to
	for Sale Debt	Maturity Debt
	Securities	Securities	Total
September 30, 2023
Balance, beginning of period	$(739,982)	$(44,875)	$(784,857)
Other comprehensive loss before reclassifications (net of tax)	(93,479)	—	(93,479)
Amortization of amounts transferred from debt securities available for sale to held to maturity (a)	—	1,539	1,539
Balance, end of period	$(833,461)	$(43,336)	$(876,797)

(a)	The reclassification adjustment is reflected in the Consolidated Statements of Income as Interest Income-Debt Securities.

Note 10- Provision for Income Taxes

Income tax expense was $41,000 for the three months ended September 30, 2024, a decrease of $160,000, as compared to income tax expense of $201,000 for the three months ended September 30, 2023. The decrease in income tax expense was primarily the result of a change in Wisconsin tax law that provides for a subtraction from the Bank’s state taxable income for loan and fee interest income from certain commercial and agricultural loans. Based upon the provisions of this new state tax law, management determined that the Company was highly unlikely to incur a material Wisconsin tax liability in the foreseeable future, instead generating Wisconsin net operating loss carryforwards that would never be realized.  Since the state rate at which net deferred tax assets are expected to be realized is 0%, the Company eliminated its state net deferred tax asset balances as of July 1, 2023, resulting in deferred tax expense of approximately $112,000 for the three months ended September 30, 2023. A summary of income tax expense compared to the federal income tax statutory rate is set forth below.

	2024	2023
At Federal statutory rate at 21%	$45,626	$60,412
Adjustments resulting from:
Wisconsin change in tax law	-	112,058
Earnings on bank owned life insurance	(14,069)	(12,594)
State tax, net of federal benefit	-	-
Other	9,042	41,603
Provision for Income Taxes	$40,599	$201,479

Note 11- Minimum Regulatory Capital Requirements

Bank regulatory authorities in the United States issue risk-based capital standards. These capital standards relate a banking company’s capital to the risk profile of its assets and provide the basis by which all banking companies and banks are evaluated in terms of capital adequacy.

The risk-based capital standards require financial institutions to maintain: (a) a minimum ratio of common equity tier 1 (“CET1”) to risk weighted assets of at least 4.5%, (b) a minimum ratio of tier 1 capital to risk-weighted assets of at least 6.0%; (c) a minimum ratio of total (that is, tier 1 plus tier 2) capital to risk-weighted assets of at least 8.0%; and (d) a minimum leverage ratio of 3.0%, calculated as the ratio of tier 1 capital balance sheet exposures plus certain off-balance sheet exposures (computed as the average for each quarter of the month-end ratios for the quarter). In addition, the rules also limit a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” of 2.5% above the minimum standards stated in (a) - (c) above.

In September 2019, the FDIC finalized a rule to simplify the capital calculation for qualifying community banking organizations (i.e., the community bank leverage ratio (“CBLR”)), as required by the Economic Growth, Regulatory Relief and Consumer Protection Act. The CBLR framework is designed to reduce burden by removing the requirements for calculating and reporting risk-based capital ratios for qualifying community banking organizations that opt into the framework. A qualifying community bank may elect to utilize the CBLR in lieu of the general capital requirements and will be considered well capitalized if it exceeds the minimum CBLR of 9.0%. The CBLR framework also provides a two-quarter grace period for qualifying banks whose leverage ratio falls no more than 1.00% below the required ratio for that reporting quarter. The Bank opted into the CBLR framework as of September 30, 2024 and June 30, 2024.

As of September 30, 2024 and June 30, 2024, management believes the Bank has met all capital adequacy requirements to which it is subject. As of September 30, 2024 and June 30, 2024, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented in the following table (dollars in thousands):

Minimum To Be Well
Capitalized Under
			Minimum Capital			Prompt Corrective
	Actual		Requirements			Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio

September 30, 2024	(Dollars in thousands)
Tier I Capital to Average Assets	$29,606	13.42%	$17,649	>	8.0%	$19,855	>	9.0%

Minimum To Be Well
Capitalized Under
			Minimum Capital			Prompt Corrective
	Actual		Requirements			Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio

June 30, 2024	(Dollars in thousands)
Tier I Capital to Average Assets	$29,380	13.04%	$18,025	>	8.0%	$20,278	>	9.0%

A Wisconsin state-chartered savings bank is required by state law to maintain minimum net worth, as defined, in an amount equal to at least 6.0% of its total assets. At September 30, 2024, the Bank’s net worth was $29,294,407 and general loan loss reserve was $1,642,056 totaling 14.29% of total assets, which meets the state of Wisconsin’s minimum net worth requirements. At June 30, 2024, the Bank’s net worth was $28,955,130 and general loan loss reserve was $1,797,116, totaling 13.91% of total assets, which meets the state of Wisconsin’s minimum net worth requirements.

Note 12 -    Employee Benefit Plans

The Company provides a 401(k) salary deferral plan to substantially all employees. Employees are allowed to make voluntary contributions to the plan up to 15% of their compensation. In addition, the Company provides discretionary matching and profit-sharing contributions as well as a safe harbor contribution.

Effective upon the completion of the Company’s initial public stock offering in April 2021, the Company established an Employee Stock Ownership Plan (“ESOP”) for all eligible employees. The ESOP used $873,970 in proceeds from a term loan obtained from the Company to purchase 87,397 shares of common stock in the initial public offering at a price of $10.00 per share. The ESOP loan will be repaid principally from the Company’s contribution to the ESOP in annual payments through 2045 at a fixed interest rate per annum at 3.25%. Shares are released to participants on a straight-line basis over the loan term and allocated based on participant compensation. The Company recognizes compensation benefit expense as shares are committed for release at their current market price. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to additional paid-in capital. Dividends on allocated shares, if applicable, are recorded as a reduction of retained earnings and dividends on unallocated shares are recorded as a reduction of debt. The Company recognized $10,487 (upon the release of 874 shares) and $10,456 (upon the release of 874 shares) of compensation expense related to this plan for the three months ended September 30, 2024 and 2023, respectively. At September 30, 2024, there were 74,287 shares not yet released having an aggregate market value of approximately $668,583. Participants will become fully vested upon completion of three years of credited service. Eligible employees who were employed with the Company shall receive credit for vesting purposes for each year of continuous employment prior to adoption of the ESOP.

Note 13 -    Stock Based Compensation

On May 24, 2022, the stockholders of Marathon Bancorp, Inc. approved the Company’s 2022 Equity Incentive Plan (the “Plan”), which provides for the grant of stock-based awards to officers, employees and directors of the Company and Marathon Bank. Under provisions of the Plan, while active, awards may consist of grants of incentive stock options, nonqualified stock options, restricted stock and restricted stock units.  Stock options totaling 109,245 and restricted stock awards totaling 43,698 were authorized for award under the Plan.

Stock Options

On June 28, 2022, a total of 73,194 stock option awards were granted to the Bank’s directors, executive officers, senior officers and other officers (18,572 and 54,622 options were awarded to directors and employees, respectively). Director awards are considered non-qualified stock options while employee awards are considered incentive stock options. During the year ended June 30, 2023, a director and employee retired resulting in the forfeiture of 7,647 options. The awards vest ratably over five years (20% per year for each year of the participant’s service with the Company) and will expire ten years from the date of the grant, or June 2032. The fair value of each option grant was established at the date of grant using the Black-Scholes option pricing model. The Black-Scholes model used the following weighted average assumptions: risk-free interest rate of 3.27%; volatility factors of the expected market price of the Company’s common stock of 20.76%; weighted average expected lives of the options of 6.5 years; cash dividend yield of 0%. Based upon these assumptions, the weighted average fair value of options granted was $3.33.

On May 16, 2023, a total of 39,330 stock option awards were granted to the Bank’s directors, executive officers, senior officers and other officers (4,368 and 34,962 options were awarded to directors and employees, respectively). The fair value of each option grant was established at the date of grant using the Black-Scholes option pricing model. The Black-Scholes model used the following weighted average assumptions: risk-free interest rate of 3.53%; volatility factors of the expected market price of the Company’s common stock of 20.71%; weighted average expected lives of the options of 6.5 years; cash dividend yield of 0%. Based upon these assumptions, the weighted average fair value of options granted was $2.72.

Stock option expense amortized to expense for the three months ended September 30, 2024 and 2023 was $16,262 and $16,262, respectively. At September 30, 2024, total unrecognized compensation expense related to stock options was $196,717, and will be amortized to expense over a period of 3.25 years. As of September 30, 2024, there were 4,368 stock option awards available for future awards under this plan.

The aggregate intrinsic value of a stock option represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holders had all option holders exercised their options prior to the expiration date. The intrinsic value can change based on fluctuations in the market value of the Company’s stock.

A summary of stock option activity and related information for the three months ended September 30, 2024 was as follows.

			Weighted-Average
			Remaining	Aggregate
		Weighted-Average	Contractual Life	Intrinsic
	Options	Exercise Price	(in years)	Value
Outstanding, July 1, 2024	104,877	$10.31	8.33	$3,540
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Outstanding, September 30, 2024	104,877	10.31	8.06	3,933

Exercisable, September 30, 2024	40,640	$10.54	7.98	$1,114

Restricted Stock

On June 28, 2022, a total of 40,203 restricted stock awards were granted to the Bank’s directors, executive officers, senior officers and other officers under the Plan (9,614 and 30,589 shares were granted to directors and employees, respectively). On May 16, 2023, a total of 6,261 restricted stock awards were granted to the Bank’s directors, executive officers, senior officers and other officers under the Plan (1,311 and 4,950 shares were granted to directors and employees, respectively). During the year ended June 30, 2023, a director and employee retired resulting in the forfeiture of 3,059 restricted stock awards. The restricted stock awards vest ratably over five years (20% per year for each year of the participant’s service with the Company). Restricted stock expense was $23,513 and $23,513 for the three months ended September 30, 2024 and 2023, respectively. At September 30, 2024, future compensation expense related to non-vested restricted stock outstanding was $267,924 which will be amortized over a remaining period of 3.25 years. As of September 30, 2024, there were 293 shares of restricted stock available for issuance.

A summary of restricted stock activity and related information for the three months ended September 30, 2024, is as follows:

Weighted-Average
	Number of	Grant Date
	Shares	Fair Value
Non-vested, July 1, 2024	27,299	$10.75
Granted	—	—
Exercised	—	—
Forfeited	—	—
Outstanding, September 30, 2024	27,299	$10.75

Note 14-    Commitments and Contingencies

The Company is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

As of September 30, 2024 and June 30, 2024, the following financial instruments were outstanding where contract amounts represent credit risk:

	September 30, 2024	June 30, 2024
Commitments to grant loans	$842,500	$1,341,500
Unused commitments under lines of credit	3,726,811	3,691,619
MPF credit enhancements	677,540	658,008

Commitments to grant loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.

Mortgage Partnership Finance (MPF) credit enhancements allow the Company to share the credit risk associated with home mortgage finance with Federal Home Loan Bank (FHLB). MPF provides the Company the ability to originate, sell, and service fixed-rate, residential mortgage loans, and receive a Credit Enhancement Fee based on the performance of the loans. FHLB manages the liquidity, interest rate, and prepayment risks of the loans while the Company manages the credit risk of the loans. The Company will incur an obligation on a foreclosure loss only after a foreclosure loss exceeds the borrower’s equity, any private mortgage insurance, and the funded first loss account. Based on the delinquency results for states where properties are located and the Company’s historical loss experience, the estimated foreclosure losses are immaterial.

The Company, from time to time, may be a defendant in legal proceedings relating to the conduct of its banking business. Most of such legal proceedings are a normal part of the banking business and, in management’s opinion as of September 30, 2024, the financial condition and results of operations of the Company would not be materially affected by the outcome of such legal proceedings.

Note 15-    Fair Value of Assets and Liabilities

The Company uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Fair value accounting guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

In accordance with this guidance, the Company groups its financial assets and liabilities generally measured at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value.

Level 1 – Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 – Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 – Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities may include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following table sets forth assets and liabilities measured at fair value on a recurring basis at September 30, 2024 and June 30, 2024:

		Quoted Prices in	Other Observable	Unobservable
		Active Markets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
September 30, 2024
Available for sale debt securities
States and municipalities	$689,303	$—	$689,303	$—
Mortgage-backed	1,184,204	—	1,184,204	—
Corporate bonds	4,726,103	—	3,226,103	1,500,000
Total assets	$6,599,610	$—	$5,099,610	$1,500,000

		Quoted Prices in	Other Observable	Unobservable
		Active Markets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
June 30, 2024
Available for sale debt securities
States and municipalities	$685,588	$—	$685,588	$—
Mortgage-backed	1,292,907	—	1,292,907	—
Corporate bonds	4,628,266	—	3,168,266	1,460,000
Total assets	$6,606,761	$—	$5,146,761	$1,460,000

For those available for sale debt securities where quoted prices are unavailable, fair values are calculated based on market prices of similar securities and, therefore, are classified as Level 2 within the valuation hierarchy.

The following table represents changes in the Company’s available for sale debt securities measured at fair value on a recurring basis using unobservable inputs (Level 3). The Company had one investment security measured at fair value on a recurring basis using significant unobservable inputs (Level 3) at September 30, 2024 and June 30, 2024. The investment is valued on a quarterly basis by a third-party valuation expert. The Level 3 valuation is based on the 5/30 swap curve, floated at 1%, which is considered a significant unobservable input.

	Three Months	Three Months
	Ended September 30,	Ended September 30,
	2024	2023
Balance at July 1,	$1,460,000	$1,580,000

Unrealized gains (losses) included in other comprehensive income (loss)	40,000	(120,000)

Balance at September 30,	$1,500,000	$1,460,000

Under certain circumstances the Company may make adjustments to fair value for assets and liabilities although they are not measured at fair value on an ongoing basis. The Company had Level 3 financial assets measured at fair value on a nonrecurring basis, which are summarized below:

	Unaudited
	September 30,	June 30,	Valuation	Unobservable	Range
	2024	2024	Technique	Input	(Weighted Avg.)

Foreclosed assets (OREO)	$1,397,460	$1,397,460	Collateral valuation	Discount from market value	2024: 10%-75%

During the year ended June 30, 2023, the Company foreclosed on collateral supporting a construction loan which was valued at $2.3 million and was included in foreclosed assets, net. The valuation was based on independent appraisals subject to certain discounts less estimated costs to sell. A subsequent independent appraisal was obtained in April 2024 resulting in a new valuation subject to certain discounts less estimated costs to sell. After adjusting for estimated costs to sell, the revised valuation was $1.4 million resulting in a provision for valuation allowance of $937,100 being recorded during the year ended June 30, 2024.

Financial Disclosures about Fair Value of Financial Instruments

Accounting guidance requires disclosures of the estimated fair value of certain financial instruments and the methods and significant assumptions used to estimate their fair values. Certain financial instruments and all non-financial instruments are excluded from the scope of the guidance.

The estimated fair values of financial instruments are as follows:

	September 30, 2024		June 30, 2024
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets
Cash and due from banks	$1,958,034	$1,958,034	$2,977,438	$2,977,438
Federal funds sold	13,064,000	13,064,000	7,495,000	7,495,000
Interest bearing deposits in other financial institutions	319,260	319,260	199,888	199,888
Available for sale debt securities	6,599,610	6,599,610	6,601,761	6,601,761
Held to maturity debt securities	501,490	421,745	510,276	394,081
Loans, net	176,155,458	167,632,000	183,447,633	172,191,000
Investment in restricted stock	1,329,413	1,329,413	1,329,413	1,329,413
Interest receivable	532,670	532,670	597,768	597,768
Financial Liabilities
Deposits	$172,165,268	$160,143,000	$172,980,754	$156,433,000
Federal Home Loan Bank (FHLB) advances	10,000,000	10,000,000	13,000,000	13,000,000
Accrued interest payable	538,709	538,709	287,072	287,072

The methods and assumptions that were used to estimate the fair value of financial assets and financial liabilities that are measured at fair value on a recurring and non-recurring basis have been previously disclosed. A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below:

Cash and due from banks – Due to their short -term nature, the carrying amount of cash and due from banks approximates fair value and is categorized in level 1 of the fair value hierarchy.

Federal funds sold – Due to their short-term nature, the carrying amount of federal funds sold approximates the fair value and is categorized in level 1 of the fair value hierarchy.

Interest bearing deposits in other financial institutions- Due to their short -term nature, the carrying amount of interest- bearing deposits in other financial institutions approximates fair value and is categorized in level 1 of the fair value hierarchy.

Available for sale securities – For those available for sale debt securities where quoted prices are unavailable, fair values are calculated based on market prices of similar securities and, therefore, are classified as level 2 within the valuation hierarchy. For those available for sale debt securities where market prices of similar securities are not available because of the lack of observable market data, they are valued on a quarterly basis by a third-party valuation expert and, therefore, are classified as level 3 within the valuation hierarchy.

Held to maturity debt securities-The fair value is estimated using quoted market prices or by pricing models and is categorized as level 2 of the fair value hierarchy.

Loans– The fair value of variable rate loans that reprice frequently are based on carrying values. The fair value of other loans is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and is categorized in level 3 of the fair value hierarchy. Loans held for sale are included with loans, net above, with fair value based on commitments on hand from investors or prevailing market prices and is categorized in level 3 of the fair value hierarchy.

Investments in restricted stock – No secondary market exists for FHLB stock. The stock is bought and sold at par by the FHLB and management believes the carrying amount approximates fair value and is categorized in level 2 of the fair value hierarchy.

Interest receivable – Due to their short -term nature, the carrying amount approximates fair value and is categorized in level 1 of the fair value hierarchy.

Deposits – Fair value of deposits with no stated maturity, such as demand deposits, savings, and money market accounts, by definition, is the amount payable on demand on the reporting date. Fair value of fixed rate time deposits is estimated using discounted cash flows applying interest rates currently offered on similar time deposits. Deposits are categorized in level 2 of the fair value hierarchy.

Federal Home Loan Bank (FHLB) advances – The carrying amount approximates fair value and is categorized in level 2 of the fair value hierarchy.

Accrued interest payable – Due to their short-term nature, the carrying amount approximates fair value and is categorized in level 1 of the fair value hierarchy.

The estimated fair value of fee income on letters of credit at September 30, 2024 and June 30, 2024 is insignificant. Loan commitments on which the committed interest rate is less than the current market rate are also insignificant at September 30, 2024 and June 30, 2024.

Note 16-    Revenue Recognition

In accordance with FASB Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (Topic 606) and all subsequent amendments, the Company’s services that fall within the scope of Topic 606 are presented within non-interest income and are recognized as revenue as the Company satisfies its obligation to the customer. All of the Company’s revenue from contracts with customers in the scope of Topic 606 is recognized within non-interest income which includes service charges on deposit accounts and the sale of foreclosed assets.

A description of the Company’s revenue streams accounted for under Topic 606 follows:

Service Charges on Deposit Accounts: Service charges on deposit accounts relate to fees generated from a variety of deposit products and services rendered to customers. Charges include, but are not limited to, overdraft fees, non-sufficient fund fees, dormant fees, and monthly service charges. Such fees are recognized concurrent with the event on a daily basis or on a monthly basis depending upon the customer’s cycle date.

Gains (Losses) on Sales of Foreclosed Assets: The Company records a gain or loss from a sale of foreclosed assets when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. If the Company finances the sale of foreclosed asset to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the foreclosed asset is derecognized, and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer. In determining the gain or loss on the sale, the Company adjusts the transaction price and related gain (loss) on sale if a significant financing component is present.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Marathon Bancorp, Inc.
Wausau, Wisconsin

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Marathon Bancorp, Inc. (the Company) as of June 30, 2024 and 2023, and the related consolidated statements of income (loss), comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2024, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024 and 2023, and the results of their operations and their cash flows for each of the years in the two-year period ended June 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 1, on January 1, 2023, the Company adopted Accounting Standard Update (ASU) 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2020.

/s/ Bonadio & Co., LLP
Pittsford, New York
September 26, 2024

Marathon Bancorp, Inc.

Consolidated Balance Sheets

June 30, 2024 and 2023

	June 30,
	2024	2023
Assets
Cash and due from banks	$2,977,438	$2,272,088
Federal funds sold	7,495,000	9,503,000
Cash and cash equivalents	10,472,438	11,775,088
Interest bearing deposits held in other financial institutions	199,888	3,762,139
Debt securities available for sale	6,606,761	8,921,715
Debt securities held to maturity, at amortized cost (fair value $394,081 and $378,046)	510,276	516,089
Loans, net of allowance of $1,797,116 and $2,158,590, respectively	183,447,633	197,713,756
Interest receivable	597,768	612,724
Foreclosed assets (OREO), net	1,397,460	2,334,560
Investment in restricted stock, at cost	1,329,413	770,273
Cash surrender value life insurance	8,972,785	8,724,198
Premises and equipment, net	4,085,752	2,128,392
Deferred tax asset	580,340	486,916
Other assets	1,033,499	1,032,749
Total assets	$219,234,013	$238,778,599
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$25,936,461	$26,180,842
Interest bearing	147,044,293	171,073,464
Federal Home Loan Bank (FHLB) advances	13,000,000	8,000,000
Other liabilities	1,958,475	2,244,775
Total liabilities	187,939,229	207,499,081
Commitments and Contingent Liabilities (See note 18)
Stockholders’ Equity
Preferred stock, $.01 par value, 5,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 20,000,000 shares authorized, 2,140,412 and 2,157,497
shares issued and outstanding at June 30, 2024 and 2023	20,970	21,141
Additional paid-in capital	7,254,534	7,252,506
Retained earnings	25,523,681	25,577,300
Unearned ESOP shares, at cost	(751,613)	(786,572)
Accumulated other comprehensive loss	(752,788)	(784,857)
Total stockholders’ equity	31,294,784	31,279,518
Total liabilities and stockholders’ equity	$219,234,013	$238,778,599

See Notes to Consolidated Financial Statements

Marathon Bancorp, Inc.

Consolidated Statements of Income (Loss)

For the Years ended June 30, 2024 and 2023

	June 30,
	2024	2023
Interest Income
Loans, including fees	$8,637,410	$8,181,894
Debt securities	214,056	249,518
Other	579,115	546,398
Total interest income	9,430,581	8,977,810
Interest Expense
Deposits	2,942,288	2,175,876
Borrowings and other	648,430	102,623
Total interest expense	3,590,718	2,278,499
Net Interest Income	5,839,863	6,699,311
Provision for (Recovery of) Credit Losses	(190,000)	—
Net Interest Income After Provision for (Recovery of) Credit Losses	6,029,863	6,699,311
Non-Interest Income
Service charges on deposit accounts	125,175	153,069
Mortgage banking income	325,530	351,377
Increase in cash value of life insurance	248,587	236,420
Gain on proceeds from life insurance death benefit	—	261,297
Net gain on securities transactions	—	24,000
Gain on acquisition of foreclosed assets	—	246,751
Other income	26,732	28,664
Total non-interest income	726,024	1,301,578
Non-Interest Expenses
Salaries and employee benefits	3,082,201	3,296,003
Occupancy and equipment expenses	857,613	730,989
Data processing and office	448,520	400,918
Professional fees	754,806	712,246
Marketing expenses	61,234	87,179
FDIC insurance premiums	127,000	62,400
Directors fees	108,235	89,256
Foreclosed assets, net	1,034,592	—
Other expenses	527,788	505,093
Total non-interest expenses	7,001,989	5,884,084
Income (Loss) Before Income Taxes (Benefit)	(246,102)	2,116,805
Provision for (Benefit from) Income Taxes	(59,108)	444,735
Net Income (Loss)	$(186,994)	$1,672,070

Net income (loss) per common share-basic	($ 0.09)	$ 0.79
Net income (loss) per common share-diluted	($ 0.09)	$ 0.79
Weighted average number of common shares outstanding-basic	2,042,280	2,108,612
Weighted average number of common shares outstanding-diluted	2,042,280	2,112,509

See Notes to Consolidated Financial Statements

Marathon Bancorp, Inc.

Consolidated Statements of Comprehensive Income (Loss)

For the Years Ended June 30, 2024 and 2023

	June 30,
	2024	2023
Net Income (Loss)	$(186,994)	$1,672,070
Other comprehensive income (loss)
Unrealized gains (losses) on available for sale debt securities
Unrealized holding gains (losses) arising during the period	47,619	(556,318)
Tax effect	(10,008)	152,142
Net amount	37,611	(404,176)

Reclassification adjustment for gains included in net income (loss) (b)	—	(24,000)
Tax effect	—	6,538
Net amount	—	(17,462)
Reclassification adjustment for amortization of stranded tax effect from change in tax legislation (c)	(10,472)	—
Amortization of unrealized losses on debt securities transferred from available for sale to held to maturity (a)	4,930	5,810
Other comprehensive income (loss)	32,069	(415,828)
Comprehensive Income (Loss)	$(154,925)	$1,256,242

(a)	The reclassification adjustment is reflected in the Consolidated Statement of Income (Loss) as Interest Income - Debt Securities.
(b)	The reclassification adjustment is reflected in the Consolidated Statement of Income (Loss) as Net Gain on Securities Transactions.
(c)	The reclassification is included in the Consolidated Statements of Income (Loss) as Other Expenses.

See Notes to Consolidated Financial Statements

Marathon Bancorp, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended June 30, 2024 and 2023

						Accumulated
			Additional		Unearned	Other
	Preferred	Common	Paid-in	Retained	ESOP	Comprehensive
	Stock	Stock	Capital	Earnings	Shares	Loss	Total
Balance, July 1, 2022	$—	$22,295	$8,487,400	$23,905,230	$(821,531)	$(369,029)	$31,224,365
Net income	—	—	—	1,672,070	—	—	1,672,070
ESOP shares committed to be released (3,496 shares)	—	—	5,168	—	34,959	—	40,127
Stock based compensation	—	—	130,628	—	—	—	130,628
Other comprehensive loss	—	—	—	—	—	(415,828)	(415,828)
Purchase and retirement of common stock shares (115,405 shares)	—	(1,154)	(1,370,690)	—	—		(1,371,844)
Balance, June 30, 2023	—	21,141	7,252,506	25,577,300	(786,572)	(784,857)	31,279,518
Cumulative effect adjustment for ASU 2016-13 Current Expected Credit Losses (Notes 1 and 4)				133,375			133,375
Net loss	—	—	—	(186,994)	—	—	(186,994)
ESOP shares committed to be released (3,496 shares)	—	—	(1,023)	—	34,959	—	33,936
Stock based compensation	—	—	159,100	—	—	—	159,100
Other comprehensive income	—	—	—	—	—	32,069	32,069
Purchase and retirement of common stock shares (17,082 shares)	—	(171)	(156,049)	—	—	—	(156,220)
Balance, June 30, 2024	$—	$20,970	$7,254,534	$25,523,681	$(751,613)	$(752,788)	$31,294,784

See Notes to Consolidated Financial Statements

Marathon Bancorp, Inc.

Consolidated Statements of Cash Flows

For the Years Ended June 30, 2024 and 2023

	June 30,
	2024	2023
Operating Activities
Net income (loss)	$(186,994)	$1,672,070
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	244,904	205,013
Provision for (recovery of) credit losses	(190,000)	—
Provision for valuation allowance on foreclosed assets (OREO), net	937,100	—
Amortization of deferred loan fees	(41,552)	(50,036)
ESOP expense	33,936	40,127
Stock based compensation	159,100	130,628
Net amortization of discounts and premiums on debt securities	73,654	101,677
Net gain on sale of loans	(174,553)	(129,520)
Realized gain on available for sale debt securities	—	(24,000)
Net gain on foreclosed assets (OREO), net	—	(246,751)
Net change in deferred taxes	(138,356)	249,564
Gain from proceeds on life insurance death benefit	—	(261,297)
Earnings on cash value of life insurance	(248,587)	(236,420)
Decrease (Increase) in interest receivable	14,956	(46,795)
Originations of loans held for sale	(4,392,500)	(3,868,410)
Proceeds from loans held for sale	4,567,053	3,997,930
Net change in operating leases	2,406	(6,800)
Net change in other assets	(750)	(21,880)
Net change in other liabilities	(243,264)	484,029
Net Cash from Operating Activities	416,553	1,989,129
Investing Activities
Net change in interest-bearing deposits in other financial institutions	3,562,251	(1,817,066)
Proceeds from life insurance death benefit	—	966,834
Proceeds from sales, maturities, and repayments of debt securities available for sale	2,288,068	1,037,601
Proceeds from maturities and calls of debt securities held to maturity	11,594	22,828
Net increase in restricted stock	(559,140)	(447,273)
Net change in loans	14,672,675	(14,121,657)
Purchases of property and equipment	(2,264,879)	(65,363)
Net Cash provided by (used in) Investing Activities	17,710,569	(14,424,096)
Financing Activities
Net change in deposits	(24,273,552)	9,153,858
Borrowings of FHLB advances	5,000,000	8,000,000
Purchase and retirement of common stock	(156,220)	(1,371,844)
Net Cash provided by (used in) Financing Activities	(19,429,772)	15,782,014
Net Change in Cash and Cash Equivalents	(1,302,650)	3,347,047
Cash and Cash Equivalents, Beginning of Year	11,775,088	8,428,041
Cash and Cash Equivalents, End of Year	$10,472,438	$11,775,088
Supplemental Disclosure of Cash Flow Information
Cash payments for
Interest	$3,378,226	$2,234,990
Taxes	261,000	159,000
Supplemental Disclosure of Non-Cash Investing and Financing Activities
Transfer of loans to foreclosed assets	$—	$2,087,809
Lease liabilities and right-of-use assets arising from adoption of ASC 842	47,570	698,837

See Notes to Consolidated Financial Statements

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

Note 1 -     Significant Accounting Policies

Basis of Presentation and Nature of Operations

Marathon Bancorp, Inc. (the “Company”) is a Maryland chartered mid-tier stock holding company and was formed in connection with the conversion of Marathon Bank (the “Bank”) from a mutual to the mutual holding company form of organization in April 2021, and it is a subsidiary of Marathon MHC (the “Mutual Holding Company”), a Wisconsin chartered mutual holding company. The Mutual Holding Company received 1,226,223 shares, or 55.0%, of the Company’s issued stock at the time of the reorganization. In connection with the reorganization, Marathon Bancorp, Inc. sold 1,003,274 shares of common stock to the public at $10.00 per share, representing 45.0% of its outstanding shares of common stock at the time of the reorganization. The Mutual Holding Company activity is not included in the accompanying consolidated financial statements. Marathon Bank is a wholly owned subsidiary of the Company. The same directors and officers, who manage the Bank, also manage the Company and the Mutual Holding Company.

The Bank is a Wisconsin stock savings bank, which conducts its business through five facilities. The Bank operates as a full-service financial institution with a primary market area including, but not limited to, Marathon County and Ozaukee County, Wisconsin. Its primary deposit products are demand deposits, savings, and certificates of deposits; and its primary lending products are commercial real estate, commercial and industrial, construction, one-to-four-family residential, multi-family real estate and consumer loans. In addition, the Bank has two nonbank subsidiaries for the purpose of temporarily holding a foreclosed property pending the liquidation of this property and to hold the real estate of its recently opened branch in Brookfield, Wisconsin.

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. The Company maintains its accounts using the accrual basis of accounting. Under the accrual basis of accounting, revenues are recognized when earned and expenses are recognized when incurred. The significant accounting policies described below, together with the notes that follow, are an integral part of the consolidated financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, the Bank, and its two nonbank subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. The Company, as used in the consolidated financial statements, refers to the consolidated group.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for credit losses, valuation of deferred tax assets, and fair value of financial assets and liabilities.

Concentrations of Credit Risk

The majority of the Company’s loans and commitments to extend credit have been granted to customers in the Company’s market area. Although the Company’s loan portfolio is diversified, a substantial portion of the Company’s customers’ ability to honor their contracts is dependent upon the local business economy in which the Company operates. The concentration of credit by type of loan is set forth in Note 4 of the notes to consolidated financial statements.

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

Cash and Cash Equivalents

For the purposes of the statement of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold with other banks, all of which have original maturities of 90 days or less.

Balances in transaction accounts at other financial institutions may exceed amounts covered by federal deposit insurance. Management regularly evaluates the credit risk associated with other financial institutions and believes that the Company is not exposed to any significant credit risks on cash and cash equivalents.

Interest Bearing Deposits in Other Financial Institutions

Interest-bearing deposits with other financial institutions consist of certificates of deposits in other banks with original maturities of less than one year.

Debt Securities

The Company classifies its debt securities as available for sale or held to maturity. Debt securities classified as available for sale are recorded at fair value, with unrealized gains and losses excluded from earnings and reported in comprehensive income (loss). Debt securities, which the Company has the positive intent and ability to hold to maturity, are classified as held to maturity and are carried at amortized cost.

Purchase premiums and discounts are recognized in interest income using the interest method to the call date or over the terms of the securities, if there is no call date. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

For a debt security transferred into the held to maturity category from the available for sale category, the unrealized holding gain or loss at the date of the transfer is reported in accumulated other comprehensive income and amortized over the remaining life of the security as an adjustment of yield in a manner consistent with the amortization of any premium or discount.

Prior to implementation of Financial Accounting Standards Board (FASB) ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“CECL”), unrealized losses on Available for Sale (“AFS”) debt securities caused by a credit event would require the direct write-down of the AFS security through the other-than-temporary impairment approach; however, the new standard requires credit losses to be presented as an allowance for credit losses (“ACL”). The Company is still required to conduct an impairment evaluation on AFS securities to determine whether the Company has the intent to sell the security or it is more likely than not that it will be required to sell the security before recovery. If these situations apply, the guidance continues to require the Company to reduce the security’s amortized cost basis down to its fair value through earnings. The Company also evaluates the unrealized losses on AFS securities to determine if a security’s decline in fair value below its amortized cost basis is due to credit factors. The evaluation is based upon factors such as the creditworthiness of the underlying borrowers, performance of the underlying collateral, if applicable, and the level of credit support in the security structure. Management also evaluates other factors and circumstances that may be indicative of a decline in the fair value of the security due to a credit factor. This includes, but is not limited to, the extent to which fair value is less than amortized cost, the current interest rate environment, changes to rating of security or security issuer, and adverse conditions specifically related to the security among other factors. If this assessment indicates that a credit loss exists, the present value of the expected cash flows of the security is compared to the amortized cost basis of the security. If the present value of the cash flows expected to be collected is less than the amortized cost, an ACL is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis under the CECL standard, and declines due to non-credit factors are recorded in accumulated other comprehensive income (“AOCI”), net of taxes. If a credit loss is recognized in earnings, subsequent improvements to the expectation of collectability will be recognized through the ACL. If the fair value of the security

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

increases above its amortized cost, the unrealized gain will be recorded in AOCI, net of taxes, on the consolidated balance sheets. Accrued interest receivable on AFS securities is excluded from the estimate of credit losses.

The Company’s portfolio of held to maturity securities consists of U.S. agency residential mortgage-backed securities which are highly rated by major rating agencies and have a long history of no credit losses. In estimating the net amount expected to be collected for held to maturity securities in an unrealized loss position, a historical loss based method is utilized.

Investments in Restricted Stock

Investments in restricted stock consist of Federal Home Loan Bank stock. The Bank, as a member of the Federal Home Loan Bank System, is required to hold a specific number of shares of capital stock in the Federal Home Loan Bank of Chicago. Since ownership of this stock is restricted, the stock is carried at cost and evaluated periodically for impairment. The carrying amount of the Bank’s investment in Federal Home Loan Bank stock was $1,329,413 and $770,273 as of June 30, 2024 and 2023.

Fair Value Measurements

The Company determined the fair value of certain assets in accordance with the provisions of FASB Accounting Standards Codification Topic Accounting Standards Codification 820, Fair Value Measurements, which provides a framework for measuring fair value under generally accepted accounting principles.

Fair value is defined as the exchange price that would be received for an asset in the principal or most advantageous market for the asset in an orderly transaction between market participants on the measurement date. It is required that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. The Standard also establishes a fair value hierarchy, which prioritizes the valuation inputs into three broad levels:

●	Level 1 inputs consist of quoted prices in active markets for identical assets that the reporting entity has the ability to access at the measurement date.
●	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the related asset.
●	Level 3 inputs are unobservable inputs related to the asset.

See Note 19 of the notes to consolidated financial statements.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at lower of cost or fair value. For loans carried at the lower of cost or fair value, gains and losses on loan sales (sales proceeds minus carrying value) are recorded in non-interest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in non-interest income upon sale of the loan. The Company had no loans held for sale as of June 30, 2024 and 2023.

Loans

Loans are reported at their outstanding unpaid principal balance adjusted for the allowance for loan losses.

Interest income is accrued on the unpaid principal balance. The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. Loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income.

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loan Origination Fees and Costs

Loan origination fees and related direct origination costs associated with loans are deferred and amortized over the life of the loan on a level-yield basis as an adjustment to interest income over the contractual life of the loan.

Allowance for Credit Losses-Loans

The following accounting policies have been updated in connection with the adoption of ASC 326 and apply to periods beginning after June 30, 2023.

The allowance for credit losses on loans is established through charges to earnings in the form of a provision for credit losses. Loan losses are charged against the allowance for credit losses for the difference between the carrying value of the loan and the estimated net realizable value or fair value of the collateral, if collateral dependent, when management believes that the collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance represents management’s current estimate of expected credit losses over the contractual term of loans, and is recorded at an amount that, in management’s judgment, reduces the recorded investment in loans to the net amount expected to be collected. No allowance for credit loss is recorded on accrued interest receivable and amounts written-off are reversed by an adjustment to interest income. Management’s judgment in determining the level of the allowance is based on evaluations of historical loan losses, current conditions and reasonable and supportable forecasts relevant to the collectability of loans. Loans that share common risk characteristics are evaluated collectively using a weighted-average remaining maturity methodology. The weighted-average remaining maturity methodology uses an average annual charge-off rate as a foundation for estimating the credit loss for the remaining balances of all loan pools. The average annual charge-off rate is applied to the contractual term, further adjusted for estimated prepayments to determine the unadjusted historical charge-off rate.

Management’s estimate of the allowance for credit losses on loans that are collectively evaluated also includes a qualitative assessment of available information relevant to assessing collectability that is not captured in the loss estimation process. This includes forecasts that are reasonable and supportable concerning expectations of future economic conditions. The reasonable and supportable forecast period is 24 months. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.
2.	Changes in the value of underlying collateral for collateral dependent loans.
3.	Nature and volume of the portfolio and terms of loans.
4.	Volume and severity of past due, classified and nonaccrual loans as well as other loan modifications.
5.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.
6.	Experience, ability, and depth of lending management and other relevant staff.

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

7.	Quality of loan review and Board of Director oversight.
8.	The effect of other external factors such as competition, legal and regulatory requirements.
9.	Changes in national and local economic conditions related to unemployment, house price index, and gross domestic product.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for credit losses calculation for our loan portfolio.

The evaluation also considers the following risk characteristics of each loan portfolio segment:

●	One-to- four-family residential real estate loans carry risks associated with the continued creditworthiness of the borrower and changes in the value of the collateral.
●	Commercial real estate loans carry risks associated with the successful operation of a business or a real estate project, in addition to other risks associated with the ownership of real estate, because repayment of these loans may be dependent upon the profitability and cash flows of the business or project.
●	Construction loans carry risks that the project may not be finished according to schedule, the project may not be finished according to budget, and the value of the collateral may, at any point in time, be less than the principal amount of the loan. Construction loans also bear the risk that the general contractor, who may or may not be a loan customer, may be unable to finish the construction project as planned because of financial pressure or other factors unrelated to the project.
●	Commercial and industrial loans carry risks associated with the successful operation of a business because repayment of these loans may be dependent upon the profitability and cash flows of the business. In addition, there is risk associated with the value of collateral other than real estate which may depreciate over time and cannot be appraised with as much reliability.
●	Multifamily real estate loans are generally secured by properties consisting of five or more rental units in our market area. Our multifamily real estate loans generally have fixed rates, initial terms of five years and amortization periods of up to 30 years, with a balloon payment due at the end of the initial term. Virtually all of our multifamily real estate loans are secured by properties located within our primary lending markets in Wisconsin.
●	Consumer loans carry risk associated with the continued creditworthiness of the borrower and the value of the collateral, if any. These loans are typically either unsecured or secured by rapidly depreciating assets. They are also likely to be immediately and adversely affected by job loss, divorce, illness, personal bankruptcy, or other changes in circumstances.

Loans that do not share common risk characteristics with other loans are evaluated individually and are not included in the collective analysis. The allowance for credit losses on loans that are individually evaluated may be estimated based on their expected cash flows, or, in the case of loans for which repayment is expected substantially through the operation or sale of collateral when the borrower is experiencing financial difficulty, may be measured based on the fair value of the collateral less estimated costs to sell.

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

The accounting policies for the year ended June 30, 2023 are as follows.

The allowance for loan losses established as losses is estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated, general and unallocated components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. General components cover non-impaired loans and are based on historical loss rates for each portfolio segment, adjusted for the effects of qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio segment’s historical loss experience. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions;  changes in the nature and volume of the portfolio; changes in the experience, ability, and depth of lending management and other relevant staff; changes in the volume and severity of past due, nonaccrual and other adversely graded loans; changes in the loan review system; changes in the value of the underlying collateral for collateral-dependent loans; concentrations of credit; and the effect of other external factors such as competition and legal and regulatory requirements.

The unallocated component of the allowance for loan losses covers several considerations that are not specifically measurable through either the allocated or general components. For example, at times the Company could face increasing credit risks and uncertainties, not yet reflected in recent historical losses or qualitative factor assessments, associated with unpredictable changes in economic growth or business conditions in our markets or for certain industries in which we have commercial loan borrowers, or unanticipated stresses to the values of real estate held as collateral. Any or all of these additional issues can adversely affect our borrowers’ ability to timely repay their loans. Also, the unallocated component allocation recognizes the inherent imprecision in our allowance for loan loss methodology, or any alternative methodology, for estimating allocated and general loan losses, including the unpredictable timing and amounts of charge-offs, the fact that historical loss averages don’t necessarily correlate to future loss trends, and unexpected changes to specific-credit or general portfolio future cash flows and collateral values which could negatively impact unimpaired portfolio loss factors.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reason for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent.

Troubled debt restructurings (“TDRs”) are individually evaluated for impairment and included in the separately identified impairment disclosures. Loans whose terms are modified are classified as troubled debt restructurings if the Company grants borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a below-market interest rate based on the loan’s risk

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

characteristics, an extension of a loan’s stated maturity date or a significant delay in payment. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for a sustained period after modification. For TDRs that subsequently default, the Company determines the amount of the allowance on that loan in accordance with the accounting policy for the allowance for loan losses on loans individually identified as impaired.

Major categories of loans are further defined by the Company into portfolio segments identified by the Company including commercial and industrial, commercial real estate, construction, one-to-four-family residential, multi-family real estate and consumer loans. Relevant risk characteristics for these portfolio segments generally include debt service coverage, loan-to-value ratios and financial performance on non-consumer loans and credit scores, debt-to-income, collateral type and loan-to-value ratios for consumer loans.

Allowance for Credit Losses on Unfunded Commitments

The Company records an allowance, reported in other liabilities, for expected credit losses on commitments to extend credit that are not unconditionally cancelable by the Company. The allowance for unfunded commitments is measured based on the principles utilized in estimating the allowance for credit losses on loans and an estimate of the amount of unfunded commitments expected to be advanced. Changes in the allowance for unfunded commitments are recorded through the provision for credit losses.

Loans to Borrowers Experiencing Financial Difficulty

The Company’s July 1, 2023 adoption of ASU 2022-02 eliminates the recognition and measurement of TDRs. Upon adoption of this guidance, the Company will no longer recognize an allowance for credit losses for the economic concession granted to a borrower for changes in the timing and amount of contractual cash flows when a loan is restructured. The adoption of ASU 2022-02 results in a change to reporting for loan modifications to borrowers experiencing financial difficulties. With the adoption of ASU 2022-02 these modifications require enhanced reporting on the type of modifications granted and the financial magnitude of the concessions granted. When the Company modifies a loan with financial difficulty, such modifications generally include one or a combination of the following: an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; a change in scheduled payment amount; or principal forgiveness.

Leases

The Company evaluates its contracts at inception to determine if an arrangement either is a lease or contains one. Operating lease right-of-use (“ROU”) assets are included in premises and equipment and operating lease liabilities in other liabilities in the consolidated balance sheets. The Company had no finance leases at June 30, 2024.

ROU assets represent the right to use an underlying asset for the lease term, and lease liabilities represent an obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The Company’s leases do not provide an implicit rate, so the Company’s incremental borrowing rate is used, which approximates its fully collateralized borrowing rate, based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate is reevaluated upon lease modification. The operating lease ROU asset also includes any initial direct costs and prepaid lease payments made less any lease incentives. In calculating the present value of lease payments, the Company may include options to extend the lease when it is reasonably certain that it will exercise that option.

In accordance with ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”), the Company keeps leases with an initial term of 12 months or less off of the consolidated balance sheet. The Company recognizes these lease payments in the

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

consolidated statements of income on a straight-line basis over the lease term. The Company has lease agreements with lease and non-lease components and has elected the practical expedient to account for them as a single lease component.

The Company’s operating leases relate primarily to bank branches.

Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments to grant loans. Such financial instruments are recorded when they are funded.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company – put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership; (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less estimated cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

The recorded investment in 1-4 family owner occupied properties that were in process of foreclosure was $0 at June 30, 2024 and June 30, 2023. Foreclosed assets were $1,397,460 and $2,334,560 at June 30, 2024 and 2023, respectively.

Cash Surrender Value Life Insurance

Investment in life insurance contracts is stated at cash surrender value of the various insurance policies. The income on the investment is included in non-interest income.

Mortgage Servicing Rights

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Generally, purchased servicing rights are capitalized at the cost to acquire the rights. For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on its fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is recognized through valuation allowance for individual tranches, to the extent that fair value is less than the capitalized amount for the tranches. If the Company later determines that all or a portion of the impairment no longer exists, a reduction of the allowance may be recorded as an increase to income. Capitalized servicing rights are included with other assets on the consolidated balance sheet and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

Loans serviced for others are not included in the consolidated balance sheet. The unpaid principal balances of mortgage loans serviced for others was approximately $81,058,000 and $81,849,000 as of June 30, 2024 and 2023, respectively. The Company had a mortgage servicing right asset of $776,659 and $818,151 as of June 30, 2024 and 2023, included in other assets on the consolidated balance sheets.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Software amortization is included in depreciation expense. Buildings and related components are depreciated using the straight-line method over the estimated useful lives of the assets ranging from 5 to 40 years for buildings and improvements and 3 to 10 years for furniture and equipment. Leasehold improvements are amortized over the lesser of the related terms of the leases or their useful lives.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of property and equipment, allowance for loan losses, mortgage servicing rights, and net operating losses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of June 30, 2024 and 2023, the unrecognized tax benefit accrual was zero. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred.

Employee Benefit Plans

The Company sponsors a 401(k) salary deferral plan available to substantially all employees. The plan provides for Company-matching contributions based on a percentage of participant contributions as well as Company profit-sharing and safe harbor contributions.

The Company also sponsors an Employee Stock Ownership Plan (“ESOP”) that is available to substantially all employees. Shares are released to employees on a straight-line basis over the loan term and allocated based on participant compensation. See Note 12 of the Notes to Consolidated Financial Statements.

Advertising Costs

Advertising costs are expensed as incurred. Such costs were $61,234 and $87,179 for the years ended June 30, 2024 and 2023, respectively.

Stock-Based Compensation

Compensation costs related to share-based payment transactions are recognized based on the grant-date fair value of the stock-based compensation issued. Compensation costs are recognized over the period that an employee provides service

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

in exchange for the award.  Compensation costs related to the Employee Stock Ownership Plan are dependent upon the average stock price and the shares committed to be released to plan participants through the period in which income is reported.

Earnings (Loss) per Common Share

Basic net income (loss) per common share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Unallocated common shares held by the ESOP are not included in the weighted-average number of common shares outstanding for purposes of calculating earnings per common share until they are committed to be released. Diluted earnings (loss) per share is adjusted for the dilutive effects of stock based compensation and is calculated using the treasury stock method. Set forth below is the calculation of earnings (loss) per share. See Note 15 of the Notes to Consolidated Financial Statements.

	Years Ended June 30,
	2024	2023
Net income (loss) applicable to common stock	$(186,994)	$1,672,070

Average number of shares outstanding	2,119,189	2,189,017
Less: Average unallocated ESOP shares	76,909	80,405

Average number of common shares outstanding used to calculate basic earnings per share	2,042,280	2,108,612
Effect of dilutive restricted stock awards	—	3,897

Average number of common shares outstanding used to calculate dilutive earnings per share	2,042,280	2,112,509

Earnings (loss) per common share:
Basic	$(0.09)	$0.79
Diluted	(0.09)	0.79

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains (losses) on available for sale debt securities, reclassification of realized gains on sale of available for sale debt securities, unrealized loss related to debt securities classified as available for sale transferred to debt securities classified as held to maturity, and the stranded tax effect from change in tax legislation.

Reclassifications

Certain reclassifications of amounts previously reported have been made to the accompanying consolidated financial statements to maintain consistency between periods presented. The reclassification had no impact on net income or equity.

Revenue Recognition

The majority of the Company’s revenues come from interest income on loans and available for sale debt securities that are outside the scope of FASB Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (Topic 606). The Company’s services that fall within the scope of Topic 606 are presented within non-interest income and are recognized as revenue as the Company satisfies its obligation to the customer. All of the Company’s revenue from contracts

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

with customers in the scope of Topic 606 is recognized within non-interest income which includes service charges on deposit accounts and the sale of foreclosed assets.

A description of the Company’s revenue streams accounted for under Topic 606 follows:

Service Charges on Deposit Accounts: Service charges on deposit accounts relate to fees generated from a variety of deposit products and services rendered to customers. Charges include, but are not limited to, overdraft fees, non-sufficient fund fees, dormant fees, and monthly service charges. Such fees are recognized concurrent with the event on a daily basis or on a monthly basis depending upon the customer’s cycle date.

Gains (Losses) on Sales of Foreclosed Assets: The Company records a gain or loss from a sale of foreclosed assets when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. If the Company finances the sale of a foreclosed asset to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the foreclosed asset is derecognized, and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer. In determining the gain or loss on the sale, the Company adjusts the transaction price and related gain (loss) on sale if a significant financing component is present.

Gain on Acquisition of Foreclosed Assets: The Company records a gain from the acquisition of foreclosed assets when the fair value, net of estimated cost to sell, exceeds the loan balance. The increase in value may be reported as noninterest income unless there had been a prior charge-off, in which case a recovery to the allowance for loan losses would be appropriate.

Recent Accounting Pronouncements

This section provides a summary description of recent ASUs issued by the FASB to the ASC that had or that management expects may have an impact on the consolidated financial statements issued upon adoption. The Company is classified as an emerging growth company and has elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. Effective dates reflect this election.

Recently Issued, But Not Yet Effective Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (FASB) issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”. The updated guidance requires enhanced disclosures for significant expenses by reportable operating segments. The significant expense categories would be those regularly provided to the Company’s chief operating decision-maker (“CODM”) and included in an operating segment’s measures of profit or loss. Other required disclosures include the composition of other segment items, the title and position of the CODM and an explanation on how the CODM evaluates and uses the reportable segment’s performance. This guidance for segment reporting is effective for fiscal years beginning after December 15, 2023 and interim periods with fiscal years beginning after December 15, 2024, with early adoption permitted. The Company will adopt the new standard for the annual reporting period beginning July 1, 2025 and for interim periods beginning July 1, 2025. The Company is not currently required to report segment information and, as such, does not anticipate that the updated guidance will have a significant impact on its consolidated financial statements.

In December 2023, FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” The amendments in this ASU require an entity to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold, which is greater than five percent of the amount computed by multiplying pretax income by the entity’s applicable statutory rate, on an annual basis. Additionally, the amendments in this ASU require an entity to disclose the amount of income taxes paid (net of refunds

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

received) disaggregated by federal, state, and foreign taxes and the amount of income taxes paid (net of refunds received) disaggregated by individual jurisdictions that are equal to or greater than five percent of total income taxes paid (net of refunds received). Lastly, the amendments in this ASU require an entity to disclose income (or loss) from continuing operations before income tax expense (or benefit) disaggregated between domestic and foreign and income tax expense (or benefit) from continuing operations disaggregated by federal, state, and foreign. This ASU is effective for annual periods beginning after December 15, 2024. Early adoption is permitted. The amendments should be applied on a prospective basis; however, retrospective application is permitted. The Company does not expect the adoption of ASU 2023-09 to have a material impact on its consolidated financial statements.

Recently Adopted Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“CECL”).” The ASU, as amended, requires an entity to measure expected credit losses for financial assets carried at amortized cost based on historical experience, current conditions, and reasonable and supportable forecasts. Among other things, the ASU also amended the impairment model for available for sale securities and addressed purchased financial assets with deterioration. ASU 2016-13 was effective for the Company on July 1, 2023. The adjustment recorded at adoption reduced the allowance for credit losses (“ACL”) by $175,000, net of deferred taxes of $36,750 and resulted in the establishment of a reserve for unfunded loan commitments of $6,702, net of deferred taxes of $1,827. These adjustments, net of tax, increased the opening balance of retained earnings of the Company and the Bank by $133,375 as of the date of adoption.

In March 2022, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2022-02, “Financial Instruments-Credit Losses (Topic 326), Troubled Debt Restructurings and Vintage Disclosures.” ASU 2022-02 addresses areas identified by the FASB as part of its post-implementation review of the credit losses standard (ASU 2016-13) that introduced the CECL model. The amendments eliminate the accounting guidance for troubled debt restructurings by creditors that have adopted the CECL model and enhance the disclosure requirements for loan refinancings and restructurings made with borrowers experiencing financial difficulty. In addition, the amendments require a public business entity to disclose current-period gross write-offs for financing receivables and net investment in leases by year of origination in the vintage disclosures. The amendments in this ASU should be applied prospectively, except for the transition method related to the recognition and measurement of a Troubled Debt Restructuring-(“TDRs”), an entity has the option to apply a modified retrospective transition method, resulting in a cumulative-effect adjustment to retained earnings in the period of adoption. ASU 2022-02 was effective for the Company on July 1, 2023. There was no material impact to the Company at adoption.

The following table illustrates the impact of adopting ASC 326 (in thousands):

	June 30, 2023	July 1, 2023	July 1, 2023
	As Previously		As Reported
	Reported	Impact of	Under
	(Incurred Loss)	ASC 326	ASC 326
Assets:
Loans, net	$197,713,756	$175,000	$197,888,756

Deferred income taxes, net	486,916	(34,923)	451,993

Liabilities:
Reserve for credit losses on unfunded commitments (included in other liabilities)	—	(6,702)	(6,702)

Total equity:	$31,279,518	$133,375	$31,412,893

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

Note 2 -     Restrictions on Cash and Due from Banks

Based on the type and amount of deposits received, the Bank must maintain an appropriate cash reserve in accordance with Federal Reserve Bank reserve requirements. The total of those reserve requirements were satisfied by vault cash as of June 30, 2024 and 2023.

Note 3 -     Debt Securities

Debt securities have been classified in the consolidated balance sheet according to management’s intent. The carrying value of securities as of June 30, 2024 and 2023, consists of the following:

	June 30,
	2024	2023
Available for sale debt securities, at fair value	$6,606,761	$8,921,715
Held to maturity debt securities, at amortized cost	510,276	516,089
	$7,117,037	$9,437,804

The amortized cost and fair value of debt securities, with gross unrealized gains and losses, are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
June 30, 2024
Available for sale debt securities
States and municipalities	$689,588	$26	$(4,026)	$685,588
Mortgage-backed	1,347,975	22,728	(77,796)	1,292,907
Corporate bonds	5,538,606	—	(910,340)	4,628,266
	$7,576,169	$22,754	$(992,162)	$6,606,761
Held to maturity debt securities
Mortgage-backed	$510,276	$—	$(116,195)	$394,081

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
June 30, 2023
Available for sale debt securities
States and municipalities	$904,308	$503	$(16,739)	$888,072
Mortgage-backed	1,935,106	23,125	(111,217)	1,847,014
Corporate bonds	7,099,328	—	(912,699)	6,186,629
	$9,938,742	$23,628	$(1,040,655)	$8,921,715
Held to maturity debt securities
Mortgage-backed	$516,089	$—	$(138,043)	$378,046

There is no allowance for credit losses on available for sale and held to maturity debt securities at June 30, 2024.

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

The following table shows the gross unrealized losses and fair value of the Company’s securities with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2024 and 2023:

	Less than 12 Months		12 Months or More		Total
	Gross		Gross		Gross
	Unrealized		Unrealized		Unrealized
	Losses	Fair Value	Losses	Fair Value	Losses	Fair Value
June 30, 2024
Available for sale debt securities
States and municipalities	$(341)	$119,311	$(3,685)	$351,251	$(4,026)	$470,562
Mortgage-backed	(128)	16,339	(77,668)	1,167,758	(77,796)	1,184,097
Corporate bonds	—	—	(910,339)	4,628,266	(910,340)	4,628,266
	$(469)	$135,650	$(991,692)	$6,147,275	$(992,162)	$6,282,925

	Less than 12 Months		12 Months or More		Total
	Gross		Gross		Gross
	Unrealized		Unrealized		Unrealized
	Losses	Fair Value	Losses	Fair Value	Losses	Fair Value
June 30, 2023
Available for sale debt securities
States and municipalities	$(16,739)	$768,052	$—	$—	$(16,739)	$768,052
Mortgage-backed	(2,879)	109,037	(108,338)	1,615,016	(111,217)	1,724,053
Corporate bonds	(90,000)	410,000	(822,699)	5,776,629	(912,699)	6,186,629
	$(109,618)	$1,287,089	$(931,037)	$7,391,645	$(1,040,655)	$8,678,734
Held to maturity debt securities
Mortgage-backed securities	$(138,043)	$378,046	$—	$—	$(138,043)	$378,046

There were 6 securities in an unrealized loss position in the less than 12-month category and 54 securities in the over 12-month category at June 30, 2024. There were 15 securities in an unrealized loss position in the less than 12 months category and 52 securities in the over 12-month category at June 30, 2023.

The amortized cost and fair value of debt securities by contractual maturity at June 30, 2024, follows:

	Available for Sale Debt Securities		Held to Maturity Debt Securities
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
June 30, 2024
Due in one year or less	$1,249,737	$1,228,159	$—	$—
Due from more than one to five years	369,653	366,921	—	—
Due from more than five to ten years	4,608,804	3,718,774	—	—
	6,228,194	5,313,854	—	—
Mortgage-backed securities	1,347,975	1,292,907	510,276	394,081
	$7,576,169	$6,606,761	$510,276	$394,081

Securities with a carrying value of approximately $223,000 and $415,000 as of June 30, 2024 and 2023, were pledged to secure public deposits and debt.

There were no sales of available for sale debt securities during the years ended June 30, 2024 and 2023. The Company did recognize gains of $24,000 on bonds that matured during the year ended June 30, 2023 related to previous other than temporary impairment charges taken on these securities.

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

Note 4 -     Loans

On July 1, 2023, the Company adopted ASC 326. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including loan receivables. All loan information presented as of June 30, 2024 is in accordance with ASC 326. All loan information presented as of June 30, 2023 or a prior date is presented in accordance with previously applicable GAAP (incurred loss method).

The Company’s loans are stated at their face amount, net of deferred fees and costs and discounts, and consist of the classes of loans included in the table below. The Company has elected to exclude accrued interest receivable, totaling $513,782 at June 30, 2024, from the amortized cost basis of loans.

A summary of loans by major category follows (in thousands):

	June 30, 2024	June 30, 2023
Commercial real estate	$74,316	$84,581
Commercial and industrial	5,158	6,878
Construction	1,313	1,905
One-to-four-family residential	57,808	59,563
Multi-family real estate	45,088	44,184
Consumer	1,609	2,825
Total loans	185,292	199,936
Deferred loan fees	(47)	(63)
Allowance for loan losses	(1,797)	(2,159)
Loans, net	$183,448	$197,714

The following table summarizes the activity in the allowance for credit losses - loans by loan class for the year ended June 30, 2024:

	Allowance for Credit Losses-Loans
	(Dollars in thousands)

					Provision for
					(Recovery of)
	Beginning	Impact of			Credit	Ending
	Balance	Adoption of			Losses-	Balance
	July 1, 2023	ASC 326	Charge-offs	Recoveries	Loans	June 30, 2024
Commercial real estate	$1,196	$(818)	$—	$—	$(119)	$259
Commercial and industrial	18	5	—	—	(7)	16
Construction	6	2	—	—	20	28
One-to-four-family residential	207	1,137	—	—	(30)	1,314
Multi-family real estate	365	(147)	—	—	(43)	175
Consumer	2	11	—	3	(11)	5
Unallocated	365	(365)	—	—	—	—
Total loans	$2,159	$(175)	$—	$3	$(190)	$1,797

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

The following table presents the activity in the allowance for loan losses by portfolio segment for the year ended June 30, 2023, and the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment based on impairment method as of June 30, 2023:

	Commercial	Commercial		One-to-Four	Multi-Family
	Real Estate	and Industrial	Construction	Residential	Real Estate	Consumer	Unallocated	Total
June 30, 2023
Allowance for credit losses
Balance at beginning of year	$1,591,644	$32,701	$55,029	$263,951	$233,371	$601	$17,753	$2,195,050
Charge-offs	(136,753)	—	—	—	—	—	—	(136,753)
Recoveries	98,084	—	—	—	—	2,209	—	100,293
Provisions	(356,496)	(14,990)	(48,727)	(57,180)	132,030	(2,157)	347,520	—
Balance at June 30, 2023	$1,196,479	$17,711	$6,302	$206,771	$365,401	$653	$365,273	$2,158,590

Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	1,196,479	17,711	6,302	206,771	365,401	653	365,273	2,158,590
Balance at end of period	$1,196,479	$17,711	$6,302	$206,771	$365,401	$653	$365,273	$2,158,590
Loans
Individually evaluated for impairment	$—	$—	$—	$117,103	$—	$—	$—	$117,103
Collectively evaluated for impairment	84,580,946	6,878,209	1,905,255	59,445,715	44,183,871	2,824,747	—	199,818,743
Balance at end of period	$84,580,946	$6,878,209	$1,905,255	$59,562,818	$44,183,871	$2,824,747	$—	$199,935,846

The following table presents a breakdown of the provision for (recovery of) credit losses for the years ended June 30, 2024 and 2023:

	2024	2023
Provision for (recovery of) credit losses:
Provision for (recovery of) loans	$(190,000)	$—
Provision for unfunded commitments	—	—
Total provision for (recovery of) credit losses	$(190,000)	$—

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, collateral adequacy, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis typically includes larger, non-homogeneous loans such as commercial and commercial real estate loans. This analysis is performed on an ongoing basis as new information is obtained. The Company uses the following definitions for risk ratings:

Pass – Loans classified as pass represent loans that are evaluated and are performing under the stated terms. Pass rated assets are analyzed by the paying capacity, the current net worth, and the value of the loan collateral of the obligor.

Special Mention/Watch – Loans classified as special mention/watch possess potential weaknesses that require management attention but do not yet warrant adverse classification. While the status of a loan put on this list may not technically trigger their classification as substandard or doubtful, it is considered a proactive way to identify potential issues and address them before the situation deteriorates further and does result in a loss for the Company.

Substandard – Loans classified as substandard are inadequately protected by the current net worth, paying capacity of the obligor, or by the collateral pledged. Substandard loans must have a well-defined weakness or

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

weaknesses that jeopardize the repayment of the debt as originally contracted. They are characterized by the distinct possibility that the Company will sustain a loss if the deficiencies are not corrected.

Doubtful – Loans classified as doubtful have the weaknesses of those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Loans in this category are allocated a specific reserve based on the estimated discounted cash flows from the loan (or collateral value less cost to sell for collateral dependent loans) or are charged-off if deemed uncollectible.

Residential real estate, multi-family real estate and consumer loans are managed on a pool basis due to their homogeneous nature. Loans that are 90 days or more delinquent or are not accruing interest are considered nonperforming.

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

The following table presents the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company’s internal risk rating system as of June 30, 2024 based on year of origination:

								Revolving
								Loans
							Revolving	Converted to
	2024	2023	2022	2021	2020	Prior	Loans	Term Loans	Total

	(Dollars in thousands)

Commercial real estate
Pass	$4,785	$5,096	$25,584	$23,385	$8,326	$6,823	$317	$—	$74,316
Special Mention/Watch	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Nonaccrual	—	—	—	—	—	—	—	—	—
Total commercial real estate	$4,785	$5,096	$25,584	$23,385	$8,326	$6,823	$317	$—	$74,316

Commercial and industrial
Pass	$96	$807	$1,598	$2,162	$75	$393	$27	$—	$5,158
Special Mention/Watch	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Nonaccrual	—	—	—	—	—	—	—	—	—
Total commercial and industrial	$96	$807	$1,598	$2,162	$75	$393	$27	$—	$5,158

Construction
Pass	$—	$1,313	$—	$—	$—	$—	$—	$—	$1,313
Special Mention/Watch	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Nonaccrual	—	—	—	—	—	—	—	—	—
Total construction	$—	$1,313	$—	$—	$—	$—	$—	$—	$1,313

One-to-four-family residential
Performing	$3,345	$11,209	$11,459	$13,756	$6,035	$12,004	$—	$—	$57,808
Non-performing	—	—	—	—	—	—	—	—	—
Total one-to-four-family	$3,345	$11,209	$11,459	$13,756	$6,035	$12,004	$—	$—	$57,808

Multi-family real estate
Performing	$1,829	$8,735	$16,666	$13,344	$1,857	$2,604	$53	$—	$45,088
Non-performing	—	—	—	—	—	—	—	—	—
Total multi-family real estate	$1,829	$8,735	$16,666	$13,344	$1,857	$2,604	$53	$—	$45,088

Consumer
Performing	$162	$87	$138	$5	$53	$—	$1,164	$—	$1,609
Non-performing	—	—	—	—	—	—	—	—	—
Total consumer	$162	$87	$138	$5	$53	$—	$1,164	$—	$1,609

Total loans	$10,217	$27,247	$55,445	$52,652	$16,346	$21,824	$1,561	$—	$185,292

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

Based on the most recent analysis performed, the risk category of loans by class of loans as of June 30, 2023 is as follows:

		Special Mention/
	Pass	Watch	Substandard	Doubtful	Total
June 30, 2023
Commercial real estate	$84,580,946	$—	$—	$—	$84,580,946
Commercial and industrial	6,878,209	—	—	—	6,878,209
Construction	1,905,255	—	—	—	1,905,255
	$93,364,410	$—	$—	$—	$93,364,410

Residential real estate, multi-family real estate and consumer loans are managed on a pool basis due to their homogeneous nature. Loans that are 90 days or more delinquent or are not accruing interest are considered nonperforming. The following table presents the recorded investments in residential real estate, multi-family real estate and consumer loans by class based on payment activity as of June 30, 2023:

	Performing	Nonperforming	Total
June 30, 2023
One-to-four-family residential	$59,562,818	$—	$59,562,818
Multi-family real estate	44,183,871	—	44,183,871
Consumer	2,824,747	—	2,824,747
	$106,571,436	$—	$106,571,436

The following table summarizes the aging of the past due loans by loan class within the portfolio segments as of June 30, 2024 and 2023:

Still Accruing
	30-59 Days	60-89 Days	Over 90 Days	Nonaccrual
	Past Due	Past Due	Past Due	Balance
June 30, 2024
Commercial real estate	$—	$—	$—	$—
Commercial and industrial	—	—	—	—
Construction	—	—	—	—
One-to-four-family residential	68,031	—	—	—
Multi-family real estate	—	—	—	—
Consumer	—	—	—	—
Total	$68,031	$—	$—	$—

	Still Accruing
	30-59 Days	60-89 Days	Over 90 Days	Nonaccrual
	Past Due	Past Due	Past Due	Balance
June 30, 2023
Commercial real estate	$—	$—	$—	$—
Commercial and industrial	16,487	—	—	—
Construction	—	—	—	—
One-to-four-family residential	26,986	—	—	—
Multi-family real estate	—	—	—	—
Consumer	—	—	—	—
Total	$43,473	$—	$—	$—

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

Individually Evaluated Loans

Loans that do not share common risk characteristics with other loans are evaluated individually and are not included in the collective analysis in accordance with ASC 326. There were no loans evaluated individually as of June 30, 2024.

Impaired Loans

A loan is considered impaired when based on current information and events, it is probable that the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan.

The following table summarizes individually impaired loans by class of loans as of June 30, 2023:

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance (1)	Allowance	Investment	Recognized
June 30, 2023
With no related allowance recorded
One-to-four-family residential	$117,103	$117,103	$—	$123,307	$6,967
	$117,103	$117,103	$—	$123,307	$6,967

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance (1)	Allowance	Investment	Recognized
With an allowance recorded
One-to-four-family residential	$—	$—	$—	$—	$—
	$—	$—	$—	$—	$—

(1)	Represents the borrower’s loan obligation, gross of any previously charged-off amounts.

The Company’s July 1, 2023 adoption of ASU 2022-02 eliminates the recognition and measurement of TDRs. Upon adoption of this guidance, the Company will no longer recognize an allowance for credit losses for the economic concession granted to a borrower for changes in the timing and amount of contractual cash flows when a loan is restructured. The adoption of ASU 2022-02 results in a change to reporting for loan modifications to borrowers experiencing financial difficulties. With the adoption of ASU 2022-02 these modifications require enhanced reporting on the type of modifications granted and the financial magnitude of the concessions granted. When the Company modifies a loan with financial difficulty, such modifications generally include one or a combination of the following: an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; a change in scheduled payment amount; or principal forgiveness.

There were no loans during the year ended June 30, 2024 that were modified to borrowers experiencing financial difficulty since the adoption of ASU 2022-02 effective July 1, 2023.

There were no loans modified as TDRs during the year ended June 30, 2023.

The Company maintains a collateral pledge agreement with the FHLB covering secured advances whereby the Company has agreed to retain, free of all other pledges, liens, and encumbrances, commercial and industrial, commercial real estate, and one-to-four family residential and multi-family real estate loans. The pledged loans are discounted at a factor of 24% to 38% when aggregating the amount of loans required by the pledge agreement. The amount of eligible collateral was $92,177,419 and $95,988,835 as of June 30, 2024 and June 30, 2023, respectively. There was also FHLB stock of $1,329,413 and $770,273 pledged as of June 30, 2024 and June 30, 2023, respectively.

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

Note 5 -    Premises and Equipment

A summary of the cost and accumulated depreciation of premises and equipment follows:

	2024	2023
Land and land improvements	$900,490	$738,829
Buildings	3,937,675	1,990,618
Leasehold improvements	444,239	433,395
Furniture, fixtures, and equipment	1,559,338	1,421,341
Vehicles	27,658	27,658
Right-of-use-assets	529,366	591,982
	7,398,766	5,203,823
Less accumulated depreciation	(3,313,014)	(3,075,431)
	$4,085,752	$2,128,392

Depreciation expense totaled $244,904 and $205,013 for the years ended June 30, 2024 and 2023, respectively.

Note 6 - Leases

The following tables present information about the Company’s leases as of and for the years ended June 30, 2024 and 2023:

	As of	As of
	June 30, 2024	June 30, 2023
Right-of-use-assets	$529,366	$591,982
Lease liability	524,973	585,182
Weighted average remaining lease term	6.05 years	6.88 years
Weighted average discount rate	3.38%	3.24%

	Year Ended	Year Ended
	June 30,	June 30,
	2024	2023
Operating lease costs	$127,712	$127,717
Short-term lease costs	38,280	38,280
Total lease costs	$165,992	$165,997

Cash paid for amounts included in measurement of lease liabilities	$125,215	$124,090

As of June 30,
2024
Lease payments due

Year ending June 30, 2025	$120,569
Year ending June 30, 2026	119,825
Year ending June 30, 2027	110,555
Year ending June 30, 2028	44,542
Year ending June 30, 2029	43,200
Thereafter	144,000
Total	582,691
Discount	57,718
Lease liability	$524,973

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

Note 7- Foreclosed Assets

Real estate owned activity was as follows:

	Year	Year
	Ended	Ended
	June 30, 2024	June 30, 2023
Balance July 1,	$2,334,560	$—
Loans transferred to real estate owned	—	2,087,809
Capitalized expenditures	—	—
Direct write-downs	—	—
Sales of real estate owned	—	—
Net gain on sale of foreclosed assets	—	246,751
Balance June 30	$2,334,560	$2,334,560

Activity in the valuation allowance is as follows:

	Year	Year
	Ended	Ended
	June 30, 2024	June 30, 2023
Balance July 1,	$—	$—
Provisions charged to expense	937,100	—
Reductions from sales of real estate owned	—	—
Direct write-downs	—	—
Sales of real estate owned	—	—
Balance June 30	$937,100	$—

Expenses related to foreclosed assets are as follows:

	Year	Year
	Ended	Ended
	June 30, 2024	June 30, 2023
Balance July 1,	$—	$—
Net loss (gain) on sales	—	—
Provisions for unrealized losses	937,100	—
Operating expenses, net of rental income	97,492	—
Balance June 30	$1,034,592	$—

During the year ended June 30, 2023, the Company foreclosed on collateral supporting a construction loan which was valued at $2.3 million and was included in foreclosed assets (OREO), net. The valuation was based on independent appraisals subject to certain discounts less estimated costs to sell. A subsequent independent appraisal was obtained in April 2024 subject to certain discounts less estimated costs to sell. After adjusting for estimated costs to sell, the revised valuation was $1.4 million resulting in a provision for valuation allowance of $937,000 being recorded during the year ended June 30, 2024.

Note 8 - Cash Surrender Value Life Insurance

The Company is the owner and the beneficiary of life insurance policies on certain directors and officers of the Company, with aggregate death benefits of approximately $18,045,000 as of June 30, 2024. The cash surrender value on the policies amounted to $8,972,785 and $8,724,198 as of June 30, 2024 and 2023, respectively.

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

Note 9 - Deposits

The scheduled maturities of certificates of deposit are as follows:

Years Ending June 30,
2025	$44,829,942
2026	9,606,274
2027	11,570,177
2028	1,052,040
2029	386,414
Thereafter	272,888
$67,717,735

Certificates of deposit that meet or exceed $250,000 at June 30, 2024 and 2023 were $23,317,115 (including brokered deposits of $13,434,000) and $38,627,407 (including brokered deposits of $22,158,000), respectively.

Note 10 - Borrowings

There was $13.0 million in borrowings from the Federal Home Loan Bank of Chicago (FHLB) as of June 30, 2024 and $8.0 million as of June 30, 2023. The borrowings at June 30, 2024 consisted of a $3.0 million 6 month term advance maturing August 21, 2024 and two - $5.0 million 5-year term callable putable advances with maturity dates in August 2028 and December 2028 which have call dates beginning in September, 2024 and October, 2024. These putable advances can be called quarterly until maturity at the option of the FHLB. If any advance is terminated requiring repayment prior to stated maturity, the FHLB will offer replacement funding at the then-prevailing rate of interest for an advance product then offered by the FHLB, subject to normal FHLB credit and collateral requirements.

The borrowings at June 30, 2023 consisted of $5.0 million and $3.0 million putable advances. The $5.0 million putable advance with the maturity date of March 17, 2028 can be called quarterly until maturity at the option of the FHLB, with the next call option being September 18, 2023. The $3 million putable advance with the maturity date of April 11, 2028 can be called quarterly until maturity at the option of the FHLB, with the next call option being October 11, 2023. If any advance is terminated requiring repayment prior to stated maturity, the FHLB will offer replacement funding at the then-prevailing rate of interest for an advance product then offered by the FHLB, subject to normal FHLB credit and collateral requirements.

The Company maintains a collateral pledge agreement with the FHLB covering secured advances whereby the Company has agreed to retain, free of all other pledges, liens, and encumbrances, commercial, commercial real estate, and residential loans. The advances reprice daily at market rates. The pledged loans are discounted at a factor of 24% to 38% when aggregating the amount of loans required by the pledge agreement. The amount of eligible collateral was $92,177,419 and $95,988,835 as of June 30, 2024 and 2023, respectively. There was FHLB stock of $1,329,413 and $770,273 pledged as of June 30, 2024 and June 30, 2023, respectively. The Bank also has $25.0 million available to borrow from the Federal Reserve Bank when pledging acceptable assets and an unsecured Federal Funds purchasing limit of $5.0 million with the Bank’s correspondent bank. There were no borrowings under these arrangements at June 30, 2024.

Information concerning FHLB advances is set forth below.

	June 30,
	2024	2023
Balance at end of year	$13,000,000	$8,000,000
Maximum outstanding at any month end	$23,000,000	$14,000,000
Weighted average interest rate at end of year	4.19%	2.97%
Average interest rate during year	3.84%	3.15%

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

Note 11 - Related Party Transactions

In the ordinary course of business, the Company has granted loans to its principal officers, directors, and their affiliates. There were no such loans as of June 30, 2024 and 2023.

Deposits from related parties held by the Bank at June 30, 2024 and 2023, amounted to $824,439 and $1,075,609, respectively.

Note 12 - Income Taxes

Deferred tax asset and liability consist of the following components as of June 30, 2024 and 2023:

	2024	2023
Deferred tax asset
Net operating loss	$212,557	$—
Allowance for loan losses	448,749	459,764
Available for sale debt securities	203,576	277,048
Lease liability	144,001	160,516
Equity compensation	6,162	7,559
Accrued expenses	43,792	45,983
Impairment of foreclosed assets, net	257,047	—
Other	21,536	7,121
Subtotal	1,337,420	957,991
Less valuation allowance	(321,355)	—
	1,016,065	957,991

Deferred tax liability
Property and equipment	62,866	60,384
Mortgage servicing rights	213,038	224,419
Right-of-use-asset	145,205	162,381
Deferred loan costs	14,616	23,858
Other	—	33
	435,725	471,075
Net deferred tax asset	$580,340	$486,916

The provision for (benefit from) income taxes charged (credited) to income for the years ended June 30, 2024 and 2023, consist of the following:

	2024	2023
Current tax expense	$79,248	$195,171
Deferred tax expense (benefit)	(138,356)	249,564
	$(59,108)	$444,735

Income tax benefit was $59,000 for the year ended June 30, 2024, a decrease of $504,000, as compared to income tax expense of $445,000 for the year ended June 30, 2023. The decrease in income tax expense was primarily the result of a decrease in income (loss) before income taxes of $2.4 million which was offset by a change in Wisconsin tax law that provides for a subtraction from the Bank’s state taxable income for loan and fee interest income from certain commercial and agricultural loans. Based upon the provisions of this new state tax law, management determined that the Company was highly unlikely to incur a material Wisconsin tax liability in the foreseeable future, instead generating Wisconsin net

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

operating loss carryforwards that would never be realized.  Since the state rate at which net deferred tax assets are expected to be realized is 0%, the Company eliminated its state net deferred tax asset balances as of July 1, 2023, resulting in deferred tax expense of approximately $112,000 for the year ended June 30, 2024.

In accordance with ASC Topic 740, the Company evaluates on a quarterly basis, all evidence, both positive and negative, to determine whether, based on the weight of that evidence, a valuation allowance for deferred tax assets is needed. In conducting this evaluation, management explores all possible sources of taxable income available under existing tax laws to realize the deferred tax asset beginning with the most objectively verifiable evidence first, including available carry back claims and viable tax planning strategies. If needed, management will look to future taxable income as a potential source. Management reviews the Company’s current financial position and its results of operations for the current and preceding years. That historical information is supplemented by all currently available information about future years. The Company understands that projections about future performance are subjective. The Company recorded a valuation allowance of $321,000 as a complete offset of the state deferred tax impact associated with its net deferred tax assets. The deferred tax balance associated with the Company’s Wisconsin net operating loss carryforward of $3.3 million existing as of June 30, 2024 was reduced to zero as a component of the valuation allowance. No federal valuation allowance was deemed necessary as of June 30, 2024.

A summary of income taxes compared to the federal income tax statutory rate is set forth below.

	2024	2023
At Federal statutory rate at 21%	$(51,681)	$444,529
Adjustments resulting from:
Tax exempt interest	(5,008)	(5,365)
Wisconsin change in tax law	112,058	—
Earnings and gain on bank owned life insurance	(52,245)	(104,520)
State tax, net of federal benefit	(321,355)	112,009
Equity compensation	23,534	5,664
Increase/decrease in valuation allowance	321,355	—
Other	(85,766)	(7,582)
Income tax expense	$(59,108)	$444,735

Note 13 - Employee Benefit Plans

The Company provides a 401(k) salary deferral plan to substantially all employees. Employees are allowed to make voluntary contributions to the plan up to 15% of their compensation. In addition, the Company provides discretionary matching and profit-sharing contributions as well as a safe harbor contribution. Profit sharing expense charged to operations was $68,175 and $69,794 for the years ended June 30, 2024 and 2023, respectively.

Effective upon the completion of the Company’s initial public stock offering in April 2021, the Company established an Employee Stock Ownership Plan (“ESOP”) for all eligible employees. The ESOP used $873,970 in proceeds from a term loan obtained from the Company to purchase 87,397 shares of common stock in the initial public offering at a price of $10.00 per share. The ESOP loan will be repaid principally from the Company’s contribution to the ESOP in annual payments through 2045 at a fixed interest rate per annum at 3.25%. Shares are released to participants on a straight-line basis over the loan term and allocated based on participant compensation. The Company recognizes compensation benefit expense as shares are committed for release at their current market price. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to additional paid-in capital. Dividends on allocated shares, if applicable, are recorded as a reduction of retained earnings and dividends on unallocated shares are recorded as a reduction of debt. The Company recognized $33,936 (upon the release of 3,496 shares) and $40,127 (upon the release of 3,496 shares) of compensation expense related to this plan for the years ended June 30, 2024 and 2023. At June 30, 2024, there were 75,161 shares not yet released having an aggregate market value of approximately $675,697. Participants will become fully vested upon completion of three years of credited service. Eligible employees who were employed with

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

the Company shall receive credit for vesting purposes for each year of continuous employment prior to adoption of the ESOP.

Note 14 - Self-Funded Health Insurance

The Company has established an employee medical benefit plan to self-insure claims up to $30,000 per plan year for each individual and with a stop-loss per plan year for participants in the aggregate of approximately $1,000,000. The Company and its covered employees contribute to the fund to pay the claims and stop-loss premiums. Medical benefit plan costs are expensed as incurred. Health insurance expense recorded for the years ended June 30, 2024 and 2023 was $512,595 and $599,119, respectively. The liability recognized for claims incurred but not yet paid was $83,557 and $56,596 as of June 30, 2024 and 2023, respectively. Management believes the recorded liability for health care costs is sufficient to cover estimated claims, including claims incurred but not yet reported.

Note 15 - Stock-Based Compensation

 On May 24, 2022, the stockholders of Marathon Bancorp, Inc. approved the Company’s 2022 Equity Incentive Plan (the “Plan”), which provides for the grant of stock-based awards to officers, employees and directors of the Company and Marathon Bank. Under provisions of the Plan, while active, awards may consist of grants of incentive stock options, nonqualified stock options, restricted stock and restricted stock units. Incentive stock options totaling 109,245 and restricted stock awards totaling 43,698 were authorized for award under the Plan.

Stock Options

On June 28, 2022, a total of 73,194 stock option awards were granted to the Bank’s directors, executive officers, senior officers and other officers (18,572 and 54,622 options were awarded to directors and employees, respectively). Director awards are considered non-qualified stock options while employee awards are considered incentive stock options. During the year ended June 30, 2024, a director and employee retired resulting in the forfeiture of 7,647 options.  The awards vest ratably over five years (20% per year for each year of the participant’s service with the Company) and will expire ten years from the date of the grant, or June 2032.  The fair value of each option grant was established at the date of grant using the Black-Scholes option pricing model. The Black-Scholes model used the following weighted average assumptions: risk-free interest rate of 3.27%; volatility factors of the expected market price of the Company’s common stock of 20.76%; weighted average expected lives of the options of 6.5 years; cash dividend yield of 0%. Based upon these assumptions, the weighted average fair value of options granted was $3.33.

On May 16, 2023, a total of 39,330 stock option awards were granted to the Bank’s directors, executive officers, senior officers and other officers (4,368 and 34,962 options were awarded to directors and employees, respectively). The fair value of each option grant was established at the date of grant using the Black-Scholes option pricing model. The Black-Scholes model used the following weighted average assumptions: risk-free interest rate of 3.53%; volatility factors of the expected market price of the Company’s common stock of 20.71%; weighted average expected lives of the options of 6.5 years; cash dividend yield of 0%. Based upon these assumptions, the weighted average fair value of options granted was $2.72.

Stock option expense amortized to expense for the years ended June 30, 2024 and 2023 was $65,050 and $46,328, respectively. At June 30, 2024, total unrecognized compensation expense related to stock options was $212,979, and will be amortized to expense over a period of 3.5 years. As of June 30, 2024, there were 4,368 stock option awards available for future awards under this plan.

The aggregate intrinsic value of a stock option represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holders had all option holders exercised their options prior to the expiration date.  The intrinsic value can change based on fluctuations in the market value of the Company’s stock.

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

A summary of stock option activity and related information for the years ended June 30, 2024 and 2023 was as follows.

			Weighted-Average
			Remaining
		Weighted-Average	Contractual Life	Aggregate Intrinsic
	Options	Exercise Price	(in years)	Value
Outstanding, July 1, 2022	73,194	$11.16	10.00	$-
Granted, May 16, 2023	39,330	8.90	10.00	-
Exercised	-	-	-	-
Forfeited	(7,647)	11.16	10.00	-
Outstanding, June 30, 2023	104,877	10.31	9.33	19,272
Exercised	-	-	-	-
Forfeited	-	-	-	-
Outstanding, June 30, 2024	-	-	-	-
	104,877	$10.31	8.33	$142,337

Exercisable, June 30, 2024	34,740	$10.61	8.22	$56,895

Restricted Stock

On June 28, 2022, a total of 40,203 restricted stock awards were granted to the Bank’s directors, executive officers, senior officers and other officers under the Plan (9,614 and 30,589 shares were granted to directors and employees, respectively). On May 16, 2023, a total of 6,261 restricted stock awards were granted to the Bank’s directors, executive officers, senior officers and other officers under the Plan (1,311 and 4,950 shares were granted to directors and employees, respectively). During the year ended June 30, 2023, a director and employee retired resulting in the forfeiture of 3,059 restricted stock awards.  The restricted stock awards vest ratably over five years (20% per year for each year of the participant’s service with the Company).  Restricted stock expense was $94,050 and $84,300 for the years ended June 30, 2024 and 2023, respectively. At June 30, 2024, future compensation expense related to non-vested restricted stock outstanding was $291,437 which will be amortized over a remaining period of 3.5 years. As of June 30, 2024, there were 293 shares of restricted stock available for issuance.

A summary of restricted stock activity and related information for the year ended June 30, 2024, is as follows:

		Weighted-Average
	Number of	Grant Date
	Shares	Fair Value
Outstanding, July 1, 2022	40,203	$11.16
Granted, May 16, 2023	6,261	8.90
Exercised	(7,424)	11.16
Forfeited	(3,059)	11.16
Outstanding, June 30, 2023	35,981	10.77
Exercised	(8,682)	10.83
Forfeited	-	-
Outstanding, June 30, 2024	27,299	$10.75

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

Note 16 - Accumulated Other Comprehensive Loss

The changes in accumulated other comprehensive loss by component for the years ended June 30, 2024 and 2023, follows:

	Unrealized
	Gains and	Unrealized
	Losses on	Losses on
	Available	Held to
	for Sale Debt	Maturity Debt
	Securities	Securities	Total
June 30, 2024
Balance, beginning of period	$(739,982)	$(44,875)	$(784,857)
Other comprehensive income before reclassifications (net of tax)	37,611	—	37,611
Amortization of amounts transferred from debt securities available for sale to securities held to maturity (a)	—	4,930	4,930
Reclassification adjustment for amortization of stranded tax effect from change in tax legislation (b)	(10,472)	—	(10,472)
Balance, end of period	$(712,843)	$(39,945)	$(752,788)

(a)	The reclassification adjustment is reflected in the Consolidated Statement of Income (Loss) as Interest Income - Debt Securities.
(b)	The reclassification adjustment is included in the Consolidated Statements of Income (Loss) as Other Expenses.

	Unrealized
	Gains and	Unrealized
	Losses on	Losses on
	Available	Held to
	for Sale Debt	Maturity Debt
	Securities	Securities	Total
June 30, 2023
Balance, beginning of period	$(318,344)	$(50,685)	$(369,029)
Other comprehensive loss before reclassifications (net of tax)	(404,176)	—	(404,176)
Amortization of amounts transferred from debt securities available for sale to securities held to maturity (a)	—	5,810	5,810
Amounts reclassified from accumulated other comprehensive income, net of tax (b)	(17,462)	—	(17,462)
Balance, end of period	$(739,982)	$(44,875)	$(784,857)

(a)	The reclassification adjustment is reflected in the Consolidated Statement of Income as Interest Income - Debt Securities.
(b)	The reclassification adjustment is reflected in the Consolidated Statement of Income as Net Gains on Securities Transactions ($24,000) and Provision for Income Taxes of ($6,538).

Note 17 - Minimum Regulatory Capital Requirements

Bank regulatory authorities in the United States issue risk-based capital standards. These capital standards relate a banking company’s capital to the risk profile of its assets and provide the basis by which all banking companies and banks are evaluated in terms of capital adequacy.

The risk-based capital standards require financial institutions to maintain: (a) a minimum ratio of common equity tier 1 (“CET1”) to risk weighted assets of at least 4.5%, (b) a minimum ratio of tier 1 capital to risk-weighted assets of at least minimum leverage ratio of 3.0%, calculated as the ratio of tier 1 capital balance sheet exposures plus certain off-balance

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

sheet exposures (computed as the average for each quarter of the month-end ratios for the quarter). In addition, the rules also limit a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” of 2.5% above the minimum standards stated in (a) - (c) above.

In September 2019, the FDIC finalized a rule to simplify the capital calculation for qualifying community banking organizations (i.e., the community bank leverage ratio (“CBLR”)), as required by the Economic Growth, Regulatory Relief and Consumer Protection Act. The CBLR framework is designed to reduce burden by removing the requirements for calculating and reporting risk-based capital ratios for qualifying community banking organizations that opt into the framework. A qualifying community bank may elect to utilize the CBLR in lieu of the general capital requirements and will be considered well capitalized if it exceeds the minimum CBLR of 9.0%. The CBLR framework also provides a two-quarter grace period for qualifying banks whose leverage ratio falls no more than 1.00% below the required ratio for that reporting quarter. The Bank opted into the CBLR framework as of June 30, 2024 and June 30, 2023.

As of June 30, 2024 and June 30, 2023, management believes the Bank has met all capital adequacy requirements to which it is subject. As of June 30, 2024 and June 30, 2023, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented in the following table (dollars in thousands):

Minimum To Be Well
Capitalized Under
			Minimum Capital			Prompt Corrective
	Actual		Requirements			Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio

June 30, 2024	(Dollars in thousands)
Tier I Capital to Average Assets	$29,380	13.04%	$18,025	>	8.0%	$20,278	>	9.0%

Minimum To Be Well
Capitalized Under
			Minimum Capital			Prompt Corrective
	Actual		Requirements			Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio

June 30, 2023	(Dollars in thousands)
Tier I Capital to Average Assets	$29,030	12.02%	$19,321	>	8.0%	$21,736	>	9.0%

A Wisconsin state-chartered savings bank is required by state law to maintain minimum net worth in an amount equal to at least 6.0% of its total assets. At June 30, 2024, the Bank’s net worth was $28,955,130 and general loan loss reserve was $1,797,116, totaling 13.91% of total assets, which meets the state of Wisconsin’s minimum net worth requirements. At June 30, 2023, the Bank’s net worth was $28,246,139 and general loan loss reserve was $2,158,590 totaling 12.67% of total assets, which meets the state of Wisconsin’s minimum net worth requirements.

Note 18 - Commitments and Contingent Liabilities

The Company is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

At June 30, 2024 and 2023, the following financial instruments were outstanding where contract amounts represent credit risk:

	June 30, 2024	June 30, 2023
Commitments to grant loans	$1,341,500	$407,904
Unused commitments under lines of credit	3,691,619	4,718,652
MPF credit enhancements	658,008	625,701

Commitments to grant loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.

Of the outstanding commitments to grant loans at June 30, 2024, 19% were at fixed interest rates and 81% were at variable interest rates. Of the outstanding commitments to grant loans at June 30, 2023, 100% were at fixed interest rates and 0% were at variable interest rates.

Mortgage Partnership Finance (MPF) credit enhancements allow the Company to share the credit risk associated with home mortgage finance with Federal Home Loan Bank (FHLB). MPF provides the Company the ability to originate, sell, and service fixed-rate, residential mortgage loans, and receive a Credit Enhancement Fee based on the performance of the loans. FHLB manages the liquidity, interest rate, and prepayment risks of the loans while the Company manages the credit risk of the loans. The Company will incur an obligation on a foreclosure loss only after a foreclosure loss exceeds the borrower’s equity, any private mortgage insurance, and the funded first loss account. Based on the delinquency results for states where properties are located and the Company’s historical loss experience, the estimated foreclosure losses are immaterial.

The Company, from time to time, may be a defendant in legal proceedings relating to the conduct of its banking business. Most of such legal proceedings are a normal part of the banking business and, in management’s opinion, the financial condition and results of operations of the Company would not be materially affected by the outcome of such legal proceedings.

Note 19 - Fair Value of Assets and Liabilities

The Company uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Fair value accounting guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

In accordance with this guidance, the Company groups its financial assets and liabilities generally measured at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value.

Level 1 – Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 – Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 – Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities may include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following table sets forth assets and liabilities measured at fair value on a recurring basis at June 30, 2024 and 2023:

		Quoted Prices in	Other Observable	Unobservable
		Active Markets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
June 30, 2024
Available for sale debt securities
States and municipalities	$685,588	$—	$685,588	$—
Mortgage-backed	1,292,907	—	1,292,907	—
Corporate bonds	4,628,266	—	3,168,266	1,460,000
Total assets	$6,606,761	$—	$5,146,761	$1,460,000

		Quoted Prices in	Other Observable	Unobservable
		Active Markets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
June 30, 2023
Available for sale debt securities
States and municipalities	$888,072	$—	$888,072	$—
Mortgage-backed	1,847,014	—	1,847,014	—
Corporate bonds	6,186,629	—	4,606,629	1,580,000
Total assets	$8,921,715	$—	$7,341,715	$1,580,000

For those available for sale debt securities where quoted prices are unavailable, fair values are calculated based on market prices of similar securities and, therefore, are classified as Level 2 within the valuation hierarchy.

Under certain circumstances the Company may make adjustments to fair value for assets and liabilities although they are not measured at fair value on an ongoing basis. The Company had Level 3 financial assets measured at fair value on a nonrecurring basis and recurring basis, which are summarized below:

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

Non-Recurring

	June 30,	June 30,	Valuation	Unobservable	Range
	2024	2023	Technique	Input	(Weighted Avg.)

Foreclosed assets (OREO), net	$1,397,460	$2,334,560	Collateral valuation	Discount from market value	2024:10%-75%
					2023:10%-75%

Recurring

The following table represents changes in the Company’s available for sale debt securities measured at fair value on a recurring basis using unobservable inputs (Level 3). The Company had one investment security measured at fair value on a recurring basis using significant unobservable inputs (Level 3) at June 30, 2024 and 2023. The investment is valued on a quarterly basis by a third-party valuation expert. The Level 3 valuation is based on the 5/30 swap curve, floated at 1%, which is considered a significant unobservable input.

Balance at July 1, 2022	$1,900,000

Unrealized (losses) included in other comprehensive income (loss)	(320,000)

Balance at June 30, 2023	1,580,000

Unrealized (losses) included in other comprehensive income (loss)	(120,000)

Balance at June 30, 2024	$1,460,000

Financial Disclosures about Fair Value of Financial Instruments

Accounting guidance requires disclosures of the estimated fair value of certain financial instruments and the methods and significant assumptions used to estimate their fair values. Certain financial instruments and all non-financial instruments are excluded from the scope of the guidance.

The estimated fair values of financial instruments are as follows:

	June 30, 2024		June 30, 2023
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets
Cash and due from banks	$2,977,438	$2,977,438	$2,272,088	$2,272,088
Federal funds sold	7,495,000	7,495,000	9,503,000	9,503,000
Interest bearing deposits in other financial institutions	199,888	199,888	3,762,139	3,762,139
Available for sale debt securities	6,601,761	6,601,761	8,921,715	8,921,715
Held to maturity debt securities	510,276	394,081	516,089	378,046
Loans, net	183,447,633	172,191,000	197,713,756	177,582,000
Investment in restricted stock	1,329,413	1,329,413	770,273	770,273
Accrued interest receivable	597,768	597,768	612,724	612,724
Financial Liabilities
Deposits	$172,980,754	$156,433,000	$197,254,306	$179,325,000
Federal Home Loan Bank (FHLB) advances	13,000,000	13,000,000	8,000,000	8,000,000
Accrued interest payable	287,072	287,072	74,580	74,580

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

The methods and assumptions that were used to estimate the fair value of financial assets and financial liabilities that are measured at fair value on a recurring and non-recurring basis have been previously disclosed. A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below:

Cash and due from banks – Due to their short-term nature, the carrying amount of cash and due from banks approximates fair value and is categorized in level 1 of the fair value hierarchy.

Federal funds sold – Due to their short-term nature, the carrying amount of federal funds sold approximates the fair value and is categorized in level 1 of the fair value hierarchy.

Interest bearing deposits in other financial institutions – Due to their short-term nature, the carrying amount of interest- bearing deposits in other financial institutions approximates fair value and is categorized in level 1 of the fair value hierarchy.

Available for sale securities – For those available for sale debt securities where quoted prices are unavailable, fair values are calculated based on market prices of similar securities and, therefore, are classified as Level 2 within the valuation hierarchy. For those available for sale debt securities where market prices of similar securities are not available because of the lack of observable market data, they are valued on a quarterly basis by a third party valuation expert and, therefore, are classified as Level 3 within the valuation hierarchy.

Held to maturity debt securities – The fair value is estimated using quoted market prices or by pricing models and is categorized as level 2 of the fair value hierarchy.

Loans – The fair value of variable rate loans that reprice frequently are based on carrying values. The fair value of other loans is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and is categorized in level 3 of the fair value hierarchy.

Loans held for sale – Fair value is based on commitments on hand from investors or prevailing market prices and is categorized in level 2 of the fair value hierarchy. Loans held for sale are included in loans, net above.

Investments in restricted stock – No secondary market exists for FHLB stock. The stock is bought and sold at par by the FHLB and management believes the carrying amount approximates fair value and is categorized in level 2 of the fair value hierarchy.

Accrued interest receivable – Due to their short-term nature, the carrying amount approximates fair value and is categorized in level 1 of the fair value hierarchy.

Deposits – Fair value of deposits with no stated maturity, such as demand deposits, savings, and money market accounts, by definition, is the amount payable on demand on the reporting date. Fair value of fixed rate time deposits is estimated using discounted cash flows applying interest rates currently offered on similar time deposits. Deposits are categorized in level 2 of the fair value hierarchy.

Federal Home Loan Bank (FHLB) advances – The carrying amount approximates fair value and is categorized in level 2 of the fair value hierarchy.

Accrued interest payable – Due to their short-term nature, the carrying amount approximates fair value and is categorized in level 1 of the fair value hierarchy.

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

The estimated fair value of fee income on letters of credit at June 30, 2024 and 2023 is insignificant. Loan commitments on which the committed interest rate is less than the current market rate are also insignificant at June 30, 2024 and 2023.

Note 20 - Parent Company Only Financial Information

The following condensed financial statements summarize the financial position and results of operations and cash flows of the parent holding company, Marathon Bancorp, Inc., as of June 30, 2024 and 2023 and for the years then ended.

Parent Only Condensed Balance Sheets

	June 30,
	2024	2023
Assets
Cash in bank subsidiary	$ 3,374,104	$ 3,374,104
Investment in subsidiary, at underlying equity	28,955,130	28,727,937
Loan receivable-ESOP	794,906	819,411
Other assets	52,700	40,827
Total Assets	$ 33,176,840	$ 32,962,279

Liabilities and Stockholders’ Equity
Liabilities:
Due to subsidiary bank	$ 1,870,281	$ 1,679,109
Other liabilities	11,775	3,652
Total liabilities	1,882,056	1,682,761

Stockholders’ equity:
Total stockholders’ equity	31,294,784	31,279,518
Total liabilities and stockholders’ equity	$ 33,176,840	$ 32,962,279

Parent Only Condensed Statements of Income

	Years Ended June 30,
	2024	2023
Interest income:
Income on ESOP loan	$ 26,233	$ 27,017
Total interest income	26,233	27,017

Non-interest expenses:
Other non-interest expense	(97,863)	(80,020)
Total non-interest expense	(97,863)	(80,020)

Loss before income tax benefit	(71,630)	(53,003)
Income tax benefit	(15,923)	(17,345)

Income before equity in undistributed earnings (loss) of bank	(55,707)	(35,658)

Equity in undistributed earnings (loss) of bank	(131,287)	1,707,728

Net income (loss)	($ 186,994)	$ 1,672,070

Marathon Bancorp, Inc.

Notes to the Consolidated Financial Statements

June 30, 2024 and 2023

Parent Only Condensed Statements of Cash Flows

	Years Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	($ 186,994)	$ 1,672,070
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed income (loss) of bank	131,287	(1,707,728)
Increase in other assets	(11,873)	(11,364)
Increase (decrease) in other liabilities	8,123	(81)
Net cash used in operating activities	(59,457)	(47,103)

Cash flows from investing activities:
Principal payments on loan receivable-ESOP	24,505	23,734
Net cash provided by investing activities	24,505	23,734

Cash flows from financing activities:
Purchase and retirement of treasury stock	(156,220)	(1,371,844)
Loan from subsidiary bank	191,172	1,395,213
Net cash provided by financing activities	34,952	23,369

Net change in cash and cash equivalents	-	-

Cash and cash equivalents-beginning of year	3,374,104	3,374,104

Cash and cash equivalents-end of year	$ 3,374,104	$ 3,374,104

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Marathon Bancorp, Inc. or Marathon Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances imply that there has been no change in the affairs of Marathon Bancorp, Inc. or Marathon Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 1,897,500 Shares

(Subject to Increase to up to 2,182,125 Shares)

(Holding Company for Marathon Bank)

COMMON STOCK

par value $0.01 per share

__________________

PROSPECTUS

__________________

JANNEY MONTGOMERY SCOTT LLC

February 11, 2025

________________

These securities are not deposits or accounts and are not federally insured or guaranteed.

_________________

Until March 21, 2025, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.